Form 10-K, Exhibit 13
period 1995-12-31
HORIZON BANCORP /IN/
filed 1996-03-26
CIK 706129

HORIZON BANCORP 1995 ANNUAL REPORT


Our goal in 1995 was to continue positioning Horizon Bancorp to produce higher returns and sustainable earnings growth for our shareholders and owner-employees. To accomplish this, we placed major emphasis on reexamination of our branch delivery system, training our owner-employees, reallocating resources to support profitable growth, and technology. We achieved substantial success in these endeavors. While 1994 and 1995 were years of strategic positioning, our challenge in 1996 is continuing execution: to meet or exceed each of our business plans to achieve better financial performance.

Change is the watchword in the banking industry. We see change in customer demands for different types of financial services and different ways to access those services, across all segments of our customer base. We are responding to change on all levels -- with new, nontraditional products, new ways to deliver them, and a leaner, more efficient way of doing business that keeps the customer first. Horizon has undertaken numerous strategies designed to enhance its future financial and stock price performance. We would like to discuss them with you.

BRANCH DELIVERY SYSTEM

We have found that more and more of our customers are banking without visiting a traditional branch office -- we now call them sales offices. Many are banking electronically through automated teller machines ("ATM"), telephones or their personal computer. To remain competitive from a cost standpoint, we are reducing the overhead burden of marginally profitable sales offices and opening new offices where they're called for by the types of products we want to offer.

We have established a standard for deposit levels in a market that has strong economic growth -- or a strong and consistent growth pattern in loan origination's for an existing sales office -- to meet our profit standards. In the past three years 4 such offices failed to meet these standards and were closed.

We are expanding into contiguous markets with good growth patterns. In the past three years we have opened four Bank sales offices in markets where significant growth opportunities have been identified. Those markets are LaPorte, Chesterton, Portage and Valparaiso. The latter three, all in Porter County, were opened in 1994 and 1995. We are pleased with their progress.

Direct installment lending and credit cards continued their growth in 1995. We have enjoyed three consecutive years of double digit percentage installment loan growth due to the implementation of two dramatic changes in strategy: 1) the decision to exit indirect automobile financing, and 2) the origination of consumer loans at all sales office.

In 1991 the Bank began its exit from indirect automobile lending. Among the major reasons were: 1) low yield performance, 2) inability to capture the entire banking relationship at the point of sale, and 3) no opportunity to earn credit insurance commissions. Although the shift has created over $30 million in roll-off since that time, from Senior Management's perspective, this was a market that banks would continue to play an increasingly minor role due to the obvious ties between the automobile manufacturers and their respective captive financing arms. The strategic shift in focus from this market to direct loan origination in Bank sales offices has been successful.

Prior to 1994, consumer credit underwriting was primarily conducted at the Bank's main office in Michigan City. This was a practice common to many organizations because of the limited available technology needed for expedited credit decision making as well as a shortage of seasoned lenders.

After considerable training and technology investments, the sales office staffs have positively responded to the increased responsibility with strong growth in loans originated and credit insurance sales. We expect the Consumer Lending portfolio to continue to be a larger percentage of our total loan portfolio in 1996.



TRAINING

Horizon continues to believe that the investment with the highest possible future return is in training its owner-employees. The nature of today's banking profession requires individuals empowered with decision making authority at all levels. Errors in judgment in the decision making process, caused by inadequate learning skills or accomplishment, can result in significant financial and customer acquisition opportunity losses.

In April 1995 a five-week training program -- NEWS (New Employee Workshops Seminars) -- commenced for all employees. The goal of this program is to convey Horizon's philosophy on team building, diversity, negotiation and conflict resolution as well as the regulatory and product information needed to enhance the decision making process. This program can be compared to Disney University in its mission.

Commencing in 1994, Horizon enrolled the officer staff in the American Management Associations 4 week Management Course. This program is conducted in one week units that can be scheduled over an 18-24 month period and covers such topics as corporate strategy, marketing finance and self-development. This program, NEWS and a future in-house sales training program are equipping our owner-employees with the learning skills required in our industry.

ALLOCATION OF RESOURCES TO SUPPORT PROFITABLE GROWTH

We have been working on initiatives that will contribute to strengthening Horizon and making its fundamental earnings power more visible in 1996. During 1995 we confronted the issue of over-staffing and remixing the combination of sales and sales-support owner-employees to bring more value to Horizon and the customer.

Senior Management created a staffing model that established and monitors payroll and personnel counts for every division of Horizon. Beginning in mid-1995 a significant reduction in staffing was started due to advanced training programs, changes in technology and redesigning existing processes. Full time equivalents now stand at 195 versus 245 one year ago, an expected annual compensation savings of $1.3 million.

Among the key issues facing banking today is the need to embrace the changing role of financial sales. Banks that continue to believe their survival and prosperity will continue via traditional "order-taking" methods will not survive. We are moving to a standard of 60% of our owner-employees directly devoted to sales by the end of 1996. This a shift from 45% in 1994. We expect to reach the goal of 70% in 1997.

We are looking at all of our jobs and processes with an eye toward working smarter and more effectively in providing a high level of quality service to our customers. We expect dramatic noninterest expense reductions in 1996 compared to 1995 and prior while at the same time increasing earning assets. Vigilance on costs and staffing levels is essential to our future success.

In 1996 we will be introducing a totally redesigned service package that will correct an imbalance in profit distribution in our customer base. After considerable in-house research and modeling, discussion with consultants and attendance at outside education programs, Senior Management believes that 130% of Horizon's profit is derived from 20% of its customers. This is an industry phenomenon that creates an obvious imperative to change the pricing and delivery of our services. We are creating an outstanding sales force that, absent this change in service package pricing, would be charged with delivering its wealth creation and improving quality of life expertise regardless of the customers present or likely future profitability. New service packages along with our new data processing system and extensive training will allow implementation of revised pricing disciplines to correct the imbalances in profit among the different customer segments.

Allowing customers to make a choice of when and what price they want to pay for the delivery of routine financial services will require continued expansion of our present automated teller machine ("ATM") and automated loan machine ("ALM") networks. As with the new South Franklin facility discussed later in this report, we will be installing technology centers both within and without existing sales offices that will facilitate extended hours access to financial services.

In 1995 Horizon formed a consumer finance company, The Loan Store. This affiliate's mission is to originate high yield and generally smaller consumer loans in markets that the Bank cannot readily or profitably enter. The announcement of the intent to form this entity was made in March 1995, limited operations began in November 1995, and full operations commenced February 1, 1996. The first location is Merrillville, Indiana. A second Indiana location is planned for 1996. Thereafter, it is The Loan Store management's plan to open one store per quarter in the Indiana, Illinois and Michigan region.

In late 1994, Horizon received permission from regulatory authorities to incorporate a captive credit insurance company -- HBC Insurance Group, Inc. ("HBC") -- is domiciled in Arizona. The benefit of operating HBC is simple: without a captive company, under Indiana statute, the highest earnings possible on an individual insurance sale is 35% of the gross premium. With HBC's formation, the Bank and The Loan Store can exclusively sell HBC's credit insurance. At loan maturity the balance of the premium net of commissions already paid flows to directly Horizon's consolidated net income. HBC operating expenses are approximately 15% of gross premium sold. We have experienced double digit percent premium growth since its formation.

Presently we plan on creating a trust subsidiary that will develop its own sales office system. Our Trust Division has now grown to over $347 million in market value of assets under management. At December 31, 1995 this was nearly as large as First Citizens Bank in asset size. We believe the creation of a separate corporate entity will allow for the geographic expansion of trust services in much the same fashion that the Bank did in Porter County, without being confined to the restrictions of a commercial banking charter in terms of regulatory burden and office location limitations. The new entity will have a separately reported operating income and expense statement that will provide a high level of accountability on the entity's ability to grow revenues and manage costs, while at the same time eliminate the distortion associated with consolidating a large trust department's operating expenses -- but not its assets under management -- with the Bank. This division has identified markets that are better suited to investment management and trust services than commercial banking expansion. As with The Loan Store strategy, this will allow greater ease of movement into growing markets.

We believe our cramped facility at South Franklin in Michigan City is placing the Bank at a competitive disadvantage in the continually growing South Franklin/US Highway 421 corridor. This location has the highest customer counts of all our sales offices but is among the smallest in physical size. With construction commencing in March 1996 directly across the street from our present site, we will be offering investment management and trust services as well as our complete retail product lineup at a new 13,000 square foot sales office totally devoted to personal selling. As part of our technology strategy, this facility is also designed for extended hours access to routine financial services in a completely automated environment. This self-service technology center will offer advanced function ATMs, that among other routine features can cash a check to the penny or provide a printout of a customers most recent statement; automated loan machines with several enhancements planned for 1996; an interactive voice response terminal with direct access to customer information; and a stand-alone personal computer that will offer a host of user friendly programs such as financial planning programs and Horizon Bancorp Internet home page access.

TECHNOLOGY

We have and will continue to invest heavily in technology, not only to expand alternative delivery systems that customers are demanding, but also to foster new product development and the marketing of an extensive array of financial products and services. Furthermore, technology is playing a critical role in our cost containment programs.

The use of a technologically advanced credit scoring system has allowed the Bank and The Loan Store to extend its loan decision to the point of sale, thereby decreasing the decision time from hours to minutes. This provides us with a tremendous competitive advantage in the marketplace. Coupled with the credit score card a pricing matrix sets the interest rate based upon the amount borrowed and credit score. The result -- borrowers with an excellent credit history pay a lower rate, less credit worthy borrowers are offered a rate directly related to their statistically valid predicted ability to repay. Since implementation of this strategy in April 1995, the Bank's total Installment Loan portfolio's spread to the average national prime rate has increased from 82 basis points to 194 basis points and the actual yield has grown by 79 basis points.

Our planned Interactive Voice Response System will do more than tell you the balance in your checking account. We have other value-added features planned that include calling or faxing a business when its balances exceed or decline below certain customer defined levels, automated statement generation and Internet access.

1995 culminated with the completion of two significant technology events. Four Automated Loan Machines ("ALM") were introduced in November. The entire transaction on an ALM, everything from borrower education to identification, validation, underwriting, consummation and even documentation is done on-line in under 10 minutes. We believe the ALM will revolutionize the financial industry by supporting a consumer driven retail platform that will eventually be expanded to support other consumer deposit, loan and alternative financial services.

The installation of an automated collection system now allows our staff to more efficiently monitor debtor payment performance in an on-line environment. Prior to installation, collections were monitored on paper copy. Collection staffing was reduced 50% after implementation. The system is used by the Bank and The Loan Store.

From 1976 through November 1994, the Bank contracted with a third party remote service bureau for processing its core product systems, with the exception of trust. Near the expiration of the Bank's contract an investigation of other processors was conducted. The search concluded that from expense and product performance perspectives, the FISERV Comprehensive Banking System best met present and future needs. After several hundred hours of training and testing, the system was successfully installed in November 1994. Several long awaited products have been introduced since this conversion.

Prior to our conversion to the FISERV system the third party remote system had become a quagmire of quick fix patches as changes became necessary. Our owner-employees believed that these standards were the way to perform the required tasks. Even when we attempted to make improvements in our internal processes, the solutions remained basically the same. With our conversion to a new system we have begun the process of redesigning manual and partially manual processes.

To date, a large part of the redesign has involved the streamlining and/or elimination of steps that brought little or no value to Horizon or most importantly -- the customer. As we have gained considerable experience with personal computer network systems we have explored the opportunities and costs of converting, or eliminating as appropriate, several manual processes. We are well aware of the pitfalls inherent in this endeavor. We will not allow ourselves to: 1) remake or fix an old process instead of redesigning it, 2) determine what the new process should be by over-studying current processes, 3) take too long and lose momentum and 4) attempt to accomplish everything at once and overtax our owner-employees as well as our capacity for change.

Our Trust Division also converted from a remote service bureau environment to an in-house data processing system. Again, as with the FISERV system of the Bank, this will allow for greater flexibility in product creation and customer communication. The Trust Division operated under the remote processing agreement for over 20 years -- a system that met that division's basic needs. With the revolution in financial services Trust Management decided that at the expiration of the then current contract they would purchase the Trust-Rite system from The Northern Trust Company, Chicago. The system was successfully installed in July 1995.

COMMUNITY

Our strong commitment to the communities we serve will continue and increase. We strive to make a positive difference in the future of these communities while at the same time striking a measured balance in our community efforts which fulfills both social needs and Horizon needs. We understand the values of the people who live and work in the communities we serve and believe the fortunes of Horizon are directly related to the fortunes of the communities.

In 1995 the owner-employees devoted thousand of hours to numerous causes. One of the programs we are extremely proud of is our involvement with the Michigan City Schools and more particularly Niemann Elementary School. In 1994, we were approached by Niemann's principal to explore a partnership. Since that time we have forged an uncommon bond between our organizations that has had a significant positive impact on the education process at Niemann. We have provided both financial and human resources. Niemann School is now conducting education based upon a year round calendar. Its staff has been able to attend many innovative development programs. But most importantly, the children of Niemann are experiencing a change in the education process heretofore only dreamed of. They have participated in significant cultural and educational events not available to them because of limited resources.

ASSET QUALITY

We will not waiver in our commitment to asset quality. 1995 continued our net recovery position in loan losses. In an environment of change, this remains the one constant in our approach to the banking business. Although this issue has been largely absent from headlines during the strengthening of the economy, it will reappear when the business cycle turns down again -- as it inevitably will. Although we were growing the loan portfolios at the same time, we have not had a monthly provision for loan losses since April 1994. In 1996 and beyond, we will continue to manage and maximize profitability over the entire business cycle without taking on undue credit or interest rate risk.

We are committed to being a high performance independent community bank. This means having a clear vision and set of priorities that we follow, having a balanced capacity to assess and take risk, attracting and retaining the best people in an environment that is fun and rewarding, and being dedicated to superior performance for customers, shareholders and our fellow owner-employees.

Our goals for 1996 are aggressive, but necessarily so. We will continue to refine our business mix, reallocate resources to areas with the most attractive opportunities and rigorously control expenses while maintaining the high quality customer service that is essential to our success.

   MANAGEMENT DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
                                   CONDITION

A REPORT TO OUR SHAREHOLDERS, OWNER EMPLOYEES, CUSTOMERS AND COMMUNITY.....

This Report to you, our stakeholders, provides us the opportunity to discuss in detail several important aspects of Horizon Bancorp (Horizon) and its subsidiaries, First Citizens Bank, N.A. (Bank), HBC Insurance Group, Inc. and The Loan Store, Inc. This report covers the financial performance of Horizon, other operating results and various changes and programs that we expect to undertake in the months ahead.

Horizon Bancorp is a bank holding company headquartered in Michigan City, Indiana and its principal business is commercial banking conducted through First Citizens Bank, a national bank chartered in 1873. In 1984, Horizon Bancorp was formed as a one bank holding company and in 1985, the employees of Horizon formed an Employee Stock Ownership Plan which is also considered a bank holding company under the rules and regulations of the Federal Reserve. In 1994, HBC Insurance Group, Inc. was chartered as a reinsurance company for the sale of credit life and accident and health insurance on consumer loans. In 1995, The Loan Store, Inc. was chartered as a finance company. This subsidiary offers a wide variety of credit services to consumers.

ANALYSIS OF FINANCIAL CONDITION
-------------------------------

INVESTMENT SECURITIES

Horizon maintains an overall investment portfolio of high quality with very low credit risk. Investment securities totaled $87.109 million at December 31, 1995 and consisted of U.S. Treasury and Government Agency securities of $10.345 million (12%); Other securities of $13.160 million (15%); and Mortgage Backed securities of $63.604 million (73%). Total investment securities decreased 11.7% from 1994. The decrease was from principal and interest payments received on mortgage backed securities and from the maturity of investments, primarily municipal securities. These funds were used primarily to fund loan growth during 1995.

As indicated above, the majority of the investment portfolio consists of mortgage backed securities. These instruments are secured by residential mortgages of varying maturities. Principal and interest payments are received monthly as the underlying mortgages are repaid. These payments also include prepayments of mortgage balances as borrowers either sell their homes or refinance their mortgages. Therefore, mortgage backed securities have maturities that are stated in terms of average life. The average life is the average amount of time that each principal dollar is expected to be outstanding. As of December 31, 1995, the mortgage backed securities in the investment portfolio had an average life of 5.06 years and a range of 1.53 years to 10.81 years. Mortgage backed securities that have interest rates above current market rates are purchased at a premium. These securities may experience a significant increase in prepayments when lower market interest rates create an incentive for the borrower to refinance the underlying mortgage. This may result in a decrease of current income. That risk is mitigated by a shorter average life. Management currently believes that this risk is nominal.

Mortgage backed securities are repriced when the underlying mortgages carry adjustable interest rates, some of which may have caps. Approximately 43% of the mortgage backed securities that Horizon holds are secured by adjustable rate mortgages. Adjustments to the interest rates on the underlying mortgages occur throughout the year and these rate adjustments are passed through to the mortgage backed security immediately. The average amount and yield of the securities subject to repricing during each of the quarters of 1996, are as follows:

                                            (IN THOUSANDS)
                                         Amount        Yield
                                         ------        -----
               First Quarter, 1996       $1,482         6.14%
               Second Quarter, 1996       9,845         6.50
               Third Quarter, 1996        6,581         6.09
               Fourth Quarter, 1996       3,180         5.47

The portion of the investment portfolio that is represented by the securities of State and Political Subdivisions, preferred stock and other securities is generally rated by Standard and Poor's and/or Moody's Investors Service. At December 31, 1995, this portion of the investment portfolio had an original cost of $13.284 million and of that amount, $8.484 million (64%) were rated AAA; $2.388 million (18%) were rated AA or A; and $2.412 million (18%) were not rated. Most of the not rated bonds were issued by local municipalities in our market area.

Management adopted Statement of Financial Accounting Standards (FAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities" on January 1, 1994. FAS 115 requires that debt securities that Horizon has both the positive intent and ability to hold to maturity be carried at amortized cost. Debt securities that Horizon does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available for sale or trading and are carried at fair value. Unrealized gains and losses on securities classified as available for sale are carried as a separate component of stockholders' equity. Horizon considers a significant portion of its investment portfolio available for sale under guidelines set forth in FAS 115. As a result, Horizon transferred a major portion of its investment portfolio to available for sale upon implementation of FAS 115. At December 31, 1995, 86.0% of investment securities were classified as available for sale compared to 84.3% at December 31, 1994. Under Statement of Financial Accounting Standard (SFAS) No. 115, securities classified as available for sale are carried at their fair value, with both unrealized gains and losses added or subtracted, net of tax, directly to stockholders' equity. This accounting method adds potential volatility to stockholders' equity, but net income is not affected unless securities are sold. Net appreciation on these securities totaled $779 thousand, which resulted in a $466 thousand addition, net of tax, to stockholders' equity at December 31, 1995. This compared to a $2.327 million, net of tax, reduction in stockholders' equity at December 31, 1994.

Currently, Horizon does not maintain a trading account and is not using any derivative products for hedging or other purposes.

LOANS

Total loans were $241.662 million at December 31, 1995, the principal earning asset of Bank . The current level of loans is an increase of 8.07% from the December 31, 1994 level of $223.622 million. As the table below indicates, the increases are primarily in 1-4 family real estate loans which increased 13.58% and consumer credit cards and real estate/home improvement loans which increased 29.92% and 20.30%, respectively.

(In thousands)                                       $          %
December 31                   1995         1994     Change    Change
-----------                   ----         ----     ------    ------
    Real estate loans:
    1-4 Family ..........  $116,249   $102,350    13,899      13.58%
    Multifamily .........       729        632        97      15.35%
    Other ...............     2,761      2,530       231       9.13%
                              -----      -----       ---       ----
    Total ...............   119,739    105,512    14,227      13.48%


    Business Loans:
    Working Capital and .    51,537     50,209     1,328       2.64%
    Equipment
    Real Estate, ........     7,006      9,576    (2,570)    -26.84%
    including Agriculture
    Tax Exempt ..........     5,895      5,585       310       5.55%
    Other ...............     1,687      1,807      (120)     -6.64%
                              -----      -----      ----       ----
    Total ...............    66,125     67,177    (1,052)     -1.57%


    Consumer Loans:
                             16,799     17,050      (251)     -1.47%
    Recreation ..........     1,095      1,054        41       3.89%
    Real Estate/ Home ...    13,702     11,390     2,312      20.30%
    Improvement
    Education ...........     9,854     10,044      (190)     -1.89%
    Home Equity .........     3,211      3,157        54       1.71%
    Credit Cards ........     6,018      4,632     1,386      29.92%
    Unsecured ...........     1,605      1,477       128       8.67%
    Other ...............     3,514      2,129     1,385      65.05%
                              -----      -----     -----      -----
    Total ...............    55,798     50,933     4,865       9.55%


    Grand Total .........  $241,662  $ 223,622    18,040       8.07%
                           ========  =========    ======       ====

The acceptance and management of credit risk is an integral part of Bank's business as a financial intermediary. Bank has established rigorous underwriting standards including a policy that monitors the lending function through strict administrative and reporting requirements. Bank maintains an independent loan review function that regularly attests to asset quality.

The geographic distribution of outstanding loans is reviewed to determine that Bank is serving the credit needs of our communities and to examine the success of marketing efforts in our various market segments. On December 31, 1995, outstanding loans were geographically distributed as follows:

                                          % of  (In thousands)   % of
                               Number    Total     Amount       Total
                               ------    -----     ------       -----

     Michigan City              6,572    40.64%    $85,453      35.36%
         City of LaPorte        1,643    10.16%     28,452      11.77%
    Other LaPorte County        3,076    19.02%     36,853      15.25%
           Porter County          956     5.91%     19,998       8.28%
           Other Indiana        2,561    15.84%     43,117      17.84%
            Out of State        1,363     8.43%     27,789      11.50%
                                -----     -----     ------     ------
                   Total       16,171   100.00%   $241,662     100.00%
                               ======   =======   ========     =======


COMMUNITY REINVESTMENT

Bank actively promotes home ownership among minority and low-to-moderate income groups under our Community Reinvestment Act programs. These programs include special marketing efforts, education programs for prospective home owners and financial assistance and special loan programs through the Bank's membership in the Federal Home Loan Bank. Bank is a partner with organizations assisting minority and low-to -moderate income families, including the Community Development Corporation which provides direct construction programs and other forms of housing assistance.

The primary obstacle to home ownership for low-to-moderate income families in our market has been a poor credit history on the part of the applicant. Special credit counseling programs are now available for these potential borrowers and some success has been seen from these efforts, although results do not reflect large numbers of qualified applicants. Another obstacle today is that the price of a home results in a mortgage payment that is unaffordable by many prospective families.

Based upon the results of these loan programs and on the efforts made throughout the community by Bank employees, the Community Reinvestment Act Performance Evaluation dated September 30, 1994 resulted in a rating of Outstanding, the highest rating available.

REAL ESTATE LOANS

Real estate loans totaled $119.739 million or 50% of total loans as of December 31, 1995, compared to $105.512 million or 47% as of December 31, 1994. This category consists of home mortgages which generally require a loan to value of at least 80%. Some special guaranteed or insured real estate loan programs do permit a higher loan to collateral value ratio. Legally binding commitments to extend credit on real estate loans totaled $2.996 million and $3.188 million at December 31, 1995 and 1994, respectively.

In addition to the customary real estate loans described above, Bank also had outstanding on December 31, 1995, $3.211 million in home equity lines of credit and $3.157 million at December 31, 1994. Credit lines normally limit the loan to collateral value to no more than 70%. These loans are classified as consumer loans in the table above and in Note 4 to the consolidated financial statements.

Residential real estate lending is a highly competitive business. As of December 31, 1995, the real estate loan portfolio reflected a wide range of interest rate and repayment patterns, but could generally be categorized as follows:


(Dollars in thousands)


                     |-----------1995-----------|   |-----------1994----------|
                               Percent                       Percent
                                 of                             of
                      Amount   Portfolio   Yield    Amount   Portfolio  Yield
                      ------   ---------   -----    ------   ---------  ------
    Fixed Rate
    Monthly .......  $ 55,602    46.44%     7.92%  $ 47,764    45.27%    7.97%
    Payment
    Bi-Weekly .....    25,951    21.67%     7.85%    26,241    24.87%    7.88%
    Payment
    Adjustable Rate
    Monthly .......    37,439    31.27%     7.62%    30,802    29.19%    7.38%
    Payment
    Bi-Weekly payment     747     0.62%     8.76%       705     0.66%    7.34%
                          ---     ----      ----        ---     ----     ----

    Total .........  $119,739    100.0%     7.83%  $105,512    100.0%    7.80%
                     ========    =====      ====   ========    =====     ====


In addition to the real estate loan portfolio, Bank sold real estate loans which it services. On December 31, 1995, the portfolio serviced consisted of 326 loans totaling $16.195 million. The sale of real estate loans was greatly diminished during 1995, although sales may resume in 1996.

COMMERCIAL LOANS

Commercial loans totaled $66.125 million or 27% of total loans as of December 31, 1995, compared to $67.177 million or 30% as of December 31, 1994. The decline was due to several large relationships that were paid down in the first quarter as well as the ability of business customers to internally finance their growth. Modest growth in this portfolio is expected in 1996.

Commercial loans consisted of the following types of loans at December 31:




                                               (In thousands)
                             |----------1995---------||---------1994----------|
                                            Percent                  Percent
                             Number  Amount    of     Number  Amount    of
                                            Portfolio                Portfolio
                             ------  ------ --------- ------  ------ ---------
SBA Guaranteed Loans .........   44  $4,961    7.50%      37  $4,526    6.74%
Municipal Government .........   28   8,144   12.32%      22   8,354   12.44%
Lines of Credit ..............  108  16,868   25.50%     108  20,651   30.74%
Real Estate and Equipment ....
Term Loans                      339  36,152   54.60%     288  33,646   50.08%
                                ---  ------   -----      ---  ------   -----
Total ........................  519 $66,125  100.00%     455 $67,177  100.00%
                                === =======  ======      === =======  ======

Small Business loans increased 9.6% in 1995. First Citizens Bank was recognized by the State of Indiana as the top lender in the state sponsored Capital Access Program and is a Certified Lender with the Small Business Administration.

CONSUMER LOANS

Consumer loans totaled $55.798 million or 23% of total loans as of December 31, 1995, compared to $50.933 million or 23% as of December 31, 1994. In 1994, Bank decided to exit indirect automobile lending. The decrease in the indirect consumer loan portfolio was $4.1 million or 8.0% of the total consumer loan portfolio. Even with the planned reduction in indirect lending, the total consumer loan portfolio grew 9.6%. This increase can be attributable to Bank's strong emphasis on direct lending in the various sales offices.

In mid 1995, Bank purchased a credit scoring system to assist in lending decisions. A credit scoring system is a computer-based predictive behavior program that uses information such as employment history, credit reports and monthly income and expenses to make a recommendation regarding the approval of a consumer loan. This system has assisted in improving the approval ratio on consumer installment loans from 66% at the end of 1994 to 80% at the end of 1995.

ALLOWANCE AND PROVISION FOR LOAN LOSSES

The allowance for loan losses represents Bank's estimate of potential credit losses associated with the loan portfolio, including off-balance-sheet lending commitments. The identification of loans that may have potential losses is necessarily subjective. Therefore, a general reserve is maintained to cover all potential losses within the entire loan portfolio. Bank utilizes a loan grading system that helps identify, monitor and address asset quality problems, should they arise, in an adequate and timely manner. Each quarter, Bank reviews various factors affecting the quality of the loan portfolio. Large credits are reviewed on an individual basis for loss potential. Other loans are reviewed as a group based upon previous trends of loss experience. Bank also reviews the current and anticipated economic conditions of its lending market to determine the effect they may have on the loss experience of the loan portfolio. The methodology described above is consistent with the Office of the Comptroller of the Currency's Banking Circular 201 which gives guidance in determining the adequacy of the allowance for loan losses.

At December 31, 1995, the allowance for loan losses was 1.15% of total loans outstanding, compared to 1.14% at December 31, 1994.

NONPERFORMING LOANS

Nonperforming loans are defined as loans that are greater than 90 days delinquent or have had the accrual of interest discontinued by management. Management continues to work diligently toward returning nonperforming loans to an earning asset basis. Nonperforming loans for the previous three years ending December 31 are as follows:

                               (In thousands)
                            1995     1994     1993
                            ----     ----     ----
    Nonperforming Loans   $ 1,201  $ 3,268   $ 2,168
                          =======  =======   =======


Nonperforming loans were .43 times the allowance for loan losses at December 31, 1995 compared to 1.28 and .94 times the allowance for loan losses on December 1994 and 1993, respectively. The decrease in the nonperforming assets as of December 31, 1995 is primarily due to three loans which were returned to a performing status. These loans had sustained required payment performance over the last six months or longer.

Bank adopted Statement of Financial Accounting Standard (SFAS) No. 114 and 118, "Accounting by Creditors for Impairment of a Loan" as of January 1, 1995. This statement addresses how a financial institution classifies impaired loans. A loan becomes impaired when, based on current information, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is classified as impaired, the degree of impairment must be recognized by estimating future cash flows from the debtor. The present value of these cash flows is computed at a discount rate based on the interest rate contained in the loan agreement. However, if a particular loan has a determinable market value, the creditor may use that value. Also, if the loan is secured and considered collateral dependent, the creditor may use the fair value of the collateral.

SFAS No. 114 and 118 apply to all loans except large groups of homogeneous loans that are collectively evaluated. Smaller-balance, homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by 1 to 4 family residences, residential construction loans, automobile, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicate that underlying cash flows of a borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of 30 days or more. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are often considered impaired. Impaired loans or portions thereof, are charged off when deemed uncollectible.

Other real estate owned (OREO) and the related allowance for OREO losses for the previous three years ending December 31 is as follows:

                                  (In thousands)
                               1995     1994    1993
                               ----     ----    ----
  Other real estate owned     $4,193   $5,730  $7,553
   Allowance for OREO losses   1,075    1,801   1,988
                               -----    -----   -----
 Net other real estate owned  $3,118   $3,929  $5,565
                              ======   ======  ======

During 1995, progress was made through the sale of a portion of these assets although an additional loss of $353 thousand was realized. At December 31, 1995, other real estate owned consisted of only 3 properties, one commercial property, one small residential property and a waterfront property on Trail Creek.

On November 2, 1993, a referendum was passed by the voters of LaPorte County to allow riverboat casino gambling in Michigan City, Indiana. Several gaming companies made application to the State Gaming Commission for a casino license in Michigan City. Horizon owns a waterfront property that is the preferred property for a gaming operation and may be of interest to a gaming company if a Michigan City casino license is granted. Gaming companies who made application for the license contacted Horizon and preliminary discussions concerning the sale of this property have been held. It is expected that a license for Michigan City will be considered by the state gaming commission in the first half of 1996. There are no assurances that the license will be granted to Michigan City or that the property owned by Horizon will be purchased by the licensee for development of gaming and related facilities.

DEPOSITS

The primary source of funds for Bank comes from the acceptance of demand and time deposits. However, at times Bank will use its ability to borrow funds from the Federal Home Loan Bank when it can do so at interest rates and terms that are superior to those required for deposited funds. Total deposits were $288.984 million at December 31, 1995 compared to $295.784 million at December 31, 1994 or a 2.3% decline. Below is a table of average deposits and rates by category for the previous three years ending December 31.

                             (In Thousands)
                             Average Balance                 Average Rate
                            Outstanding for the              Paid for the
                          Year Ended December 31         Year Ended December 31
                       1995       1994         1993       1995   1994   1993
                       ----       ----         ----       ----   ----   ----
Noninterest-bearing
 demand deposits    $ 34,186   $ 34,193     $ 31,270
Interest-bearing
 demand deposits      51,802     52,529       50,678      1.47%  1.49%  1.78%
Savings deposits      76,127     90,482       94,567      2.25   2.49   2.70
Time deposits        125,690    113,288      123,478      5.42   3.94   4.17
                     -------    -------      -------      ----   ----   ----
   Total deposits   $287,805   $290,492     $299,993
                    ========   ========     ========


Management believes that the decrease in deposits is the result of the lower interest rate environment, intense competition from non-financial institutions offering mutual funds, annuities and other investment alternatives and from Bank's own or competitive borrowed funds such as FHLB borrowings. Time deposits did show an increase in the average balance, although the balance of time deposits at December 31, 1995 was $115.269 million. The decline was from certificates held by municipalities that matured at the end of 1995. The majority of these funds were transferred to an interest bearing deposit account and subsequently transferred out of the Bank as they were distributed by the municipalities.

Beginning in the second quarter of 1995, management increased interest rates on certificates of deposits in order to stop the disintermediation of funds. This accounts for the increased cost of these funds to 5.42% from 3.94% in 1994. While raising interest rates did increase the yield paid on these deposits, it did not bring in a large amount of new deposits. Therefore, in the fourth quarter, certificate of deposit rates were lowered. It should be noted that for any given deposit type there exists a broad range of interest rates in our market. On average, Bank attempts to maintain interest rates at or near those rates being offered by the leading Chicago banks, which is about mid-range at the local level.

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) - RETIREMENT PLAN

In early 1993, the Compensation Committee of the Board initially discussed the continuation of Horizon's employee retirement benefit program which is maintained as an Employee Stock Ownership Plan. In August 1993, the Board of Directors approved the continuation of this plan and authorized the transfer of 172,414 shares of Horizon's stock into the Employee Stock Ownership Plan for future allocation to employee retirement accounts. This was reported to shareholders in the 1993 annual report issued in April, 1994. Upon approval by all the required regulatory agencies, Horizon issued $5,000,006 in stock on August 26, 1994 at a price of $29 per share, the market value of the stock at the time the transaction was approved. Under Federal regulation, the Employee Stock Ownership Plan may pay a value equal to or less than market value for acquired shares, but not more. Under Statement of Position 93-6 "Employers
Accounting for Employee Stock Ownership Plans" issued by the Accounting Standards Division of the American Institute of Certified Public Accountants, these shares are not included in outstanding shares for the purposes of computing earnings per share and book value per share until they are committed to be released for allocation to employee retirement accounts.

On December 31, 1995, the employees also owned in the ESOP a total of 122,956 shares which when combined with the additional purchase of 172,414 shares places a total of 295,370 shares in the ESOP. Dividends paid on 122,956 shares which have been allocated to employee accounts in prior years are returned to Horizon in payment for shares not yet allocated and as a result these dividends are returned to capital and are not recorded as compensation expense. Dividends paid on unallocated shares as well as any additional contributions made by Horizon to the ESOP are treated as compensation expense, but are returned to capital as a payment for unallocated shares. Although the stock being acquired carries an issue price of $29 per share, the stock must be allocated at its current market value if that is higher at the date of allocation. In this instance the cost increase is charged to compensation expense and is also returned to capital. As a result, the cost of providing a retirement benefit, as well as the reduction in cash for dividends on allocated shares, are returned to Horizon's capital accounts. Retirement programs in other companies that are not ESOP companies result in costs only and no return of capital is realized. Therefore, although the ESOP results in charges to expense like any retirement plan, the ESOP from a capital retention standpoint, is of no cost to Horizon. Further, Horizon receives special tax benefits for ESOP related dividends that are not otherwise available. Because the costs attributable to the ESOP are returned to capital, under Horizon's policy, the amount of such ESOP related additions may be added to net income in computing net income for dividend purposes.

As of December 31, 1995, the ESOP owned 32.37% of the outstanding shares of Horizon and is subject to regulation and review by the Federal Reserve Bank as a bank holding company. Also, shares owned in the ESOP are subject to the voting decisions of the individual employees and are not otherwise voted by management. Through their Visions and Values document, the employees have indicated that it is their intent to maintain their ownership in Horizon as an independent community bank. They are committed to doing those things necessary to make it a strong financial institution which brings high value to its stakeholders - its customers, shareholders, employees and communities. In addition to those shares owned by the ESOP, insiders also own other shares which would bring the ownership of insiders to a level of 35.95%, excluding vested stock options, as of December 31, 1995.

At December 31, 1995, the ESOP paid $500,000 to Horizon in order to release 17,241 shares which were allocated to participants.

CAPITAL RESOURCES
-----------------

The capital resources of Horizon and Bank remain strong and exceed regulatory capital ratios for "well capitalized" banks at December 31, 1995. Stockholders' equity totaled $32.371 million ($3.818 million from ESOP) as of December 31, 1995 compared to $27.413 million ($3.052 million from ESOP) as of December 31, 1994. The increase in stockholders' equity during 1995 is the result of the increase in the market value of investment securities available for sale accounted for as an addition/reduction of stockholders' equity and net income, net of dividends paid. At year end 1995, the ratio of stockholders' equity to assets was 8.80% compared to 7.42% for 1994.

Horizon has selectively purchased shares that became available in the market from time to time. During 1995, management purchased 21,562 shares at a cost of $745 thousand compared to 7,041 shares at a cost of $233 thousand and 14,446 shares at a cost of $432 thousand for 1994 and 1993, respectively.

Under risk-based capital guidelines issued by the Federal Reserve Board, Bank is required to maintain a minimum risk-based capital ratio of 8.0% at December 31, 1995. This ratio may be increased based upon ratings assigned by regulatory authorities. The components of risk-based capital are tier 1 capital and tier 2 capital. Tier 1 capital is total capital for Bank and tier 2 capital includes the total allowance for loan losses for risk-based capital purposes. Allowance for loan losses is tier 2 capital up to a maximum of 1.25% of risk-weighted assets.

The following table compares Bank's capital ratios at December 31, 1995 with regulatory guidelines:



                                       (In thousands)
                                      Tier I     Tier 2
                                   Risk-based  Risk-based
                                     Capital     Capital
   Capital balances, 12/31/95        $29,102     $31,682
   Required regulatory capital        12,378      20,629
   Capital in excess of               16,724      11,053
    regulatory minimums


  Capital ratios, 12/31/95             14.11%      15.36%
  Regulatory capital ratios for         6.00%      10.00%
   "well capitalized"  required
   at 12/31/95


Horizon paid dividends in the amount of $1.20 per share in 1995, 1994 and 1993. The dividend pay-out ratio (dividends as a percent of net income) was 29% during 1995 as compared to 34% and 30% in 1994 and 1993, respectively. The dividend pay-out ratio is lower in 1995 because net income includes the Federal and State tax refunds of $1.252 million, including interest. The dividend pay-out ratio excluding the tax refunds would be 50% in 1995. Horizon intends to target a dividend pay-out ratio of 35-45% in the future as determined by quarterly earnings, capital levels and regulatory approvals. Because all of the costs attributable to the ESOP are returned to capital, the amount of such ESOP related additions may be added back to net income in computing dividends under Horizon's policy. For additional information regarding dividend conditions, see
Note 1 of the Notes to the Consolidated Financial Statements.

As of December 31, 1995, management is not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have or are reasonably likely to have a material effect on Horizon's liquidity, capital resources or operations.

TRUST

The assets under management by the Bank's Trust Department exceeded assets of the Bank during 1995. Assets under management had a book value of $319 million at December 31, 1995 compared to $295 million at December 31, 1994.
This represents a 8.1% increase over 1994.

The book value and market value of assets held in the Trust Department at December 31, 1995 by asset type are as follows:

                                              (In thousands)
                               Book Value  Percentage  Market Value  Percentage
                               ----------  ----------  ------------  ----------
Cash ......................... $   1,175       .037%  $   1,175       0.32%
Money Market Funds ...........    53,023      16.60%     50,832      14.13%
Government and Agency Bonds...    80,950      25.34%     82,943      23.05%
Municipal Bonds ..............    46,934      14.69%     48,988      13.61%
Corporate Bonds ..............    37,005      11.58%     38,173      10.61%
Common and Preferred Stock ...    62,821      19.66%    103,367      28.73%
Mutual Funds .................    20,369       6.38%     21,355       5.93%
Miscellaneous ................    17,195       5.38%     13,028       3.62%
                               ---------     ------    --------       ----

Total ........................ $ 319,472     100.00    $359,861     100.00%
                               =========     ======    ========     ======

The Trust Department manages a variety of types of investment accounts including personal trusts, agencies, estates and guardianships, corporate agencies and employee benefit agencies and trusts. The total book values of each of these types of accounts at December 31, 1995 are as follows:

                                (In thousands)
                                  Book Value     Percentage
                                  ----------     ----------
Agencies                         $   108,647         34.01%
Estates and                            2,715          0.85%
Guardianships
Personal Trusts                       99,658         31.19%
Employee Benefit                      92,087         28.83%
Corporate Agency                      16,235          5.08%
Other                                    130          0.04%
                                 -----------   -----------
Total                            $   319,472        100.00%
                                 ===========   ===========

Agencies total 34.01% of the book value of the accounts administered by the Trust Department at December 31, 1995. In an agency account, the Trust Department typically holds assets for a client and maintains records of these assets. The Trust Department may or may not have the responsibility for making investment decisions on this type of account. Personal trusts consist of 31.19% of the assets managed by the Trust Department. In a personal trust, the Trust Department is named trustee for the assets in the trust. There may be an estate plan included in this type of trust and the investment decisions may be made by either the Trust Department or the grantor of the personal trust. Employee benefit agencies and trusts are 28.82% of the assets in the Trust Department. Responsibilities of the Trust Department for employee benefit accounts normally consist of maintaining records for each plan participant, complying with regulations governing retirement plans and may include making investment decisions.

RESULTS OF OPERATIONS
---------------------

NET INCOME

Consolidated net income was $3.039 million or $4.05 per share for 1995 compared to $2.668 million or $3.48 per share and $3.103 million or $4.02 per share in 1994 and 1993, respectively. Because of the unique qualities of ESOP derived costs discussed above, these earnings from a capital retention standpoint could be comparable to a non-ESOP performance of $3.631 million or $4.84 per share for 1995, compared to $2.828 million or $3.68 per share and $3.278 million or $4.24 per share in 1994 and 1993 respectively. In March 1995, Horizon received a Federal income tax refund of $954 thousand plus interest of $298 thousand. The total $1.252 million or $1.67 per share is included in 1995 net income.



NET INTEREST INCOME

The primary source of earnings for Horizon is net interest income. Net interest income is the difference between what Horizon has earned on assets it has invested and the interest paid on deposits and other funding sources. The net interest margin is net interest income expressed as a percentage of average earning assets. Horizon's earning assets consist of loans, investment securities and interest bearing balances in banks.


                                   -------------1995------------   --------------1994--------    ------------1993-------------
                                   Average                Yield/   Average              Yield/   Average                Yield/
(In thousands)                     Balance    Interest    Rate     Balance   Interest   Rate     Balance     Interest   Rate
--------------                     -------    --------    ----     -------   --------   ----     -------     --------   ----
ASSETS
Interest-earning assets
Loans - total (1) (3)              $226,198    $20,228    8.94%   $218,053   $18,559    8.51%    $214,033    $19,097    8.92%
Taxable investment securities        82,348      5,422    6.58%     86,337     4,906    5.68%      92,496      5,496    5.94%
Nontaxable investment securities(    12,233        519    4.24%     15,483       620    4.00%      11,157        451    4.04%
Interest-bearing balances and         1,044         60    5.75%      1,253        51    4.07%         869         26    2.99%
money market investments (4)
Bankers Acceptances                     538         18    3.35%
Federal funds sold                      592         33    5.57%      1,306        43    3.29%       1,962         60    3.06%
                                        ---         --    ----       -----        --    ----        -----         --    ----
Total interest-earning              322,415     26,262    8.15%    322,970    24,197    7.49%     320,517     25,130    7.84%
                                    =======     ======    ====     =======    ======    ====      =======     ======    ====


Noninterest-earning assets
Cash and due from banks              13,310                         16,279                         14,757
Allowance for loan loss              (2,716)                        (2,540)                        (2,418)
Other assets                         20,303                         17,425                         19,811
                                     ======                         ======                         ======

Total assets                       $353,312                       $354,134                       $352,667
                                   ========                       ========                       ========


LIABILITIES AND STOCKHOLDERS'
 EQUITY
Interest-bearing liabilities
Savings deposits                    $76,127      1,712    2.25%    $90,482     2,253    2.49%     $94,567      2,553    2.70%
Interest-bearing demand              51,802        760    1.47%     52,529       781    1.49%      50,678        901    1.78%
Time deposits                       125,690      6,811    5.42%    113,288     4,466    3.94%     123,478      5,144    4.17%
Short-term borrowings                15,948        939    5.89%     14,393       659    4.58%      12,898        403    3.12%
Long-term debt                       16,726        890    5.32%     20,429     1,198    5.86%      11,081        750    6.77%
                                     ------        ---    ----      ------     -----    ----       ------        ---    ----

Total interest-earning              286,293     11,112    3.88%    291,121     9,357    3.21%     292,702      9,751    3.33%
                                    =======     ======    ====     =======     =====    ====      =======      =====    ====

Noninterest-bearing liabilities
Demand deposits                      34,186                         34,193                         31,270
Other liabilities                     2,719                            449                          1,961
Stockholder's equity                 30,114                         28,371                         26,734
                                     ------                         ------                         ------

Total liabilities and s            $353,312                       $354,134                       $352,667
                                   ========                       ========                       ========


Net interest income                            $15,150                       $14,840                         $15,379
                                                ======                        ======                          ======


Net interest income as a percent of                       4.70%                         4.59%                           4.80%
  interest-earning assets                                 ====                          ====                            ====


(1) Nonaccruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees.
(2)  Yields are not presented on a tax-equivalent basis.
(3) Loan fees and late fees included in interest on loans aggregated $1,056,404, $956,959 and $1,071,000 in 1995, 1994 and 1993,
      respectively.
(4) Horizon has no foreign office and, accordingly, no assets or liabilities attributable to foreign operations. Horizon's subsidiary bank had no funds invested in Eurodollar Certificates of Deposit at December 31, 1995.



                                      1995-1994                  1994 - 1993
                                  Increase/(Decrease)        Increase/(Decrease)
(In thousand)                          Change    Change              Change    Change
                             Total     Due To    Due To    Total     Due To    Due To
INTEREST INCOME              Change    Volume    Rate      Change    Volume    Rate
---------------              ------    ------    ----      ------    ------    ----
Loans - total               $1,669      $708      $961     $(538)     $354     $(892)
Taxable investment             516      (235)      751      (590)     (356)     (234)
securities
Nontaxable investment         (101)     (136)       35       169       173        (4)
securities
Interest bearing balances        9       (10)       19        25        14        11
& money market
investments
Bankers Acceptances            (18)       (9)       (9)        0
Federal Funds Sold             (10)      (31)       21       (17)      (21)        4


Total interest income       $2,065      $287    $1,778     $(951)     $164   $(1,115)
                            ------      ----    ------     -----      ----   -------

INTEREST EXPENSE

Savings deposits             $(541)    $(336)    $(205)    $(300)    $(107)    $(193)
Interest bearing demand        (21)      (11)      (10)     (120)       32      (152)
deposits
Time deposits                2,345       530     1,815      (678)     (411)     (267)
Short-term borrowings          280        77       203       256        51       205
Long-term debt                (308)     (204)     (104)      448       560      (112)

Total interest               1,755        56     1,699      (394)      125      (519)
                             -----        --     -----      ----       ---      ----
 expense

NET INTEREST EARNINGS         $310      $231       $79     $(557)      $39     $(596)
                              ====      ====       ===     =====       ===     =====

Horizon's average earning assets were $322.551 million in 1995 which is consistent with the previous two years. The net interest margin for 1995 was 4.70% compared to 4.59% and 4.80% in 1994 and 1993, respectively. The increase in net interest margin from 1994 to 1995 was primarily due to interest rate increases during late 1994 and early 1995 that allowed Horizon to obtain higher interest rates on adjustable rate loans and investment securities offset by the increased rates that were paid on deposits and other funding, especially certificates of deposits and short term borrowings. In March, 1995, management increased rates on certificates of deposits, especially those with a maturity of 6 months. While this did result in increasing the total certificates of deposits outstanding, the increase in volume did not compensate for the increase in rates. Therefore, interest rates were lowered in the fourth quarter of 1995.

The decrease in the net interest margin from 1993 to 1994 was heavily affected by the extremely volatile interest rates experienced in 1994. This can be seen by the change in short term borrowing rates which increased 146 basis points from 1993 to 1994. Interest rates on both loans and investment securities decreased during this period as well as savings, demand and time deposit rates. Interest income was also negatively affected by the roll off of indirect auto loans as Bank shifted its consumer lending to other product lines which were developed during this period. Bank also benefited from its efforts to supplement interest income with fees on loans to cover much of the related origination and servicing costs. These fees are included in interest income and are substantially less sensitive to lower interest rates.


NONINTEREST INCOME

The major components of noninterest income consist of service charges on deposit accounts and trust account fees. Service charges on deposit accounts are based upon: a) recovery of direct operating expenses associated with providing the service, b) allowing for a profit margin that provides an adequate return on assets and stockholders' equity and c) competitive factors within Bank's markets. Service charges on deposits were $1.441 million, $1.310 million and $1.288 million for 1995, 1994 and 1993, respectively.

Net security gains were $46 thousand for 1995 compared to $273 thousand and $526 thousand for 1994 and 1993, respectively. Net security gains in 1995, 1994 and 1993 were the result of investment portfolio repositioning that occurred during these years. Trust fees were $1.769 million in 1995 compared to $1.700 million and $1.630 million in 1994 and 1993, respectively.


NONINTEREST EXPENSE

Noninterest expense totaled $15.931 million in 1995 compared to $14.609 million and $14.106 million in 1994 and 1993, respectively. The increase in 1995 was a result of increased salaries and benefits, data processing and equipment expense and training costs offset by a decrease in loss on other real estate owned. The increase in 1994 is the result of increased data processing and equipment expense offset by a decline in loss on other real estate owned and an increase in other expense.

Salaries and benefits increased 13.72% during 1995 compared to an increase of 1.98% for 1994 and an increase of 7.58% for 1993. The 1995 increase is primarily the result of an increase in group health insurance costs, termination benefits, ESOP expense and stock appreciation rights expense offset by the decrease in bonus expense. The 1993 increase results from expenses associated with improved financial performance. Bank has developed a staffing model to monitor productivity and determine the optimum number of employees per division and is diligently working towards reaching these levels in early 1996. Full time equivalent employees totaled 195 at December 31, 1995, compared to 245 at December 31, 1994.

Data processing and equipment expense increased 4.4% in 1995, increased 27.55% in 1994 and decreased 13.64% in 1993. The 1994 increase is due to expenses associated with conversion to an in-house main frame computer system and other technology related expenses. The 1993 decrease is due to decreases in equipment maintenance expense and Bank's renegotiation of its data processing contract in July, 1990.

Total other expenses increased 9.44%, 11.11% and 7.94% in 1995, 1994 and 1993, respectively. The primary factors contributing to the 1995 increase in other expense were: 1) $185 thousand increase in external training expenses associated with an intense development program for bank owner-employees, 2) a $68 thousand increase in advertising expenses, 3) a decrease of $333 thousand from the reduction in Federal Deposit Insurance Corporation (FDIC) rates, 4) $176 thousand expense related to the Insurance Company and 5) a $68 thousand increase in communication expenses. The primary factors contributing to the 1994 increase in other expense were: 1) an $86 thousand increase in student loan servicing expense associated with student loans purchased and serviced by a third party,
2)a $123 thousand increase in external training expenses associated with an intense development program for bank officers, 3)a $65 thousand increase in outside services, and 4) a $60 thousand decrease in FDIC insurance expense.

FDIC deposit insurance assessments decreased 49.48% in 1995 compared with a decrease of 8.19% in 1994 and an increase of 6.75% for 1993. The 1995 decrease was due to a refund of $171 thousand and the reduction of rates to $.04 per $100 of insured deposits. The 1994 decrease is the result of a reduction of Bank's assessment rate to $.23 per $100 of insured deposits and lower outstandings. The 1993 increase is the result of an increase in deposits and assessment rate to $.245 per $100 of insured deposits. During 1993, the FDIC assessed "risk-based" deposit insurance premiums based upon capital levels and regulatory supervisory ratings. As a "well capitalized" financial institution, Bank qualified for the lowest possible assessment in mid-1993 and remains in that category at December 31, 1995. The Bank Insurance Fund (BIF) is now fully funded. Therefore, a nominal fee will be paid in 1996 for FDIC Insurance.


INCOME TAXES

The income tax provision totaled $167 thousand in 1995 compared to $1.449 million and $1.665 million in 1994 and 1993, respectively. The effective tax rate was 5.21%, 35.20%, and 34.92% for 1995, 1994, and 1993, respectively.
Horizon received a Federal income tax refund during the first quarter of 1995 totaling $1.252 million including interest of $298 thousand. In 1993, Horizon filed several amended tax returns to obtain refunds of Federal taxes paid in prior periods dating back to 1985. Excluding the portion of the tax refund that was a direct reduction of tax expense in 1995, the effective tax rate would have been 34.97%.



LIQUIDITY AND RATE SENSITIVITY MANAGEMENT
-----------------------------------------

Management and the Board of Directors meet regularly to review both the liquidity and rate sensitivity position of Horizon. Effective asset and liability management ensures Horizon's ability to monitor the cash flow requirements of depositors along with the demands of borrowers and to measure and manage interest rate risk. Horizon utilizes an interest rate risk assessment model designed to highlight sources of existing interest rate risk and consider the effect of these risks on strategic planning. Management maintains an essentially balanced ratio of interest sensitive assets to liabilities in order to protect against the effects of wide interest rate fluctuations.


LIQUIDITY

The Bank maintains a stable base of core deposits provided by long standing relationships with consumers and local businesses. These deposits are the principal source of liquidity for Horizon. Other sources of liquidity for Horizon include earnings, loan repayment, investment security sales and maturities, sale of real estate loans and borrowing relationships with correspondent banks, including the Federal Home Loan Bank (FHLB). During 1995, cash flows were generated from earnings of $3 million, a $16 million decrease in investment securities and a $3 million increase in borrowings with FHLB. Cash flows were used for an $18 million increase in loan demand, a $7 million decrease in deposits and $3 million reduction in short term borrowings. The net cash position decreased $6 million, primarily in cash and due from banks and Federal funds sold.

INTEREST SENSITIVITY

The degree by which net interest income may fluctuate due to changes in interest rates is monitored by Horizon using computer simulation modeling, incorporating not only the current Gap position but the effect of expected repricing of specific financial assets and liabilities. When repricing opportunities are not properly aligned, net interest income may be affected when interest rates change. Forecasting results of the possible outcomes determine the exposure of interest rate risk inherent in Horizon's balance sheet. The goal is to manage imbalanced positions that arise when the total amount of assets repricing or maturing in a given time period differs significantly from liabilities that are repricing or maturing in the same time period. The theory behind managing the difference between repricing assets and repricing liabilities is to have more assets repricing in a rising rate environment and more liabilities repricing in a declining rate environment. At December 31, 1995, Horizon had a negative Gap position of 1:.95 This indicates that the total amount of assets repricing within one year were 95% of the total amount of liabilities repricing within the same time period. This compares to a positive GAP position of 1.19:1 at December 31, 1994.

RATE SENSITIVITY
                                         After 3
                                          months     After 6
                                3          and     months and  Greater
                               months     before     before     than
(In thousands)                or less     months     1 year    1 year    Total
--------------                -------    ------     --------    ------    -----


Loans                         $53,387    $19,549    $37,927   $128,022  $238,885
Money Market Investments        1,079                                      1,079
Interest bearing balances                               106        100       206
with Banks
Investment securities and       9,159      4,222     31,133     42,595    87,109
investment securities
available for sale
Other assets                                                    40,734    40,734
Total assets                  $63,625    $23,771    $69,166   $211,451  $368,013
                              =======    =======    =======   ========  ========


Non-interest bearing deposit                                    45,479    45,479
Interest bearing deposits      78,774     23,943     21,238    119,550   243,505
Borrowed funds                 25,069                14,900      3,000    42,969
Other liabilities                                                3,689     3,689
Stockholders equity                                             32,371    32,371
Total liabilities and        $103,843    $23,943    $36,138   $204,089  $368,013
stockholders equity          ========    =======    =======   ========  ========

GAP                          $(40,218)     $(172)   $33,028     $7,362

Cumulative GAP                (40,218)   (40,390)    (7,362)         0

Included in the gap analysis are certain interest-bearing demand accounts and savings accounts. These interest-bearing accounts are subject to immediate withdrawal. However, Horizon considers approximately 70% of these deposits to be insensitive to gradual changes in interest rates and generally to behave like deposits with longer maturities based upon historical experience. Accordingly, Horizon has considered the balances of interest-bearing demand and savings account deposits which totaled $89.804 million at December 31, 1995 to be non-rate sensitive.

NEW ACCOUNTING STANDARDS

Several new accounting standards have been issued by the Financial Accounting Standards Board that will apply in 1996. Statement of Accounting Standards No. 121, "Accounting for the impairment of long-lived assets," requires a review of long term assets for impairment of recorded value and resulting write-downs if value is impaired. Statement of Accounting Standards No. 122, "Accounting for mortgage servicing rights," requires recognition of an asset when servicing rights are retained on in-house originated loans that are sold. Statement of
Accounting Standards No. 123, "Accounting for stock-based compensation," requires proforma disclosure of the effect on net income of valuing future option grants at estimated fair value of the option granted. These statements are not expected to have a material effect on Horizon's financial position or results of operations.

CONSOLIDATED BALANCE SHEETS (Thousands)
                                                              December 31
ASSETS                                                    1995           1994
                                                          ----           ----
Cash and cash equivalents (Notes 1 and 17)
Cash and due from banks                           $     20,987   $     23,821
Money market investments                                 1,079          1,063
Federal funds sold                                       3,250
                                                  ------------   ------------

Total cash and cash equivalents                         22,066         28,134


Short-term investments - Interest-bearing
balances in banks                                          206            100
Investment securities available for sale, net
(Notes 1 and 3)                                         74,942         83,142
Investment securities held to maturity (Notes 1
and 3)(Estimated market value of $12,202 in
1995 and $15,225 in 1994)                               12,167         15,475

Total loans (Note 4)                                   241,662        223,622
Allowance for loan losses (Notes 1 and 5)               (2,777)        (2,555)
                                                  ------------   ------------
Net loans                                              238,885        221,067


Premises and equipment, net (Notes 1 and 7)             11,027         10,445
Accrued interest receivable                              2,900          2,807
Other assets                                             5,820          8,300
                                                  ------------   ------------
Total assets                                      $    368,013   $    369,470
                                                  ============   ============

LIABILITIES
Deposits (Note 9)
Noninterest-bearing                               $     45,479   $     40,686
Interest-bearing                                       243,505        255,098
                                                  ------------   ------------
Total deposits                                         288,984        295,784

Short-term borrowings (Note 10)                         21,569         24,693
Federal Home Loan Bank advances (Note 10)               21,400         18,400
Obligation to employee stock ownership plan
(ESOP)(Note 11)                                                           298
Accrued interest payable                                   567            466
Other liabilities                                        3,122          2,416
                                                  ------------   ------------
Total liabilities                                      335,642        342,057
                                                  ------------   ------------

Commitments and contingencies (Notes 8 and 17)

Equity received from contributions and dividends to      3,818          3,052
the ESOP

STOCKHOLDERS' EQUITY (Notes 1 and 11)
Common stock: $1 stated value, 5,000,000 shares
authorized and 1,027,531 shares issued, less ESOP
shares of 295,370 and 295,279 at December 31, 1995
and 1994                                                   732            732
Additional paid-in capital                               9,238          9,238
Retained earnings                                       21,105         18,961
Unrealized gain/loss on securities available
for sale (net of tax) (Note 3)                             466         (2,327)
Less treasury stock, at cost 115,307 shares and
93,745 shares at December 31, 1995 and 1994             (2,988)        (2,243)
                                                  ------------   ------------
Total stockholders' equity                              28,553         24,361
                                                  ------------   ------------
Total liabilities and stockholders' equity        $    368,013   $    369,470
                                                  ============   ============

CONSOLIDATED STATEMENTS OF INCOME (Thousands)


                                                For the years ended December 31
                                                    1995       1994       1993
                                                    ----       ----       ----
INTEREST INCOME
Interest and fees on loans                     $  20,228  $  18,559  $  19,097
Interest on balances in banks                          4          3          3
Interest on Federal funds sold                        33         43         60
Interest and dividends on investments:
Taxable                                            5,478      4,954      5,519
Nontaxable                                           519        620        451
                                               ---------  ---------  ---------
Total interest income                             26,262     24,179     25,130
                                               ---------  ---------  ---------

INTEREST EXPENSE
Interest on deposits (Note 9)                      9,284      7,499      8,598
Interest on Federal funds purchased and
securities sold under agreements
to repurchase                                        938        659        403
Interest on Federal Home Loan Bank advances .        890      1,198        750
                                               ---------  ---------  ---------
Total interest expense                            11,112      9,356      9,751
                                               ---------  ---------  ---------


NET INTEREST INCOME                               15,150     14,823     15,379
PROVISION FOR LOAN LOSSES (Note 5)                              165        276
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES                                   15,150     14,658     15,103
                                               ---------  ---------  ---------

NONINTEREST INCOME
Service charges on deposits                        1,441      1,310      1,288
Trust department income (Note 1)                   1,769      1,700      1,630
Security gains (Note 3)                               46        273        526
Gain on sale of other real estate owned               45        490
Other income                                         686        295        327
                                               ---------  ---------  ---------
Total noninterest income                           3,987      4,068      3,771
                                               ---------  ---------  ---------

NONINTEREST EXPENSE
Salaries and employee benefits
(Notes 11 and 12)                                  8,364      7,355      7,212
Occupancy expense of Company premises,
net of rental income                               1,017      1,036      1,043
Data processing and equipment expenses             1,720      1,648      1,292
Loss on other real estate owned                      353        479        877
Other expenses (Note 13)                           4,477      4,091      3,682
                                               ---------  ---------  ---------
Total noninterest expense                         15,931     14,609     14,106
                                               ---------  ---------  ---------

INCOME BEFORE INCOME TAXES                         3,206      4,117      4,768
PROVISION FOR INCOME TAXES                           167      1,449      1,665
(Notes 1 and 14)
NET INCOME                                     $   3,039  $   2,668  $   3,103
                                               =========  =========  =========

Earnings per common share (Note 1)             $    4.05  $    3.48  $    4.02



          The accompanying notes are an integral part of these balance sheets.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(Thousands, except per share data)

                                                         Unrealized
                                                         Gain/loss
                                     Additional          Securities           Total
                              Common  Paid-In  Retained  Available  Treasury Stockholders'
                              Stock   Capital  Earnings   for Sale   Stock    Equity
                              -----   -------   -------   --------   -----    ------
Balance, January 1, 1993      $ 732   $9,238    $15,032  $  (132)  $(1,578)  $23,292
Net Income                                        3,103                        3,103
Cash Dividends ($1.20 per                          (923)                        (923)
share)
Purchase of 14,446 shares                                             (432)     (432)
of treasury stock
Change in unrealized loss on                                  (6)                 (6)
marketable equity securities
Balance, December 31, 1993    $ 732   $9,238    $17,212  $  (138)  $(2,010)  $25,034
                              -----   ------    -------  -------   -------   -------
Net Income                                        2,668                        2,668
Cash Dividends ($1.20 per                          (919)                        (919)
share)
Purchase of 7,041 shares of                                           (233)     (233)
treasury stock
Change in unrealized loss on                              (2,189)             (2,189)
marketable equity securities
Balance, December 31, 1994    $ 732   $9,238    $18,961  $(2,327)  $(2,243)  $24,361
                              -----   ------    -------  -------   -------   -------
Net Income                                        3,039                        3,039
Cash Dividends ($1.20 per                          (895)                        (895)
share)
Purchase of 21,562 shares of                                          (745)     (745)
treasury stock
Change in unrealized loss on                               2,793               2,793
marketable equity securities
Balance, December 31, 1995    $ 732   $9,238    $21,105  $   466   $(2,988)  $28,553
                              =====   ======    =======  =======   =======   =======



      The accompanying notes are an integral part of these balance sheets.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Thousands)

                                                 For the years ended December 31
                                                    1995        1994       1993
                                                    ----        ----       ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                      $  3,039     $ 2,668    $ 3,103
Adjustments to reconcile net income
to net cash from operating activities:
Depreciation                                         892         725        605
Net (accretion)/amortization                         179         247        620
Additional paid in capital from release
of ESOP shares                                       172
Provision for loan losses                                        165        276
Gains on sales of loans                                           (8)
Security gains                                       (46)       (273)      (526)
Loss on disposal of fixed assets                      24          21         32
Gain on sale of other real estate owned              (45)       (490)
Loss on other real estate owned                      353         479        877
Provision for/(Benefit of) deferred taxes            117        (202)       (56)
Change in deferred loan fees                         (26)        (56)       (39)
Change in unearned income                           (262)       (629)      (601)
Change in interest receivable                        (93)       (167)      (183)
Change  in interest payable                          101          54        (99)
Change in other assets                               697       1,423       (532)
Change in other liabilities                          452      (2,415)     2,648
                                                     ---      ------      -----
  Net cash provided by operating activities        5,554       1,542      6,125
                                                   -----       -----      -----

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of investment securities
 available for sale                               15,607      14,895     21,903
Proceeds from maturities, calls and principal
 repayments of investment
 securities-available for sale                    16,923      11,660
Proceeds from maturities, calls and principal
 repayments of investment securities-held to
 maturity                                          5,926       8,436     22,978
Purchase of investment securities-available
 for sale                                        (19,757)    (29,584)
Purchase of investment securities-held
 to maturity                                      (2,622)     (5,859)   (48,051)
Change in short-term investments                    (106)                 8,000
Change in loans                                  (17,138)     (6,121)    (6,606)
Purchase of loans                                 (1,260)     (1,367)   (10,459)
Proceeds from sales of loans                         353       3,477     13,659
Recoveries on loans previously charged-off           515         301        593
Premises and equipment expenditures               (1,667)     (1,635)      (921)
Proceeds from disposal of premises and
equipment                                            168          13         23
                                                     ---          --         --

 Net cash provided by (used in) investing         (3,058)     (5,784)     1,119
                                                  ------      ------      -----
  activities

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase/(decrease) in deposits               (6,800)    (10,351)     4,709
Dividends paid                                      (895)       (919)      (923)
Change in short-term borrowings                   (3,124)     18,924    (12,459)
Purchase of treasury stock                          (745)       (233)      (432)
Change in Federal Home Loan Bank advance           3,000        (100)    10,000
                                                --------        ----     ------
Net cash provided by (used in) financing
activities                                        (8,564)      7,321       895
                                                --------  ----------- --------

NET CHANGE IN CASH AND CASH EQUIVALENTS           (6,068)      3,079     8,139
                                                --------  ----------  --------
CASH AND CASH EQUIVALENTS AT BEGINNING            28,134      25,055    16,916
  OF YEAR                                       --------  ----------  --------
CASH AND CASH EQUIVALENTS AT END OF YEAR        $ 22,066  $   28,134  $ 25,055
                                                ========  ==========  ========

CASH PAID/(RECEIVED) DURING THE YEAR FOR:
 Interest                                       $ 11,011    $  9,302  $  9,850
 Income taxes                                   $   (202)   $  1,378  $  2,509

      The accompanying notes are an integral part of these balance sheets.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS - The consolidated financial statements include Horizon Bancorp (Horizon) and its wholly-owned subsidiaries, First Citizens Bank, N.A.
(Bank), HBC Insurance Group, Inc. (Insurance Company) and The Loan Store, Inc. Bank is a full-service commercial bank offering a broad range of commercial and retail banking services, corporate and individual trust and agency services, and other services incident to banking. Bank maintains six facilities located exclusively within LaPorte County, Indiana and three facilities located in Porter County, Indiana. The Insurance Company offers credit insurance. The net income generated from the insurance operation are not significant to the overall operations of Horizon. The Loan Store, Inc. is engaged in the business of retail lending and operates one facility in Merrillville, Indiana. Horizon conducts no business except that incident to its ownership of the subsidiaries.

     BASIS OF REPORTING - The consolidated financial statements include the accounts of Horizon and subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

     USE OF ESTIMATES - Management must make estimates and assumptions in preparing financial statements that affect the amounts reported therein and the disclosures provided. Actual results could differ from these estimates.

     INVESTMENT SECURITIES AVAILABLE FOR SALE - Horizon & Bank designate a portion of their investment portfolio as available for sale based on management's plans to use such securities for asset and liability management, liquidity, and not to hold such securities as long-term investments. Management repositions the portfolio to take advantage of future expected interest rate trends when Horizon's long-term profitability can be enhanced. Investment securities available for sale and marketable equity securities, comprised primarily of Federal Home Loan Bank and Federal Reserve stock, are carried at estimated fair value and any net unrealized gains/losses (after tax) on these securities are reflected as a separate component of stockholders' equity. Gains/losses on the disposition of securities available for sale are recognized at the time of the transaction and are determined by the specific identification method.

     INVESTMENT SECURITIES HELD TO MATURITY- Investment securities are purchased with the intent and ability to hold to maturity, and are carried at cost and adjusted for amortization of premiums and accretion of discounts. Gains/losses on the disposition of securities held to maturity are recognized at the time of the transaction and are determined by the specific identification method.

     INTEREST AND FEES ON LOANS - Interest on commercial, mortgage and installment loans is recognized over the term of the loans based on the principal amount outstanding. When principal or interest is past due 90 days or more, and the loan is not well secured and it is in the process of collection, or when serious doubt exists as to the collectability of a loan, the accrual of interest is discontinued. Loan origination fees, net of direct loan origination costs, are deferred and recognized over the life of the loan as a yield adjustment.

     CONCENTRATIONS OF CREDIT RISK - Bank grants commercial, real estate and consumer loans to customers located primarily in LaPorte County and portions of Porter County in Northwest Indiana. Commercial loans make up approximately 27% of the loan portfolio and are secured by both real estate and business assets. These loans are expected to be repaid from cash flow from operations of businesses. Real estate loans make up approximately 50% of the loan portfolio and are secured by both commercial and residential real estate. Installment loans make up approximately 23% of the loan portfolio and are primarily secured by consumer assets.

     ALLOWANCE FOR LOAN LOSSES - An allowance for loan losses is established and maintained because some loans may not be repaid in full. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations, including their financial position and collateral values, and other factors and estimates which are subject to change over time. Actual losses may vary from current estimates and the amount of the provision may be either greater than or less than actual net charge-offs. While the largest portion of this reserve is intended to cover loan losses, it is considered a general reserve for all credit-related purposes.

     LOAN IMPAIRMENT - When analysis determines borrower operating results and financial condition are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of 30 days or more. Loans are generally moved to non-accrual status when 90 days or more past due. These loans are also often considered impaired. Impaired loans, or portions thereof are charged-off when deemed uncollectible. This typically occurs when the loan is 120 or more days past due.

     Loans are considered impaired if full principal or interest payments are not made in accordance with the original terms of the loan. Impaired loans are measured and carried at the lower of cost or the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. Smaller balance homogenous loans are evaluated for impairment in aggregate. Such loans include residential first mortgage loans secured by 1- 4 family residences, residential construction loans and automobile, home equity and second mortgages. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment.

     PREMISES AND EQUIPMENT - Buildings and major improvements are capitalized and depreciated using primarily the straight-line method with useful lives ranging from 3 to 40 years. Furniture and equipment are capitalized and depreciated using primarily the straight-line method with useful lives ranging from 3 to 20 years. Maintenance and repairs are expensed as incurred.

     OTHER REAL ESTATE OWNED - Other real estate owned is carried at the lower of cost or fair value, less selling costs, and is included in other assets. Any reduction to fair value from the carrying value of the related loans at the time of acquisition is charged to the allowance for loan losses. Subsequent reductions in fair value, and gains or losses on sales, are recognized in earnings in the period the reduction in value is determined or the sale is consummated. Other real estate owned, net of allowance, included in other assets, totaled $3,117,000 and $3,929,000 at December 31, 1995 and 1994,
respectively. (See Note 6)

     INCOME TAXES - Horizon files annual consolidated income tax returns. Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes " requires an asset and liability approach for accounting for income taxes. Its objective is to recognize the amount of taxes payable or refundable for the current year, and deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amount of assets and liabilities and their respective tax bases. The measurement of tax assets and liabilities is based on enacted tax laws. Deferred tax assets may be reduced, if necessary, by the amount of such benefits that are not expected to be realized based on available evidence.

     TRUST ASSETS AND INCOME - Property, other than cash deposits, held in a fiduciary or agency capacity is not included in the consolidated balance sheets since such property is not owned by Horizon. Income from trust activities is recognized on a cash basis, which is not materially different from the accrual method.

     EARNINGS  PER  COMMON  SHARE AND  DIVIDENDS  DECLARED  PER  COMMON  SHARE -
Earnings per common share have been computed based on the weighted average number of shares outstanding during the periods presented. The number of shares used in the computation of earnings per share is 750,286 for 1995, 767,419 for 1994 and 772,525 for 1993.

     Regulations of the Office of the Comptroller of the Currency (OCC) limit the amount of dividends that may be paid by a national bank to its parent holding company without prior approval of the OCC. According to these regulations, as of December 31, 1995, approximately $4,357,000 of additional dividends may be paid by Bank to Horizon without prior approval of the Comptroller of the Currency. Additionally, the Federal Reserve Board limits the amount of dividends that may be paid by Horizon to its stockholders under its capital adequacy guidelines.


     CONSOLIDATED STATEMENT OF CASH FLOWS - For purposes of reporting cash flows, cash and cash equivalents is defined to include cash and due from banks, money market investments and Federal funds sold with maturities of 1 day or less. Horizon reports net cash flows for customer loan transactions, deposit transactions, short-term investments and short-term borrowings.

     RECLASSIFICATIONS - Certain reclassifications have been made to the 1994 and 1993 financial statements to be comparable to 1995.

NOTE 2 - DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS


     The estimated fair value amounts were determined using available market information, current pricing information applicable to Horizon and various valuation methodologies. Where market quotations were not available, considerable management judgment was involved in the determination of estimated fair values. Therefore, the estimated fair value of financial instruments shown below may not be representative of the amounts at which they could be exchanged in a current or future transaction. Due to the inherent uncertainties of expected cash flows of financial instruments, the use of alternate valuation assumptions and methods could have a significant effect on the derived estimated fair value amounts.

     The estimated fair values of financial instruments, as shown below, are not intended to reflect the estimated liquidation or market value of the Corporation taken as a whole. The disclosed fair value estimates are limited to Horizon's significant financial instruments at December 31, 1995 and 1994. These include financial instruments recognized as assets and liabilities on the consolidated balance sheet as well as certain off-balance sheet financial instruments. The estimated fair values shown below do not include any valuation of assets and liabilities which are not financial instruments as defined by SFAS No. 107 "Disclosures about Fair Value of Financial Instruments", such as the value of real property, the value of core deposit intangibles, the value of mortgage servicing rights, nor the value of anticipated future business.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS - The carrying amounts approximate fair value.

     INVESTMENT SECURITIES - For debt and marketable equity securities available for sale and held to maturity , fair values are based on quoted market prices or dealer quotes. For those securities where a quoted market price is not available, carrying amount is a reasonable estimate of fair value based upon comparison with similar securities.

     NET LOANS - The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     INTEREST RECEIVABLE/PAYABLE - The carrying amounts approximate fair value.

     DEPOSITS - The fair value of demand deposits, savings accounts, interest-bearing checking accounts, and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturity.

     SHORT-TERM BORROWINGS AND OBLIGATION TO ESOP - The carrying amounts approximate fair value.

     FEDERAL HOME LOAN BANK ADVANCES - Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing advances.

     COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT - The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. Due to the short-term nature of these agreements, the fair market value is not material. (See Note 17)


   The estimated fair values of Horizon's financial instruments at December 31, 1995 and 1994 are as follows:


                                                    (Thousands)
                                        1995      1995         1994        1994
                                     Carrying     Fair       Carrying      Fair
                                      Amount      Value       Amount       Value
                                      ------      -----       ------       -----
      Financial Assets:
  Cash and cash equivalents        $  22,066   $ 22,066 $     28,134   $  28,134
  Short-term investments                 206         206         100          98
  Investment securities               87,109      87,144      98,617      97,082
  Net loans                          238,885     240,440     221,067     216,020

  Interest receivable                  2,900       2,900       2,807       2,807

  Financial Liabilities:
  Deposits:
  Noninterest-bearing              $  45,479    $ 45,479   $  40,686   $  40,686
  Interest-bearing                   243,505     244,372     255,098     252,603
                                   ---------   ---------   ---------   ---------

  Total deposits                     288,984     289,851     295,784     293,289
  Short-term borrowings and
  obligation to ESOP                  21,569      21,569      24,693      24,693
  Federal Home Loan Bank advances     21,400      21,428      18,400      17,803
  Interest payable                       567         567         466         466

NOTE 3 - INVESTMENT SECURITIES AVAILABLE FOR SALE AND INVESTMENT SECURITIES HELD TO MATURITY

   The amortized cost and estimated fair value of investment securities available for sale and held to maturity are as follows:

                                                       (Thousands)
                                                      Gross      Gross
                                         Amortized Unrealized Unrealized  Fair
                                            Cost      Gains     Losses    Value
                                            ----      -----     ------    -----
AVAILABLE FOR SALE AT DECEMBER 31 1995:
   U.S. Treasury and U.S. Government
   agency securities                      $  7,165   $   16    $       $  7,181
   Other securities                          1,046                 (8)    1,038
                                           -------  -------    ------   -------
      Subtotal                               8,211       16        (8)    8,219

   GNMA                                      9,061      154        (8)    9,207
   FHLMC                                    21,165      395        (9)   21,551
   FNMA                                     32,491      374       (19)   32,846
                                          --------  -------    ------  --------
      Total mortgage-backed securities      62,717      923       (36)   63,604
      Total debt securities                 70,928      939       (44)   71,823

   Equity securities                         3,235               (116)    3,119
                                          --------  -------    ------  --------
          Total investment securities
       available for sale                 $ 74,163  $   939    $ (160) $ 74,942
                                          ========  =======    ======  ========


HELD TO MATURITY AT DECEMBER 31, 1995:
   U.S. Government agency securities         3,164        2               3,166
   Obligations of states and
      political subdivisions                 9,003       55      (22)     9,036
                                          --------   ------  -------   --------
       Total debt securities held
         to maturity                      $ 12,167   $   57  $   (22)  $ 12,202
                                          ========   ======  =======   ========


AVAILABLE FOR SALE AT DECEMBER 31, 1994:
   U.S. Treasury and U.S.  Government
      agency securities                   $ 18,034   $       $  (289)  $ 17,745
   Other securities                          2,078               (92)     1,986
                                          --------            ------    -------
      Subtotal                              20,112              (381)    19,731
   GNMA                                     10,000              (724)     9,276
   FHLMC                                    28,067            (1,471)    26,596
   FNMA                                     25,637            (1,180)    24,457
                                          --------            -------   -------
      Total mortgage-backed securities      63,704            (3,375)    60,329
      Total debt securities                 83,816            (3,756)    80,060

   Equity securities                         3,249              (167)     3,082
                                          --------   -------  -------   -------
       Total investment securities
       available for sale                 $ 87,065   $      $ (3,923)  $ 83,142
                                          ========   =======  =======   ========


HELD TO MATURITY AT DECEMBER 31, 1994:
   U.S. Government agency securities         3,521                        3,521
   Obligations of states and
      political subdivisions                11,954        3     (253)    11,704
                                            ------  -------     ----   --------
       Total debt securities held
         to maturity                      $ 15,475  $     3     (253   $ 15,225
                                          ========  =======     ====   ========

NOTE 3 - INVESTMENT SECURITIES AVAILABLE FOR SALE AND INVESTMENT SECURITIES HELD TO MATURITY (Continued)

The amortized cost and estimated fair value of debt securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                            (Thousands)
                                                      Amortized        Fair
                                                        Cost           Value
                                                        ----           -----
AVAILABLE FOR SALE:
Due in one year or less                                $ 4,013       $ 4,015
Due after one year through five years                    4,198         4,204
                                                       -------       -------
Subtotal                                                 8,211         8,219
Mortgage-backed securities                              62,717        63,604
                                                       -------       -------
Total debt securities available for sale               $70,928       $71,823
                                                       =======       =======

HELD TO MATURITY:
Due in one year or less                                $ 3,686       $ 3,685
Due after one year through five years                    4,737         4,749
Due after five years through ten years                   1,733         1,728
Due after ten years                                      2,011         2,040
                                                       -------       -------
Total debt securities held to maturity                 $12,167       $12,202
                                                       =======       =======



      Gross gains and losses realized on sales of investment securities available for sale were $62,000 and $16,000 for 1995. Gross gains and losses realized on sales of investment securities available for sale were $273,000 and $0 for 1994 and $526,000 and $0 for 1993.

    At December 31, 1995 and 1994, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies and corporations, in an amount greater than 10% of stockholders' equity.

    Investment securities and investment securities available for sale with an amortized cost of $45,485,000 and $44,697,000 as of December 31, 1995 and 1994,
respectively, were pledged to secure public and trust deposits, securities sold under agreements to repurchase and Federal Home Loan Bank advances.

NOTE 4 - LOANS

    Loans as presented in the consolidated balance sheets are comprised of the following classifications:

                                                 (Thousands)
                                                 December 31
                                             1995           1994
                                             ----           ----
Commercial loans                            66,125        $67,177
Real estate mortgages                      119,739        105,512
Installment loans                           55,798         50,933
                                         ---------      ---------
Total loans                              $ 241,662      $ 223,622
                                         =========      =========



    Loans to directors and executive officers of Horizon and Bank, including associates of such persons, amounted to $4,737,000 and $4,674,000, as of December 31, 1995 and 1994, respectively. During 1995 new loans or advances were $1,041,000 and loan payments were $978,000.


NOTE 5 - ALLOWANCE FOR LOAN LOSSES

    The following is an analysis of the activity in the allowance for loan losses account:
                                                         (Thousands)
                                                   1995        1994        1993
                                                   ----        ----        ----

Balance at beginning of year                    $ 2,555     $ 2,310     $ 1,997
Provision charged to expense                                    165         276
Recoveries credited to the allowance                515         301         593
Losses charged to the allowance                    (293)       (221)       (556)
                                                -------     -------     -------
Balance at end of year                          $ 2,777     $ 2,555     $ 2,310
                                                =======     =======     =======


        At December 31, 1995 and 1994, loans past due more than 90 days and still accruing interest approximated $533,000 and $474,000, respectively.

    Loans on which the recognition of interest has been discontinued or reduced totaled $668,000, $2,794,000 and $1,687,000 at December 31, 1995, 1994 and 1993,
respectively.   Interest   income  not   recognized   on  these  loans   totaled
approximately   $55,000,   $264,000,  and  $133,000  in  1995,  1994  and  1993,
respectively.

    Horizon adopted SFAS No.'s 114 and 118, "Accounting by Creditors for Impairment of a Loan," effective January 1, 1995. These statements provide guidance as to when loans should be classified and reported as impaired and address how the allowance for loan losses related to these loans should be determined. Any shortfall in the estimated value of an impaired loan compared with recorded investment of a loan, is identified as an allocated portion of the allowance for loan losses and is one of the factors considered by management in their overall assessment of allowance adequacy. The impact of adopting this statement was not significant to the financial condition of Horizon or Bank.

NOTE 6 - ALLOWANCE FOR OTHER REAL ESTATE OWNED

    The following is an analysis of the activity in the allowance for other real estate owned included in other assets:


                                                       (Thousands)
                                                       -----------
                                               1995          1994          1993
Balance at beginning of year                $ 1,801       $ 1,988       $ 2,037
Loss on Other Real Estate Owned
charged to expense                               48            59           650
Losses charged to the allowance                (774)         (246)         (699)
                                            -------       -------       -------
Balance end of year                         $ 1,075       $ 1,801       $ 1,988
                                            =======       =======       =======





NOTE 7 - PREMISES AND EQUIPMENT-NET

    Premises and equipment are stated at cost, less accumulated depreciation and consist of the following:


                                                         (Thousands)
                                                         December 31
                                                    1995              1994
                                                    ----              ----
Land                                            $  2,014          $  1,917
Buildings and improvements                        10,328            10,180
Furniture and equipment                            5,187             5,157
                                                --------          --------
Total                                             17,529            17,254
Accumulated depreciation                          (6,502)           (6,809)
                                                --------          --------
Premises and equipment, net                     $ 11,027          $ 10,445
                                                ========          ========


    Depreciation expense for the years ended December 31, 1995, 1994 and 1993 totaled $892,000, $725,000 and $605,000, respectively.


NOTE 8 - LEASES

    Bank has leases for premises and equipment which expire at various dates through 1999. Many have renewal options. Bank pays taxes, insurance and maintenance costs on the leases. Rental expense related to these leases for the years ended December 31, 1995, 1994 and 1993 amounted to $197,000, $100,000 and $62,000, respectively.

    The  future   minimum   commitments   as  of  December  31,  1995,  for  all
noncancelable operating leases, follows:

          Year Ending                               (Thousands)
         December 31                             Rental Commitments
         -----------                             ------------------
            1996                                       $  236
            1997                                          183
            1998                                          154
            1999                                          112
                                                       ------
            Total                                      $  685
                                                       ======

NOTE 9 - DEPOSITS

    The components of the deposit categories are as follows:
                                                         (Thousands)
                                                         December 31
                                                     1995           1994
                                                     ----           ----
DEMAND
Noninterest-bearing                               $ 45,479       $ 40,686
Interest-bearing (NOW)                              54,949         67,385
                                                  --------       --------
Total demand deposits                              100,428        108,071


SAVINGS
Fixed rate                                          60,516         66,761
Money market (variable rate)                        12,824         16,424
                                                  --------       --------
Total savings deposits                              73,340         83,185

TIME
Certificates of deposit of $100,000
or more                                             17,730         11,562
Other time deposits                                 97,486         92,966
                                                  --------       --------
Total time deposits                                115,216        104,528

Total deposits                                    $288,984       $295,784
                                                  ========       ========


    Interest expense on time certificates of $100,000 or more was approximately $1,713,000 , $863,000 and $857,000 for 1995, 1994 and 1993, respectively.

Certificates of deposit of $100,000 or more by  remaining maturity:

                                                         (Thousands)
                                                          December 31
                                                        1995       1994

Due in three months or less                           $11,240    $ 3,671
Due after three months through six months               2,473      3,995
Due after six months through one year                   2,219      1,678
Due after one year                                      1,798      2,218
                                                        -----      -----
Total certificates of deposit of $100,000 or more     $17,730    $11,562
                                                      =======    =======

NOTE 10 - BORROWED FUNDS

     Included in short-term borrowings were $9,558,000 and $6,693,000 of securities sold under agreements to repurchase and $11,900,000 and $18,000,000 of Federal Funds purchased, at December 31, 1995 and 1994 respectively. These short-term borrowings mature within one year and are secured by U.S. Government securities. In addition to these borrowings, at December 31, 1995 Bank has available approximately $30,500,000 in credit lines with various money center banks.

Federal Home Loan Bank Advances at December 31, 1995 by contractual maturity are as follows:

                                                            (Thousands)
      FHLB Advance, 6.65%, Due August 1, 1996                 $2,000
      FHLB Advance, 4.57%, Due October 7, 1996                 7,000
      FHLB Advance, 4.87%, Due November 18, 1996               1,900
      FHLB Advance, 5.51%, Due December 16, 1996               3,000
      FHLB Advance, 7.04%, Due July 28, 1997                   1,500
      FHLB Advance, 5.54%, Due December 1, 1997                3,000
      FHLB Advance, 5.31%, Due October 1,  1998                3,000
                                                               -----
                                                             $21,400
                                                             =======

    Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances are secured by all stock in the FHLB and specific mortgage-backed securities.

NOTE 11 - EMPLOYEE STOCK OWNERSHIP PLAN - RETIREMENT PLAN

    Horizon maintains an employee stock ownership plan (ESOP) as a retirement plan that currently covers substantially all employees. The ESOP is noncontributory and each eligible employee is vested according to a schedule based upon years of service.

    The ESOP borrowed $3,400,000 in 1985 for the purpose of purchasing 137,259 shares of Horizon common stock at $26.85 per share from former Board members and their families. Under terms of the loan agreement, unallocated shares held with the Bank, as ESOP trustee, were pledged as collateral. Horizon also guaranteed the loan, and was obligated to contribute sufficient cash to the ESOP to repay the loan principal and interest. As additional collateral, Horizon pledged 51% of the issued and outstanding stock of Bank. The first payment on the loan was made in October 1985, and the last scheduled payment was paid in 1995.

    In early 1993, the Compensation Committee of the Board initially discussed the continuation of Horizon's employee retirement benefit program which is maintained as an Employee Stock Ownership Plan. In August 1993, the Board of Directors approved the continuation of this plan and authorized the transfer of 172,414 shares of the Company's stock into the Employee Stock Ownership Plan for future allocation to employee retirement accounts. Upon approval by all the required regulatory agencies, Horizon issued $5,000,006 in stock on August 26, 1994 at a price of $29 per share, the market value of the stock at the time the transaction was approved. Under Federal regulation, the Employee Stock Ownership Trust may pay a value equal to or less than market value for acquired shares, but not more. Under Statement of Position (SOP) 93-6 "Employers Accounting for Employees Stock Ownership Plans" issued by the Accounting Standards Division of the American Institute of Certified Public Accountants, these shares are not included in outstanding shares for the purposes of computing earnings per share and book value per share until they are committed-to-be-released for allocation to employee retirement accounts.

    The provisions of SOP 93-6 were adopted in conjunction with the continuation of the ESOP and affected ESOP expense beginning January 1, 1995. Below are the transactions affecting ESOP expense and cash contributions to the ESOP in 1995, 1994 and 1993:

                                                     (in thousands)
                                               1995       1994      1993
                                               ----       ----      ----
Dividends paid on unallocated ESOP             $207       --        --
shares
Market value increase of 17,241 shares          172       --        --
released
Other contributions                             213       158       175
                                                ---       ---       ---
Total ESOP expense included in                 $592      $158      $175
salaries and benefits                          ====      ====      ====

Total cash contributions made to ESOP          $207      $298      $226
during the year                                ====      ====      ====



    Below are the transactions affecting the ESOP equity accounts for 1995:

                                                     (In thousands)
                                              Additional Unallocated
                                     Common    Paid-in      ESOP  Obligation
                                     Stock     Capital      Shares  to ESOP   Total
                                     -----     -------      ------  -------   -----
Balance, December 31, 1994           $ 295    $ 8,055    $(5,000)   $(298)   $3,052
                                     -----    -------    -------    -----    ------
Final ESOP obligation payment                                         298       298
(1985 plan)
Dividends on allocated ESOP shares                           147                147
Dividends on unallocated ESOP                                207                207
shares
Market value increase in ESOP                     172                           172
shares released
Additional contributions                                     146                146
Tax benefit of ESOP dividend                       50                            50
deduction
Loan to fund ESOP share                                     (254)              (254)
repurchases
Balance, December 31, 1995           $ 295    $ 8,277    $(4,754)   $   0    $3,818
                                     =====    =======    =======    =====    ======

NOTE 12 - EMPLOYEE BENEFIT PLAN

    The Employee Thrift Plan (Plan) provides that all employees of Bank with the requisite hours of service are eligible for the Plan. Bank fully matches the first 2% and 50% of the subsequent 4% of individual employee contributions. Employee voluntary contributions are vested at all times and Bank contributions are fully vested after six years. Bank's 1995, 1994 and 1993 expense related to the thrift plan totaled $172,000, $124,000 and $157,000, respectively, while contributions were $172,000, $160,000 and $143,000, respectively.


NOTE 13 - OTHER EXPENSES

    The following is an analysis of other expenses:

                                                       (Thousands)
                                                 Years Ended December 31
                                                 1995     1994     1993
                                                 ----     ----     ----
  Supplies and printing                        $  379   $  359   $  382
  Advertising                                     414      369      392
  Communication expense                           444      375      368
  Professional fees                               486      458      388
  Deposit insurance expense                       340      673      733
  Training expense                                320      262      134
  Outside services and consultants expense        625      501      439
  Insurance Company expense                       176
  Other expenses                                1,293    1,094      846
                                                -----    -----      ---
       Total other expenses                    $4,477   $4,091   $3,682
                                               ======   ======   ======

NOTE 14 - INCOME TAXES

    The provision for income taxes consists of the following:
                                                       (Thousands)
                                                 Years Ended December 31
                                                 1995     1994     1993
                                                 ----     ----     ----
Current tax expense:
Federal                                         $ 716   $1,268   $1,351
State                                             288      383      370
Income tax refunds                               (954)
                                                -----   ------   ------
Total                                              50    1,651    1,721
Deferred tax provision (benefit)                  117     (202)     (56)
                                                -----   ------   ------
Total provision for income taxes                $ 167   $1,449   $1,665
                                                =====   ======   ======


    In 1993, Horizon filed several amended tax returns to obtain refunds for federal and state taxes paid in prior periods. The original returns were filed dating back to 1985. A refund was received in 1995 of $954,000 plus $298,000 of interest .

    Temporary   differences  between  the  amounts  reported  in  the  financial statements and the tax basis of assets and liabilities at December 31, 1995 and 1994, were as follows:

                                          (Thousands)
                                         1995      1994
                                         ----      ----
Gross deferred tax assets:
Allowance for losses on loans
and other real estate                 $   763    $   930
Accrued operating expenses                 43         69
Deferred loan fees                        186        157
Depreciation                              137        121
Other                                     433        434
                                      -------    -------
Total deferred tax assets               1,562      1,711
Valuation allowance                      (264)      (312)
                                      -------    -------
Subtotal                                1,298      1,399

Gross deferred tax liabilities:
Discount accretion                       (107)       (91)
                                      -------    -------
Net deferred tax assets               $ 1,191    $ 1,308
                                      =======    =======

    The difference between the financial statement tax provision and amounts computed by applying the statutory Federal income tax rate of 34% to income before taxes is as follows:

                                                  (Thousands)
                                           1995       1994       1993
                                           ----       ----       ----
Income taxes at the statutory Federal
income tax rate                         $ 1,090    $ 1,400    $ 1,621
Add/(subtract) tax effect of:
Tax-exempt income                          (334)      (327)      (232)
Nondeductible expenses and other            175        142          4
Federal and state tax refunds              (954)
State tax, net of federal effect            190        281        269
                                        -------    -------    -------
Total provision for income taxes        $   167    $ 1,449    $ 1,665
                                        =======    =======    =======



Not  included  in  the  above  tables,   but  directly   impacting   changes  in
stockholders' equity are the effects of the following:
                                                                 (Thousands)
                                                               1995       1994
                                                               ----       ----
    Current tax benefit for Employee Stock Ownership Plan         50       30
    Deferred tax asset/(liability) related to unrealized        (313)   1,596
    gain/(loss) on securities

NOTE 15 - PARENT COMPANY FINANCIAL STATEMENTS

    Presented below are condensed financial statements for the parent company, Horizon Bancorp:

 CONDENSED BALANCE SHEETS                                   (Thousands)
                                                             December 31
                                                           1995      1994
                                                           ----      ----
ASSETS
Total cash and cash equivalents                         $   661   $ 1,071
Investment in Bank                                       29,737    26,040
Investment in Insurance Company                             183       150
Investment in The Loan Store                                498
Investment securities, net                                1,430       372
Accrued interest receivable                                  16         7
Dividends receivable from Bank                              400       400
Other assets                                              1,303       914
                                                        -------   -------
Total assets                                            $34,228   $28,954
                                                        =======   =======

LIABILITIES
Obligation to employee stock ownership plan             $         $   298
Other liabilities                                         1,857     1,243
                                                        -------   -------
Total liabilities                                         1,857     1,541

Equity received from contributions and
dividends to the ESOP                                     3,818     3,052

STOCKHOLDERS' EQUITY                                     28,553    24,361
                                                        -------   -------
Total liabilities and stockholders' equity              $34,228   $28,954
                                                        =======   =======

CONDENSED STATEMENTS OF INCOME (Thousands)
                                                 For the years ended December 31
                                                      1995      1994       1993
                                                      ----      ----       ----
OPERATING INCOME/(EXPENSE)
Dividend income from Bank                           $ 1,600   $ 1,600   $ 1,600
Investment income                                        92        60        33
Interest on federal and state income
tax refunds                                             298
Other income                                             33        34
Interest expense                                        (20)       (6)      (12)
Employee benefits expense                              (993)     (376)     (522)
Other expense                                          (143)     (124)      (69)
                                                    -------   -------   -------
INCOME BEFORE UNDISTRIBUTED INCOME OF
SUBSIDIARIES                                            867     1,188     1,030
UNDISTRIBUTED INCOME OF SUBSIDIARIES                    987     1,379     1,699
                                                    -------   -------   -------
INCOME BEFORE INCOME TAX                              1,854     2,567     2,729
BENEFIT FOR INCOME TAX                                1,185       101       374
                                                    -------   -------   -------
NET INCOME                                          $ 3,039   $ 2,668   $ 3,103
                                                    =======   =======   =======

CONDENSED STATEMENTS OF CASH FLOWS
                                                           (Thousands)
                                                 For the years ended December 31
                                                       1995      1994      1993

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                          $ 3,039   $ 2,668   $ 3,103
Adjustments to reconcile net income to
net cash from operating activities:
Undistributed income of Bank                           (990)   (1,379)   (1,699)
Additional paid in capital from release
of ESOP shares                                          172
Change in income taxes receivable                       144      (161)     (394)
Change in interest receivable                            (9)       (2)       (2)
Change in dividends receivable from Bank                                   (400)
Change in other assets                                   67       (93)      715
Change in other liabilities                             360       184       580
                                                    -------   -------   -------
Net cash from operating activities                    2,783     1,217     1,903
                                                    -------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investment securities                                     36
Purchase of investment securities                    (1,006)
                                                    -------   -------
Net cash from investing activities                   (1,006)       36
                                                    -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Investment in Insurance Company                         (47)     (150)
Investment in Finance Company                          (500)
Dividends paid                                         (895)     (919)     (923)
Purchase of treasury stock                             (745)     (233)     (432)
                                                    -------   -------   -------
Net cash from financing activities                   (2,187)   (1,302)   (1,355)
                                                    -------   -------   -------
NET CHANGE IN CASH AND CASH EQUIVALENTS                (410)      (49)      548
                                                    -------   -------   -------
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR        1,071     1,120       572
                                                    -------   -------   -------
CASH AND CASH EQUIVALENTS AT END OF YEAR            $   661   $ 1,071   $ 1,120
                                                    =======   =======   =======

CASH PAID (RECEIVED) DURING THE YEAR FOR:
Interest                                            $    20   $     9   $     9
Income taxes                                        $  (954)  $   (35)  $     0

NOTE 16 - STOCK OPTIONS

    Horizon maintains a Nonqualified Stock Option and Stock Appreciation Rights Plan (Plan) under which options and stock appreciation rights (SARs) may be granted to certain officers and employees. SARs entitle eligible employees to receive cash, stock or a combination of cash and stock totaling the excess, on the date of exercise, of the fair market value of the shares of common stock covered by the option over the option exercise price. The underlying stock options are deemed to have been exercised upon exercise of the SARs. No options remain available for grant at December 31, 1995 and 1994, however, outstanding options may be exercised on a cumulative percentage basis until their expiration.

    Horizon recognizes compensation expense related to the plan on a periodic basis based on the difference between the excess, of the fair market value of the shares of common stock over the exercise price for SARs and those options exercised during the year. Horizon's expense related to the Plan was $400,000 for 1995, $217,000 for 1994, and $101,000 for 1993.

    A summary of transactions for the plan follows:

                                     --------Shares-------
                                     Available     Options
                                     For Grant  Outstanding    Exercise Price
                                     ---------  -----------    --------------
Balance:  December 31, 1990           10,000       75,000      $22.50 - $31.50
 Granted (Expire January 27, 2001)   (10,000)      10,000          $13.50
 Forfeitures                             500         (500)     $13.50 - $31.50
                                     -------       ------      ---------------
Balance:  December 31, 1991              500       84,500      $13.50 - $31.50
 Forfeitures                             600         (600)         $13.50
 Expirations                          (1,100)
                                     -------       ------      ---------------
Balance:  December 31, 1992                0       83,900      $13.50 - $31.50
 Exercised                           =======         (900)         $28.00
Balance:  December 31, 1993                        83,000      $13.50 - $31.50
                                                   ------      ---------------
Balance:  December 31, 1994                        83,000      $13.50 - $31.50
 Exercised                                           (250)         $34.75
Balance:  December 31, 1995                        82,750      $13.50 - $31.50
                                                   ======      ===============

NOTE 17 - COMMITMENTS, OFF-BALANCE SHEET RISK AND CONTINGENCIES

    Because of the nature of its activities, Horizon is subject to pending and threatened legal actions that arise in the normal course of business. In management's opinion, after consultation with counsel, none of the litigation to which Horizon or any of its subsidiaries is a party will have a material effect on the consolidated financial position or results of operations of Horizon.

    Bank was required to have approximately $4,634,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing balance requirements at December 31, 1995. These balances are included in cash and cash equivalents and do not earn interest.

    Bank is a party to financial instruments with off-balance sheet risk in the ordinary course of business to meet financing needs of its customers. These financial instruments include commitments to make loans and standby letters of credit. Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans and standby letters of credit is represented by the contractual amount of those instruments. Bank follows the same credit policy to make such commitments as is followed for those loans recorded in the financial statements.

      As of December 31, 1995, commitments to make loans amounted to approximately $39,886,000 and commitments under outstanding standby letters of credit amounted to approximately $1,285,000. Since many commitments to make loans and standby letters of credit expire without being used, the amount does not necessarily represent future cash advances. No losses are anticipated as a result of these transactions. Collateral obtained upon exercise of the commitment is determined using management's credit evaluation of the borrower and may include real estate, vehicles, business assets, deposits and other items.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders and the Board of Directors of Horizon Bancorp:


     We have audited the accompanying consolidated balance sheets of HORIZON BANCORP (an Indiana Corporation) and subsidiaries as of December 31, 1995, and 1994 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HORIZON BANCORP and subsidiaries as of December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                                            ARTHUR ANDERSEN LLP
Chicago, Illinois,
February 28 , 1996

MANAGEMENT'S REPORT ON FINANCIAL STATEMENTS




     Management is responsible for the preparation and presentation of the financial statements and related notes on the preceding pages. The statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances and include amounts that are based on management's best estimates and judgments. Financial information elsewhere in the Annual Report is consistent with that in the financial statements.

     In meeting its responsibility for the accuracy of the financial statements, management relies on the Company's system of internal accounting controls. This system is designed to provide reasonable assurance that assets are safeguarded and transactions are properly recorded to permit the preparation of appropriate financial information. The system of internal controls is supplemented by a program of internal audits to independently evaluate the adequacy and application of financial and operating controls and compliance with Company policies and procedures.

     The Audit Committee of the Board of Directors meets periodically with management, the independent accountants and the internal auditors to ensure that each is properly discharging its responsibilities with regard to the financial statements and internal accounting controls. The independent accountants have full and free access to the Audit Committee and meet with it to discuss auditing and financial reporting matters.

     The financial statements in the Annual Report have been audited by Arthur Andersen LLP, independent public accountants, for 1995, 1994, and 1993. Their audits were conducted in accordance with generally accepted auditing standards and included a consideration of internal accounting controls, tests of accounting records and other audit procedures to the extent necessary to allow them to express their opinion on the fairness of the financial statements in conformity with generally accepted accounting principles.


SUMMARY OF SELECTED FINANCIAL DATA

                                       1995        1994       1993       1992       1991
                                       ----        ----       ----       ----       ----
EARNINGS (Thousands)
Total interest income             $  26,262    $ 24,179   $ 25,130   $ 28,527   $ 29,706
Total interest expense               11,112       9,356      9,751     13,015     16,094
Net interest income                  15,150      14,823     15,379     15,512     13,612
Provision for loan losses                           165        276      1,201      1,572
Total noninterest income              3,987       4,068      3,771      3,951      3,926
Total noninterest expense
                                     15,931      14,609     14,106     15,009     12,975
Provision/(benefit) for
income taxes                            167       1,449      1,665      1,492        713
Income/(loss) before
cumulative effect of change
in accounting principle and
extraordinary item                    3,039       2,668      3,103      1,761      2,278
Cumulative effect of change
in accounting principle and
extraordinary item                                                       (152)
Net income/(loss)                     3,039       2,668      3,103      1,609      2,278
Cash dividend declared                  895         919        923        794        803
PER SHARE DATA
Income/(loss) before
cumulative effect of change
in accounting principle and
extraordinary item                $    4.05    $   3.48   $   4.02   $   2.22   $   2.82
Net income/(loss)                 $    4.05    $   3.48   $   4.02   $   2.03   $   2.82
Cash dividends declared                1.20        1.20       1.20       1.00       1.00
Book value at period end              43.18       36.00      36.13      32.83      31.28
Weighted average shares
outstanding                         750,286     767,419    772,525    793,930    808,232
PERIOD END TOTALS (Thousands)
Loans, net of deferred loan
fees and unearned income          $ 241,662    $223,622   $219,139   $215,649   $198,444
Allowance for loan losses             2,777       2,555      2,310      1,997      2,479
Total assets                        368,013     369,470    364,001    357,460    361,858
Total deposits                      288,984     295,784    306,135    301,426    303,355
Long-term debt                       21,400      15,400     16,600      9,393     18,190
RATIOS
Loans to deposit                      83.62       75.59      71.58      71.54      65.42
Loans to total funding                72.80       65.98      66.32      65.72      59.62
Return on average total assets          .86%        .75%       .88%       .44%       .67%
Average stockholders' equity to
average total assets                   8.53        8.01       7.58       7.19       7.23
Return on average stockholders'
equity                                10.09        9.41      11.61       6.19       9.27
Dividend payout ratio (dividends
divided by net income)                29.45       34.45      29.75      49.35      35.25

MARKET FOR HORIZON'S COMMON STOCK AND RELATED STOCKHOLDERS MATTERS


     Horizon common stock is traded on the over-the-counter market. The Chicago Corporation is the principal broker in Horizon stock. The following table sets forth, for the periods indicated, the high and low bid prices per share as reported by The Chicago Corporation. The bid prices represent dealer prices and, do not include retail mark-up, mark-down or commissions and may not represent actual transactions. Also summarized below are the cash dividends declared by quarter for 1995 and 1994.

                                           Common Stock          Dividends
                                            Bid Prices           Declared
1994                                    High          Low        Per Share

First Quarter ...............         $ 30.25      $ 30.00      $  .30
Second Quarter ..............           31.00        30.50         .30
Third Quarter ...............           33.00        31.00         .30
Fourth Quarter ..............           32.50        32.25         .30

1995

First Quarter ...............         $ 33.00      $ 30.00      $  .30
Second Quarter ..............           33.63        33.00         .30
Third Quarter ...............           34.50        33.63         .30
Fourth Quarter ..............           35.50        34.50         .30

     There can be no assurance as to the amount of future dividends on Horizon common stock since future dividends are subject to the discretion of the Board of Directors, cash needs, general business conditions and dividends from the bank subsidiary as discussed in Note 1.

     The approximate number of holders of outstanding common stock, based upon the number of record holders, as of December 31, 1995 is 778.


FORM 10-K
Horizon will provide without charge to each stockholder upon written request to Diana E. Taylor, Chief Financial Officer, Horizon Bancorp, 515 Franklin Square, Michigan City, Indiana 46360, a copy of the Company's Annual Report on Form 10-K, including the Financial Statements and schedules thereto required to be filed with the Securities and Exchange Commission for the Company's most recent fiscal year.