Form 10-K405, Exhibit 13
period 1996-12-31
HORIZON BANCORP /IN/
filed 1997-03-28
CIK 706129

                                                                      EXHIBIT 13



A REPORT TO OUR SHAREHOLDERS, OWNER-EMPLOYEES, CUSTOMERS AND COMMUNITY

This report to you, our stakeholders, provides us the opportunity to detail several important aspects of Horizon Bancorp (Horizon) and its subsidiaries, Horizon Bank, N.A. (Bank), IMS Investment Management, N.A. (IMS), HBC Insurance Group, Inc. And The Loan Store, Inc. Enclosed you will find information on the financial performance of Horizon, other operating results and our vision for the future of Horizon financial services delivery. Horizon is a Michigan City, Indiana based holding company that serves clients with offices in Northwest Indiana. Horizon, through Bank, was established in 1873. At December 31, 1996 total corporate assets were $382.0 million and IMS assets under administration were $405.5 million.

Horizon's principal businesses are commercial banking conducted through Bank and investment and wealth creation services conducted through IMS, a national trust bank chartered in 1996. In 1984, Horizon was formed as a one bank holding company and in 1985, the employees of Horizon formed an Employee Stock Ownership Plan which is also considered a bank holding company under the rules and regulations of the Federal Reserve Bank. In 1994, HBC Insurance Group, Inc. was chartered as a reinsurance company for the sale of credit life and accident and health insurance on consumer loans. In 1995, The Loan Store, Inc. was charted as a finance company. This subsidiary offers a wide variety of credit services to consumers.

         pg.  2            Financial Highlights
         pg.  4            The Future of Financial Services Delivery
         pg. 13            Management Discussion & Analysis
         pg. 35            Financial Statements
         pg. 64            Corporate Structure


Horizon Bancorp Financial Highlights
                                                       1996                 1995               % Change
                                                       ----                 ----               --------
OPERATING RESULTS

Net Interest Income                                   16,433                15,150                8.47%
Fees on Investment Management Activities               2,094                 1,769               18.37%
Net Income                                             3,824                 3,039               25.83%
Return on:
     Average Total Assets                               1.04%                 0.86%
     Average Shareholders Equity                       11.67%                10.09%
Net Interest Margin (taxable equivalent)                4.87%                 4.71%

BALANCE SHEET AND INVESTMENT MANAGEMENT
Total Loans                                          271,476               241,662               12.34%
Total Assets Under Management at Market Value        405,508               347,699               16.63%
Total Deposits                                       289,180               288,984                0.07%
Total Assets                                         382,038               368,013                3.81%
Shareholders Equity                                   33,508                32,371                3.51%

STOCK DATA (PER SHARE)
Earnings                                              $5.19                 $4.12                25.97%
Cash Dividends Declared                                1.40                  1.20                16.67%
Book Value                                            46.40                 43.18
Market Value:
     Period End - Bid                                 47.00                 35.50
     High                                             47.00                 35.50
     Low                                              35.63                 30.00
Weighted Average Shares Outstanding                  736,887               750,286


The December 31 retirement of Bob Dabagia as President brought to close a distinguished 35 year banking career, 17 years of which were with Horizon and Citizens Bank. We are grateful to Bob for the contributions and dedication he brought to Horizon. Bob played an important role in the successful transformation of our company. His leadership, integrity and hard work earned him a position of well-deserved prominence in our community. He has, and continues to contribute generously of his time and expertise to many civic, educational and charitable organizations.

We extend our deepest appreciation to Bob for his thoughtful contributions. His vision and perseverance helped lay the foundation for the future of Horizon.

THE FUTURE OF FINANCIAL SERVICES DELIVERY

We have been preparing Horizon Bancorp for the future of financial services. It started with the vision to reinvent our culture. We know that the business of banking is changing dramatically ..... and quickly. While many bankers see the greatest competitive threat from other banks we see the competition coming from non-bank competitors delivering non-traditional products and services.

While 1996 was a record year for net income, investment management growth, loan growth, earnings per share and market price per share we still strive to reach the higher levels of performance we believe this organization is capable of achieving.

Horizon is building a leading market position in personal investment management, small business lending, consumer lending and financial convenience by expanding its atm network and a new approach to the delivery of financial services through its newly created Horizon Technology Centers. The Horizon Technology Centers include several self-service platforms such as automated loan machines, financial planning models and automated merchant services.

Our business strategy also includes investing in our owner-employees through extensive training programs to ensure we continue the level of outstanding service needed to maintain our leading market position. Our strategy also includes helping to build stronger communities by wisely investing resources - human and financial - in sound programs and innovative partnerships. Horizon owner-employees strive to make a positive difference in the lives of those who live in the communities we serve.

In March 1997 we changed the name of First Citizens Bank, N.A. to Horizon Bank, N.A. The name change reflects our renewed energy and purpose. Horizon Bank is dedicated to greater choice and more convenience, to helping enhance the quality of our customers lives and providing the opportunity to acquire a level of wealth that will meet realistic goals through products and technology designed to fit human needs. We believe Horizon Bank more accurately reflects the new organization that has emerged.

We acknowledge the inevitability of structural change driven by the marketplace forces that have changed the basis, nature and intensity of competition for customers. It is obvious to us that within five years the traditional bank will no longer dominate its market. In its place will be a new kind of institution, organized into discrete business units:

       -   wealth creation

       -   quality of life

       -   financial convenience.

Your company is being transformed from a single, integrated business requiring only financial performance measures to a diversified financial services provider requiring separate, yet interrelated business units requiring different strategies, organization capabilities, performance standards and measurements. We believe we are well prepared for the transformation.

To build and maintain market leadership, Horizon's business unit strategies concentrate on these three distinct, yet interrelated concepts which are best described in nontraditional terms. The following pages describe these concepts and how they are incorporated into our business strategies with highlights of the most noteworthy activities and initiatives that are taking place.

Wealth Creation
---------------

              The primary economic force that is common to individuals and households is their interest in acquiring a measurable and sustainable level of wealth that will meet their realistic goals. While banks have historically perceived themselves to be collectors of deposits and makers of loans and in that process to take some interest risk as a financial intermediary, in the past two decades our most valued customers have sought out other financial service providers who have articulated their roles as wealth creators. In that process banks have moved from a position of holding 80% of the financial assets of these customers to a position of holding 20% today. That data demonstrates the urgent need to bring wealth creation to the front of our design projects when we create the architecture for products, delivery systems and technology.

While banks have not traditionally positioned themselves as providers of sophisticated financial advisory services - we are changing that perception. In late 1996 we moved our Trust Division into an autonomous business unit of Horizon Bank named IMS Investment Management, N.A. IMS is a trust bank that exclusively delivers wealth creation products and services. It does not make loans or accept FDIC insured deposits of Horizon Bank. Its sole mission is to create wealth for its clients.

This business unit holds great promise. IMS does not underestimate the importance of the longer-term contest with nimbler and powerful nontraditional financial service providers that have been steadily stealing customer "share of wallet" - and show no signs of letting up.

We saw earlier than most the critical importance of developing Personal Trust at the community bank level. U.S. demographic trends are favorable for the growth of retirement assets and the substantial transition of wealth through inheritance. IMS's risk management profile and strong investment standards will enable us to expand this attractive niche as the larger personal trust providers continue to substantially raise the minimum amount of investable assets they are willing to manage.

The IMS Smart Rewards programs focuses on smaller investment account relationships using a select list of mutual funds. Smart Rewards representatives are already in many of our sales offices. This segment of our investment management business should grow significantly as investors continue to seek alternatives to traditional bank deposit products.

As a highly focused company, IMS has developed an effective business strategy encompassing fiduciary, investment, custody and personal banking services. Substantial investments in technology and training combined with highly skilled professionals, have produced a business unit that well positions IMS for future growth and expansion. Our relationship focus ensures that clients receive high value services we can deliver profitably.

Quality of Life
---------------

              A very close second to wealth creation is the desire by customers to enjoy a high quality of life throughout their lifetime. Their definitions of quality of life vary and change during their lives. While we are not the determining influence as to how much they earn in order to support their quality of life, we can play a major role in the planning and use of financial supplements (loans) that they use in managing their life style and quality of life. We have already modified much of our role in this process through credit scoring, automated loan machines and sales office delivery. However, we must also design into these products the features that give greater recognition to the lifestyle selection of the customer.

Lending and credit risk are inherent to the banking business. It has always been necessary for us to understand and measure credit risk. Judgement has traditionally been used in credit decisions for all loans - large and small (whether it was needed or not). This usually meant that an underwriter needed to be located in every sales office. Pricing was not risk based. The teenager with a limited credit history getting her first car loan received the same interest rate and terms as the two-wage family with an unblemished credit history.

We have changed this inefficient method of measuring and pricing credit risk for consumer and residential lending. Our credit scoring systems have allowed Horizon to significantly increase consumer loans and yield while maintaining acceptable levels of delinquency and charge-offs.

In recent years Horizon has undertaken a very strong and consistent investment in technology and sales training programs to better equip our representatives in the credit approval process. These investments include implementation of the scoring models mentioned above, documentation standards driven by credit score, automated documentation preparation systems, rewriting policies and procedures to align with the change in processes and providing the high level of training needed to maintain an effective sales force that delivers responsive, value-added credit services to our customers.

Our consumer finance company, The Loan Store, Inc., is performing and expanding at expected levels. With locations in Highland, Merrillville and South Bend, Indiana we expect this company to grow to six offices by 1998. This entity is entirely consistent with our Quality of Life strategy. Consumer finance company laws allow this company to expand into markets with greater ease and lower costs than a traditional bank branch while at the same time providing stronger net interest margins.

Our business lending unit is beginning to leverage many of the technologies we initially employed in consumer credit risk analysis. With the emergence of credit scoring models for small business and our proven use of pricing driven by the credit score we expect to provide a higher level of responsiveness to customer needs while at the same time lending at a rate of return based upon expected future servicing needs and risk.

Mortgage lending is another business unit we expect to move into an autonomous subsidiary in the near future. To effectively compete with the nontraditional financial service providers we need to originate residential mortgage loans in markets outside our traditional trade areas, sell them on the secondary markets and either elect to retain or sell the servicing rights. Because this strategy is not deposit growth dependent, the volume of loans we can originate and sell is only limited by our ability to attract and retain an inspired sales force.

Financial Convenience
---------------------

              This sector of our business constitutes the activities that are generally used most frequently and valued the least by customers. This is the transfer of payment process, the collection of deposits, teller sold items, help in balancing checkbooks, etc. These are for the most part the services that are used most frequently by 80% of our lobby customers.

The emergence of the new consumers of the 1990s is profoundly changing the structure and delivery of services to value-conscious consumers. No longer can we gauge trends across mass markets. We need to offer products and services that add value yet deliver them in a profitable individualized mix of product, price and distribution points.

We are using technology to allow consumers access to information and service at their convenience.

We have been working hard to abandon the "old" banking paradigm of catering to all customers regardless of profitability. We agree with prominent banking research companies who find that 200% of our profit comes from 20% of our customers. The growing disaffection of our most profitable customers by either leaving altogether or, more typically, rapidly reducing their balances will ultimately result in lower profits.

We believe that services providers in the Financial Convenience arena cannot provide one level of services that fits all. We are shifting service choices to retain our most valuable customers while at the same time providing alternative delivery choices for the 80% who are presently unprofitable.

To that end we have redesigned our consumer checking account products to provide all customers with the opportunity to select the level of Financial Convenience they need while at the same time expanding our numbers of profitable accounts.

Profitability aside, customers also want direct access to their financial information. Many no longer have time to stop by for a chat with their banker. They want information technology that allows them to perform commonly used services at ATMs, voice response systems, automated loan machines and at home on their PC.

Our new Horizon Technology Centers provide customers a sales-office based platform that is accessible before and after scheduled office hours. This new concept is being introduced at our new South Franklin office in Michigan City. In it customers will find ATMs, an automated loan machine, financial planning models, voice response system access, automated merchant services and even areas where our customers of the future can play with personal computers equipped with fun ways to learn about financial services.

1997 and Beyond

Horizon's challenge will be to profitably offer products, services and delivery that are consistent with our wealth creation, quality of life and financial convenience strategies. Critical to meeting that challenge will be communicating the business plan with and developing the business plan through every owner-employee of Horizon. We have begun that process. We also place a very high degree of importance in linking owner-employee training and development programs to the business plan. We are successfully continuing that process. We also see the development and distribution of technology that allows all customers to be profitable at all levels of activity and balances critical to our success. We acknowledge that implementing our business plan in an environment that continues to favor less regulated non-bank competitors vying for the most profitable customers in all three concepts - wealth creation, quality of life and financial convenience - of our business will be increasingly challenging. Horizon Bancorp, however, is well positioned to meet these challenges having embarked on a focused set of strategies to create a "new" diversified financial services company through IMS Investment Management, The Loan Store, Inc., HBC Insurance Group, Inc. and Horizon Bank.

MANAGEMENT DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

ANALYSIS OF FINANCIAL CONDITION

Investment Securities
---------------------

Horizon maintains an overall investment portfolio of high quality with very low credit risk. Investment securities totaled $71.851 million at December 31, 1996 and consisted of U.S. Treasury and Government Agency securities of $7.861 million (11%); Municipal securities of $10.017 million (14%); Other securities of $4.146 million (6%); and Mortgage Backed securities of $49.827 million (69%). Total investment securities decreased 17.5% from 1995. The decrease was from principal and interest payments received on mortgage backed securities and from the maturity of investments, primarily U.S. Treasury and Government Agency securities. These funds were used primarily to fund loan growth during 1996.

As indicated above, the majority of the investment portfolio consists of mortgage backed securities. These instruments are secured by residential mortgages of varying maturities. Principal and interest payments are received monthly as the underlying mortgages are repaid. These payments also include prepayments of mortgage balances as borrowers either sell their homes or refinance their mortgages. Therefore, mortgage backed securities have maturities that are stated in terms of average life. The average life is the average amount of time that each principal dollar is expected to be outstanding. As of December 31, 1996, the mortgage backed securities in the investment portfolio had an average life of 6.63 years. Mortgage backed securities that have interest rates above current market rates are purchased at a premium. These securities may experience a significant increase in prepayments when lower market interest rates create an incentive for the borrower to refinance the underlying mortgage. This may result in a decrease of current income. That risk is mitigated by a shorter average life. Management currently believes that this risk is nominal.

Mortgage backed securities are repriced when the underlying mortgages carry adjustable interest rates, some of which may have caps. Approximately 39% of the mortgage backed securities that Horizon holds are secured by adjustable rate mortgages. Adjustments to the interest rates on the underlying mortgages occur throughout the year and these rate adjustments are passed through to the mortgage backed security immediately. The average amount and yield of the securities subject to repricing during each of the quarters of 1997, are as follows:

                                                  (IN THOUSANDS)
                                                Amount      Yield
                                                ------      -----
First Quarter, 1997                             $   969     7.36%
Second Quarter, 1997                              3,995     7.19%
Third Quarter, 1997                              10,711     7.66%
Fourth Quarter, 1997                              2,166     8.00%

The portion of the investment portfolio that is represented by the securities of State and Political Subdivisions is generally rated by Standard and Poor's and/or Moody's Investors Service. At December 31, 1996, this portion of the investment portfolio had an original cost of $10.017 million and of that amount, $8.218 million (82%) were rated AAA; $666 thousand (7%) were rated AA or A; and $1.113 million (11%) were not rated. Most of the not rated bonds were issued by local municipalities in our market area.

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

Unrealized gains and losses on securities classified as available for sale are carried as a separate component of stockholders' equity. Horizon considers a significant portion of its investment portfolio available for sale under guidelines set forth in FAS 115. As a result, Horizon transferred a major portion of its investment portfolio to available for sale upon adoption of FAS 115.

At December 31, 1996, 82.2% of investment securities were classified as available for sale compared to 86.0% at December 31, 1995. Securities classified as available for sale are carried at their fair value, with both unrealized gains and losses added or subtracted, net of tax, directly to stockholders' equity. This accounting method adds potential volatility to stockholders' equity, but net income is not affected unless securities are sold. Net appreciation on these securities totaled $145 thousand, which resulted in a $85 thousand addition, net of tax, to stockholders' equity at December 31, 1996. This compared to a $466 thousand, net of tax, addition to stockholders' equity at December 31, 1995.

Currently, Horizon does not maintain a trading account and is not using any derivative products for hedging or other purposes.

Loans
-----

Total loans were $271.476 million at December 31, 1996, the principal earning asset of Bank . The current level of loans is an increase of 12.34% from the December 31, 1995 level of $241.662 million. As the table below indicates, the increases are primarily in 1-4 family real estate loans which increased $14.822 million or 12.75%, working capital and equipment loans which increased $7.822 million or 15.18% and consumer real estate/home improvement loans which increased $6.227 million or 45.45%. These increases were offset by the sale of consumer education loans in July, 1996 which reduced education loans by $9.765 million or 99.10%.

(In thousands)                                                                              $               %
December 31                                           1996               1995             Change          Change
-----------                                           ----               ----             ------          ------
Real estate loans:
     1-4 Family                                     $131,071           $116,249           14,822          12.75%
     Multifamily                                         466                729             (263)        -36.08%
     Other                                             2,202              2,761             (559)        -20.25%
                                                    --------           --------           ------          -----
          Total                                      133,739            119,739           14,000          11.69%
Commercial Loans:
     Working Capital and Equipment                    59,359             51,537            7,822          15.18%
      Real Estate, including Agriculture               5,698              7,006           (1,308)        -18.67%
      Tax Exempt                                       6,926              5,895            1,031          17.49%
      Other                                            3,477              1,687            1,790         106.11%
                                                    --------           --------           ------          -----
             Total                                    75,460             66,125            9,335          14.12%
Consumer Loans:
      Auto                                            20,353             16,799            3,554          21.16%
      Recreation                                       1,434              1,095              339          30.96%
      Real Estate/ Home Improvement                   19,929             13,702            6,227          45.45%
      Education                                           89              9,854           (9,765)        -99.10%
      Home Equity                                      4,041              3,211              830          25.85%
      Credit Cards                                     7,244              6,018            1,226          20.37%
      Unsecured                                        5,154              1,605            3,549         221.12%
      Other                                            4,033              3,514              519          14.77%
                                                    --------           --------           ------          -----
             Total                                    62,277             55,798            6,479          11.61%

Grand Total                                         $271,476           $241,662           29,814          12.34%
                                                    ========           ========           ======          ======

The acceptance and management of credit risk is an integral part of Bank's business as a financial intermediary. Bank has established rigorous underwriting standards including a policy that monitors the lending function through strict administrative and reporting requirements. Bank maintains an independent loan review function that regularly attests to asset quality.

Community Reinvestment
----------------------

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

Real Estate Loans
-----------------

Real estate loans totaled $133.739 million or 49% of total loans as of December 31, 1996, compared to $119.739 million or 50% as of December 31, 1995. This category consists of home mortgages which generally require a loan to value of at least 80%. Some special guaranteed or insured real estate loan programs do permit a higher loan to collateral value ratio. Legally binding commitments to extend credit on real estate loans totaled $2.657 million and $2.996 million at December 31, 1996 and 1995, respectively.

In addition to the customary real estate loans described above, Bank also had outstanding on December 31, 1996, $4.041 million in home equity lines of credit and $3.211 million at December 31, 1995. Credit lines normally limit the loan to collateral value to no more than 70%. These loans are classified as consumer loans in the table above and in Note 4 to the consolidated financial statements.

Residential real estate lending is a highly competitive business. As of December 31, 1996, the real estate loan portfolio reflected a wide range of interest rate and repayment patterns, but could generally be categorized as follows:

                                                                                       (Dollars in thousands)
                                       |-----------------1996-------------|     |-------------1995---------------|
                                                  Percent of                                  Percent of
                                                  ----------                                  ----------
                                        Amount      Portfolio        Yield         Amount      Portfolio     Yield
                                        ------      ---------        -----         ------      ---------     -----
Fixed Rate
     Monthly Payment                   $53,508         40.01%        7.90%       $ 55,602         46.44%     7.92%
     Bi-Weekly Payment                  25,782         19.28%        7.84%         25,951         21.67%     7.85%
Adjustable Rate
     Monthly Payment                    53,807         40.23%        7.49%         37,439         31.27%     7.62%
     Bi-Weekly Payment                     642          0.48%        8.18%            747          0.62%     8.76%
                                           ---          -----        -----            ---          -----     -----
Total                                 $133,739        100.00%        7.74%       $119,739        100.00%     7.83%
                                      ========        =======        =====       ========        =======     =====

In addition to the real estate loan portfolio, Bank sells real estate loans which it services. On December 31, 1996, the portfolio serviced consisted of 359 loans totaling $19.609 million. The sale of real estate loans was greatly diminished during 1995, but sales resumed in 1996. Total loans sold during 1996 totaled $6.392 million.

Commercial Loans
----------------

Commercial loans totaled $75.460 million or 28% of total loans as of December 31, 1996, compared to $66.125 million or 27% as of December 31, 1995.

Commercial loans consisted of the following types of loans at December 31:

                                                                          (In thousands)
                                      |----------------------1996---------------------| |-------------------1995------------------|
                                                                       Percent of                                   Percent of
                                               Mumber       Amount     Portfolio             Number       Amount    Portfolio
                                               ------       ------     ---------             ------       ------    ---------
SBA Guaranteed Loans                               43       $4,748         6.29%                 44       $4,961        7.50%
Municipal Government                               63        8,884        11.77%                 28        8,144       12.32%
Lines of Credit                                   149       16,192        21.46%                135       16,868       25.51%
Real Estate and Equipment Term Loans              296       45,636        60.48%                312       36,152       54.67%
                                                  ---       ------        ------                ---       ------       ------
     Total                                        551      $75,460       100.00%                519      $66,125      100.00%
                                                  ===      =======       =======                ===      =======      =======


First Citizens Bank was recognized by the State of Indiana as the top lender in the state sponsored Capital Access Program for the third year and is a Certified Lender with the Small Business Administration.

Consumer Loans
--------------
Consumer loans totaled $62.277 million or 23% of total loans as of December 31, 1996, compared to $55.798 million or 23% as of December 31, 1995. The total consumer loan portfolio increased 9.6% in 1995 despite the planned reduction in the indirect loan portfolio of 8.0%. In 1996, the consumer loan portfolio continued to grow, increasing 11.61% even after the sale of education loans totaling $9.765 million or 17.66% of the consumer portfolio. These increases can be attributable to Bank's strong emphasis on direct lending in the sales offices.

In mid 1995, Bank purchased a credit scoring system to assist in lending decisions. A credit scoring system is a computer-based predictive behavior program that uses information such as employment history, credit reports and monthly income and expenses to make a recommendation regarding the approval of a consumer loan. This system has assisted in improving the approval ratio on consumer installment loans.

Allowance and Provision for Loan Losses
---------------------------------------

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

At December 31, 1996, the allowance for loan losses was .90% of total loans outstanding, compared to 1.15% at December 31, 1995.

Nonperforming Loans
-------------------

Nonperforming loans are defined as loans that are greater than 90 days delinquent or have had the accrual of interest discontinued by management. Management continues to work diligently toward returning nonperforming loans to an earning asset status. Nonperforming loans for the previous three years ending December 31 are as follows:

                                                  (In thousands)
                                        1996           1995            1994
                                        ----           ----            ----
Nonperforming Loans                   $ 998          $ 1,201         $ 3,268
                                      =====          =======         =======

Nonperforming loans were .41 times the allowance for loan losses at December 31, 1996 compared to .43 and 1.28 times the allowance for loan losses on December 1995 and 1994, respectively. The decrease in the nonperforming loans as of December 31, 1995 is primarily due to three loans which were returned to a performing status. These loans had sustained required payment performance over a period of six months or longer.

Bank adopted FAS No. 114 and 118, "Accounting by Creditors for Impairment of a Loan" as of January 1, 1995. This statement addresses how a financial institution classifies impaired loans. A loan becomes impaired when, based on current information, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is classified as impaired, the degree of impairment must be recognized by estimating future cash flows from the debtor. The present value of these cash flows is computed at a discount rate based on the interest rate contained in the loan agreement. However, if a particular loan has a determinable market value, the creditor may use that value. Also, if the loan is secured and considered collateral dependent, the creditor may use the fair value of the collateral.

FAS No. 114 and 118 apply to all loans except large groups of homogeneous loans that are collectively evaluated. Smaller-balance, homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by 1 to 4 family residences, residential construction loans, automobile, home equity and second mortgage loans. Commercial loans and real estate mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicate that underlying cash flows of a borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of 30 days or more. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are often considered impaired. Impaired loans or portions thereof, are charged off when deemed uncollectible.

Other real estate owned (OREO) and the related allowance for OREO losses for the previous three years ending December 31 is as follows:

                                                           (In thousands)
                                                   1996          1995        1994
                                                   ----          ----        ----
Other real estate owned                            $500        $4,193      $5,730
Allowance for OREO losses                           151         1,075       1,801
                                                   ----        ------      ------
Net other real estate owned                        $349        $3,118      $3,929
                                                   ====        ======      ======

The decline in OREO during 1996 is a result of the sale of one property owned by Bank's wholly owned subsidiary, Trail Creek Properties, Inc. ("TCP"). On August 14, 1996, TCP announced it had signed an agreement with Indiana Blue Chip Hotel & Riverboat Casino Resort Corp. ("Blue Chip") for the sale of property commonly known as Newport Marina and some surrounding contiguous and noncontiguous parcels. This property is to be used for a riverboat gaming site. The Newport Marina property was acquired by TCP in 1990 in a foreclosure action on a defaulted loan. The sale, consummated on November 4, 1996, resulted in a gain of approximately $1 million, net of tax.

DEPOSITS
--------

The primary source of funds for Bank comes from the acceptance of demand and time deposits. However, at times Bank will use its ability to borrow funds from the Federal Home Loan Bank when it can do so at interest rates and terms that are superior to those required for deposited funds. Total deposits were $289.180 million at December 31, 1996 compared to $288.984 million at December 31, 1995 or an increase of .07% . Below is a table of average deposits and rates by category for the previous three years ending December 31.

                                              (In Thousands)
                                              Average Balance                                   Average Rate
                                             Outstanding for the                                Paid for the
                                           Year Ended December 31                          Year Ended December 31
                                           ----------------------                          ----------------------
                                  1996             1995                1994             1996       1995     1994
                                  ----             ----                ----             ----       ----     ----
Noninterest-bearing
 demand deposits                $ 33,680       $   34,186         $   34,193
Interest-bearing
 demand deposits                  53,851           51,802             52,529            1.48%      1.47%    1.49%
Savings deposits                  70,386           76,127             90,482            2.25       2.25      2.49
Time deposits                    132,780          125,690            113,288            5.44       5.42      3.94
                               ---------        ---------          ---------
   Total deposits              $ 290,697        $ 287,805          $ 290,492
                               =========        =========          =========

Management believes that the slow growth in deposits is the result of the lower interest rate environment, intense competition from non-financial institutions offering mutual funds, annuities and other investment alternatives and from Bank's own or competitive borrowed funds such as FHLB borrowings. Plans for 1997 include growth in deposits, especially time deposits, and will likely cause an increase in the average rate paid.

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) - RETIREMENT PLAN
------------------------------------------------------

In early 1993, the Compensation Committee of the Board initially discussed the continuation of Horizon's employee retirement benefit program which is maintained as an Employee Stock Ownership Plan. In August 1993, the Board of Directors approved the continuation of this plan and authorized the transfer of 172,414 shares of Horizon's stock into the ESOP for future allocation to employee retirement accounts. This was reported to shareholders in the 1993 annual report issued in April, 1994. Upon approval by all the required regulatory agencies, Horizon issued $5,000,006 in stock on August 26, 1994 at a price of $29 per share, the market value of the stock at the time the transaction was approved. Under Federal regulation, the ESOP may pay a value equal to or less than market value for acquired shares, but not more. Under Statement of Position 93-6 "Employers Accounting for Employee Stock Ownership Plans" issued by the Accounting Standards Division of the American Institute of Certified Public Accountants, these shares are not included in outstanding shares for the purposes of computing earnings per share and book value per share until they are committed to be released for allocation to employee retirement accounts.

On July 3, 1996, after obtaining approval from all required regulatory agencies, the ESOP borrowed $965,500 directly from Horizon and utilized the proceeds to purchase 23,550 shares from unrelated shareholders. In exchange, the ESOP issued a Term Note and Security Agreement to Horizon.

As of December 31, 1996, 135,930 shares were allocated to employees combined with 179,427 unallocated shares for a total of 315,357 shares in the ESOP. Dividends paid on 135,930 shares which have been allocated to employee accounts in prior years are returned to Horizon in payment for shares not yet allocated and as a result these dividends are returned to capital and are not recorded as compensation expense. Dividends paid on unallocated shares as well as any additional contributions made by Horizon to the ESOP are treated as compensation expense, but are returned to capital as a payment for unallocated shares. Although the stock being acquired carries an issue price of $29 per share, the stock must be allocated at its current market value if that is higher at the date of allocation. In this instance the cost increase is charged to compensation expense and is also returned to capital. As a result, the cost of providing a retirement benefit, as well as the reduction in cash for dividends on allocated shares, are returned to Horizon's capital accounts. Retirement programs in other companies that are not ESOP companies result in costs only and no return of capital is realized. Therefore, although the ESOP results in charges to expense like any retirement plan, from a capital retention standpoint, the ESOP is of no cost to Horizon. Further, Horizon receives special tax benefits for ESOP related dividends that are not otherwise available. Because the costs attributable to the ESOP are returned to capital under Horizon's policy, the amount of such ESOP related additions may be added to net income in computing net income for dividend purposes.

As of December 31, 1996, the ESOP owned 34.91% of the outstanding shares of Horizon and is subject to regulation and review by the Federal Reserve Bank as a bank holding company. Also, shares owned in the ESOP are subject to the voting decisions of the individual employees and are not otherwise voted by management. Through their Visions and Values document, the employees have indicated that it is their intent to maintain their ownership in Horizon as an independent community bank. They are committed to doing those things necessary to make it a strong financial institution which brings high value to its stakeholders - its customers, shareholders, employees and communities. In addition to those shares owned by the ESOP, insiders also own other shares which would bring the ownership of insiders to a level of 38.54%, excluding vested stock options, as of December 31, 1996.

At December 31, 1996, the ESOP paid $512,700 to Horizon in order to release 17,607 shares which were allocated to participants.

CAPITAL RESOURCES
-----------------

The capital resources of Horizon and Bank remain strong and exceed regulatory capital ratios for "well capitalized" banks at December 31, 1996. Stockholders' equity totaled $33.508 million ($4.211 million from ESOP) as of December 31, 1996 compared to $32.371 million ($3.818 million from ESOP) as of December 31, 1995. The increase in stockholders' equity during 1996 is the result of net income, net of dividends paid offset by the decrease in the market value of investment securities available for sale accounted for as an addition/reduction of stockholders' equity. At year end 1996, the ratio of stockholders' equity to assets was 8.77% compared to 8.80% for 1995.

Horizon has selectively purchased shares that became available in the market from time to time. During 1996, management purchased 8,778 shares at a cost of $368 thousand compared to 21,562 shares at a cost of $745 thousand and 7,041 shares at a cost of $233 thousand for 1995 and 1994, respectively.

Horizon paid dividends in the amount of $1.40 per share in 1996 and $1.20 per share in 1995 and 1994. The dividend pay-out ratio (dividends as a percent of net income) was 27% during 1996 as compared to 29% and 34% in 1995 and 1994, respectively. The dividend pay-out ratio is lower in 1996 and 1995 because net income includes the gain on sale of OREO of approximately $1 million, net of tax, in 1996 and the Federal and State tax refunds of $1.252 million, including interest, in 1995. The dividend pay-out ratio excluding the OREO gain and tax refunds would be 37% and 50% in 1996 and 1995, respectively. Horizon intends to target a dividend pay-out ratio of 35-45% in the future as determined by quarterly earnings, capital levels and regulatory approvals. Because all of the costs attributable to the ESOP are returned to capital, the amount of such ESOP related additions may be added back to net income in computing dividends under Horizon's policy. For additional information regarding dividend conditions, see
Note 1 of the Notes to the Consolidated Financial Statements.

As of December 31, 1996, management is not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have or are reasonably likely to have a material effect on Horizon's liquidity, capital resources or operations.

IMS INVESTMENT MANAGEMENT
-------------------------

On October 1, 1996, the Bank formed a wholly-owned subsidiary, IMS Investment Management, N.A. (IMS). IMS manages the majority of the trust accounts previously managed by Bank. Assets under management of IMS had a book value of $351 million at December 31, 1996 compared to $319 million at December 31, 1995. This represents a 10.0% increase over 1995.

The book value and market value of assets held in IMS at December 31, 1996 by asset type are as follows: (In thousands)

                                      Book Value           Percentage             Market Value          Percentage

Cash                                      $1,388                0.40%                   $1,388               0.34%
Money Market Funds                        56,692               16.14%                   56,692              13.98%
Government and Agency Bonds               88,772               25.28%                   89,305              22.02%
Municipal Bonds                           49,137               13.99%                   50,369              12.42%
Corporate Bonds                           38,237               10.89%                   38,629               9.53%
Common and Preferred Stock                86,970               24.76%                  137,681              33.96%
Mutual Funds                              24,916                7.09%                   26,721               6.59%
Miscellaneous                              5,095                1.45%                    4,723               1.16%
                                        --------              ------                  --------             ------
    Total                               $351,207              100.00%                 $405,508             100.00%
                                        ========              =======                 ========             =======

IMS manages a variety of types of investment accounts including personal trusts, agencies, estates and guardianships, corporate agencies and employee benefit agencies and trusts. The total book values of each of these types of accounts at December 31, 1996 are as follows:

                                                                     (In thousands)
                                                           Book Value              Percentage
                                                           ----------              ----------
Agencies                                                     $147,901                  42.11%
Estates and Guardianships                                       3,309                   0.94%
Personal Trusts                                               100,246                  28.55%
Employee Benefit                                               99,206                  28.25%
Corporate Agency                                                  437                   0.12%
Other                                                             108                   0.03%
                                                             --------                 ------

Total                                                        $351,207                 100.00%
                                                             ========                 =======


Agencies total 42.11% of the book value of the accounts administered by IMS at December 31, 1996. In an agency account, IMS typically holds assets for a client and maintains records of these assets. IMS may or may not have the responsibility for making investment decisions on this type of account. Personal trusts consist of 28.55% of the assets managed by IMS. In a personal trust, IMS is named trustee for the assets in the trust. There may be an estate plan included in this type of trust and the investment decisions may be made by either IMS or the grantor of the personal trust. Employee benefit agencies and trusts are 28.25% of the assets in IMS. Responsibilities of IMS for employee benefit accounts normally consist of maintaining records for each plan participant, complying with regulations governing retirement plans and may include making investment decisions.

RESULTS OF OPERATIONS

NET INCOME
----------

Consolidated net income was $3.824 million or $5.19 per share for 1996 compared to $3.039 million or $4.05 per share and $2.668 million or $3.48 per share in 1995 and 1994, respectively. Because of the unique qualities of ESOP derived costs discussed above, these earnings from a capital retention standpoint could be comparable to a non-ESOP performance of $4.409 million or $5.98 per share for 1996, compared to $3.631 million or $4.84 per share and $2.828 million or $3.68 per share in 1995 and 1994 respectively. In November, 1996, a gain on sale of OREO was recorded totaling approximately $1 million or $1.35 per share, net of tax. In March 1995, Horizon received a Federal income tax refund of $954 thousand plus interest of $298 thousand. The total $1.252 million or $1.67 per share is included in 1995 net income.

NET INTEREST INCOME
-------------------

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


                                                              --------------1996------------    -------------1995-----------------

                                                              Average                 Yield/      Average                   Yield/
(In thousands)                                                Balance     Interest     Rate       Balance      Interest      Rate
                                                              -------     --------     ----       -------      --------      ----
ASSETS
Interest-earning assets
   Loans - total (1) (3)                                        $256,580    $23,096      9.00%       $226,198     $20,228      8.94%
   Taxable investment securities                                  67,833      4,504      6.64%         82,348       5,422      6.58%
   Nontaxable investment securities (2)                           10,138        455      4.49%         12,233         519      4.24%
   Interest-bearing balances and                                     968         46      4.75%          1,044          60      5.75%
      money market investments (4)
   Bankers Acceptances
   Federal funds sold                                              2,476        132      5.33%            592          33      5.57%
                                                                   -----        ---      -----            ---          --      -----
      Total interest-earning assets                              337,995     28,233      8.35%        322,415      26,262      8.15%
                                                                 -------     ------      -----        -------      ------      -----
Noninterest-earning assets
   Cash and due from banks                                        12,879                               13,310
   Allowance for loan losses                                     (2,655)                              (2,716)
   Other assets                                                   19,547                               20,303
                                                                  ------                               ------
Total assets                                                    $367,766                             $353,312
                                                                ========                             ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities
   Savings deposits                                               70,386      1,587      2.25%         76,127       1,712      2.25%
   Interest-bearing demand deposits                               53,851        798      1.48%         51,802         760      1.47%
   Time deposits                                                 132,780      7,221      5.44%        125,690       6,811      5.42%
   Short-term borrowings                                          13,529        713      5.27%         15,948         939      5.89%
   Long-term debt                                                 27,306      1,481      5.42%         16,726         890      5.32%
                                                                  ------      -----      -----         ------         ---      -----
      Total interest-earning liabilities                         297,852     11,800      3.96%        286,293      11,112      3.88%
                                                                 -------     ------      -----        -------      ------      -----
Noninterest-bearing liabilities
   Demand deposits                                                33,680                               34,186
   Other liabilities                                               3,479                                2,719
   Stockholder's equity                                           32,755                               30,114
                                                                --------                             --------
Total liabilities and stockholders' equity                      $367,766                             $353,312
                                                                ========                             ========
Net interest income                                                          16,433                               15,150
                                                                           ========                             ========

Net interest income as a percent of interest-earning assets                              4.86%                                 4.70%
                                                                                         ====                                  ====



                                                              ---------------1994------------------

                                                                  Average                  Yield/
(In thousands)                                                    Balance      Interest     Rate
                                                                  -------      --------     ----
ASSETS
Interest-earning assets
  Loans - total (1) (3)                                          $218,053      $18,559      8.51%
   Taxable investment securities                                   86,337        4,906      5.68%
   Nontaxable investment securities (2)                            15,483          620      4.00%
   Interest-bearing balances and                                    1,253           51      4.07%
      money market investments (4)
   Bankers Acceptances                                                538           18      3.35%
   Federal funds sold                                               1,306           43      3.29%
                                                                  -------       ------      -----
      Total interest-earning assets                               322,970       24,197      7.49%
                                                                  -------       ------      -----
Noninterest-earning assets
   Cash and due from banks                                         16,279
   Allowance for loan losses                                       (2,540)
   Other assets                                                    17,425
                                                                   ------
Total assets                                                     $354,134
                                                                 ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities
   Savings deposits                                               $90,482        2,253      2.49%
   Interest-bearing demand deposits                                52,529          781      1.49%
   Time deposits                                                  113,288        4,466      3.94%
   Short-term borrowings                                           14,393          659      4.58%
   Long-term debt                                                  20,429        1,198      5.86%
                                                                 --------       ------      -----
      Total interest-earning liabilities                          291,121        9,357      3.21%
                                                                 --------       ------      -----
Noninterest-bearing liabilities
   Demand deposits                                                 34,193
   Other liabilities                                                  449
   Stockholder's equity                                            28,371
                                                                 --------
Total liabilities and stockholders' equity                       $354,134
                                                                 ========
Net interest income                                                             14,840
                                                                                ======

Net interest income as a percent of interest-earning assets                                 4.59%
                                                                                            =====

(1) Nonaccruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees.
(2)      Yields are not presented on a tax-equivalent basis.
(3) Loan fees and late fees included in interest on loans aggregated $1,122,390, $1,056,404 and $956,959 in 1996, 1995 and 1994,
         respectively.
(4) Horizon has no foreign office and, accordingly, no assets or liabilities attributable to foreign operations. Horizon's subsidiary bank had no funds invested in Eurodollar Certificates of Deposit at December 31, 1996.



                                                             1996-1995                           1995 - 1994
                                                         Increase/(Decrease)                 Increase/(Decrease)
            (In thousands)                                       Change     Change                   Change     Change
                                                    Total        Due To     Due To      Total        Due To     Due To
            INTEREST INCOME                         Change       Volume      Rate       Change       Volume      Rate
            ---------------                         ------       ------     ----        ------       ------      ----
Loans - total                                       $2,868       $2,734     $134        $1,669         $708      $  961
Taxable investment securities                         (918)        (963)      45           516         (235)        751
Nontaxable investment securities                       (64)         (93)      29          (101)        (136)         35
Interest bearing balances &                            (14)          (4)     (10)            9          (10)         19
  money market investments
Bankers Acceptances                                                                        (18)          (9)         (9)
Federal Funds Sold                                      99          101       (2)          (10)         (31)         21
                                                    ------       ------     ----        ------       ------      ------
     Total interest income                          $1,971       $1,775     $196        $2,065       $  287      $1,778
                                                    ------       ------     ----        ------       ------      ------
           INTEREST EXPENSE
           ----------------

                       Savings deposits             $ (125)      $ (129)    $  4        $ (541)      $ (336)     $ (205)
       Interest bearing demand deposits                 38           30        8           (21)         (11)        (10)
                          Time deposits                410          385       25         2,345          530       1,815
                  Short-term borrowings               (226)        (134)     (92)          280           77         203
                         Long-term debt                591          574       17          (308)        (204)       (104)
                                                    ------       ------     ----        ------       ------      ------
     Total interest expense                            688          726      (38)        1,755           56       1,699
                                                    ------       ------     ----        ------       ------      ------
NET INTEREST EARNINGS                               $1,283       $1,049     $234        $  310       $  231      $   79
                                                    ======       ======     ====        ======       ======      ======

Horizon's average earning assets were $337.995 million in 1996 compared to $322.415 million in 1995 and $322.970 million in 1994. The net interest margin for 1996 was 4.86% compared to 4.70% and 4.59% in 1995 and 1994, respectively. The increase in net interest margin from 1995 to 1996 was primarily related to the increased volume of loans, especially consumer loans, offset slightly by increased volume of certificates of deposits and long term debt.

The increase in net interest margin from 1994 to 1995 was primarily due to interest rate increases during late 1994 and early 1995 that allowed Horizon to obtain higher interest rates on adjustable rate loans and investment securities offset by the increased rates that were paid on deposits and other funding, especially certificates of deposits and short term borrowings.

NONINTEREST INCOME
------------------

The major components of noninterest income consist of service charges on deposit accounts and fiduciary fees. Service charges on deposit accounts are based upon:
a) recovery of direct operating expenses associated with providing the service,
b) allowing for a profit margin that provides an adequate return on assets and stockholders' equity and c) competitive factors within Bank's markets. Service charges on deposits were $1.573 million, $1.441 million and $1.310 million for 1996, 1995 and 1994, respectively.

Net security gains were $0 for 1996 compared to $46 thousand and $273 thousand for 1995 and 1994, respectively. Net security gains in 1995 and 1994 were the result of investment portfolio repositioning that occurred during these years. Trust fees were $2.094 million in 1996 compared to $1.769 million and $1.700 million in 1995 and 1994, respectively.

NONINTEREST EXPENSE
-------------------

Noninterest expense totaled $16.694 million in 1996 compared to $15.931 million and $14.609 million in 1995 and 1994, respectively. The increases in 1996 was a result of increased salaries and benefits and data processing and equipment expense offset by a decrease in loss on other real estate owned. The increase in 1995 was a result of increased salaries and benefits, data processing and equipment expense and training costs offset by a decrease in loss on other real estate owned.

Salaries and benefits increased 3.67% during 1996 compared to an increase of 13.72% for 1995 and an increase of 1.98% for 1994. The 1995 increase is primarily the result of an increase in group health insurance costs, termination benefits, ESOP expense and stock appreciation rights expense offset by the decrease in bonus expense. The Bank developed and implemented a staffing model to monitor productivity and determine the optimum number of employees per division and reached these levels in early 1996.

Data processing and equipment expense increased 22.56% in 1996, 4.4% in 1995, 27.55% in 1994. The 1996 increase is due to investments in technology that caused an increase in depreciation expense and an increase in support and maintenance expense. The 1994 increase is due to expenses associated with conversion to an in-house main frame computer system and other technology related expenses.

Total other expenses increased 4.89%, 9.44% and 11.11% in 1996, 1995 and 1994, respectively. The primary factors contributing to the 1996 increase in other expense were: 1) $70 thousand increase in supplies and printing expenses, 2) $75 thousand increase in advertising expenses, 3) $199 thousand increase in corporate expenses, 4) $170 thousand increase in losses, including frauds and forgeries and 5) $332 thousand decrease in deposit insurance expense . The primary factors contributing to the 1995 increase in other expense were: 1) $185 thousand increase in external training expenses associated with an intense development program for bank owner-employees, 2) a $68 thousand increase in advertising expenses, 3) a decrease of $333 thousand from the reduction in Federal Deposit Insurance Corporation (FDIC) rates, 4) $176 thousand expense related to the Insurance Company and 5) a $68 thousand increase in communication expenses.

FDIC deposit insurance assessments decreased 97.65% in 1996 compared to decreases of 49.48% and 8.19% in 1995 and 1994, respectively. The FDIC assesses "risk-based" deposit insurance premiums based upon capital levels and regulatory supervisory ratings. As a "well capitalized" financial institution, Bank qualified for the lowest possible assessment. The Bank Insurance Fund (BIF) was fully funded in 1996 and the Bank's assessment rate was reduced to zero. The 1995 decrease was due to a refund of $171 thousand and the reduction of rates to $.04 per $100 of insured deposits. On September 30, 1996, the Deposit Insurance Funds Act of 1996 was signed into law, which made members of the BIF partially responsible for servicing the interest on Financing Corporation (FICO) bonds that were issued by the government to pay for the thrift cleanup in the late 1980's. Beginning January, 1997, Horizon will begin paying the FICO assessment of 1.296 cents per $100 of deposits.

INCOME TAXES
------------

The income tax provision totaled $1.599 million in 1996 compared to $167 thousand and $1.449 million 1995 and 1994, respectively. The effective tax rate was 29.49%, 5.21% and 35.20% for 1996, 1995, and 1994, respectively. Horizon received a Federal income tax refund during the first quarter of 1995 totaling $1.252 million including interest of $298 thousand. In 1993, Horizon filed several amended tax returns to obtain refunds of Federal taxes paid in prior periods dating back to 1985. Excluding the portion of the tax refund that was a direct reduction of tax expense in 1995, the effective tax rate would have been 34.97%.

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

LIQUIDITY
---------

The Bank maintains a stable base of core deposits provided by long standing relationships with consumers and local businesses. These deposits are the principal source of liquidity for Horizon. Other sources of liquidity for Horizon include earnings, loan repayment, investment security sales and maturities, sale of real estate loans and borrowing relationships with correspondent banks, including the Federal Home Loan Bank (FHLB). During 1996, cash flows were generated from earnings of $3.8 million, a $14.3 million decrease in investment securities, a $6.4 million sale of loans and a $20 million increase in borrowings with FHLB. Cash flows were used for a $37.8 million increase in loan demand, a $4 million purchase of premises and equipment and $8.7 million reduction in short term borrowings. The net cash position decreased $1.7 million, primarily in cash and due from banks and Federal funds sold.

INTEREST SENSITIVITY
--------------------

The degree by which net interest income may fluctuate due to changes in interest rates is monitored by Horizon using computer simulation modeling to quantify the effect of expected repricing of specific financial assets and liabilities. When repricing opportunities are not properly aligned, net interest income may be affected when interest rates change. Forecasting results of the possible outcomes determine the exposure of interest rate risk inherent in Horizon's balance sheet. The goal is to manage imbalanced positions that arise when the total amount of assets repricing or maturing in a given time period differs significantly from liabilities that are repricing or maturing in the same time period. The theory behind managing the difference between repricing assets and repricing liabilities is to have more assets repricing in a rising rate environment and more liabilities repricing in a declining rate environment. At December 31, 1996, Horizon had a negative Gap position of 1:.82 This indicates that the total amount of assets repricing within one year were 82% of the total amount of liabilities repricing within the same time period. This compares to a negative GAP position of 1:.95 at December 31, 1995.

                                                                                  Rate Sensitivity
                                                                Greater than 3 months  Less than 6 months
                                                     3 months      and                         and           Greater
                           (In thousands)             or less   Less than 6 months     Greater than 1 year  than 1 year     Total
                           --------------             -------   ------------------     -------------------  -----------     -----
Loans                                                 $53,313           $17,009               $33,533        $166,220      $270,075
Money Market Investments                                  789                                                                   789
Interest bearing balances with Banks                                                                              211           211
Investment securities and investment securities         8,063            10,778                17,167          35,847        71,855
available for sale
Other assets                                                                                                   39,108        39,108
                                                      -----------------------------------------------------------------------------
      Total assets                                    $62,165           $27,787               $50,700        $241,386      $382,038
                                                      =============================================================================

Non-interest bearing deposits                                                                                  46,050        46,050
Interest bearing deposits                              71,639            35,176                20,517         115,798       243,130
Borrowed funds                                         20,324                                  23,000          11,025        54,349
Other liabilities                                                                                               5,001         5,001
Stockholders equity                                                                                            33,508        33,508
                                                      -----------------------------------------------------------------------------
   Total liabilities and stockholders equity          $91,963           $35,176               $43,517        $211,382      $382,038
                                                      =============================================================================

GAP                                                 $(29,798)          $(7,389)                $7,183         $30,004
Cumulative GAP                                       (29,798)          (37,187)              (30,004)               0


CONSOLIDATED BALANCE SHEETS (THOUSANDS)

                                                          1996          1995
                                                          ----          ----
ASSETS
Cash and cash equivalents
       Cash and due from banks                          $  19,551     $  20,987
       Money market investment                                789         1,079
                                                        ---------     ---------
         Total cash and cash equivalents                   20,340        22,066

Short-term investments-interest-bearing
   balances in banks                                          211           206

Investment securities available for sale                   59,041        74,942
Investment securities held to maturity
   (fair value $12,838 - 1996, $12,202 - 1995)             12,810        12,167

Loans held for sale                                         1,034

Loans                                                     271,476       241,662
Allowance for loan losses                                  (2,435)       (2,777)
                                                        ---------     ---------
     Net loans                                            269,041       238,885

Premises and equipment                                     14,053        11,027

Accrued interest receivable                                 2,216         2,900

Other assets                                                3,292         5,820

                                                        ---------     ---------
        Total assets                                    $ 382,038     $ 368,013
                                                        =========     =========

                                                           1996         1995
                                                           ----         ----
LIABILITIES
Deposits
     Noninterest-bearing                                 $  46,050    $  45,479
     Interest-bearing                                      243,130      243,505
                                                         ---------    ---------
        Total deposits                                     289,180      288,984
Short-term borrowings                                       12,849       21,569
Federal Home Loan Bank advances                             41,500       21,400
Accrued interest payable                                       590          567
Other liabilities                                            4,411        3,122
                                                         ---------    ---------
        Total liabilities                                  348,530      335,642
                                                         =========    =========
Equity received from contributions and dividends
    to the ESOP                                              4,211        3,818

STOCKHOLDERS' EQUITY

Common stock: $1 stated value, 5,000,000 shares
   authorized and 1,027,531 shares issued, less
   ESOP shares of 315,357 and 295,370 at
   December 31, 1996 and 1995                                  708          732
Additional paid-in capital                                   7,962        9,238
Retained earnings                                           23,898       21,105
Net unrealized gain/loss on securities                          85          466
Less treasury stock, at cost
   (124,085 shares - 1996, 115,307 shares - 1995)           (3,356)      (2,988)
                                                         ---------    ---------
        Total stockholders' equity                          29,297       28,553
                                                         ---------    ---------
        Total liabilities and stockholder's equity       $ 382,038    $ 368,013
                                                         =========    =========


The accomanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF INCOME (THOUSANDS)

                                                    1996       1995       1994
                                                    ----       ----       ----
INTEREST INCOME
  Interest and fees on loans                       $23,096    $20,228    $18,559
  Interest and dividends on investments
     Taxable                                         4,682      5,515      5,000
     Nontaxable                                        455        519        620
                                                   -------    -------    -------
        Total interest income                       28,233     26,262     24,179
                                                   -------    -------    -------
INTEREST EXPENSE
   Interest on deposits                              9,605      9,284      7,499
   Interest on Federal funds purchased
     and securities sold under agreements
     to repurchase                                     714        938        659
  Interest on Federal Home Loan Bank
     advances                                        1,481        890      1,198
                                                   -------    -------    -------
        Total interest expense                      11,800     11,112      9,356
                                                   -------    -------    -------
NET INTEREST INCOME                                 16,433     15,150     14,823

PROVISION FOR LOAN LOSSES                               66                   165
                                                   -------    -------    -------
NET INTEREST INCOME AFTER

   PREVISION FOR LOAN LOSSES                        16,367     15,150     14,658


                                                  1996        1995        1994
                                                  ----        ----        ----
NONINTEREST INCOME
  Service charges on deposits                      1,573       1,441       1,310
  Fiduciary income                                 2,094       1,769       1,700
  Investment security gains                                       46         273
  Gain on sale of other real
     estate owned                                  1,609          45         490
  Other Income                                       474         686         295
                                                 -------     -------     -------
        Total noninterest income                   5,750       3,987       4,068
                                                 -------     -------     -------
NONINTEREST EXPENSE
  Salaries and employee benefits                   8,671       8,364       7,355
  Occupancy expense of Company
     premises, net of rental income                1,164       1,017       1,036
  Data processing and equipment
     expenses                                      2,108       1,720       1,648
  Loss on other real estate owned                     55         353         479
  Other expenses                                   4,696       4,477       4,091
                                                 -------     -------     -------
        Total noninterest expense                 16,694      15,931      14,609
                                                 -------     -------     -------
INCOME BEFORE INCOME TAXES                         5,423       3,206       4,117
PROVISION FOR INCOME TAXES                         1,599         167       1,449
                                                 -------     -------     -------
NET INCOME                                       $ 3,824     $ 3,039     $ 2,668
                                                 =======     =======     =======

Earnings per common share                        $  5.19     $  4.12     $  3.62


The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(Dollars in thousands, except per share data)

                                                                       Common       Additional         Retained
                                                                        Stock     Paid-In Capital      Earnings
---------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1994                                                 $732          $9,238          $17,212
---------------------------------------------------------------------------------------------------------------------

Net Income                                                                                               2,668
Cash Dividends ($1.20 per share)                                                                          (919)
Purchase of  7,041 shares of  treasury stock
Change in unrealized loss on marketable equity securities
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                                               $732          $9,238          $18,961
---------------------------------------------------------------------------------------------------------------------
Net Income                                                                                               3,039
Cash Dividends ($1.20 per share)                                                                          (895)
Purchase of 21,562 shares of treasury stock
Change in unrealized loss on marketable equity securities
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                                               $732          $9,238          $21,105
---------------------------------------------------------------------------------------------------------------------
Net Income                                                                                               3,824
Cash Dividends ($1.40 per share)                                                                        (1,031)
Purchase of 8,778 shares of treasury stock
Net purchases and distributions with ESOP                                 (24)         (1,339)
Tax benefit of ESOP dividend deduction                                                     63
Change in unrealized loss on marketable equity securities
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                                               $708          $7,962          $23,898
---------------------------------------------------------------------------------------------------------------------


                                                                        Unrealized Gain/loss on                          Total
                                                                       Securities Available for                      Stockholders'
                                                                                 Sale            Treasury Stock         Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1994                                                        $(138)             $(2,010)              $25,034
-----------------------------------------------------------------------------------------------------------------------------------

Net Income                                                                                                                 2,668
Cash Dividends ($1.20 per share)                                                                                            (919)
Purchase of  7,041 shares of  treasury stock                                                          (233)                 (233)
Change in unrealized loss on marketable equity securities                      (2,189)                                    (2,189)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                                                    $(2,327)             $(2,243)              $24,361
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                                                                 3,039
Cash Dividends ($1.20 per share)                                                                                            (895)
Purchase of 21,562 shares of treasury stock                                                           (745)                 (745)
Change in unrealized loss on marketable equity securities                       2,793                                      2,793
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                                                       $466              $(2,988)              $28,553
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                                                                 3,824
Cash Dividends ($1.40 per share)                                                                                          (1,031)
Purchase of 8,778 shares of treasury stock                                                            (368)                 (368)
Net purchases and distributions with ESOP                                                                                 (1,363)
Tax benefit of ESOP dividend deduction                                                                                        63
Change in unrealized loss on marketable equity securities                        (381)                                      (381)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                                                        $85              $(3,356)              $29,297
-----------------------------------------------------------------------------------------------------------------------------------



The accompanying notes are in integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (THOUSANDS)

                                                       1996        1995        1994
                                                       ----        ----        ----
Net income                                           $  3,824    $  3,039    $  2,668
Adjustments to reconcile net income to net cash:
from operating activities:
   Depreciation                                         1,040         892         725
   Net (accretion)/amortization                           312         179         247
   Additional paid in capital from release of             244         172
   ESOP shares
   Provision for loan losses                               66                     165
   Gains on sales of loans                                                         (8)
   Security gains                                                     (46)       (273)
   Gain/loss on disposal of fixed assets                   (2)         24          21
   Gain on sale of other real estate owned             (1,609)        (45)       (490)
   Loss on other real estate owned                         55         353         479
   Benefit of deferred taxes                              357         117        (202)
   Change in deferred loan fees                           (52)        (26)        (56)
   Change in unearned income                               51        (262)       (629)
   Change in interest receivable                          684         (93)       (167)
   Change in interest payable                              23         101          54
   Change in other assets                               2,825         697       1,423
   Change in other liabilities                          1,289         452      (2,415)
                                                     --------    --------    --------
     Net cash provided by operating activities          9,107       5,554       1,542
                                                     --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of investment securities                       15,607      14,895
available for sale
Proceeds from maturities, calls and principal
repayments of investment
  securities-available for sale                        17,969      16,923      11,660
Proceeds from maturities, calls and principal
repayments of investment
  securities-held to maturity                           5,555       5,926       8,436
Purchase of investment securities-available for        (2,993)    (19,757)    (29,584)
sale
Purchase of investment securities-held to maturity     (6,217)     (2,622)     (5,859)
Change in short-term investments                           (5)       (106)
Change in loans                                       (37,452)    (17,138)     (6,121)
Purchase of loans                                        (344)     (1,260)     (1,367)
Proceeds from sales of loans                            6,392         353       3,477
Recoveries on loans previously charged-off                149         515         301
Premises and equipment expenditures                    (4,064)     (1,667)     (1,635)
                                                     --------    --------    --------
        Net cash provided by (used in) investing      (21,010)     (3,226)     (5,797)
                                                     --------    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase/(decrease) in deposits                       196      (6,800)    (10,351)
Dividends paid                                         (1,031)       (895)       (919)
Change in short-term borrowings                        (8,720)     (3,124)     18,924
Purchase of treasury stock                               (368)       (745)       (233)
Change in Federal Home Loan Bank advance               20,100       3,000        (100)
                                                     --------    --------    --------
        Net cash provided by (used in)                 10,177      (8,564)      7,321
          financing activities
                                                     --------    --------    --------
NET CHANGE IN CASH AND CASH EQUIVALENTS                (1,726)     (6,236)      3,066
                                                     --------    --------    --------
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                    22,066      28,134      25,055
                                                     --------    --------    --------
CASH AND CASH EQUIVALENTS AT END OF
PERIOD END OF YEAR                                   $ 20,340    $ 21,898    $ 28,121
                                                     ========    ========    ========


CASH PAID DURING THE YEAR FOR:

Interest                                             $ 11,823    $ 11,011    $  9,302
Income taxes                                         $  1,714    $   (202)   $  1,378

The accompanying notes are an integral part of these financial statements.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

       NATURE OF BUSINESS - The consolidated financial statements include Horizon Bancorp (Horizon) and its wholly-owned subsidiaries, Horizon Bank, N.A.
(Bank), HBC Insurance Group, Inc. (Insurance Company) and The Loan Store, Inc. (Loan Store). Bank is a full-service commercial bank offering a broad range of commercial and retail banking and other services incident to banking. Bank's wholly-owned subsidiary, IMS Investment Management, Inc. (IMS) offers corporate and individual trust and agency services and investment management services. Bank maintains five facilities located within LaPorte County, Indiana and four facilities located in Porter County, Indiana. The Insurance Company offers credit life and accident and health insurance. The earnings generated from the Insurance Company is not significant to the overall operations of Horizon. The Loan Store is engaged in the business of retail lending and operates three facilities in Indiana. Horizon conducts no business except that incident to its ownership of the subsidiaries.

       BASIS OF REPORTING - The consolidated financial statements include the accounts of Horizon and subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

       USE OF ESTIMATES - Management must make estimates and assumptions in preparing consolidated financial statements that affect the amounts reported therein and the disclosures provided. Actual results could differ from these estimates.

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

       INVESTMENT SECURITIES HELD TO MATURITY- Investment securities purchased with the intent and ability to hold to maturity, and are carried at cost and adjusted for amortization of premiums and accretion of discounts. Gains/losses on the disposition of securities held to maturity are recognized at the time of the transaction and are determined by the specific identification method.

       LOANS HELD FOR SALE - Loans held for sale are reported at the lower of cost or market value in the aggregate.

       INTEREST AND FEES ON LOANS - Interest on commercial, real estate mortgage and installment loans is recognized over the term of the loans based on the principal amount outstanding. When principal or interest is past due 90 days or more, and the loan is not well secured and it is in the process of collection, or when serious doubt exists as to the collectability of a loan, the accrual of interest is discontinued. Loan origination fees, net of direct loan origination costs, are deferred and recognized over the life of the loan as a yield adjustment.

---------------------------------------------------------------

     CONCENTRATIONS OF CREDIT RISK - Bank grants commercial, real estate mortgage and installment loans to customers located primarily in LaPorte County and Porter County in Northwest Indiana. Commercial loans make up approximately 28% of the loan portfolio and are secured by both real estate and business assets. These loans are expected to be repaid from cash flow from operations of businesses. Real estate mortgage loans make up approximately 49% of the loan portfolio and are secured by both commercial and residential real estate. Installment loans make up approximately 23% of the loan portfolio and are primarily secured by consumer assets.

       ALLOWANCE FOR LOAN LOSSES - An allowance for loan losses is established and maintained because some loans may not be repaid in full. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations, including their financial position and collateral values, and other factors and estimates which are subject to change over time. Actual losses may vary from current estimates and the amount of the provision may be either greater than or less than actual net charge-offs. While a significant portion of this reserve is intended to cover loan losses, it is considered a general reserve for all credit-related purposes.

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

       OTHER REAL ESTATE OWNED - Other real estate owned is carried at the lower of cost or fair value, less selling costs, and is included in other assets. Any reduction to fair value from the carrying value of the related loans at the time of acquisition is charged to the allowance for loan losses. Subsequent reductions in fair value, and gains or losses on sales, are recognized in earnings in the period the reduction in value is determined or the sale is consummated. Other real estate owned, net of allowance, included in other assets, totaled $349,000 and $3,117,000 at December 31, 1996 and 1995,
respectively.

---------------------------------------------------------------

       SERVICING RIGHTS - Prior to adopting Statement of Financial Accounting Standards (SFAS) No. 122, "Accounting for Mortgage Servicing Rights," at the beginning of 1996, servicing right assets were recorded only for purchased rights to service mortgage loans. Subsequent to adopting this standard, servicing rights represent both purchased rights and the allocated value of servicing rights retained on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. At December 31, 1996, the servicing rights asset was not material and was not recorded under SFAS No. 122.

Excess servicing receivables are reported when a loan sale results in servicing in excess of normal amounts, and is expensed over the estimated life of the servicing asset.

       INCOME TAXES - Horizon files annual consolidated income tax returns. SFAS No. 109, requires an asset and liability approach for accounting for income taxes. Its objective is to recognize the amount of taxes payable or refundable for the current year, and deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amount of assets and liabilities and their respective tax bases. The measurement of tax assets and liabilities is based on enacted tax laws. Deferred tax assets may be reduced, if necessary, by the amount of such benefits that are not expected to be realized based on available evidence.

       IMS ASSETS AND INCOME - Property, other than cash deposits, held in a fiduciary or agency capacity is not included in the consolidated balance sheets since such property is not owned by Horizon. Income from IMS activities is recognized on a cash basis, which is not materially different from the accrual method.

       EARNINGS PER COMMON SHARE AND DIVIDENDS DECLARED PER COMMON SHARE - Earnings per common share have been computed based on the weighted average number of shares outstanding during the periods presented. The number of shares used in the computation of earnings per share is 736,887 for 1996, 750,286 for 1995, and 767,419 for 1994.

       Regulations of the Comptroller of the Currency limit the amount of dividends that may be paid by a national bank to its parent holding company without prior approval of the Comptroller of the Currency. According to these regulations, as of December 31, 1996 approximately $3,122,000 of additional dividends may be paid by Bank to Horizon without prior approval of the Comptroller of the Currency. Additionally, the Federal Reserve Board limits the amount of dividends that may be paid by Horizon to its stockholders under its capital adequacy guidelines.

       CONSOLIDATED STATEMENTS OF CASH FLOWS - For purposes of reporting cash flows, cash and cash equivalents is defined to include cash and due from banks, money market investments and Federal funds sold with maturities of 1 day or less. Horizon reports net cash flows for customer loan transactions, deposit transactions, short-term investments and short-term borrowings.

       RECLASSIFICATIONS - Certain reclassifications have been made to the 1995 and 1994 consolidated financial statements to be comparable to 1996.

NOTE 2 - DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS
------------------------------------------------------------------

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

       The estimated fair values of financial instruments, as shown below, are not intended to reflect the estimated liquidation or market value of the Corporation taken as a whole. The disclosed fair value estimates are limited to Horizon's significant financial instruments at December 31, 1996 and 1995. These include financial instruments recognized as assets and liabilities on the consolidated balance sheet as well as certain off-balance sheet financial instruments. The estimated fair values shown below do not include any valuation of assets and liabilities which are not financial instruments as defined by SFAS No. 107 "Disclosures about Fair Value of Financial Instruments", such as the value of real property, the value of core deposit intangibles, the value of mortgage servicing rights, nor the value of anticipated future business.

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

------------------------------------------------------------------------------

       SHORT-TERM BORROWINGS - The carrying amounts approximate fair value.

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

    The estimated fair values of Horizon's financial instruments at December 31, 1996 and 1995 are as follows:

                                                                               (Thousands)
                                                                   1996           1996            1995           1995
                                                               Carrying           Fair        Carrying           Fair
                                                                Amount            Value        Amount           Value
                                                                ------            -----        ------           -----
        Financial Assets:
        Cash and cash equivalents                             $  20,340       $  20,340     $   22,066      $  22,066
        Short-term investments                                      211             211            206            206
        Investment securities                                    71,851          71,871         87,109         87,144
        Net loans                                               270,075         258,035        238,885        240,440
        Interest receivable                                       2,216           2,216          2,900          2,900

        Financial Liabilities:
        Deposits:
           Noninterest-bearing                              $    46,050       $  46,050     $   45,479    $    45,479
           Interest-bearing                                     243,130         246,960        243,505        244,372
                                                              ----------       ------------ ----------       ----------
                 Total deposits                                 289,180         293,010        288,984        289,851
        Short-term borrowings                                    12,849          12,824         21,569         21,569
        Federal Home Loan Bank advances                          41,500          41,503         21,400         21,428
        Interest payable                                            590             590            567            567

NOTE 3 - INVESTMENT SECURITIES AVAILABLE FOR SALE AND INVESTMENT SECURITIES
----------------------------------------------------------------------------
HELD TO MATURITY
----------------

    The amortized cost and estimated fair value of investment securities available for sale and held to maturity are as follows:

                                                       -------------------1996--------------------------
                                                                      Gross          Gross
                                                       Amortized    Unrealized    Unrealized      Fair
                                                          Cost         Gains        Losses        Value
                                                        --------     --------      --------      --------
AVAILABLE FOR SALE AT DECEMBER 31:
U.S. Treasury and U.S. Government
  agency securities                                     $  4,965     $    103             $      $  5,068
Other securities                                           1,018                         (4)        1,014
                                                        --------     --------      --------      --------
     Subtotal                                              5,983          103            (4)        6,082
                                                        --------     --------      --------      --------
GNMA                                                       7,620          148           (18)        7,750
FHLMC                                                     16,719          154           (81)       16,792
FNMA                                                      25,344           56          (115)       25,285
                                                        --------     --------      --------      --------
     Total mortgage-backed securities                     49,683          358          (214)       49,827
                                                        --------     --------      --------      --------
     Total debt securities                                55,666          461          (218)       55,909
Equity securities                                          3,230                        (98)        3,132
                                                        --------     --------      --------      --------
     Total investment securities available for sale     $ 58,896     $    461      $   (316)     $ 59,041
                                                        ========     ========      ========      ========
HELD TO MATURITY AT DECEMBER 31:
U.S. Government agency securities                       $  2,793     $             $             $  2,793
Obligations of state and political subdivisions           10,017           75           (47)       10,045
                                                        --------     --------      --------      --------
     Total debt securities held to maturity             $ 12,810     $     75      $    (47)     $ 12,838
                                                        ========     ========      ========      ========


                                                         ----------------------1995------------------------
                                                                         Gross        Gross
                                                          Amortized    Unrealized   Unrealized       Fair
                                                            Cost         Gains        Losses         Value
                                                          --------      --------     --------      --------
AVAILABLE FOR SALE AT DECEMBER 31:
U.S. Treasury and U.S. Government
  agency securities                                       $  7,165      $     16            $      $  7,181
Other securities                                             1,046                         (8)        1,038
                                                          --------      --------     --------      --------
     Subtotal                                                8,211            16           (8)        8,219
                                                          --------      --------     --------      --------
GNMA                                                         9,061           154           (8)        9,207
FHLMC                                                       21,165           395           (9)       21,551
FNMA                                                        32,491           374          (19)       32,846
                                                          --------      --------     --------      --------
     Total mortgage-backed securities                       62,717           923          (36)       63,604
                                                          --------      --------     --------      --------
     Total debt securities                                  70,928           939          (44)       71,823
Equity securities                                            3,235                       (116)        3,119
                                                          --------      --------     --------      --------
     Total investment securities available for sale       $ 74,163      $    939     $   (160)     $ 74,942
                                                          ========      ========     ========      ========
HELD TO MATURITY AT DECEMBER 31:
U.S. Government agency securities                         $  3,164      $      2            $      $  3,166
Obligations of state and political subdivisions              9,003            55          (22)        9,036
                                                          --------      --------     --------      --------
     Total debt securities held to maturity               $ 12,167      $     57     $    (22)     $ 12,202
                                                          ========      ========     ========      ========

NOTE 3 - INVESTMENT SECURITIES AVAILABLE FOR SALE AND INVESTMENT SECURITIES HELD
--------------------------------------------------------------------------------
TO MATURITY (continued)
-----------------------

The amortized cost and estimated fair value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                 (Thousands)
                                                          Amortized        Fair
                                                               Cost       Value
AVAILABLE FOR SALE:
    Due in one year or less                                 $ 2,019     $ 2,018
    Due after one year through five years                     3,964       4,064
                                                            -------     -------
         Subtotal                                             5,983       6,082
    Mortgage-backed securities                               49,683      49,827
                                                            -------     -------
               Total debt securities available for sale     $55,666     $55,909
                                                            =======     =======

HELD TO MATURITY:
    Due in one year or less                                 $ 2,056     $ 2,061
    Due after one year through five years                     3,982       3,997
    Due after five years through ten years                    5,122       5,158
    Due after ten years                                       1,650       1,622
                                                            -------     -------
               Total debt securities held to maturity       $12,810     $12,838
                                                            =======     =======

        Gross gains and losses realized on sales of investment securities available for sale were $0 for 1996. Gross gains and losses realized on sales of investment securities available for sale were $62,000 and $16,000 for 1995 and $273,000 and $0 for 1994.

      At December 31, 1996 and 1995, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies and corporations, in an amount greater than 10% of stockholders' equity.

      Investment securities and investment securities available for sale with an amortized cost of $19,836,000 and $45,485,000 as of December 31, 1996 and 1995,
respectively, were pledged to secure public and trust deposits, securities sold under agreements to repurchase and Federal Home Loan Bank advances.

NOTE 4 - LOANS
--------------

     Loans as presented in the consolidated balance sheets are comprised of the following classifications:

                               (Thousands)
                            1996         1995
Commercial loans          $ 75,460     $ 66,125
Real estate mortgages      133,739      119,739
Installment loans           62,277       55,798
                          --------     --------
     Total loans          $271,476     $241,662
                          ========     ========


     Loans to directors and executive officers of Horizon and Bank, including associates of such persons, amounted to $4,188,000 and $4,689,000, as of December 31, 1996 and 1995, respectively. During 1996 new loans or advances were $1,551,000 and loan payments were $2,052,000.


NOTE 5 - ALLOWANCE FOR LOAN LOSSES
----------------------------------

     The following is an analysis of the activity in the allowance for loan losses account:

                                                       (Thousands)
                                               1996         1995         1994
                                               ----         ----         ----
Balance at beginning of year                $ 2,777      $ 2,555      $ 2,310
   Provision charged to expense                  66                       165
   Recoveries credited to the allowance         149          515          301
   Losses charged to the allowance             (557)        (293)        (221)
                                            -------      -------      -------
Balance at end of year                      $ 2,435      $ 2,777      $ 2,555
                                            =======      =======      =======


        At December 31, 1996 and 1995, loans past due more than 90 days and still accruing interest approximated $682,000 and $533,000, respectively.

     Loans on which the recognition of interest has been discontinued or reduced totaled $316,000, $668,000 and $2,794,000 at December 31, 1996, 1995 and 1994,
respectively. Interest income not recognized on these loans totaled approximately $36,000, $55,000, and $264,000 in 1996, 1995 and 1994,
respectively. There were no impaired loans as of December 31, 1996 or 1995.

NOTE 6 - ALLOWANCE FOR OTHER REAL ESTATE OWNED
----------------------------------------------

         The following is an analysis of the activity in the allowance for other real estate owned included in other assets:

          (Thousands)
                                          1996         1995         1994
                                          ----         ----         ----
Balance at beginning of year           $ 1,075      $ 1,801      $ 1,988
   Loss on other real estate owned
     charged to expense                                  48           59
   Reversal of allowance on sale          (924)
   Losses charged to the allowance                     (774)        (246)
                                       -------      -------      -------
Balance end of year                    $   151      $ 1,075      $ 1,801
                                       =======      =======      =======




NOTE 7 - PREMISES AND EQUIPMENT-NET
-----------------------------------

     Premises and equipment are stated at cost, less accumulated depreciation and consist of the following:

                                          (Thousands)
                                          December 31
                                      1996           1995
                                      ----           ----
Land                                $  2,504      $  2,014
Buildings and improvements            12,757        10,328
Furniture and equipment                6,288         5,187
                                    --------      --------
    Total                             21,549        17,529
Accumulated depreciation              (7,496)       (6,502)
                                    --------      --------
    Premises and equipment, net     $ 14,053      $ 11,027
                                    ========      ========

     Depreciation expense for the years ended December 31, 1996, 1995 and 1994 totaled $1,040,000, $892,000 and $725,000, respectively.

NOTE 8 - LEASES
---------------

     Bank has leases for premises and equipment which expire at various dates through 2001. Many have renewal options. Bank pays taxes, insurance and maintenance costs on the leases. Rental expense related to these leases for the years ended December 31, 1996, 1995 and 1994 amounted to $317,000, $197,000 and $100,000, respectively.

     The future minimum commitments as of December 31, 1996, for all noncancelable operating leases, follows:

              Year Ending                                 (Thousands)
             December 31                            Rental Commitments
             -----------                            ------------------
                 1997                                       $ 287
                 1998                                         215
                 1999                                         152
                 2000                                          36
                 2001                                          27
                                                            -----
                 Total                                      $ 717
                                                            =====

NOTE 9 - DEPOSITS
-----------------

     The components of the                               (Thousands)
deposit categories are as follows:                        December 31
                                                     1996            1995
                                                    -----            ----
DEMAND
     Noninterest-bearing                             $ 46,050     $ 45,479
     Interest-bearing (NOW)                            48,172       54,949
                                                     --------     --------
        Total demand deposits                          94,222      100,428
                                                     --------     --------
SAVINGS
     Fixed rate                                        55,843       60,516
     Money market (variable rate)                       8,876       12,824
                                                     --------     --------
        Total savings deposits                         64,719       73,340
                                                     --------     --------
TIME
     Certificates of deposit of $100,000 or more       28,158       17,730
     Other time deposits                              102,081       97,486
                                                     --------     --------
     Total time deposits                              130,239      115,216
                                                     --------     --------
             Total deposits                          $289,180     $288,984
                                                     ========     ========

-----------------------------

         Interest expense on time certificates of $100,000 or more was approximately $2,001,000, $1,713,000 and $863,000 for 1996, 1995 and 1994,
respectively.




     Certificates of deposit of $100,000 or more by  remaining maturity:

                                                                  (Thousands)
                                                                  December 31
                                                               1996         1995
Due in three months or less                                   $14,311     $11,240
Due after three months through six months                       5,059       2,473
Due after six months through one year                           3,261       2,219
Due after one year                                              5,527       1,798
                                                              -------     -------
        Total certificates of deposit of $100,000 or more     $28,158     $17,730
                                                              =======     =======


NOTE 10 - BORROWED FUNDS

      Included in short-term borrowings were $11,562,000 and $9,558,000 of securities sold under agreements to repurchase and $1,200,000 and $11,900,000 of Federal Funds purchased, at December 31, 1996 and 1995 respectively. These short-term borrowings mature within one year and are secured by U.S. Government securities. In addition to these borrowings, at December 31, 1996 Bank has available approximately $41,300,000 in credit lines with various money center banks.

Federal Home Loan Bank Advances at December 31, 1996 by contractual maturity are as follows:

                                                            (Thousands)
         FHLB Advance, 5.16%, Due January 13, 1997             $ 7,500
         FHLB Advance, 5.54%, Due December 1, 1997               3,000
         FHLB Advance, 6.21%, Due August 3, 1998                 5,000
         FHLB Advance, 5.31%, Due October 1, 1998                3,000
         FHLB Advance, 5.90%, Due December 17, 1998              3,000
         FHLB Advance, 5.425%, Due October 12, 1999             10,000
         FHLB Advance, 5.23%, Due January 3, 2000               10,000
                                                               -------
                                                               $41,500
                                                               =======

      Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances are secured by all stock in the FHLB and all mortgage loans.

NOTE 11 - EMPLOYEE STOCK OWNERSHIP PLAN - RETIREMENT PLAN
---------------------------------------------------------

      Horizon maintains an employee stock ownership plan (ESOP) as a retirement benefit program that currently covers substantially all employees. The ESOP is noncontributory and each eligible employee is vested according to a schedule based upon years of service.

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

      In early 1993, the Compensation Committee of the Board initially discussed the continuation of Horizon's employee retirement benefit program. In August 1993, the Board of Directors approved the continuation of this plan and authorized the transfer of 172,414 shares of the Company's stock into the ESOP for future allocation to employee retirement accounts. Upon approval by all the required regulatory agencies, Horizon issued $5,000,006 in stock on August 26, 1994 at a price of $29 per share, the market value of the stock at the time the transaction was approved. Under Federal regulation, the Employee Stock Ownership Trust may pay a value equal to or less than market value for acquired shares, but not more. Under Statement of Position (SOP) 93-6 "Employers Accounting for Employees Stock Ownership Plans" issued by the Accounting Standards Division of the American Institute of Certified Public Accountants, these shares are not included in outstanding shares for the purposes of computing earnings per share and book value per share until they are allocated or committed-to-be-released for allocation to employee retirement accounts.

      As of December 31, 1996 there were 315,357 shares of Horizon stock held in the ESOP trust. Dividends received on these shares are used to service the debt of the ESOP. Annually, when payments on ESOP debt are made, a proportionate amount of shares are allocated to participants.

      The provisions of SOP 93-6 were adopted in conjunction with the continuation of the ESOP and affected ESOP expense beginning January 1, 1995. Below are the transactions affecting ESOP expense and cash contributions to the ESOP in 1996, 1995 and 1994:

                                                                              (Thousands)
                                                                        1996            1995            1994
                                                                        ----            ----            ----
Dividends paid on unallocated ESOP shares                               $255            $207            $ --
Market value increase of 17,607 shares released                          244             172              --
Other contributions                                                       86             213             158
                                                                        ----            ----            ----
     Total ESOP expense included in salaries and benefits               $585            $592            $158
                                                                        ====            ====            ====

Total cash contributions made to ESOP during the year                    $86            $207            $298
                                                                         ===            ====            ====

---------------------------------------------------------------------

The balance sheet presentation of "Equity received from contributions and dividends to the ESOP" follows the guidance of Emerging Issue Task Force Issue No. 90-11, "Sponsor's Balance Sheet Classification of Capital Sotck with a Put Option Held by Employee Stock Ownership Plan." This Issuance requires securities held by an ESOP to be reported outside of permanent equity if by their terms they can be returned to the sponsor for cash. Since Horizon stock is not readily tradable on an established market, the ESOP stock can be returned to the sponsor for cash upon employee termination or retirement.

Below are the transactions affecting equity received from contributions and dividends to the ESOP:

                                                                                   (Thousands)
                                                          Common       Additional      Unallocated          Obligation
                                                           Stock     Paid-in Capital    ESOP Shares          to ESOP      Total
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                                 $295           $8,055         $(5,000)            $(298)      $3,052
--------------------------------------------------------------------------------------------------------------------------------
Final ESOP obligation payment (1985 plan)                                                                       298         298
Dividends on allocated ESOP shares                                                            147                           147
Dividends on unallocated ESOP shares                                                          207                           207
Market value increase in ESOP shares released                                172                                            172
Additional contributions                                                                      146                           146
Tax benefit of ESOP dividend deduction                                        50                                             50
Loan to fund ESOP share repurchases                                                         (254)                         (254)
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                                 $295           $8,277         $(4,754)            $    0      $3,818
--------------------------------------------------------------------------------------------------------------------------------
Dividends on allocated ESOP shares                                                            255                           255
Dividends on unallocated ESOP shares                                                          172                           172
Market value increase in ESOP shares released                                244                                            244
Additional contributions                                                                       86                            86
Net ESOP share purchases and distributions                   24            1,186                                          1,210
Loans to fund ESOP share repurchases                                                      (1,574)                       (1,574)
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                                 $319           $9,707         $(5,815)            $    0      $4,211
--------------------------------------------------------------------------------------------------------------------------------


NOTE 12 - EMPLOYEE BENEFIT PLAN
-------------------------------

      The Employee Thrift Plan (Plan) provides that all employees of Bank with the requisite hours of service are eligible for the Plan. Bank fully matches the first 2% and 50% of the subsequent 4% of individual employee contributions. Employee voluntary contributions are vested at all times and Bank contributions are fully vested after six years. Bank's 1996, 1995 and 1994 expense related to the thrift plan totaled $203,000, $172,000 and $124,000, respectively, while contributions were $203,000, $172,000 and $160,000, respectively.

NOTE 13 - OTHER EXPENSES
------------------------

      The following is an analysis of other expenses:

                                                      (Thousands)
                                                 Year Ended December 31
                                              1996       1995       1994
                                              ----       ----       ----
      Supplies and printing                  $  309     $  379     $  359
      Advertising                               489        414        369
      Communication expense                     492        444        375
      Professional fees                         516        486        458
      Deposit insurance expense                   8        340        673
      Training expense                          251        320        262
      Outside services and consultants expense  642        625        501
      Insurance Company expense                 226        176
      Corporate expenses                        628        429        361
      Other expenses                          1,136        864        733
                                             ------     ------     ------
           Total other expenses              $4,697     $4,477     $4,091
                                             ======     ======     ======

NOTE 14 - INCOME TAXES
----------------------

         The provision for income taxes consists of the following:

                                                         (Thousands)
                                                   Years ended December 31
                                                 1996         1995        1994
                                                 ----         ----        ----
Current tax expense
Federal                                       $   886      $   716     $ 1,268
State                                             356          288         383
Income tax refunds                                            (954)
                                              -------      -------     -------
         Total                                  1,242           50       1,651
Deferred tax provision (benefit)                  357          117        (202)
                                              -------      -------     -------
         Total provision for income taxes     $ 1,599      $   167     $ 1,449
                                              =======      =======     =======



      In 1993, Horizon filed several amended tax returns to obtain refunds for federal and state taxes paid in prior periods. The original returns were filed dating back to 1985. A refund was received in 1995 of $954,000 plus $298,000 of interest .

     Temporary differences between the amounts reported in the financial statements and the tax basis of assets and liabilities at December 31, 1996 and 1995, were as follows:

                                                                 (Thousands)
                                                              1996         1995
                                                              ----         ----
Gross deferred tax assets:
     Allowance for losses on loans and other real estate     $    68      $   763
     Accrued operating expenses                                  100           43
     Deferred loan fees                                          163          186
     Depreciation                                                             137
     Other                                                       561          433
                                                             -------      -------
         Total deferred tax assets                               892        1,562
     Valuation allowance                                                     (264)
                                                             -------      -------
         Subtotal                                                892        1,298

Gross deferred tax liabilities:
     Depreciation                                                (55)
     Discount accretion                                           (3)        (107)
                                                             -------      -------
         Total deferred tax liabilities                          (58)        (107)

Net deferred tax assets                                      $   834      $ 1,191
                                                             =======      =======

----------------------------------

      The difference between the financial statement tax provision and amounts computed by applying the statutory Federal income tax rate of 34% to income before taxes is as follows:

                                                                           (Thousands)
                                                                  1996         1995        1994
                                                                  ----         ----        ----
      Income taxes at the statutory Federal income tax rate     $ 1,843      $ 1,090      $ 1,400
      Add/(subtract) tax effect of:
           Tax-exempt income                                       (300)        (334)        (327)
           Nondeductible expenses and other                        (285)         175           95
           Federal and state tax refunds                                        (954)
           State tax, net of federal effect                         341          190          281
                                                                -------      -------      -------
Total provision for income taxes                                $ 1,599      $   167      $ 1,449
                                                                =======      =======      =======

Not included in the above tables, but directly impacting changes in stockholders' equity were the effects of unrealized gains/(losses) on securities of $60,000 and ($313,000) in 1996 and 1995.

NOTE 15 - REGULATORY MATTERS
----------------------------

Horizon and Bank are subject to regulatory capital requirements administered by federal and banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the consolidated financial statements.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately captialized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. Horizon is classified as well capitalized as of December 31, 1996 and 1995. The minimum requirements are:

                                                Capital to risk-
                                                weighted assets
                                                --------------          Tier 1 capital
                                            Total           Tier 1     to average assets
                                            -----           ------     -----------------
           Well capitalized                   10%               6%              5%
           Adequately capitalized              8%               4%              4%
           Undercapitalized                    6%               3%              3%

----------------------------------------

Regulatory guidelines differ from generally accepted accounting principles regarding the classification of "Equity received from contributions and dividends to the ESOP." Under risk based capital guidelines, "Equity received from contributions and dividends to the ESOP" is included in calculating total and tier 1 capital ratios.

At year end, actual capital levels (in millions) and minimum required levels were:

                                             -----------------1996-----------------  -----------------1995------------------

                                                                  Minimum Required                          Minimum Required
                                                                     To Be Well                                To Be Well
                                                    Actual          Capitalized            Actual             Capitalized
                                              Amount    Ratio     Amount     Ratio    Amount      Ratio    Amount    Ratio
                                              ------    -----     ------     -----    ------      -----    ------    -----
Total capital (to risk weighted assets)
     Consolidated                            $  35.8     13.6%   $  28.0     10.0%   $  35.0      16.66%  $  21.0     10.0%
     Bank                                    $  32.7     13.5%   $  24.3     10.0%   $  31.6      15.36%  $  20.6     10.0%
Tier 1 capital (to risk weighted assets)

     Consolidated                            $  33.3     12.7%   $  16.8      6.0%   $  32.4      15.41%  $  12.6      6.0%
     Bank                                    $  30.3     12.5%   $  14.6      6.0%   $  29.1      14.11%  $  12.4      6.0%
Tier 1 capital (to average assets)

     Consolidated                            $  33.3      8.2%   $  20.4      5.0%   $  32.4       8.4%   $  19.3      5.0%
     Bank                                    $  30.3      8.2%   $  18.6      5.0%   $  29.1       8.2%   $  10.3      5.0%


NOTE 16 - PARENT COMPANY FINANCIAL STATEMENTS
---------------------------------------------

         Presented below are condensed financial statements for the parent company, Horizon Bancorp:

 CONDENSED BALANCE SHEETS   (Thousands)
 -----------------------
                                                                                                      December 31

ASSETS                                                                                           1996            1995
                                                                                                 ----            ----
      Total cash and cash equivalents                                                      $      712         $   661
      Investment in Bank                                                                       30,473          29,737
      Investment in Insurance Company                                                             172             183
      Investment in The Loan Store                                                                433             498
      Investment securities, net                                                                1,404           1,430
      Accrued interest receivable                                                                  20              16
      Dividends receivable from Bank                                                            1,000             400
      Other assets                                                                              1,902           1,303
                                                                                           ----------        --------
           Total assets                                                                     $  36,116        $ 34,228
                                                                                            =========        ========
LIABILITIES
      Other liabilities                                                                    $    2,608       $   1,857
                                                                                           ----------        --------
           Total liabilities                                                                    2,608           1,857

Equity received from contributions and dividends to the ESOP                                    4,211           3,818

STOCKHOLDERS' EQUITY                                                                           29,297          28,553
                                                                                           ----------        --------
            Total liabilities and stockholders' equity                                      $  36,116       $  34,228
                                                                                            =========        ========

CONDENSED STATEMENTS OF INCOME (Thousands)
------------------------------
                                                                                           For the years ended December 31

OPERATING INCOME/(EXPENSE)                                                               1996          1995           1994
                                                                                         ----          ----           ----
      Dividend income from Bank                                                    $   3,600     $   1,600       $  1,600
      Investment income                                                                  123            92             60
      Interest on federal and state income tax refunds                                                 298
      Other income                                                                        23            33             34
      Interest expense                                                                                 (20)            (6)
      Employee benefits expense                                                       (1,399)         (993)          (376)
      Other expense                                                                     (238)         (143)          (124)
                                                                                    --------      --------        -------
      INCOME BEFORE UNDISTRIBUTED INCOME OF SUBSIDIARIES                               2,109           867          1,188
      UNDISTRIBUTED INCOME OF SUBSIDIARIES                                             1,049           987          1,379
                                                                                    --------      --------        -------
      INCOME BEFORE INCOME TAX                                                         3,158         1,854          2,567
      BENEFIT FOR INCOME TAX                                                             666         1,185            101
                                                                                    --------      --------        -------
      NET INCOME                                                                     $ 3,824       $ 3,039        $ 2,668
                                                                                    ========      ========        =======

CONDENSED STATEMENTS OF CASH FLOWS
----------------------------------

                                   (Thousands)
                         For the years ended December 31

                                                                                     1996           1995           1994
                                                                                     ----------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                                                 $ 3,824        $ 3,039        $ 2,668
      Adjustments to reconcile net income to
         net cash from operating activities:
      Undistributed income of Bank                                                (1,125)          (990)        (1,379)
      Undistributed loss of Insurance Company                                         11
      Undistributed loss of Loan Store                                                65
      Additional paid in capital from release of ESOP shares                         244            172
      Accretion                                                                      (12)
      Change in income taxes receivable                                             (387)          (173)          (161)
      Change in interest receivable                                                   (4)            (9)            (2)
      Change in dividends receivable from Bank                                      (600)
      Change in other assets                                                      (1,343)           130            (93)
      Change in other liabilities                                                    751            614            184
                                                                                   -----          -----          -----
           Net cash from operating activities                                      1,424          2,783          1,217
                                                                                   -----          -----          -----

CASH FLOWS FROM INVESTING ACTIVITIES:
      Sales of investment securities                                                                                36
      Principal repayments of investment securities                                   26
      Purchase of investment securities                                                          (1,006)
                                                                                   -----          -----          -----
      Net cash from investing activities                                              26         (1,006)            36
                                                                                   -----          -----          -----

CASH FLOWS FROM FINANCING ACTIVITIES:
      Investment in Insurance Company                                                               (47)          (150)
      Investment in Loan Store                                                                     (500)
      Dividends paid                                                              (1,031)          (895)          (919)
      Purchase of treasury stock                                                    (368)          (745)          (233)
                                                                                   -----          -----          -----
           Net cash from financing activities                                     (1,399)        (2,187)        (1,302)
                                                                                   -----          -----          -----

NET CHANGE IN CASH AND CASH EQUIVALENTS                                               51           (410)           (49)
                                                                                   -----          -----          -----

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                       661          1,071          1,120
                                                                                   -----          -----          -----
CASH AND CASH EQUIVALENTS AT END OF YEAR                                         $   712        $   661       $  1,071
                                                                                 =======        =======       ========

CASH PAID (RECEIVED) DURING THE YEAR FOR:
      Interest                                                                   $     0        $    20       $      9
      Income taxes                                                               $     0        $  (954)      $    (35)

                                                                              57

NOTE 17 - STOCK OPTIONS
-----------------------

     Horizon maintains a Nonqualified Stock Option and Stock Appreciation Rights Plan (Plan) under which options and stock appreciation rights (SARs) may be granted to certain officers and employees. SARs entitle eligible employees to receive cash, stock or a combination of cash and stock totaling the excess, on the date of exercise, of the fair market value of the shares of common stock covered by the option over the option exercise price. The underlying stock options are deemed to have been exercised upon exercise of the SARs. No options remain available for grant at December 31, 1996 and 1995, however, outstanding options may be exercised on a cumulative percentage basis until their expiration.

     Horizon recognizes compensation expense related to the plan on a periodic basis based on the difference between the excess of the fair market value of the shares of common stock over the exercise price for SARs and those options exercised during the year. Horizon's expense related to the Plan was $814,000 for 1996, $400,000 for 1995, and $217,000 for 1994.


     A summary of transactions for the plan follows:

                                                      -------------Shares----------
                                                        Available        Options
                                                       For Grant       Outstanding      Exercise Price
                                                       ---------       -----------      --------------

Balance:  December 31, 1990                               10,000            75,000         $22.50 - $31.50
     Granted (Expire January 27, 2001)                   (10,000)           10,000             $13.50
     Forfeitures                                             500              (500)        $13.50 - $31.50
                                                       ---------         ---------         ---------------
Balance:  December 31, 1991                                  500            84,500         $13.50 - $31.50
      Forfeitures                                            600              (600)            $13.50
      Expirations                                         (1,100)        ---------         ---------------
                                                        --------
Balance:  December 31, 1992                                    0            83,900         $13.50 - $31.50
                                                        ========
     Exercised                                                                (900)              $28.00
Balance:  December 31, 1993                                                 83,000         $13.50 - $31.50
                                                                          --------         ---------------
Balance:  December 31, 1994                                                 83,000         $13.50 - $31.50
     Exercised                                                                (250)           $34.75
                                                                          --------
Balance:  December 31, 1995                                                 82,750         $13.50 - $31.50
     Exercised                                                              (3,000)           $41.25
                                                                          --------
Balance:  December 31, 1996                                                 79,750         $13.50 - $31.50
                                                                           =======         ===============


     At December 31, 1996 there were outstanding options for the purchase of 79,750 shares with exercise prices ranging from $13.50 to $31.50 per share. The weighted average price of outstanding options was $26.20 and the weighted average remaining life was 11.6 years.

NOTE 18 - COMMITMENTS, OFF-BALANCE SHEET RISK AND CONTINGENCIES
---------------------------------------------------------------

     Because of the nature of its activities, Horizon is subject to pending and threatened legal actions that arise in the normal course of business. In management's opinion, after consultation with counsel, none of the litigation to which Horizon or any of its subsidiaries is a party will have a material effect on the consolidated financial position or results of operations of Horizon.

     Bank was required to have approximately $4,200,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing balance requirements at December 31, 1996. These balances are included in cash and cash equivalents and do not earn interest.

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

     As of December 31, 1996, commitments to make loans amounted to approximately $34,810,000 and commitments under outstanding standby letters of credit amounted to approximately $1,679,000. Since many commitments to make loans and standby letters of credit expire without being used, the amount does not necessarily represent future cash advances. No losses are anticipated as a result of these transactions. Collateral obtained upon exercise of the commitment is determined using management's credit evaluation of the borrower and may include real estate, vehicles, business assets, deposits and other items.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders and the Board of Directors of Horizon Bancorp:

     We have audited the accompanying consolidated balance sheets of HORIZON BANCORP (an Indiana Corporation) and subsidiaries as of December 31, 1996, and 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HORIZON BANCORP and subsidiaries as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP

Chicago, Illinois,
February 14, 1997

MANAGEMENT'S REPORT ON FINANCIAL STATEMENTS


     Management is responsible for the preparation and presentation of the consolidated financial statements and related notes on the preceding pages. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances and include amounts that are based on management's best estimates and judgments. Financial information elsewhere in the Annual Report is consistent with that in the consolidated financial statements.

     In meeting its responsibility for the accuracy of the consolidated financial statements, management relies on the Company's system of internal accounting controls. This system is designed to provide reasonable assurance that assets are safeguarded and transactions are properly recorded to permit the preparation of appropriate financial information. The system of internal controls is supplemented by a program of internal audits to independently evaluate the adequacy and application of financial and operating controls and compliance with Company policies and procedures.

     The Audit Committee of the Board of Directors meets periodically with management, the independent accountants and the internal auditors to ensure that each is properly discharging its responsibilities with regard to the consolidated financial statements and internal accounting controls. The independent accountants have full and free access to the Audit Committee and meet with it to discuss auditing and financial reporting matters.

     The consolidated financial statements in the Annual Report have been audited by Arthur Andersen LLP, independent public accountants, for 1996, 1995, and 1994. Their audits were conducted in accordance with generally accepted auditing standards and included a consideration of internal accounting controls, tests of accounting records and other audit procedures to the extent necessary to allow them to express their opinion on the fairness of the consolidated financial statements in conformity with generally accepted accounting principles.

SUMMARY OF SELECTED FINANCIAL DATA

                                                                                         1996              1995               1994
                                                                                         ----              ----               ----
EARNINGS
Total interest income                                                                 $28,233           $26,262            $24,179
Total interest expense                                                                 11,800            11,112              9,356
Net interest income                                                                    16,433            15,150             14,823
Provision for loan losses                                                                  66                                  165
Total noninterest income                                                                5,750             3,987              4,068
Total noninterest expense                                                              16,694            15,931             14,609
Provision for income taxes                                                              1,599               167              1,449
Income before cumulative effect of change in accounting principle                       3,824             3,039              2,668
Cumulative effect of change in accounting principle
Net income                                                                              3,824             3,039              2,668
Cash dividend declared                                                                  1,031               895                919

PER SHARE DATA
Income before cumulative effect of change in accounting principle                       $5.19             $4.05              $3.48
Net income                                                                               5.19              4.05               3.48
Cash dividends declared                                                                  1.40              1.20               1.20
Book value at period end                                                                46.40             43.18              36.00
Weighted average shares outstanding                                                   736,887           750,286            767,419

PERIOD END TOTALS (Thousands)
Loans, net of deferred loan fees and unearned income                                 $271,476          $241,662           $223,622
Allowance for loan losses                                                               2,435             2,777              2,555
Total assets                                                                          382,038           368,013            369,470
Total deposits                                                                        289,180           288,984            295,784
Long-term debt                                                                         41,500            21,400             15,400

RATIOS
Loan to deposit                                                                         93.88%            83.62%             75.59%
Loan to total funding                                                                   79.03             72.80              65.98
Return on average total assets                                                           1.04              0.86               0.75
Average stockholders' equity to average total assets                                     8.91              8.53               8.01
Return on average stockholders' equity                                                  11.67             10.09               9.41
Dividend payout ratio (dividends divided by net income)                                 26.96             29.45              34.45


                                                                                         1993              1992
                                                                                         ----              ----
EARNINGS
Total interest income                                                                 $25,130           $28,527
Total interest expense                                                                  9,751            13,015
Net interest income                                                                    15,379            15,512
Provision for loan losses                                                                 276             1,201
Total noninterest income                                                                3,771             3,951
Total noninterest expense                                                              14,106            15,009
Provision for income taxes                                                              1,665             1,492
Income before cumulative effect of change in accounting principle                       3,103             1,761
Cumulative effect of change in accounting principle                                                       (152)
Net income                                                                              3,103             1,609
Cash dividend declared                                                                    923               794

PER SHARE DATA
Income before cumulative effect of change in accounting principle                       $4.02             $2.22
Net income                                                                               4.02              2.03
Cash dividends declared                                                                  1.20              1.00
Book value at period end                                                                36.13             31.28
Weighted average shares outstanding                                                   772,525           793,930

PERIOD END TOTALS (Thousands)
Loans, net of deferred loan fees and unearned income                                 $219,139          $215,649
Allowance for loan losses                                                               2,310             1,997
Total assets                                                                          364,001           357,460
Total deposits                                                                        306,135           301,426
Long-term debt                                                                         16,600             9,393

RATIOS
Loan to deposit                                                                         71.58%            71.54%
Loan to total funding                                                                   66.32             65.72
Return on average total assets                                                           0.88              0.44
Average stockholders' equity to average total assets                                     7.58              7.19
Return on average stockholders' equity                                                  11.61              6.19
Dividend payout ratio (dividends divided by net income)                                 29.75             49.35


SUMMARY OF SELECTED FINANCIAL DATA


Horizon common stock is traded on the over-the-counter market. The Chicago Corporation is the principal broker in Horizon stock. The following table sets forth, for the periods indicated, the high and low bid prices per share as reported by The Chicago Corporation. The bid prices represent dealer prices and, do not include retail mark-up, mark-down or commissions and may not represent actual transactions. Also summarized below are the cash dividends declared by quarter for 1996 and 1995.

                                                       Common Stock         Dividends
                                                       Bid Prices           Declared

        1995                                      High             Low      Per Share
        ----                                      ----             ---      ---------

        First Quarter                           $33.00          $30.00           $.30
        Second Quarter                           33.63           33.00            .30
        Third Quarter                            34.50           33.63            .30
        Fourth Quarter                           35.50           34.50            .30

        1996
        ----

        First Quarter                           $41.00          $35.63           $.35
        Second Quarter                           42.00           38.00            .35
        Third Quarter                            44.00           41.00            .35
        Fourth Quarter                           47.00           42.63            .35

There can be no assurance as to the amount of future dividends on Horizon common stock since future dividends are subject to the discretion of the Board of Directors, cash needs, general business conditions and dividends from the bank subsidiary.

The approximate number of holders of outstanding common stock, based upon the number of record holders, as of December 31, 1996 is 754.

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

BOARD OF DIRECTORS
------------------


DALE W. ALSPAUGH
CHANCELLOR
PURDUE UNIVERSITY N.C.

RUSSELL L. ARNDT
AGRICULTURIST

GEORGE R. AVERITT
RETIRED PUBLISHER -THE NEWS DISPATCH

JAMES D. BROWN
RETIRED

ROBERT C. DABAGIA
RETIRED PRESIDENT -HORIZON BANCORP

MYLES J. KERRIGAN
BOARD MEMBER, CHICAGO BOARD OF TRADE
PRESIDENT, NORTHWEST RACQUET CLUB

DONALD J. MANAHER*
PUBLISHER
THE NEWS DISPATCH

ROBERT E. MCBRIDE
PATHOLOGIST
NORTHERN INDIANA MEDICAL LABORATORY SERVICES, INC.

THOMAS P. MCCORMICK
PRESIDENT
HORIZON BANK
HORIZON BANCORP

LARRY N. MIDDLETON, JR.
PRESIDENT
CENTURY 21 MIDDLETON CO., INC.

BOYD W. PHELPS
VICE PRESIDENT
SEICO, INC.

LARRY E. REED
CHAIRMAN, CEO
HORIZON BANK
HORIZON BANCORP

GENE L. RICE
AGRICULTURIST

SUSAN D. STERGER
EXECUTIVE VICE PRESIDENT
MCKEE GROUP

ROBERT E. SWINEHART*
PRESIDENT
BEARING DIVISION
EMERSON POWER TRANSMISSION CORP.

*DIRECTOR OF HORIZON BANK ONLY

DIRECTORS EMERITUS
------------------
JOHN A. GARRETTSON
RETIRED CHAIRMAN - HORIZON BANCORP

BURTON J. RUBY
RETIRED - JAYMAR RUBY, INC.

It is with deep regret that we note on January 18, 1997 the passing of Russell R. McWhorter. Russ retired from Citizens Bank in May 1981 as Chairman of the Board. He will be missed.

OWNER EMPLOYEES

HORIZON BANK


SALES OFFICES


HORIZON BANK

SALES OFFICES

FRANKLIN SQUARE
Sherri Alonso
Kathryn Benkie
Brian Bishop
Stephen Brooks
Kelly Cavanaugh
Rhonda Henderson
Carla Kanney
Joann Krickhahn
Hong Le Mai
Sharon Meer
Joy Pawlak
Sherry Price
Maxine Schwartz
Heather Stanley
Maggie Vaughan
Valerie Vedron

JOHNSON ROAD
Teresa Baker
Jennie Cecil
Janet Downs
Sandra Miller
Lisa Poston

SOUTH FRANKLIN
Cindy Bolding
Betty Bowden
Daryl Crockett
Diane Dawson
Linda Earley
Laurie Gorski
A'Ric Jackson
Rosie Jones
Kelly Lowery
Darla Nespo
Lynn Neitzel
Elizabeth Olmo
Debra Richards
Roxann Zoborosky

LAPORTE
Sheryl Bowman
Kayde Darnell
JoAnn Decker
Stammy Ellinger
Doris Nevers
Sanna Palo
Nina Sampson
Mary Shultz
Gail Ulrich
Catherine Zawacki

PORTAGE
Michelle Flick
Linette Godfrey
Pamela Karner
Heidi Potzebowski
Christine Pouch

CHESTERTON
Racquel Mitchell
Karen Parrish
Julianne Whiteman

NORTH VALPARAISO
Kristin Campbell
Kathleen Lawrence
Phyllis Newkirk
Janet Williams

WANATAH
Norma Campbell
Beverly Hartman
Elaine Hefner
Evelyn Soplanda

OWNER EMPLOYEES



COMMERCIAL LOANS
Sheri Anderson
Christopher Chatfield
Craig Dwight
Rita Stec

MORTGAGE LOANS
John Biddle
Janet Biernacki
Stacey Fisher-Koester
Jane Nelson
Debra Pedzinski
Robin Reider
Lois Swanson

CREDIT ADMINISTRATION
Darla Bowen
Kathy Callan
Stephen Dick
Rebecca Doperalski
Mary Kay Hanke
Franklin McCarty
Mary McColl
Cathy Poehl
Bonnie Piotrowski
Brenda Reiser
Yun-Ying Rempala
Gilbert Romero
Kellie Rusboldt
Sandra Skierkowski
Yolanda Thomas
Kathi Wolferd

AUDIT
Toni Geroluim
Rhonda McCausland
Rachel Saxon
JoAnn Swistek

LOAN REVIEW
Robert Holmes

INFORMATION SYSTEMS
Jane Barth
Thomas Bowman
Pamela Bricher
Brenda Brown
Amanda Childs
Cheryl Fisher
Shannon Gillem
Renee Hale
Andrea Hartke
Karen Jarrell
Teresa Jaske
Eunice Keppen
Michelle Krayniak
Joseph Mellen
Patricia Pierce
Cindy Pointon
Joseph Reed
William Retseck
David Rose
Barbara Simuel
Tammy Steinhagen
Ferdinand Tinio
Melanie Turner
Toni Whitfield

FINANCE
Beverly Foster
Myron Long
Sharon Meyers
Diana Taylor
Catherine Tempel
Julie Zippel

MARKETING
Jennifer DeHaven
Thad Donovan
Bette Novak
Eyvette Sellers
Rhonda Weirich

EXECUTIVE MANAGEMENT
Thomas McCormick
Marjorie McGill
Larry Reed

PURCHASING
Richard Carr
John Garrettson
Susan Henshaw
Rebecca Mazzaia
David Spears

HUMAN RESOURCES
Judy Dodge
Annerose Maron
Rae Rankin
Melanie Trowbridge

HUMAN DEVELOPMENT
Yvonne McGill
Tricia Rogers

ENROLLED IN TRAINING PROGRAM
Dalemarasha Cooper
Elizabeth Davis
Victoria Henry
Teresa Nims
Denise Moore

OWNER EMPLOYEES



IMS INVESTMENT MANAGEMENT

Diana Alinsky
Mary Beth Atkinson
Susan Bietry
Leon Dargis
Patricia Finney
Jacquelyn Frymier
Nancy Hawkins
Brian Holt
Timothy Hurlbut
Susan Hunt
Janet Jasicki
Connie Johnston
Sandra Kazmucha
Bobbie Lange
Barbara Ludlow
Kristen Mallory
Kimberly Martin
Jason McDaniel
Justina Mejean
Brian Merrill
Mary Napier
Stephanie Oberlie
Cheryl Reinhart
Robert Rose

THE LOAN STORE

Emmett Burleson
Shirley Dowdell
David Levenhagen
Kathleen Mallory
Michael Pappas
Deron Robinson