Form 10-K405, Exhibit 13
period 1997-12-31
HORIZON BANCORP /IN/
filed 1998-03-31
CIK 706129

         Exhibit 13 - Annual Report to Shareholders for the year ended December 31, 1997

        Management Discussion and Analysis of Results of Operations and
                              Financial Condition

ANALYSIS OF FINANCIAL CONDITION

INVESTMENT SECURITIES
---------------------
Horizon maintains a high quality investment portfolio with very low credit risk. Investment securities totaled $60.085 million at December 31, 1997 and consisted of U.S. Treasury and Government Agency securities of $6.065 million (10%); Municipal securities of $9.407 million (16%); Equity securities of $4.015 million (7%); and Mortgage Backed securities of $40.598 million (67%). Total investment securities decreased 16.4% from 1996. The decrease was from principal and interest payments received on mortgage backed securities and from the maturity of investments, primarily U.S. Treasury and Government Agency securities and Municipal securities. These funds were used primarily to repay maturing deposits during 1997.

As indicated above, the majority of the investment portfolio consists of mortgage backed securities. These instruments are secured by residential mortgages of varying maturities. Principal and interest payments are received monthly as the underlying mortgages are repaid. These payments also include prepayments of mortgage balances as borrowers either sell their homes or refinance their mortgages. Therefore, mortgage backed securities have maturities that are stated in terms of average life. The average life is the average amount of time that each principal dollar is expected to be outstanding. As of December 31, 1997, the mortgage backed securities in the investment portfolio had an average life of 5.6 years. Mortgage backed securities that have interest rates above current market rates are purchased at a premium. These securities may experience a significant increase in prepayments when lower market interest rates create an incentive for the borrower to refinance the underlying mortgage. This may result in a decrease of current income. That risk is mitigated by a shorter average life. Management currently believes that prepayment risk on these securities is nominal.

Mortgage backed securities are repriced when the underlying mortgages carry adjustable interest rates, some of which may have caps. Approximately 36% of the mortgage backed securities that Horizon holds are secured by adjustable rate mortgages. Adjustments to the interest rates on the underlying mortgages occur throughout the year and these rate adjustments are passed through to the mortgage backed security immediately. The average amount and yield of the securities subject to repricing during 1998, are as follows:

  (IN THOUSANDS)                                Amount      Yield
                                                -------     -----
 First Quarter, 1998                             $7,627     7.87%
 Second Quarter, 1998                                 0     0.00%
 Third Quarter, 1998                              6,800     7.48%
 Fourth Quarter, 1998                                 0     0.00%

The portion of the investment portfolio that is represented by the securities of State and Political Subdivisions is generally rated by Standard and Poor's and/or Moody's Investors Service. At December 31, 1997, this portion of the investment portfolio have a book value of $9.407 million and of that amount, $6.248 million (67%) were rated AAA; $1.252 million (13%) were rated AA or A; and $1.907 million (20%) were not rated. Most of the not rated bonds were issued by local municipalities in Northwest Indiana.

At December 31, 1997, 80.9% of investment securities were classified as available for sale compared to 82.2% at December 31, 1996. Securities classified as available for sale are carried at their fair value, with both unrealized gains and losses added or subtracted, net of tax, directly to stockholders' equity. This accounting method adds potential volatility to stockholders' equity, but net income is not affected unless securities are sold. Net appreciation on these securities totaled $668 thousand, which resulted in a $400 thousand addition, net of tax, to stockholders' equity at December 31, 1997. This compared to a $85 thousand, net of tax, addition to stockholders' equity at December 31, 1996.

Currently, Horizon does not maintain a trading account and is not using any derivative products for hedging or other purposes.

LOANS
Total loans were $258.115 million at December 31, 1997, the principal earning asset of Bank . The current level of loans is a decrease of 4.9% from the December 31, 1996 level of $271.476 million. As the table below indicates, the decreases are primarily in 1-4 family real estate loans which decreased $13.154 million or 10.04%. This decrease was caused by the sale of mortgage loans during 1997.

 (In thousands)                                                                           $                %
 December 31                                            1997               1996         Change          Change
 -----------                                            ----               ----         ------          ------
 Real estate loans:
      1-4 Family                                    $117,917           $131,071         (13,154)         -10.04%
      Multifamily                                        433                466             (33)          -7.08%
      Other                                            1,995              2,202            (207)          -9.40%
                                                       -----              -----            -----          ------
           Total                                     120,345            133,739         (13,394)         -10.02%

 Commercial Loans:
      Working Capital and Equipment                   57,188             59,359          (2,171)          -3.66%
       Real Estate, including                          5,002              5,698            (696)         -12.21%
 Agriculture
       Tax Exempt                                      9,489              6,926            2,563          37.01%
       Other                                           1,498              3,477          (1,979)         -56.92%
                                                       -----              -----          -------         -------
              Total                                   73,177             75,460          (2,283)          -3.03%


 Consumer Loans:
       Auto                                           19,354             20,353            (999)          -4.91%
       Recreation                                      1,697              1,434              263          18.34%
       Real Estate/ Home Improvement                  21,828             19,929            1,899           9.53%
       Home Equity                                     3,941              4,041            (100)          -2.47%
       Credit Cards                                    6,806              7,244            (438)          -6.05%
       Unsecured                                       4,620              5,154            (534)         -10.36%
       Other                                           6,347              4,122            2,225          53.98%
                                                       -----              -----            -----          ------
              Total                                   64,593             62,277            2,316           3.72%


 Grand Total                                        $258,115           $271,476         (13,361)          -4.92%
                                                    ========           ========         ========          ======

The acceptance and management of credit risk is an integral part of Bank's business as a financial intermediary. Bank has established rigorous underwriting standards including a policy that monitors the lending function through strict administrative and reporting requirements. Bank engages an independent third-party loan review function that regularly reviews asset quality.

REAL ESTATE LOANS

Real estate loans totaled $120.345 million or 47% of total loans as of December 31, 1997, compared to $133.739 million or 49% as of December 31, 1996. This category consists of home mortgages which generally require a loan to value of at least 80%. Some special guaranteed or insured real estate loan programs do permit a higher loan to collateral value ratio. Legally binding commitments to extend credit on real estate loans totaled $4.508 million and $2.657 million at December 31, 1997 and 1996, respectively.

In addition to the customary real estate loans described above, Bank also had outstanding on December 31, 1997, $3.941 million in home equity lines of credit and $4.041 million at December 31, 1996. Credit lines normally limit the loan to collateral value to no more than 80%. These loans are classified as consumer loans in the table above and in Note 4 to the consolidated financial statements.

Residential real estate lending is a highly competitive business. As of December 31, 1997, the real estate loan portfolio reflected a wide range of interest rate and repayment patterns, but could generally be categorized as follows:

                                           (Dollars in thousands)

                               |--------------------1997-------------------|  |-----------------1996---------------|
                                                Percent of                                 Percent of
                                                ----------                                 ----------
                                      Amount      Portfolio        Yield         Amount      Portfolio     Yield
                                      ------      ---------        -----         ------      ---------     -----
 Fixed Rate
      Monthly Payment                $47,007         39.06%        7.86%        $53,508         40.01%     7.90%
      Bi-Weekly Payment               23,345         19.40%        7.82%         25,782         19.28%     7.84%
 Adjustable Rate
      Monthly Payment                 49,409         41.05%        7.57%         53,807         40.23%     7.49%
      Bi-Weekly Payment                  584          0.49%        8.36%            642          0.48%     8.18%
                                         ---          -----        -----            ---          -----     -----

 Total                              $120,345        100.00%        7.76%       $133,739        100.00%     7.74%
                                    ========        =======        =====       ========        =======     =====

In addition to the real estate loan portfolio, Bank sold real estate loans which it services. On December 31, 1997, the portfolio serviced consisted of 484 loans totaling $30.558 million. Total loans sold during 1997 totaled $17.039 million.

COMMERCIAL LOANS

Commercial loans totaled $73.177 million or 28% of total loans as of December 31, 1997, compared to $75.460 million or 28% as of December 31, 1996.

Commercial loans consisted of the following types of loans at December 31:

                                                                       (In thousands)
                                           |--------------1997--------------|  |-------------1996---------------|
                                                                Percent of                           Percent of
                                                                ----------                           ----------
                                            Number       Amount   Portfolio      Number      Amount    Portfolio
                                            ------       ------   ---------      ------      ------    ---------
 SBA Guaranteed Loans                           34       $4,001       5.47%          43      $4,748        6.29%
 Municipal Government                           61       11,553      15.79%          63       8,884       11.77%
 Lines of Credit                               153       17,875      24.43%         149      16,192       21.46%
 Real Estate and Equipment Term Loans          303       39,748      54.31%         296      45,636       60.48%
                                               ---       ------      ------         ---      ------       ------

      Total                                    551      $73,177     100.00%         551     $75,460      100.00%
                                               ===      =======     =======         ===     =======      =======


CONSUMER LOANS

Consumer loans totaled $64.593 million or 25% of total loans as of December 31, 1997, compared to $62.277 million or 23% as of December 31, 1996. The total consumer loan portfolio increased 3.72% in 1997.


ALLOWANCE AND PROVISION FOR LOAN LOSSES

The allowance for loan losses represents Bank's estimate of potential credit losses associated with the loan portfolio. The identification of loans that may have potential losses is necessarily subjective. Therefore, a general reserve is maintained to cover all potential losses within the entire loan portfolio. Bank utilizes a loan grading system that helps identify, monitor and address asset quality problems, should they arise, in an adequate and timely manner. Each quarter, Bank reviews various factors affecting the quality of the loan portfolio. Large credits are reviewed on an individual basis for loss potential. Other loans are reviewed as a group based upon previous trends of loss experience. Bank also reviews the current and anticipated economic conditions of its lending market to determine the effect they may have on the loss experience of the loan portfolio. The methodology described above is consistent with the Office of the Comptroller of the Currency's guidance in determining the adequacy of the allowance for loan losses.

At December 31, 1997, the allowance for loan losses was 1.05% of total loans outstanding, compared to .90% at December 31, 1996. During 1997, the provision for loan losses totaled $1.325 million compared to $66 thousand in 1996. This increase is primarily due to increased losses and delinquencies in the consumer loan and credit card portfolios.

NONPERFORMING LOANS

Nonperforming loans are defined as loans that are greater than 90 days delinquent or have had the accrual of interest discontinued by management. Management continues to work diligently toward returning nonperforming loans to an earning asset basis. Nonperforming loans for the previous three years ending December 31 are as follows:

                                                  (In thousands)
                                        1997           1996            1995
                                        ----           ----            ----
 Nonperforming Loans                  $ 1,181         $ 998           $1,201
                                      =======         =====           ======

Nonperforming loans were .44 times the allowance for loan losses at December 31, 1997 compared to .41 and .43 times the allowance for loan losses on December 31, 1996 and 1995 respectively.

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

Other real estate owned (OREO) and the related allowance for OREO losses for the previous three years ending December 31 is as follows:

                                                       (In thousands)
                                               1997          1996        1995
                                               ----          ----        ----
 Other real estate owned                       $125          $500      $4,193
 Allowance for OREO losses                        0           151       1,075
                                                  -           ---       -----
 Net other real estate owned                   $125          $349      $3,118
                                               ====          ====      ======

The decline in OREO during 1996 is a result of the sale of one property owned by Bank's wholly owned subsidiary, Trail Creek Properties, Inc. ("TCP"). This property was sold to Indiana Blue Chip Hotel & Riverboat Casino Resort Corp. in November, 1996 and is being used for a riverboat gaming site. The Newport Marina property was acquired by TCP in 1990 in a foreclosure action on a defaulted loan. The sale, consummated on November 4, 1996, resulted in a gain of approximately $1 million, net of tax.

DEPOSITS
The primary source of funds for Bank comes from the acceptance of demand and time deposits. However, at times Bank will use its ability to borrow funds from the Federal Home Loan Bank when it can do so at interest rates and terms that are superior to those required for deposited funds. Total deposits were $264.413 million at December 31, 1997 compared to $289.180 million at December 31, 1996 or a decrease of 8.56%. Below is a table of average deposits and rates by category for the previous three years ending December 31.

                                              (In Thousands)
                                              Average Balance                                   Average Rate
                                             Outstanding for the                                Paid for the
                                           Year Ended December 31                          Year Ended December 31
                                  ---------------------------------------               ---------------------------
                                  1997             1996              1995               1997       1996        1995
                                  ----             ----              ----               ----       ----        ----

Noninterest-bearing
 demand deposits                $ 45,016       $   33,680         $   34,186
Interest-bearing
 demand deposits                  37,256           53,851             51,802            1.62%      1.48%       1.47%
Savings deposits                  61,089           70,386             76,127            2.24       2.25        2.25
Time deposits                    147,639          132,780            125,690            5.67       5.44        5.42
                                 -------          -------            -------
          Total deposits       $ 291,000        $ 290,697          $ 287,805
                               =========        =========          =========


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

On July 4, 1996, after obtaining approval from all required regulatory agencies, the ESOP borrowed $965,500 directly from Horizon and utilized the proceeds to purchased 23,550 shares from unrelated shareholders. In exchange, the ESOP issued a Term Note and Security Agreement to Horizon.

As of December 31, 1997, 106,297 shares had been allocated to employees combined with 192,263 unallocated shares places a total of 298,560 shares in the ESOP. Dividends paid on shares which have been allocated to employee accounts in prior years are returned to Horizon in payment for shares not yet allocated and as a result these dividends are returned to capital and are not recorded as compensation expense. Dividends paid on unallocated shares as well as any additional contributions made by Horizon to the ESOP are treated as compensation expense, but are returned to capital as a payment for unallocated shares. Although the stock being acquired carries an issue price of $29 per share, the stock must be allocated at its current market value if that is higher at the date of allocation. In this instance the cost increase is charged to compensation expense and is also returned to capital. As a result, the cost of providing a retirement benefit, as well as the reduction in cash for dividends on allocated shares, are returned to Horizon's capital accounts. Retirement programs in other companies that do not have ESOP's result in costs only and no return of capital is realized. Therefore, although the ESOP results in charges to expense like any retirement plan, the ESOP from a capital retention standpoint, is of no cost to Horizon. Further, Horizon receives special tax benefits for ESOP related dividends that are not otherwise available. Because the costs attributable to the ESOP are returned to capital, under Horizon's policy, the amount of such ESOP related additions may be added to net income in computing net income for dividend purposes.

As of December 31, 1997, the ESOP owned 33.62% of the outstanding shares of Horizon and is subject to regulation and review by the Federal Reserve Bank as a bank holding company. Also, shares owned in the ESOP are subject to the voting decisions of the individual employees and are not otherwise voted by management. Through their Visions and Values document, the employees have indicated that it is their intent to maintain their ownership in Horizon as an independent community bank. They are committed to doing those things necessary to make it a strong financial institution which brings high value to its stakeholders - its customers, shareholders, employees and communities. In addition to those shares owned by the ESOP, insiders also own other shares which would bring the ownership of insiders to a level of 38.42%, excluding vested stock options, as of December 31, 1997.

At December 31, 1997, the ESOP paid $250,154 to Horizon in order to release 8,203 shares which were allocated to participants.

CAPITAL RESOURCES
The capital resources of Horizon and Bank remain strong and exceed regulatory capital ratios for "well capitalized" banks at December 31, 1997. Stockholders' equity totaled $32.757 million ($4.048 million from ESOP) as of December 31, 1997 compared to $33.508 million ($4.211 million from ESOP) as of December 31, 1996. At year end 1997, the ratio of stockholders' equity to assets was 9.11% compared to 8.77% for 1996.

Horizon has selectively purchased shares that became available in the market from time to time. During 1997, management purchased 22,178 shares at a cost of $1.173 million compared to 8,778 shares at a cost of $368 thousand and 21,562 shares at a cost of $745 thousand for 1996 and 1995, respectively.

Horizon paid dividends in the amount of $1.80 per share in 1997, $1.40 per share in 1996 and $1.20 per share in 1995. The dividend pay-out ratio (dividends as a percent of net income) was 73% during 1997 as compared to 27% and 29% in 1996 and 1995, respectively. The dividend pay-out ratio is high in 1997 because net income includes a provision for loan losses of $1.325 million and low in 1996 and 1995 because net income includes the gain on sale of OREO of approximately $1 million, net of tax, in 1996 and the Federal and State tax refunds of $1.252 million, including interest, in 1995. The dividend pay-out ratio excluding provision for loan losses, the OREO gain and tax refunds would be 41%, 37% and 50% in 1997, 1996 and 1995, respectively. Horizon intends to target a dividend pay-out ratio of 35-45% in the future as determined by quarterly earnings, capital levels and regulatory approvals. For additional information regarding dividend conditions, see Note 1 of the Notes to the Consolidated Financial Statements.

As of December 31, 1997, management is not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have or are reasonably likely to have a material effect on Horizon's liquidity, capital resources or operations.

IMS INVESTMENT MANAGEMENT
On October 1, 1996, the Bank formed a wholly-owned subsidiary, IMS Investment Management, N.A. (IMS). IMS manages the majority of the trust accounts previously managed by Bank. Assets under management of IMS had a book value of $311 million at December 31, 1997 compared to $351 million at December 31, 1996. This represents a 11.4% decrease from 1996.

The book value of assets held in the IMS at December 31, 1997 by asset type are as follows:

 (in thousands)                                Book Value       Percentage
                                               ----------       ----------
 Cash                                                $746            0.24%
 Money Market Funds                                82,992           26.69%
 Government and Agency Bonds                       67,872           21.82%
 Municipal Bonds                                   20,502            6.59%
 Corporate Bonds                                   32,702           10.51%
 Common and Preferred Stock                        81,975           26.36%
 Mutual Funds                                      24,221            7.79%
                                                   ------            -----
     Total                                       $311,010          100.00%
                                                 ========          =======

IMS manages a variety of types of investment accounts including personal trusts, agencies, estates and guardianships, corporate agencies and employee benefit agencies and trusts. The total book values and market values of each of these types of accounts at December 31, 1997 are as follows:


 (in thousands)                            Book Value     Percentage    Market Value      Percentage
                                           ----------     ----------    ------------      ----------
 Personal Agencies                            $92,110         29.61%        $103,402          28.41%
 Estates and Guardianships                      1,205          0.39%             875           0.24%
 Personal Trusts                               69,845         22.46%          91,059          25.01%
 Employee Benefit                              96,255         30.95%         116,622          32.04%
 Corporate Agency                              51,587         16.59%          51,587          14.17%
 Other                                              8          0.00%             487           0.13%
                                                    -          -----             ---           -----

 Total                                       $311,010        100.00%        $364,032         100.00%
                                             ========        =======        ========         =======

Personal and Corporate Agencies total 46.20% of the book value of the accounts administered by the Trust Department at December 31, 1997. In an agency account, IMS typically holds assets for a client and maintains records of these assets. IMS may or may not have the responsibility for making investment decisions on this type of account. Personal trusts consist of 22.46% of the assets managed by IMS. In a personal trust, IMS is named trustee for the assets in the trust. There may be an estate plan included in this type of trust and the investment decisions may be made by either IMS or the grantor of the personal trust. Employee benefit agencies and trusts are 30.95% of the assets in IMS. Responsibilities of IMS for employee benefit accounts normally consist of maintaining records for each plan participant, complying with regulations governing retirement plans and may include making investment decisions.

RESULTS OF OPERATIONS

NET INCOME
Consolidated net income was $1.721 million or $2.42 per share for 1997 compared to $3.824 million or $5.19 per share and $3.039 million or $4.05 per share in 1996 and 1995, respectively. Because of the unique qualities of ESOP derived costs discussed above, these earnings from a capital retention standpoint could be comparable to a non-ESOP performance of $2.245 million or $3.16 per share for 1997, $4.409 million or $5.98 per share for 1996 and $3.631 million or $4.84 per share for 1995. In November, 1996, a gain on sale of OREO was recorded totaling approximately $1 million or $1.35 per share, net of tax. In March 1995, Horizon received a Federal income tax refund of $954 thousand plus interest of $298 thousand. The total $1.252 million or $1.67 per share is included in 1995 net income.



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

                                                            --------------1997------------       --------------1996--------------
                                                             Average                 Yield/      Average                   Yield/
 (In thousands)                                              Balance     Interest     Rate       Balance      Interest      Rate
                                                             -------     --------     ----       -------      --------      ----
 ASSETS
 Interest-earning assets
    Loans - total (1) (3)                                      $269,348    $24,574      9.12%       $256,580     $23,096      9.00%
    Taxable investment securities                                55,963      3,968      7.09%         67,833       4,504      6.64%
    Nontaxable investment securities (2)                         10,000        435      4.35%         10,138         455      4.49%
    Interest-bearing balances and                                 1,348         60      4.45%            968          46      4.75%
       money market investments (4)
    Bankers Acceptances
    Federal funds sold                                            4,170        228      5.47%          2,476         132      5.33%
                                                                  -----        ---      -----          -----         ---      -----
       Total interest-earning assets                            340,829     29,265      8.59%        337,995      28,233      8.35%
                                                                -------     ------      -----        -------      ------      -----

 Noninterest-earning assets
    Cash and due from banks                                      13,874                               12,879
    Allowance for loan losses                                    (2,320)                              (2,655)
    Other assets                                                 21,799                               19,547
                                                                 ------                               ------
 Total assets                                                  $374,182                             $367,766
                                                               ========                             ========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Interest-bearing liabilities
    Savings deposits                                             61,089      1,371      2.24%         70,386       1,587      2.25%
    Interest-bearing demand deposits                             37,256        605      1.62%         53,851         798      1.48%
    Time deposits                                               147,639      8,367      5.67%        132,780       7,221      5.44%
    Short-term borrowings                                         1,911        110      5.76%         13,529         713      5.27%
    Long-term debt                                               43,493      2,484      5.71%         27,306       1,481      5.42%
                                                                 ------      -----      -----         ------       -----      -----
       Total interest-earning liabilities                       291,388     12,937      4.44%        297,852      11,800      3.96%
                                                                -------     ------      -----        -------      ------      -----

 Noninterest-bearing liabilities
    Demand deposits                                              45,016                               33,680
    Other liabilities                                             3,771                                3,479
    Stockholder's equity                                         34,007                               32,755
                                                                 ------                               ------
 Total liabilities and stockholders' equity                    $374,182                             $367,766
                                                               ========                             ========

 Net interest income                                                       $16,328                               $16,433
                                                                           =======                               =======

 Net interest income as a percent of interest-earning assets                            4.79%                                 4.86%
                                                                                        ====                                  ====

                                                                  ---------------1995-------------
                                                                     Average                Yield/
 (In thousands)                                                      Balance   Interest      Rate
                                                                     -------   --------      ----
 ASSETS
 Interest-earning assets
    Loans - total (1) (3)                                           $226,198      $20,228      8.94%
    Taxable investment securities                                     82,348        5,422      6.58%
    Nontaxable investment securities (2)                              12,233          519      4.24%
    Interest-bearing balances and                                      1,044           60      5.75%
       money market investments (4)
    Bankers Acceptances                                                                 0
    Federal funds sold                                                   592           33      5.57%
                                                                         ---           --      -----
       Total interest-earning assets                                 322,415       26,262      8.15%
                                                                     -------       ------      -----

 Noninterest-earning assets
    Cash and due from banks                                           13,310
    Allowance for loan losses                                         (2,716)
    Other assets                                                      20,303
                                                                      ------
 Total assets                                                       $353,312
                                                                    ========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Interest-bearing liabilities
    Savings deposits                                                  76,127        1,712      2.25%
    Interest-bearing demand deposits                                  51,802          760      1.47%
    Time deposits                                                    125,690        6,811      5.42%
    Short-term borrowings                                             15,948          939      5.89%
    Long-term debt                                                    16,726          890      5.32%
                                                                      ------          ---      -----
       Total interest-earning liabilities                            286,293       11,112      3.88%
                                                                     -------       ------      -----

 Noninterest-bearing liabilities
    Demand deposits                                                   34,186
    Other liabilities                                                  2,719
    Stockholder's equity                                              30,114
                                                                      ------
 Total liabilities and stockholders' equity                         $353,312
                                                                    ========

 Net interest income                                                              $15,150
                                                                                  =======

 Net interest income as a percent of interest-earning assets                                   4.70%
                                                                                               ====

(1) Nonaccruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees.

(2)      Yields are not presented on a tax-equivalent basis.

(3) Loan fees and late fees included in interest on loans aggregated $1,248,250, $1,122,390 and $1,056,404 in 1997, 1996 and 1995,
         respectively.

(4) Horizon has no foreign office and, accordingly, no assets or liabilities attributable to foreign operations. Horizon's subsidiary bank had no funds invested in Eurodollar Certificates of Deposit a December 31, 1997.

                                                        1997- 1996                                1996 - 1995
                                                   Increase/(Decrease)                        Increase/(Decrease)

 (In thousands)                                                Change        Change                           Change       Change
                                                Total          Due To        Due To           Total           Due To       Due To
              INTEREST INCOME                   Change         Volume       Rate            Change           Volume        Rate
              ---------------                   ------         -------       -----           ------           ------       ----

 Loans - total                                    $1,478       $1,162          $316           $2,868         $2,734          $134
 Taxable investment securities                      (536)        (827)           291            (918)          (963)           45
 Nontaxable investment securities                    (20)          (6)          (14)             (64)           (93)           29
 Interest bearing balances & money                    14           17            (3)             (14)            (4)          (10)
 market  investments
 Federal Funds Sold                                   96           93             3               99            101            (2)
                                                      --           --             -                             ---           ---

      Total interest income                       $1,032         $439          $593           $1,971         $1,775          $196
                                                  ------         ----          ----           ------         ------          ----


              INTEREST EXPENSE
              ----------------

                           Savings deposits        $(216)       $(209)          $(7)           $(125)         $(129)           $4
           Interest bearing demand deposits         (193)        (264)           71               38             30             8
                              Time deposits        1,146          833           313              410            385            25
                      Short-term borrowings         (603)        (663)           60             (226)          (134)          (92)
                             Long-term debt        1,003          921            82              591            574            17
                                                   -----          ---            --                             ---            --

      Total interest expense                       1,137          618           519              688            726           (38)
                                                   -----          ---           ---              ---            ---          ----


 NET INTEREST EARNINGS                             $(105)       $(179)          $74           $1,283         $1,049          $234
                                                  ======       ======           ===           ======         ======          ====

Horizon's average earning assets were $340.829 million in 1997 compared to $337.995 million in 1996 and $322.415 million in 1995. The net interest margin for 1997 was 4.79% compared to 4.86% and 4.70% in 1996 and 1995, respectively. The decrease in net interest margin from 1996 to 1997 was due to the increase in rate and volume of time deposits and long term debt outpacing the increase in rate and volume of loans.

The increase in net interest margin from 1995 to 1996 was primarily related to the increased volume of loans, especially consumer loans offset slightly by increased volume of certificates of deposits and long term debt.

NONINTEREST INCOME
The major components of noninterest income consist of service charges on deposit accounts and fiduciary fees. Service charges on deposit accounts are based upon: a) recovery of direct operating expenses associated with providing the service, b) allowing for a profit margin that provides an adequate return on assets and stockholders' equity and c) competitive factors within Bank's markets. Service charges on deposits were $2.020 million, $1.573 million and $1.441 million for 1997, 1996 and 1995, respectively.

Net security gains were $9 for 1997 compared to $0 and $46 thousand for 1996 and 1995, respectively. Fiduciary fees were $2.423 million in 1997 compared to $2.094 million and $1.769 million in 1996 and 1995, respectively.

NONINTEREST EXPENSE
Noninterest expense totaled $17.689 million in 1997 compared to $16.694 million and $15.931 million in 1996 and 1995, respectively. The increase in 1997 was a result of increased occupancy, data processing and equipment, supplies and advertising expenses offset by a decrease in salaries and benefits. The majority of these expenses were incurred relative to the change of the Bank's name, investments in technology, the expansion of sales offices in Porter County and the new South Franklin building. The increase in 1996 was a result of increased salaries and benefits and data processing and equipment expense offset by a decrease in loss on other real estate owned.

Salaries and benefits decreased 4.09% during 1997 compared to an increase of 3.67% for 1996 and an increase of 13.72% for 1995. The 1997 decrease was primarily the result of reduced expenses related to the ESOP and Stock Option Plans. The 1995 increase is primarily the result of an increase in group health insurance costs, termination benefits, ESOP expense and stock appreciation rights expense offset by the decrease in bonus expense. The Bank developed and implemented a staffing model to monitor productivity and determine the optimum number of employees per division and reached these levels in early 1996.

Data processing and equipment expense increased 18.79% in 1997, 22.56% in 1996, 4.4% in 1995. The 1997 and 1996 increases are due to investments in technology that caused an increase in depreciation expense and an increase in support and maintenance expense.

Total other expenses increased 11.39%, 4.89% and 9.44% in 1997, 1996 and 1995, respectively. The primary factors contributing to the 1997 increase in other expense were: 1) $273 increase in advertising expense, primarily related to the change of the Bank's name, 2) $195 thousand increase in supplies and printing expenses and 3) $154 thousand increase in outside services and consultants. The primary factors contributing to the 1996 increase in other expense were: 1) $70 thousand increase in supplies and printing expenses, 2) $75 increase in advertising expenses, 3) $199 thousand increase in corporate expense, 4) $170 thousand increase in losses, including frauds and forgeries and 5) $332 thousand decrease in deposit insurance expense.

INCOME TAXES
The income tax provision totaled $584 thousand in 1997 compared to $1.599 million and $167 thousand in 1996 and 1995, respectively. The effective tax rate was 25.34%, 29.49% and 5.21% for 1997, 1996, and 1995, respectively.
Horizon received a Federal income tax refund during the first quarter of 1995 totaling $1.252 million including interest of $298 thousand. In 1993, Horizon filed several amended tax returns to obtain refunds of Federal taxes paid in prior periods dating back to 1985. Excluding the portion of the tax refund that was a direct reduction of tax expense in 1995, the effective tax rate would have been 34.97%.

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

LIQUIDITY
The Bank maintains a stable base of core deposits provided by long standing relationships with consumers and local businesses. These deposits are the principal source of liquidity for Horizon. Other sources of liquidity for Horizon include earnings, loan repayment, investment security sales and maturities, sale of real estate loans and borrowing relationships with correspondent banks, including the Federal Home Loan Bank (FHLB). During 1997, cash flows were generated from earnings of $1.7 million, a

$11.8 million decrease in investment securities, a $17.0 million sale of loans and a $3.2 million increase in short term borrowings. Cash flows were used for an $4.8 million increase in loan demand, a $3.7 million purchase of premises and equipment and a $24.8 million decrease in deposits. The net cash position increased $18 thousand, primarily in cash and due from banks and Federal funds sold.

INTEREST SENSITIVITY
The degree by which net interest income may fluctuate due to changes in interest rates is monitored by Horizon using computer simulation modeling, incorporating not only the current GAP position but the effect of expected repricing of specific financial assets and liabilities. When repricing opportunities are not properly aligned, net interest income may be affected when interest rates change. Forecasting results of the possible outcomes determine the exposure of interest rate risk inherent in Horizon's balance sheet. The goal is to manage imbalanced positions that arise when the total amount of assets repricing or maturing in a given time period differs significantly from liabilities that are repricing or maturing in the same time period. The theory behind managing the difference between repricing assets and repricing liabilities is to have more assets repricing in a rising rate environment and more liabilities repricing in a declining rate environment. At December 31, 1997, Horizon had a negative GAP position of 1:.96 This indicates that the total amount of assets repricing within one year were 96% of the total amount of liabilities repricing within the same time period. This compares to a negative GAP position of 1:.82 at December 31, 1996.

                                                                     Rate Sensitivity
                                                                Greater than    Greater than
                                                                  3 months       6 months
                                                                     and            and
                                                    3 months      less than      less than      Greater
 (in thousands)                                      or less       6 months        1 year     than 1 year     Total
                                                     -------     ----------      --------     -----------     -----
 Loans                                                $55,671       $19,920        $37,084      $144,857     $257,532
 Money Market Investments                                 852                                                     852
 Interest bearing balances with Banks                                                                219          219
 Investment securities and investment                  15,198         4,858         11,955        28,074       60,085
 securities available for sale
 Other assets                                                                                     41,063       41,063
                                                  --------------------------------------------------------------------
       Total assets                                   $71,721       $24,778        $49,039      $214,213     $359,751
                                                  ====================================================================


 Non-interest bearing deposits                                                                   $61,474      $61,474
 Interest bearing deposits                            $47,427       $25,951        $18,007       111,554      202,939
 Borrowed funds                                        36,000        11,000         11,000                     58,000
 Other liabilities                                                                                 4,581        4,581
 Stockholders equity                                                                              32,757       32,757
                                                  --------------------------------------------------------------------
    Total liabilities and stockholders equity        $ 83,427      $ 36,951        $29,007      $210,366     $359,751
                                                  ====================================================================

 GAP                                                 $(11,706)     $(12,173)       $20,032        $3,847

 Cumulative GAP                                       (11,706)      (23,879)        (3,847)            0


Included in the gap analysis are certain interest-bearing demand accounts and savings accounts. These interest-bearing accounts are subject to immediate withdrawal. However, Horizon considers approximately 70% of these deposits to be insensitive to gradual changes in interest rates and generally to behave like deposits with longer maturities based upon historical experience. Accordingly, Horizon has considered the balances of interest-bearing demand and savings account deposits which totaled $49.795 million at December 31, 1997 to be non-rate sensitive.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Horizon's primary market risk exposure is interest rate risk. Interest rate risk (IRR) is the risk that Horizon's earnings and capital will be adversely affected by changes in interest rates. The primary approach to IRR management is one which focuses on adjustments to the asset/liability mix in order to limit the magnitude of IRR.

Horizon's exposure to interest rate risk is due to repricing or mismatch risk, basis risk, embedded options risk and yield curve risk. Repricing risk is the risk of adverse consequence from a change in interest rates that arise because of differences in the timing of when those interest rate changes affect Horizon's assets and liabilities. Basis risk is the risk that the spread, or rate difference, between instruments of similar maturities will change. Options risk arises whenever products give the customer the right, but not the obligation, to alter the quantity or timing of cash flows. Yield curve risk is the risk that changes in prevailing interest rates will affect instruments of different maturities by different amounts. Horizon's objective is to remain reasonably neutral with respect to IRR. Horizon utilizes a variety of strategies to maintain this position including the sale of mortgage loans on the secondary market, varying maturities of FHLB advances, certificates of deposit funding and investment securities.

The table which follows provides information about Horizon's financial instruments that are sensitive to changes in interest rates as of December 31, 1997. Horizon had no derivative financial instruments or trading portfolio as of December 31, 1997. The table incorporates Horizon's internal system generated data related to the maturity and repayment/withdrawal of interest earning assets and interest bearing liabilities. For loans, securities and liabilities with contractual maturities, the table presents principal cash flows and related weighted average interest rates by contractual maturities as well as the historical experience of Horizon related to the impact of interest rate fluctuations on the prepayment of residential loans and mortgage backed securities. From a risk management perspective, Horizon believes that repricing dates are more relevant than contractual maturity dates when analyzing the value of financial instruments. For deposits with no contractual maturity dates, the table presents principal cash flows and weighted average rate, as applicable, based upon Horizon's experience and management's judgment concerning the most likely withdrawal behaviors.




Quantitative Disclosures of Market Risk
---------------------------------------

                                                                                            2003 and                    Fair Value
                                       1998      1999       2000      2001         2002       beyond        Total         12/31/97
                                       ----      ----       ----      ----         ----       ------        -----         --------
 Rate-sensitive assets:
 Fixed interest rate loans          $54,203    $33,492    $21,855    $17,044      $11,291     $23,895       $161,780      $160,781
 Average interest rate                9.23%      9.07%      8.46%      8.31%        8.16%       8.26%          8.78%

 Variable interest rate loans        24,062      5,016      4,662      3,495        3,671      57,548         98,454        98,186
 Average interest rate               10.11%      8.21%      7.80%      7.48%        7.24%       7.84%          8.38%

   Total loans                       78,265     38,508     26,517     20,539       14,962      81,443        260,234       258,967
   Average interest rate              9.50%      8.95%      8.34%      8.17%        7.94%       7.97%          7.13%

 Securities                          20,078     10,765      7,426      6,121        3,796      11,899         60,085       $60,394
 Average interest rate                7.14%      6.72%      6.63%      6.70%        6.65%       5.59%          6.62%

 Other interest bearing assets          852                                                       219          1,071         1,071
 Average interest rate                5.50%                                                     5.50%          5.50%

      Total Earning Assets          $99,195    $49,273    $33,943    $26,660      $18,758     $93,561       $321,390      $320,432
      Average interest rate           8.99%      8.47%      7.97%      7.83%        7.68%       7.66%          6.75%

---------------------------------------------------

                                                                                                2003 and                 Fair Value
                                           1998        1999        2000      2001     2002       beyond       Total       12/31/97
                                           ----        ----        ----      ----     ----       ------       -----       --------
 Rate-sensitive liabilities:
 ---------------------------
 Non-interest bearing deposits              $615       $307        $154                          $60,398      $61,474      $61,474
 Average interest rate                     0.00%      0.00%       0.00%                            0.00%        0.00%

 NOW accounts                                166         83          42                           16,314       16,605       16,605
 Average interest rate                     1.47%      1.47%       1.47%                            1.47%        1.47%

 Savings and Money Market  accounts          545        273         136                           53,578       54,532       54,532
 Average interest rate                     2.25%      2.25%       2.25%                            2.25%        2.25%

 Certificates of Deposit                  70,044     42,583      16,792      2,383                            131,802      136,850
 Average interest rate                     5.66%      5.79%       5.69%      5.49%                              5.70%

     Total Deposits                       71,370     43,246      17,124      2,383               130,290      264,413      269,461
     Average interest rate                 5.55%      5.70%       5.58%      5.49%                 0.79%        2.82%

 Fixed interest rate borrowings           57,000                                                               57,000       57,060
 Average interest rate                     5.76%                                                                5.76%

 Variable interest rate borrowings         1,000                                                                1,000        1,005
 Average interest rate                     7.71%                                                                7.71%

      Total Funds                       $129,370    $43,246     $17,124     $2,383              $130,290     $322,413     $327,526
      Average interest rate                5.66%      5.70%       5.58%      5.49%                 0.79%        3.36%

PENDING ACQUISITION
-------------------

On October 1, 1997, Horizon's wholly owned subsidiary, Horizon Bank, N.A. entered into an Agreement, whereby the Bank will acquire all the assets and liabilities of Phoenix Insurance Services, Inc. The acquisition is contingent upon Bank receiving insurance licenses from the states of Indiana, Illinois and Michigan. This transaction is expected to be consummated during the second quarter of 1998.

YEAR 2000
---------

During 1997, Horizon initiated a review of all hardware and software utilized to confirm that all will function properly in the Year 2000. Currently, all vendors who have responded indicate that their hardware or software is or will be Year 2000 compliant by the end of 1998.

NEW ACCOUNTING STANDARDS
------------------------

In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) 130, "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Management is currently considering the impact of SFAS 130, but does not believe it will have a material effect on the Company's consolidated financial statements.

In June 1997, FASB issued SFAS 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for public companies to report certain financial information about operating segments. This statement also requires public companies to report certain information about their products and services and the geographic areas in which they operate. SFAS is effective for financial statements for fiscal years beginning after December 15, 1997. At this time, management is evaluating the statement and has not determined if the new reporting provisions will require supplemental disclosures by the Company.





                                                                                                      December 31
CONSOLIDATED BALANCE SHEET (THOUSANDS)
                                                                                                   1997           1996
                                                                                                   ----           ----
ASSETS
Cash and cash equivalents
       Cash and due from banks                                                                      $19,506        $19,551
       Money market investment                                                                          852            789
                                                                                               -------------  -------------
         Total cash and cash equivalents                                                             20,358         20,340
Short-term investments-Interest-bearing balances in banks                                               219            211
Investment securities available for sale,  net                                                       48,638         59,041
Investment securities held to maturity (market value $11,756 - 1997, $12,838 - 1996)                 11,447         12,810
Loans held for sale, at cost which approximates market value                                          2,119          1,034
Total loans held to maturity                                                                        258,115        271,476
Allowance for loan losses                                                                            (2,702)        (2,435)
                                                                                               -------------  -------------
     Net loans held to maturity                                                                     255,413        269,041

Premises and equipment, net                                                                          16,144         14,053
Accrued interest receivable                                                                           2,264          2,216
Other assets                                                                                          3,149          3,292
                                                                                               -------------  -------------
        Total assets                                                                               $359,751       $382,038
                                                                                               =============  =============

LIABILITIES
Deposits
     Noninterest-bearing                                                                            $61,474        $46,050
     Interest-bearing                                                                               202,939        243,130
                                                                                               -------------  -------------
        Total deposits                                                                              264,413        289,180
Short-term borrowings                                                                                16,000         12,849
Federal Home Loan Bank Advances                                                                      42,000         41,500
Accrued interest payable                                                                                674            590
Other liabilities                                                                                     3,907          4,411
                                                                                               -------------  -------------
        Total liabilities                                                                           326,994        348,530
                                                                                               -------------  -------------

Equity received from contributions and dividends to the ESOP                                          4,048          4,211

STOCKHOLDERS' EQUITY
Common stock: $1 stated value, 5,000,000 shares authorized and
     1,034,428 shares issued, less  ESOP shares of 307,538 and 319,664 at                               720            708
      December 31, 1997 and 1996.
Additional paid-in capital                                                                            7,763          7,962
Retained earnings                                                                                    24,355         23,898
Unrealized gain/loss on securities available for sale (net of tax)                                      400             85
Less treasury stock, at cost - 146,263 shares -  1997,  124,085 shares - 1996                        (4,529)        (3,356)
                                                                                               -------------  -------------
        Total stockholders' equity                                                                   28,709         29,297
                                                                                               -------------  -------------
        Total liabilities and stockholder's equity                                                 $359,751       $382,038
                                                                                               =============  =============

   The accompanying notes are an integral part of these financial statements

 CONSOLIDATED STATEMENTS OF INCOME (THOUSANDS)

                                                                           1997         1996          1995
                                                                           ----         ----          ----
 INTEREST INCOME
      Interest and fees on loans                                           $24,574       $23,096      $20,228
      Interest and dividends on investments
         Taxable                                                             4,256         4,682        5,515
         Nontaxable                                                            435           455          519
                                                                        -----------  ------------  -----------
            Total interest income                                           29,265        28,233       26,262
                                                                        -----------  ------------  -----------

 INTEREST EXPENSE
       Interest on deposits                                                 10,343         9,605        9,284
       Interest on Federal funds purchased and securities
        sold under agreements to repurchase                                    110           714          938
       Interest on Federal Home Loan Bank advances                           2,484         1,481          890
                                                                        -----------  ------------  -----------
            Total interest expense                                          12,937        11,800       11,112
                                                                        -----------  ------------  -----------

 NET INTEREST INCOME                                                        16,328        16,433       15,150
 PROVISION FOR LOAN LOSSES                                                   1,325            66
                                                                        -----------  ------------  -----------
 NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                        15,003        16,367       15,150
                                                                        -----------  ------------  -----------

 NONINTEREST INCOME
      Service charges on deposits                                            2,020         1,573        1,441
      Fiduciary  income                                                      2,423         2,094        1,769
      Gain on sale of other real estate owned                                    9         1,609           45
      Income from Insurance Company                                            293           221          159
      Other Income                                                             246           253          573
                                                                        -----------  ------------  -----------
            Total noninterest income                                         4,991         5,750        3,987
                                                                        -----------  ------------  -----------

 NONINTEREST EXPENSE
      Salaries and employee benefits                                         8,316         8,671        8,364
      Occupancy expense of Company premises, net of rental income            1,346         1,164        1,017
      Data processing and equipment expenses                                 2,504         2,108        1,720
        Loss on disposal of fixed assets                                       274
      Loss on other real estate owned                                           18            55          353
      Other expenses                                                         5,231         4,696        4,477
                                                                        -----------  ------------  -----------
            Total noninterest expense                                       17,689        16,694       15,931
                                                                        -----------  ------------  -----------

 INCOME BEFORE INCOME TAXES                                                  2,305         5,423        3,206
 PROVISION FOR INCOME TAXES                                                    584         1,599          167
                                                                        -----------  ------------  -----------
 NET INCOME                                                                 $1,721        $3,824       $3,039
                                                                        ===========  ============  ===========

 Basic Earnings per common share                                             $2.42         $5.19        $4.05


   The accompanying notes are an integral part of these financial statements


CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(Thousands, except per share data)
                                                                                       Unrealized
                                                                                      Gain/loss on
                                                            Additional                Securities                     Total
                                                  Common      Paid-In    Retained     Available for    Treasury    Stockholders'
                                                   Stock      Capital    Earnings         Sale          Stock        Equity
 -----------------------------------------------------------------------------------------------------------------------------
 Balance, January 1, 1995                          $732       $9,238     $18,961          $(2,327)     $(2,243)       $24,361
 -----------------------------------------------------------------------------------------------------------------------------
 Net Income                                                                3,039                                        3,039
 Cash Dividends ($1.20 per share)                                           (895)                                        (895)
 Purchase of  21,562 shares of  treasury stock                                                            (745)          (745)
 Change in unrealized gain/(loss) on                                                        2,793                       2,793
 marketable equity securities
 -----------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 1995                        $732       $9,238     $21,105             $466      $(2,988)       $28,553
 -----------------------------------------------------------------------------------------------------------------------------
 Net Income                                                                3,824                                        3,824
 Cash Dividends ($1.40 per share)                                         (1,031)                                      (1,031)
 Purchase of 8,778 shares of treasury stock                                                               (368)          (368)
 Net purchases and distributions with ESOP          (24)      (1,339)                                                  (1,363)
 Tax benefit of ESOP dividend deduction                           63                                                       63
 Change in unrealized gain/(loss) on                                                         (381)                       (381)
 marketable equity securities
 -----------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 1996                        $708       $7,962     $23,898              $85      $(3,356)       $29,297
 -----------------------------------------------------------------------------------------------------------------------------
 Net Income                                                                1,721                                        1,721
 Cash Dividends ($1.80 per share)                                         (1,264)                                      (1,264)
 Purchase of  22,178 shares of treasury stock                                                           (1,173)        (1,173)
 Net purchases and distributions with ESOP           12         (270)                                                    (258)
 Tax benefit of ESOP dividend deduction                           71                                                       71
 Change in unrealized gain/(loss) on                                                          315                         315
 marketable equity securities
 -----------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 1997                        $720       $7,763     $24,355             $400      $(4,529)       $28,709
 -----------------------------------------------------------------------------------------------------------------------------





   The accompanying notes are an integral part of these financial statements







CONSOLIDATED STATEMENTS OF CASH FLOWS (THOUSANDS)
                                                                                               1997            1996          1995
                                                                                               ----            ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES:
 Adjustments to reconcile net income to net cash from operating activities:
 Net income                                                                                  $1,721          $3,824        $3,039
 Depreciation                                                                                 1,370           1,040           892
 Net (accretion)/amortization                                                                   158             312           179
 Additional paid in capital from release of ESOP shares                                         184             244           172
 Provision for loan losses                                                                    1,325              66
 Gains on sales of loans                                                                        (56)
 Security gains                                                                                  (9)                          (46)
 (Gain)/loss on disposal of fixed assets                                                        274              (2)           24
 Gain on sale of other real estate owned                                                         (9)         (1,609)          (45)
 Loss on other real estate owned                                                                 18              55           353
 Benefit of deferred taxes                                                                       29             357           117
 Change in deferred loan fees                                                                   (57)            (52)          (26)
 Change in unearned income                                                                       54              51          (262)
 Change in interest receivable                                                                  (48)            684           (93)
 Change in interest payable                                                                      84              23           101
 Change in other assets                                                                        (634)          2,825           697
 Change in other liabilities                                                                   (504)          1,289           452
                                                                                       -------------   -------------  -------------
      Net cash provided by operating activities                                               3,900           9,107         5,554
                                                                                      --------------   -------------  ------------

 CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sales of investment securities available for sale                              1,009                        15,607
 Proceeds from maturities, calls and principal repayments of investment
         securities-available for sale                                                       11,662          17,969        16,923
 Proceeds from maturities, calls and principal repayments of investment
         securities-held to maturity                                                          3,315           5,555         5,926
 Purchase of investment securities-available for sale                                        (1,887)         (2,993)      (19,757)
 Purchase of investment securities-held to maturity                                          (1,962)         (6,217)       (2,622)
 Change in short-term investments                                                                (8)             (5)         (106)
 Change in loans                                                                             (4,766)        (37,452)      (17,138)
 Purchase of loans                                                                           (1,379)           (344)       (1,260)
 Proceeds from sales of loans                                                                17,039           6,392           353
 Recoveries on loans previously charged-off                                                     383             149           515
 Premises and equipment expenditures                                                         (3,735)         (4,064)       (1,667)
                                                                                      --------------   -------------  ------------
         Net cash provided by (used in) investing activities                                 19,671         (21,010)       (3,226)
                                                                                      --------------   -------------  ------------

 CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase/(decrease) in deposits                                                        (24,767)            196        (6,800)
 Dividends paid                                                                              (1,264)         (1,031)         (895)
 Change in short-term borrowings                                                              3,151          (8,720)       (3,124)
 Purchase of treasury stock                                                                  (1,173)           (368)         (745)
 Change in Federal Home Loan Bank advance                                                       500          20,100         3,000
                                                                                      -------------    ------------   --------------
         Net cash provided by (used in) financing activities                                (23,553)         10,177        (8,564)
                                                                                      --------------   -------------  ------------

 NET CHANGE IN CASH AND CASH EQUIVALENTS                                                         18          (1,726)       (6,236)
                                                                                      --------------   -------------  ------------

 CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                              20,340          22,066        28,134
                                                                                      --------------   -------------  ------------

 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                 $20,358         $20,340       $21,898
                                                                                      ==============   =============  ============

 CASH PAID DURING THE YEAR FOR:
 Interest                                                                                   $10,427         $11,823       $11,011
 Income taxes                                                                                   661           1,714          (202)


  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

       NATURE OF BUSINESS - The consolidated financial statements include Horizon Bancorp (Horizon) and its wholly-owned subsidiaries, Horizon Bank, N.A.
(Bank), HBC Insurance Group, Inc. (Insurance Company) and The Loan Store, Inc. Bank is a full-service commercial bank offering a broad range of commercial and retail banking and other services incident to banking. Bank's wholly-owned subsidiary, IMS Investment Management, Inc. (IMS) offers corporate and individual trust and agency services and investment management services. Bank maintains five facilities located within LaPorte County, Indiana and four facilities located in Porter County, Indiana. The Insurance Company offers credit insurance. The net income generated from the insurance operation are not significant to the overall operations of Horizon. The Loan Store, Inc. is engaged in the business of retail lending and operates facilities in Merrillville, Highland, South Bend and Michigan City, Indiana. Horizon conducts no business except that incident to its ownership of the subsidiaries.

       BASIS OF REPORTING - The consolidated financial statements include the accounts of Horizon and subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

       USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported amounts of income and expenses during the reported periods. Actual results could differ significantly from those estimates. Estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses.

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

  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

---------------------------------------------------------------

     CONCENTRATIONS OF CREDIT RISK - Bank grants commercial, real estate and consumer loans to customers located primarily in LaPorte County and Porter County in Northwest Indiana. Commercial loans make up approximately 28% of the loan portfolio and are secured by both real estate and business assets. These loans are expected to be repaid from cash flow from operations of businesses. Real estate loans make up approximately 47% of the loan portfolio and are secured by both commercial and residential real estate. Installment loans make up approximately 25% of the loan portfolio and are primarily secured by consumer assets.

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

---------------------------------------------------------------

       OTHER REAL ESTATE OWNED - Other real estate owned is carried at the lower of cost or fair value, less selling costs, and is included in other assets. Any reduction to fair value from the carrying value of the related loans at the time of acquisition is charged to the allowance for loan losses. Subsequent reductions in fair value, and gains or losses on sales, are recognized in earnings in the period the reduction in value is determined or the sale is consummated. Other real estate owned, net of allowance, included in other assets, totaled $125,000 and $349,000 at December 31, 1997 and 1996, respectively.

       SERVICING RIGHTS - Prior to adopting Financial Accounting Standard No. 122 at the beginning of 1996, servicing right assets were recorded only for purchased rights to service mortgage loans. Subsequent to adopting this standard, servicing rights represent both purchased rights and the allocated value of servicing rights retained on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

Excess servicing receivable is reported when a loan sale results in servicing in excess of normal amounts, and is expensed over the life of the servicing on the interest method.

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

       EARNINGS PER COMMON SHARE AND DIVIDENDS DECLARED PER COMMON SHARE - Effective December 15, 1997, Horizon adopted Statement of Financial Accounting Standard (SFAS) 128, "Earnings Per Share." SFAS 128 establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. SFAS 128 replaces the presentation of primary EPS with earnings per common share (basic EPS). Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period. SFAS 128 also requires presentation of EPS assuming dilution (diluted EPS). Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Horizon has no potential dilute instruments. The number of shares used in the computation of basic earnings per share is 710,967 for 1997, 736,887 for 1996, and 750,286 for 1995.

       Regulations of the Comptroller of the Currency limit the amount of dividends that may be paid by a national bank to its parent holding company without prior approval of the Comptroller of the Currency. According to these regulations, as of December 31, 1997 approximately $2,479,000 of additional dividends may be paid by Bank to Horizon without prior approval of the Comptroller of the Currency. Additionally, the Federal Reserve Board limits the amount of dividends that may be paid by Horizon to its stockholders under its capital adequacy guidelines.


       CONSOLIDATED STATEMENT OF CASH FLOWS - For purposes of reporting cash flows, cash and cash equivalents are defined to include cash and due from banks, money market investments and Federal funds sold with maturities of 1 day or less. Horizon reports net cash flows for customer loan transactions, deposit transactions, short-term investments and short-term borrowings.

       RECLASSIFICATIONS - Certain reclassifications have been made to the 1996 and 1995 financial statements to be comparable to 1997.

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

       The estimated fair values of financial instruments, as shown below, are not intended to reflect the estimated liquidation or market value of the Corporation taken as a whole. The disclosed fair value estimates are limited to Horizon's significant financial instruments at December 31, 1997 and 1996. These include financial instruments recognized as assets and liabilities on the consolidated balance sheet as well as certain off-balance sheet financial instruments. The estimated fair values shown below do not include any valuation of assets and liabilities which are not financial instruments as defined by SFAS No. 107 "Disclosures about Fair Value of Financial Instruments", such as the value of real property, the value of core deposit intangibles, the value of mortgage servicing rights, nor the value of anticipated future business.

       The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

       CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS - The carrying amounts approximate fair value.

       INVESTMENT SECURITIES - For debt and marketable equity securities available for sale and held to maturity, fair values are based on quoted market prices or dealer quotes. For those securities where a quoted market price is not available, carrying amount is a reasonable estimate of fair value based upon comparison with similar securities.

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


    The estimated fair values of Horizon's financial instruments at December 31, 1997 and 1996 are as follows:

                                                                                      (Thousands)
                                                                  1997            1997           1996           1996
                                                               Carrying           Fair        Carrying           Fair
                                                                Amount            Value        Amount           Value
                                                                ------            -----        ------           -----
        Financial Assets:
        Cash and cash equivalents                             $  20,358       $  20,358     $   20,340      $  20,340
        Short-term investments                                      219             219            211            211
        Investment securities                                    60,085          60,394         71,851         71,871
        Net loans                                               257,532         256,278        270,075        258,035
        Interest receivable                                       2,264           2,264          2,216          2,216

        Financial Liabilities:
        Deposits:
           Noninterest-bearing                               $   61,474       $  61,474     $   46,050      $  46,050
           Interest-bearing                                     202,939         207,986        243,130        246,960
                                                              ----------       --------     ----------     ----------
                 Total deposits                                 264,413         269,460        289,180        293,010
        Short-term borrowings                                    16,000          16,005         12,849         12,824
        Federal Home Loan Bank advances                          42,000          42,060         41,500         41,503
        Interest payable                                            674             674            590            590


NOTE 3 - INVESTMENT SECURITIES AVAILABLE FOR SALE AND INVESTMENT SECURITIES
---------------------------------------------------------------------------
         HELD TO MATURITY
         ----------------

    The amortized cost and estimated fair value of investment securities available for sale and held to maturity are as follows:

                                                                                     Gross           Gross
                                                                  Amortized        Unrealized      Unrealized         Fair
 (in thousands)                                                     Cost             Gains           Losses           Value
                                                                    ----             -----           ------           -----
 AVAILABLE FOR SALE AT DECEMBER 31, 1997
 U.S. Treasury and U.S. Government agency securities                   $3,965               $60          $   0          $4,025
 GNMA                                                                   6,048               140                          6,188
 FHLMC                                                                 13,126               244                         13,370
 FNMA                                                                  20,811               229                         21,040
                                                                --------------   ---------------  --------------   ------------
      Total mortgage-backed securities                                 39,985               613              0          40,598
                                                                --------------   ---------------  --------------   ------------
      Total debt securities                                            43,950               673              0          44,623
 Equity securities                                                      4,020                               (5)          4,015
                                                                --------------   ---------------  --------------   ------------
      Total investment securities available for sale                  $47,970              $673            $(5)        $48,638
                                                                ==============   ===============  ==============   ============

 HELD TO MATURITY AT DECEMBER 31, 1997
 U.S. Government agency securities                                     $2,040              $104          $   0          $2,144
 Obligations of state and political subdivisions                        9,407               205                          9,612
                                                                --------------   ---------------  --------------   ------------
      Total debt securities held to maturity                          $11,447              $309             $0         $11,756
                                                                ==============   ===============  ==============   ============

 AVAILABLE FOR SALE AT DECEMBER 31, 1996
 U.S. Treasury and U.S. Government agency securities                   $4,965              $103          $   0          $5,068
 Other securities                                                       1,018                               (4)          1,014
                                                                --------------   ---------------  --------------   ------------
      Subtotal                                                          5,983               103             (4)          6,082
                                                                --------------   ---------------  --------------   ------------
 GNMA                                                                   7,620               148            (18)          7,750
 FHLMC                                                                 16,719               154            (81)         16,792
 FNMA                                                                  25,344                56           (115)         25,285
                                                                --------------   ---------------  --------------   ------------
      Total mortgage-backed securities                                 49,683               358           (214)         49,827
                                                                --------------   ---------------  --------------   ------------
      Total debt securities                                            55,666               461           (218)         55,909
 Equity securities                                                      3,230                              (98)          3,132
                                                                --------------   ---------------  --------------   ------------
      Total investment securities available for sale                  $58,896              $461          $(316)        $59,041
                                                                ==============   ===============  ==============   ============

 HELD TO MATURITY AT DECEMBER 31, 1996
 U.S. Government agency securities                                     $2,793               $ 0          $   0          $2,793
 Obligations of state and political subdivisions                       10,017                75            (47)         10,045
                                                                --------------   ---------------  --------------   ------------
      Total debt securities held to maturity                          $12,810               $75           $(47)        $12,838
                                                                ==============   ===============  ==============   ============

NOTE 3 - INVESTMENT SECURITIES AVAILABLE FOR SALE AND INVESTMENT SECURITIES
-------------------------------------------------------------------------------
         HELD TO MATURITY (Continued)
         ----------------------------

    The amortized cost and estimated fair value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                   (Thousands)
                                                                                            Amortized          Fair
                                                                                               Cost            Value
                                                                                               ----            -----
    AVAILABLE FOR SALE:
        Due after one year through five years                                                $   1,715      $   1,757
        Due after five years through ten years                                                     250            250
        Due after ten years                                                                      2,000          2,018
                                                                                             ---------      ---------
             Subtotal                                                                            3,965          4,025
        Mortgage-backed securities                                                              39,985         40,598
                                                                                             ---------      ---------
                   Total debt securities available for sale                                  $  43,950      $  44,623
                                                                                             =========      =========

    HELD TO MATURITY:
        Due in one year or less                                                              $   1,291      $   1,312
        Due after one year through five years                                                    2,603          2,636
        Due after five years through ten years                                                   5,611          5,825
        Due after ten years                                                                      1,942          1,983
                                                                                             ---------      ---------
                   Total debt securities held to maturity                                    $  11,447      $  11,756
                                                                                             =========      =========


      Gross gains and losses realized on sales of investment securities available for sale were $9,000 and $0 for 1997, $0 for 1996 and $62,000 and $16,000 for 1995.

      At December 31, 1997 and 1996, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies and corporations, in an amount greater than 10% of stockholders' equity.

      Investment securities and investment securities available for sale with an amortized cost of $16,806,000 and $19,836,000 as of December 31, 1997 and 1996,
respectively, were pledged to secure public and trust deposits and Federal Home Loan Bank advances.


NOTE 4 - LOANS
--------------

     Loans as presented in the consolidated balance sheets are comprised of the following classifications:

                                                                                      (Thousands)
                                                                                1997              1996
                                                                                ----              ----
 Commercial loans                                                              $73,177           $75,460
 Real estate mortgages                                                         120,345           133,739
 Installment loans                                                              64,593            62,277
                                                                                ------            ------
      Total loans                                                             $258,115          $271,476
                                                                              ========          ========

         Loans to directors and executive officers of Horizon and Bank, including associates of such persons, amounted to $3,538,000 and $4,188,000, as of December 31, 1997 and 1996, respectively. During 1997 new loans or advances were $1,232,000 and loan payments were $1,885,000.

NOTE 5 - ALLOWANCE FOR LOAN LOSSES
----------------------------------

 (thousands)                                               1997             1996              1995
                                                           ----             ----              ----
 Balance at beginning of year                             $2,435           $2,777            $2,555
    Provision charged to expense                           1,325               66
    Recoveries credited to the allowance                     383              149               515
    Losses charged to the allowance                       (1,441)            (557)             (293)
                                                         -------            -----             -----
 Balance at end of year                                   $2,702           $2,435            $2,777
                                                          ======           ======            ======

     At December 31, 1997 and 1996, loans past due more than 90 days and still accruing interest approximated $862,000 and $682,000, respectively.

     Loans on which the recognition of interest has been discontinued or reduced totaled $319,000, $316,000 and $668,000 at December 31, 1997, 1996 and
1995, respectively. Interest income not recognized on these loans totaled approximately $32,000, $36,000, and $55,000 in 1997, 1996 and 1995,
respectively.

NOTE 6 - ALLOWANCE FOR OTHER REAL ESTATE OWNED
----------------------------------------------

     The following is an analysis of the activity in the allowance for other real estate owned included in other assets:

                                                                                 (Thousands)
                                                                1997             1996          1995
                                                                ----             ----          ----
Balance at beginning of                                         $151            $1,075        $1,801
    Loss on other real estate owned charged to expense                                            48
    Sale of other real estate owned                             (151)             (924)
    Losses charged to the allowance                                                             (774)
                                                                -----            -----        ------
Balance at end of year                                           $0               $151        $1,075
                                                                =====           ======        ======



NOTE 7 - PREMISES AND EQUIPMENT-NET
-----------------------------------

     Premises and equipment are stated at cost, less accumulated depreciation and consist of the following as of December 31:

                                                                                          (Thousands)
                                                                                     1997              1996
                                                                                     ----              ----
 Land                                                                               $2,838           $2,504
 Building and improvements                                                          12,689           12,757
 Furniture and equipment                                                             8,878            6,288
                                                                                     -----            -----
      Total                                                                         24,405           21,549
 Accumulated depreciation                                                           (8,261)          (7,496)
                                                                                   -------          -------
       Premises and equipment, net                                                 $16,144          $14,053
                                                                                   =======          =======

     Depreciation expense for the years ended December 31, 1997, 1996 and 1995 totaled $1,370,000, $1,040,000 and $892,000, respectively.

NOTE 8 - LEASES
---------------

     Bank has leases for premises and equipment which expire at various dates through 2001. Many have renewal options. Bank pays taxes, insurance and maintenance costs on the leases. Rental expense related to these leases for the years ended December 31, 1997, 1996 and 1995 amounted to $291,000, $317,000 and $197,000, respectively.

     The future minimum commitments as of December 31, 1997, for all noncancelable operating leases, follows:

 Year ending
 December 31           (thousands)
 -----------           -----------
     1998                  $229
     1999                   191
     2000                   108
     2001                    38
     2002                     1
                           ----
     Total                 $567
                           ====

NOTE 9 - DEPOSITS
-----------------

     The components of the deposit categories are as follows at December 31:

 (Thousands)                                                        1997                1996
                                                                    ----                ----
 DEMAND
    Noninterest-bearing                                           $61,474            $46,050
    Interest-bearing (NOW)                                         16,605             48,172
                                                                   ------             ------
        Total demand deposits                                      78,079             94,222
 SAVINGS
     Fixed rate                                                    48,714             55,843
     Money market (variable rate)                                   5,817              8,876
                                                                    -----              -----
         Total savings deposits                                    54,531             64,719
 TIME
     Certificates of deposit of $100,000 or more                   19,558             28,158
     Other time deposits                                          112,245            102,081
                                                                  -------            -------
          Total time deposits                                     131,803            130,239
                                                                  -------            -------
                     Total deposits                              $264,413           $289,180
                                                                 ========           ========

     Interest expense on time certificates of $100,000 or more was approximately $2,591,000, $2,001,000 and $1,713,000 for 1997, 1996 and 1995,
respectively.

-----------------

Certificates of deposit of $100,000 or more by remaining maturity as of December 31 are as follows:

                                                                                     (Thousands)
                                                                               1997                1996
                                                                               ----                ----
 Due in three months or less                                                    $6,652            $14,311
 Due after three months through six months                                       2,943              5,059
 Due after six months through one year                                           2,429              3,261
 Due after one year                                                              7,534              5,527
                                                                                 -----              -----
        Total certificates of deposit of $100,000 or more                      $19,558            $28,158
                                                                               =======            =======


NOTE 10 - BORROWED FUNDS
------------------------

      Included in short-term borrowings were $1,000,000 of financing to Loan Store from an unrelated financial institution and $15,000,000 of Federal Funds purchased at December 31, 1997. At December 31, 1996, short-term borrowings included $11,562,000 of securities sold under agreements to repurchase and $1,200,000 of Federal Funds purchased. These short-term borrowings mature within one year. In addition to these borrowings, at December 31, 1997 Bank has available approximately $27,500,000 in credit lines with various money center banks.

      Federal Home Loan Bank Advances at December 31, 1997 by contractual maturity are as follows:

                                                                         (Thousands)
         FHLB Advance, 5.74%, Due May 7, 1998                              $5,000
         FHLB Advance, 6.21%, Due August 3, 1998                            5,000
         FHLB Advance, 5.31%, Due October 1, 1998                           3,000
         FHLB Advance, 5.90%, Due December 17, 1998                         3,000
         FHLB Advance, 5.63%, Due January 19, 1999                          6,000
         FHLB Advance, variable, Due October 12, 1999                      10,000
         FHLB Advance, variable, Due January 3, 2000                       10,000
                                                                          -------
                                                                          $42,000
                                                                          =======

      Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances are secured by all stock in the FHLB and all mortgage related assets.

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

---------------------------------------------------------

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

      The provisions of SOP 93-6 were adopted in conjunction with the continuation of the ESOP and affected ESOP expense beginning January 1, 1995. Below are the transactions affecting ESOP expense and cash contributions to the ESOP in 1997, 1996 and 1995:

   (in thousands)                                                                 1997            1996            1995
                                                                                  ----            ----            ----
 Dividends paid on unallocated ESOP shares                                        $340            $255            $207
 Market value increase of  shares released                                         184             244             172
 Other contributions                                                                                86             213
                                                                                  ----            ----            ----
      Total ESOP expense included in salaries and benefits                        $524            $585            $592
                                                                                  ====            ====            ====

 Total cash contributions made to ESOP during the year                              $0             $86            $207
                                                                                    ==             ===            ====

      As of December 31, 1997, Horizon had seven loans outstanding with the ESOP with remaining balances totaling $6,420,000. These loans were utilized to repurchase Horizon common shares from retiring employees, eligible employees electing to diversify portions of their ESOP accounts and other shareholders. Collateral for these loans is 217,175 shares of Horizon common stock. These loans do not bear any interest and mature within 15 to 20 years.

---------------------------------------------------------


Below are the transactions affecting the ESOP equity accounts:

                                                         Common       Additional      Unallocated       Obligation
 (in thousands)                                          Stock     Paid-in Capital    ESOP Shares         to ESOP         Total
 -------------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 1994                                $295           $8,055          $(5,000)            $(298)     $3,052
 -------------------------------------------------------------------------------------------------------------------------------
 Final ESOP obligation payment (1985 plan)                                                                      298         298
 Market value increase in ESOP shares released                               172                                            172
 Loan repayments                                                                              500                           500
 Tax benefit of ESOP dividend deduction                                       50                                             50
 Loan to fund ESOP share repurchases                                                         (254)                         (254)
 -------------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 1995                                $295           $8,277          $(4,754)               $0      $3,818
 ------------------------------------------------------------------------------------------------------------------------------
 Market value increase in ESOP shares released                               244                                            244
 Loan repayments                                                                              513                           513
 Net ESOP share purchases and distributions                  24            1,186                                          1,210
 Loans to fund ESOP share repurchases                                                      (1,574)                       (1,574)
 -------------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 1996                                $319           $9,707          $(5,815)               $0      $4,211
 -------------------------------------------------------------------------------------------------------------------------------
 Market value increase in ESOP shares released                               184                                            184
 Loan repayments                                                                              250                           250
 Net ESOP share purchases and distributions                 (12)             270                                            258
 Loans to fund ESOP share repurchases                                                        (855)                         (855)
 -------------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 1997                                $307          $10,161          $(6,420)               $0      $4,048
 -------------------------------------------------------------------------------------------------------------------------------




NOTE 12 - EMPLOYEE BENEFIT PLAN
-------------------------------

      The Employee Thrift Plan (Plan) provides that all employees of Bank with the requisite hours of service are eligible for the Plan. Bank fully matches the first 2% and 50% of the subsequent 4% of individual employee contributions. Employee voluntary contributions are vested at all times and Bank contributions are fully vested after six years. Bank's 1997, 1996 and 1995 expense and contributions related to the thrift plan totaled $189,000, $203,000 and $172,000, respectively.

NOTE 13 - OTHER EXPENSES
------------------------

      The following is an analysis of other expenses for the year ended December 31:


  (in thousands)                                                           1997             1996            1995
                                                                           ----             ----            ----
 Supplies and printing                                                      $504            $309            $379
 Advertising                                                                 762             489             414
 Communication                                                               606             492             444
 Professional fees                                                           508             516             486
 Deposit insurance                                                            95               8             340
 Training                                                                    278             251             320
 Outside services and consultants                                            796             642             625
 Insurance Company                                                           201             226             176
 Other                                                                     1,481           1,763           1,293
                                                                           -----           -----           -----
      Total other expenses                                                $5,231          $4,696          $4,477
                                                                          ======          ======          ======


NOTE 14 - INCOME TAXES
----------------------

      The provision for income taxes consists of the following for the years ended December 31:

 (in thousands)                                                                1997            1996             1995
                                                                               ----            ----             ----
 Current tax expense
    Federal                                                                     $402            $886             $716
    State                                                                        211             356              288
    Income tax refunds                                                                                           (954)
                                                                               -----          ------             ----
        Total                                                                    613           1,242               50
 Deferred tax provision/(benefit)                                               (29)             357              117
                                                                                ----          ------             ----
        Total provision for income taxes                                        $584          $1,599             $167


      In 1993, Horizon filed several amended tax returns to obtain refunds for federal and state taxes paid in prior periods. The original returns were filed dating back to 1985. A refund was received in 1995 of $954,000 plus $298,000 of interest.

----------------------

      Temporary differences between the amounts reported in the financial statements and the tax basis of assets and liabilities at December 31, 1997 and 1996, were as follows:

 (in thousands)                                                       1997             1996
                                                                      ----             ----
 Gross deferred tax assets:
     Allowance for losses on loans and other real estate               $140              $68
     Accrued operating expenses                                          91              100
     Deferred loan fees                                                 139              163
     Other                                                              558              561
                                                                        ---              ---
          Total deferred tax assets                                     928              892

 Gross deferred tax liabilities:
     Depreciation                                                      (61)             (55)
     Discount accretion                                                 (4)              (3)
                                                                        ---              ---
         Total deferred tax liabilities                                (65)             (58)

 Net deferred tax assets                                               $863             $834
                                                                       ====             ====

      The difference between the financial statement tax provision and amounts computed by applying the statutory Federal income tax rate of 34% to income before taxes is as follows:

 (in thousands)                                                          1997            1996           1995
                                                                         ----            ----           ----
 Income tax at the statutory Federal income tax rate                     $784          $1,843         $1,090
 Add/(subtract) tax effect of:
     Tax-exempt income                                                  (271)           (300)          (334)
     Nondeductible expenses and other                                   (110)           (285)            175
     Federal and state tax refunds                                                                     (954)
     State tax, net of federal effect                                     181             341            190
                                                                          ---             ---            ---
          Total provision for income taxes                               $584          $1,599           $167
                                                                         ====          ======           ====



      Not included in the above tables, but directly impacting changes in stockholders' equity was the effects of unrealized gains/(losses) on securities of $268,000 and $60,000 in 1997 and 1996.

NOTE 15 - REGULATORY MATTERS
----------------------------

Horizon and Bank are subject to regulatory capital requirements administered by federal and banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:

                                                            Capital to risk-
                                                            weighted assets                      Tier 1 capital
                                                            ---------------                      --------------
                                                       Total           Tier 1                   to average assets
                                                       -----           ------                   -----------------
           Well capitalized                              10%               6%                            5%
           Adequately capitalized                         8%               4%                            4%
           Undercapitalized                               6%               3%                            3%

At year end, consolidated actual capital levels (in millions) and minimum required levels were:

                                                                                                      Minimum Required
                                                                                                        To Be Well
                                                                              Minimum Required       Capitalized Under
                                                                                For Capital          Prompt Corrective
                                                              Actual          Adequacy Purposes     Action Regulations
                                                              ------          -----------------     ------------------
 1997                                                   Amount      Ratio      Amount     Ratio      Amount      Ratio
                                                        ------      -----      ------     -----      ------      -----
 Total capital (to risk weighted assets)
      Consolidated                                      $ 35.0      12.5%      $ 22.3      8.0%      $ 27.9      10.0%
      Bank                                              $ 33.0      14.2%      $ 18.6      8.0%      $ 23.2      10.0%
 Tier 1 capital (to risk weighted assets)
      Consolidated                                      $ 32.3      11.6%      $ 11.2      4.0%      $ 16.7       6.0%
      Bank                                              $ 30.3      13.1%      $  9.3      4.0%      $ 13.9       6.0%
 Tier 1 capital (to average assets)
      Consolidated                                      $ 32.3       8.8%      $ 14.7      4.0%      $ 18.4       5.0%
      Bank                                              $ 30.3       8.3%      $ 14.5      4.0%      $ 18.2       5.0%

 1996

Total capital (to risk weighted assets)
      Consolidated                                      $ 35.8      13.6%      $ 22.4      8.0%      $ 28.0      10.0%
      Bank                                              $ 32.7      13.5%      $ 19.4      8.0%      $ 24.3      10.0%
 Tier 1 capital (to risk weighted assets)
      Consolidated                                      $ 33.3      12.7%      $ 11.2      4.0%      $ 16.8       6.0%
      Bank                                              $ 30.3      12.5%      $  9.7      4.0%      $ 14.6       6.0%
 Tier 1 capital (to average assets)
      Consolidated                                      $ 33.3       8.2%      $ 16.3      4.0%      $ 20.4       5.0%
      Bank                                              $ 30.3       8.2%      $ 14.6      4.0%      $ 18.6       5.0%

NOTE 16 - PARENT COMPANY FINANCIAL STATEMENTS
---------------------------------------------

      Presented below are condensed financial statements for the parent company, Horizon Bancorp as of and for the years ended December 31:

 CONDENSED BALANCE SHEETS   (Thousands)
-------------------------                                                       1997               1996
                                                                                ----               ----
 ASSETS
     Total cash and cash equivalents                                             $864                 $712
     Investment in Bank                                                        30,716               30,473
     Investment in Insurance Company                                              226                  172
     Investment in The Loan Store                                                 657                  433
     Investment securities, net                                                   401                1,404
     Accrued interest receivable                                                    0                   20
     Dividends receivable from Bank                                               500                1,000
     Other assets                                                               1,843                1,902
                                                                                -----                -----
            Total assets                                                      $35,207              $36,116
                                                                              =======              =======

 LIABILITIES
     Other liabilities                                                         $2,450               $2,608
                                                                               ------               ------
            Total liabilities                                                   2,450                2,608

 Equity receivable from contributions and dividends to ESOP                     4,048                4,211

 STOCKHOLDER'S EQUITY                                                          28,709               29,297
                                                                               ------               ------
            Total liabilities and stockholder's equity                        $35,207              $36,116
                                                                              =======              =======


CONDENSED STATEMENTS OF INCOME (Thousands)
                                                                                 1997             1996             1995
                                                                                 ----             ----             ----
 OPERATING INCOME/(EXPENSE)
      Dividend income from Bank                                                  $3,000          $3,600            $1,600
      Investment income                                                             139             123                92
      Interest on federal and state income tax refunds                                                                298
      Other income                                                                   21              23                33
      Interest expense                                                                                               (20)
      Employee benefits expense                                                 (1,183)         (1,399)             (993)
      Other expense                                                               (155)           (238)             (143)
                                                                                  -----           -----             -----
 INCOME BEFORE DISTRIBUTED INCOME OF SUBSIDIARIES                                 1,822           2,109               867
 UNDISTRIBUTED INCOME OF SUBSIDIARIES                                             (236)           1,049               987
                                                                                  -----           -----               ---
 INCOME BEFORE TAX                                                                1,586           3,158             1,854
 BENEFIT FOR INCOME TAX                                                             135             666             1,185
                                                                                    ---             ---             -----
 NET INCOME                                                                      $1,721          $3,824            $3,039
                                                                                 ======          ======            ======

---------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS
----------------------------------
 (in thousands)                                                                  1997             1996             1995
                                                                                 ----             ----             ----
 CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                                                $1,721          $3,824            $3,039
      Adjustments to reconcile net income to net cash
               from operating activities
          Undistributed (income)/loss of Bank                                       15          (1,125)             (990)
          Undistributed (income)/loss of Insurance Company                         (54)             11
          Undistributed loss of Loan Store                                         276              65
          Additional paid in capital from release of ESOP shares                   184             244               172
          Gain on sale of securities                                               (10)
          Accretion                                                                (82)            (12)
          Change in income taxes receivable                                       (385)           (387)             (173)
          Change in interest receivable                                             20              (4)               (9)
          Change in dividends receivable from Bank                                 500            (600)
          Change in other assets                                                    62          (1,343)              130
          Change in other liabilities                                             (158)            751               614
                                                                                 -----             ---               ---
             Net cash from operating activities                                  2,089           1,424             2,783
                                                                                 -----           -----             -----

 CASH FLOWS FROM INVESTING ACTIVITIES
      Sales of investment securities                                             1,000
      Principal repayments of investment securities                                                 26
      Purchase of investment securities                                                                           (1,006)
                                                                                 -----           -----           -------
            Net cash from investing activities                                   1,000              26            (1,006)
                                                                                 -----              --           -------

 CASH FLOWS FROM FINANCING ACTIVITIES
      Investment in Insurance Company                                                                                (47)
      Investment in Loan Store                                                    (500)                             (500)
      Dividends paid                                                            (1,264)         (1,031)             (895)
      Issuance of common shares                                                      0
      Purchase of treasury stock                                                (1,173)           (368)             (745)
                                                                               -------           -----             -----
            Net cash from financing activities                                  (2,937)         (1,399)           (2,187)
                                                                               -------          ------           -------

 NET CHANGE IN CASH AND CASH EQUIVALENTS                                           152              51              (410)
                                                                                   ---              --             -----

 CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                    712             661             1,071
                                                                                   ---             ---             -----
 CASH AND CASH EQUIVALENTS AT END OF YEAR                                         $864            $712              $661
                                                                                  ====            ====              ====

 CASH PAID (RECEIVED) DURING THE YEAR FOR:
       Interest                                                                     $0              $0               $20
       Income taxes                                                                 $0              $0             $(954)

NOTE 17 - STOCK OPTIONS
-----------------------

     Horizon maintains a Nonqualified Stock Option and Stock Appreciation Rights Plan (Plan) under which options and stock appreciation rights (SARs) may be granted to certain officers and employees. SARs entitle eligible employees to receive cash, stock or a combination of cash and stock totaling the excess, on the date of exercise, of the fair market value of the shares of common stock covered by the option over the option exercise price. The underlying stock options are deemed to have been exercised upon exercise of the SARs. No options remain available for grant at December 31, 1997 and 1996, however, outstanding options may be exercised on a cumulative percentage basis until their expiration.

     Horizon recognizes compensation expense related to the plan on a periodic basis based on the difference between the excess, of the fair market value of the shares of common stock over the exercise price for SARs and those options exercised during the year. Horizon's expense related to the Plan was $677,000 for 1997, $814,000 for 1996, and $400,000 for 1995.

     A summary of transactions for the plan follows:

                                                                     -------------Shares----------
                                                                      Available        Options
                                                                      For Grant      Outstanding         Exercise Price
                                                                      ---------      -----------         --------------
Balance:  December 31, 1990                                            10,000            75,000         $22.50 - $31.50
     Granted (Expire January 27, 2001)                                (10,000)           10,000             $13.50
     Forfeitures                                                          500              (500)        $13.50 - $31.50
                                                                      -------           -------         ---------------
Balance:  December 31, 1991                                               500            84,500         $13.50 - $31.50
      Forfeitures                                                         600              (600)            $13.50
      Expirations                                                      (1,100)
                                                                      -------           -------         ---------------
Balance:  December 31, 1992                                                 0            83,900         $13.50 - $31.50
                                                                      =======
     Exercised                                                                             (900)            $28.00
Balance:  December 31, 1993                                                              83,000         $13.50 - $31.50
                                                                                        -------         ---------------
Balance:  December 31, 1994                                                              83,000         $13.50 - $31.50
     Exercised                                                                             (250)            $34.75
                                                                                        -------         ---------------
Balance:  December 31, 1995                                                              82,750         $13.50 - $31.50
     Exercised                                                                           (3,000)            $41.25
                                                                                        -------         ---------------
Balance:  December 31, 1996                                                              79,750         $13.50 - $31.50
       Exercised                                                                        (27,950)        $47.00 - $59.50
                                                                                        -------         ---------------
Balance:  December 31, 1997                                                              51,800         $13.50 - $31.50
                                                                                        =======         ===============

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

     Bank was required to have approximately $3,445,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing balance requirements at December 31, 1997. These balances are included in cash and cash equivalents and do not earn interest.

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

     As of December 31, 1997, commitments to make loans amounted to approximately $45,026,000 and commitments under outstanding standby letters of credit amounted to approximately $1,065,000. Since many commitments to make loans and standby letters of credit expire without being used, the amount does not necessarily represent future cash advances. No losses are anticipated as a result of these transactions. Collateral obtained upon exercise of the commitment is determined using management's credit evaluation of the borrower and may include real estate, vehicles, business assets, deposits and other items.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders and the Board of Directors of Horizon Bancorp:


     We have audited the accompanying consolidated balance sheets of HORIZON BANCORP (an Indiana Corporation) and subsidiaries as of December 31, 1997, and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HORIZON BANCORP and subsidiaries as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                            ARTHUR ANDERSEN LLP
Chicago, Illinois,
February 25, 1998

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

     The financial statements in the Annual Report have been audited by Arthur Andersen LLP, independent public accountants, for 1997, 1996, and 1995. Their audits were conducted in accordance with generally accepted auditing standards and included a consideration of internal accounting controls, tests of accounting records and other audit procedures to the extent necessary to allow them to express their opinion on the fairness of the financial statements in conformity with generally accepted accounting principles.

SUMMARY OF SELECTED FINANCIAL DATA


                                                                    1997        1996         1995        1994         1993
                                                                    ----        ----         ----        ----         ----
 EARNINGS (thousands)
 Total interest income                                             $29,265     $28,233      $26,262     $24,179      $25,130
 Total interest expense                                             12,937      11,800       11,112       9,356        9,751
 Net interest income                                                16,328      16,433       15,150      14,823       15,379
 Provision for loan losses                                           1,325          66                      165          276
 Total noninterest income                                            4,991       5,750        3,987       4,068        3,771
 Total noninterest expense                                          17,689      16,694       15,931      14,609       14,106
 Provision for income taxes                                            584       1,599          167       1,449        1,665
 Net income                                                          1,721       3,824        3,039       2,668        3,103
 Cash dividend declared                                              1,264       1,031          895         919          923

 PER SHARE DATA
 Net income                                                          $2.42       $5.19        $4.05       $3.48        $4.02
 Cash dividends declared                                              1.80        1.40         1.20        1.20         1.20
 Book value at period end                                            46.79       46.40        43.18       36.00        36.13
 Weighted average share outstanding                                710,967     736,887      750,286     767,419      772,525

 PERIOD END TOTALS (thousands)
 Loans, net of deferred loan fees and unearned income             $258,115    $271,476     $241,662    $223,622     $219,139
 Allowance for loan losses                                           2,702       2,435        2,777       2,555        2,310
 Total assets                                                      359,751     382,038      368,013     369,470      364,001
 Total deposits                                                    264,413     289,180      288,984     295,784      306,135
 Long-term debt                                                     42,000      41,500       21,400      15,400       16,600

 RATIOS
 Loan to deposit                                                    97.62%      93.88%       83.62%      75.59%       71.58%
 Loan to total funding                                               80.06       79.03        72.80       65.98        66.32
 Return on average assets                                             0.46        1.04         0.86        0.75         0.88
 Average stockholders' equity to average total assets                 9.09        8.91         8.53        8.01         7.58
 Return on average stockholders' equity                               5.06       11.67        10.09        9.41        11.61
 Dividend payout ratio (dividends divided by net income)             73.45       26.96        29.45       34.45        29.75

MARKET FOR HORIZON'S COMMON STOCK AND RELATED STOCKHOLDERS' MATTERS


Horizon common stock is traded on the over-the-counter market. ABN AMRO is the principal broker in Horizon stock. The following table sets forth, for the periods indicated, the high and low bid prices per share as reported by ABN AMRO. The bid prices represent dealer prices and, do not include retail mark-up, mark-down or commissions and may not represent actual transactions. Also summarized below are the cash dividends declared by quarter for 1997 and 1996.

                                                            Common Stock          Dividends
                                                             Bid Prices           Declared
        1996                                            High             Low      Per Share
        ----                                            ----             ---      ---------


        First Quarter                                 $41.00          $35.63           $.35
        Second Quarter                                 42.00           38.00            .35
        Third Quarter                                  44.00           41.00            .35
        Fourth Quarter                                 47.00           42.63            .35

        1997
        ----

        First Quarter                                 $48.75          $45.50           $.45
        Second Quarter                                 53.50           48.75            .45
        Third Quarter                                  55.50           53.50            .45
        Fourth Quarter                                 58.75           55.50            .45


There can be no assurance as to the amount of future dividends on Horizon common stock since future dividends are subject to the discretion of the Board of Directors, cash needs, general business conditions and dividends from the bank subsidiary.

The approximate number of holders of outstanding common stock, based upon the number of record holders, as of December 31, 1997 is 707.


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