Form 10-K405, Exhibit 13
period 1998-12-31
HORIZON BANCORP /IN/
filed 1999-03-22
CIK 706129

Exhibit 13 - Annual Report to Shareholders for the year ended December 31, 1998

                        HORIZON BANCORP AND SUBSIDIARIES

                      MANAGEMENT DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION
                       (Table Dollar Amounts in Thousands)


ANALYSIS OF FINANCIAL CONDITION

INVESTMENT SECURITIES
Horizon maintains a high quality investment portfolio with very low credit risk. Investment securities totaled $66.358 million at December 31, 1998 and consisted of U.S. Treasury and Government Agency securities of $14.275 million (21%); Municipal securities of $10.116 million (15%); Equity securities of $392 thousand (1%); and Mortgage-Backed securities of $41.590 million (63%). Total investment securities increased 17.1% from 1997. The increase is primarily in Government Agency securities and was funded by the increase in deposits and FHLB Advances.

As indicated above, the majority of the investment portfolio consists of mortgage-backed securities. These instruments are secured by residential mortgages of varying maturities. Principal and interest payments are received monthly as the underlying mortgages are repaid. These payments also include prepayments of mortgage balances as borrowers either sell their homes or refinance their mortgages. Therefore, mortgage-backed securities have maturities that are stated in terms of average life. The average life is the average amount of time that each principal dollar is expected to be outstanding. As of December 31, 1998, the mortgage-backed securities in the investment portfolio had an average life of 4.8 years. Mortgage-backed securities that have interest rates above current market rates are purchased at a premium. These securities may experience a significant increase in prepayments when lower market interest rates create an incentive for the borrower to refinance the underlying mortgage. This may result in a decrease of current income. That risk is mitigated by a shorter average life. Management currently believes that prepayment risk on these securities is nominal.

The portion of the investment portfolio that is represented by the securities of State and Political Subdivisions is generally rated by Standard and Poor's and/or Moody's Investors Service. At December 31, 1998, this portion of the investment portfolio had a book value of $10.116 million and of that amount, $5.832 million (58%) were rated AAA; $1.895 million (19%) were rated AA or A; and $2.389 million (23%) were not rated. Most of the not rated bonds were issued by local municipalities in Northwest Indiana.

At December 31, 1998, 82.3% of investment securities were classified as available for sale compared to 79.7% at December 31, 1997. Securities classified as available for sale are carried at their fair value, with both unrealized gains and losses added or subtracted, net of tax, directly to stockholders' equity. This accounting method adds potential volatility to stockholders' equity, but net income is not affected unless securities are sold. Net appreciation on these securities totaled $561 thousand, which resulted in a $336 thousand addition, net of tax, to stockholders' equity at December 31, 1998. This compared to a $400 thousand, net of tax, addition to stockholders' equity at December 31, 1997.

As a member of the Federal Reserve and Federal Home Loan Bank system, Horizon is required to maintain an investment in the common stock of each entity. The investment in common stock is based on a predetermined formula. At December 31, 1998, Horizon has investments in the common stock of the Federal Reserve and Federal Home Loan Bank totaling $3.973 million compared to $3.623 million at December 31, 1997.

At December 31, 1998, Horizon does not maintain a trading account and is not using any derivative products for hedging or other purposes.

                                      (1)

LOANS
Total loans, the principal earning asset of the Bank, were $290.346 million at December 31, 1998. The current level of loans is an increase of 12.49% from the December 31, 1997 level of $258.115 million. As the table below indicates, the increases are primarily in 1 - 4 family real estate loans which increased $32.149 million or 27.26%.


                                                                                                DOLLAR        PERCENT
DECEMBER 31                                                   1998              1997            CHANGE         CHANGE
----------------------------------------------------------------------------------------------------------------------------

Real estate loans
   1 - 4 family                                             $150,066          $117,917          $32,149          27.26%
   Multi-family                                                  312               433             (121)        (27.94)
   Other                                                       2,012             1,995               17            .85
                                                     ------------------------------------------------------
         Total                                               152,390           120,345           32,045          26.63
                                                     ------------------------------------------------------

Commercial loans
   Working capital and equipment                              61,725            57,188            4,537           7.93
   Real estate, including agriculture                          5,277             5,002              275           5.50
   Tax exempt                                                  8,673             9,489             (816)         (8.60)
   Other                                                       1,007             1,498             (491)        (32.78)
                                                     ------------------------------------------------------
         Total                                                76,682            73,177            3,505           4.79
                                                     ------------------------------------------------------

Consumer loans
   Auto                                                       16,411            19,354           (2,943)        (15.21)
   Recreation                                                  1,381             1,697             (316)        (18.62)
   Real estate/home improvement                               24,210            21,828            2,382          10.91
   Home equity                                                 2,782             3,941           (1,159)        (29.41)
   Credit cards                                                5,637             6,806           (1,169)        (17.18)
   Unsecured                                                   3,229             4,620           (1,391)        (30.11)
   Other                                                       7,624             6,347            1,277          20.12
                                                     ------------------------------------------------------
         Total                                                61,274            64,593           (3,319)         (5.14)
                                                     ======================================================

         Grand total                                        $290,346          $258,115          $32,231          12.49%
                                                     =======================================================================



The acceptance and management of credit risk is an integral part of Bank's business as a financial intermediary. The Bank has established rigorous underwriting standards including a policy that monitors the lending function through strict administrative and reporting requirements. The Bank engages an independent third-party loan review function that regularly reviews asset quality.

Real Estate Loans
Real estate loans totaled $152.390 million or 52% of total loans as of December 31, 1998, compared to $120.345 million or 47% as of December 31, 1997. This category consists of home mortgages which generally require a loan to value of at least 80%. Some special guaranteed or insured real estate loan programs do permit a higher loan to collateral value ratio. Legally binding commitments to extend credit on real estate loans totaled $6.215 million and $4.508 million at December 31, 1998 and 1997, respectively.

                                      (2)

In addition to the customary real estate loans described above, the Bank also has outstanding on December 31, 1998, $2.782 million in home equity lines of credit and $3.941 million at December 31, 1997. Credit lines normally limit the loan to collateral value to no more than 80%. These loans are classified as consumer loans in the table above and in Note 4 to the consolidated financial statements.

Residential real estate lending is a highly competitive business. As of December 31, 1998, the real estate loan portfolio reflected a wide range of interest rate and repayment patterns, but could generally be categorized as follows:



                                                        1998                                       1997
                                    ----------------------------------------------------------------------------------------
                                                    PERCENT OF                                  Percent of
                                        AMOUNT       PORTFOLIO        YIELD         Amount       Portfolio       Yield
                                    ----------------------------------------------------------------------------------------

Fixed rate
   Monthly payment                        $ 99,168      65.08%         7.43%          $ 47,007      39.06%         7.86%
   Biweekly payment                         18,718      12.28          7.47             23,345      19.40          7.82

Adjustable rate
   Monthly payment                          33,963      22.28          7.20             49,409      41.06          7.57
   Biweekly payment                            541        .36          7.75                584        .48          8.36
                                    ------------------------------              ------------------------------

         Total                            $152,390     100.00%         7.69%          $120,345     100.00%         7.76%
                                    ==============================              ==============================



In addition to the real estate loan portfolio, the Bank sold real estate loans which it services. On December 31, 1998, the portfolio serviced consisted of 381 loans totaling $23.010 million. Total loans sold during 1998 totaled $2.765 million.

Commercial Loans
Commercial loans totaled $76.682 million or 26% of total loans as of December 31, 1998, compared to $73.177 million or 28% as of December 31, 1997.

Commercial loans consisted of the following types of loans at December 31:


                                                        1998                                       1997
                                    ----------------------------------------------------------------------------------------
                                                                   PERCENT OF                                  Percent of
                                        NUMBER        AMOUNT        PORTFOLIO       Number        Amount       Portfolio
                                    ----------------------------------------------------------------------------------------

SBA guaranteed loans                           24     $  3,028         3.95%             34       $  4,001         5.47%
Municipal government                           53        9,349        12.19              61         11,553        15.79
Lines of credit                               143       15,159        19.77             153         17,875        24.43
Real estate and equipment term loans
                                              297       49,146        64.09             303         39,748        54.31
                                    ----------------------------------------------------------------------------------------

         Total                                517      $76,682       100.00%            551        $73,177       100.00%
                                    ========================================================================================


                                      (3)

Consumer Loans
Consumer loans totaled $61.274 million or 21% of total loans as of December 31, 1998, compared to $64.593 million or 25% as of December 31, 1997. The total consumer loan portfolio decreased 5.14% in 1998.

Allowance and Provision for Loan Losses
The allowance for loan losses represents the Bank's and The Loan Store's estimate of potential credit losses associated with the loan portfolio. The identification of loans that may have potential losses is necessarily subjective. Therefore, a general reserve is maintained to cover all potential losses within the entire loan portfolio. The Bank and The Loan Store utilize a loan grading system that helps identify, monitor, and address asset quality problems, should they arise, in an adequate and timely manner. Each quarter, the Bank and The Loan Store review various factors affecting the quality of the loan portfolio. Large credits are reviewed on an individual basis for loss potential. Other loans are reviewed as a group based upon previous trends of loss experience. The Bank and The Loan Store also review the current and anticipated economic conditions of its lending market to determine the effect they may have on the loss experience of the loan portfolio. The methodology described above is consistent with the Office of the Comptroller of the Currency's guidance in determining the adequacy of the allowance for loan losses.

At December 31, 1998, the allowance for loan losses was .96% of total loans outstanding, compared to 1.05% at December 31, 1997. During 1998, the provision for loan losses totaled $1.000 million compared to $1.325 million in 1997.

Nonperforming Loan
Nonperforming loans are defined as loans that are greater than 90 days delinquent or have had the accrual of interest discontinued by management. Management continues to work diligently toward returning nonperforming loans to an earning asset basis. Nonperforming loans for the previous three years ending December 31 are as follows:


                                                    1998             1997               1996
------------------------------------------------------------------------------------------------

Nonperforming loans                                   $894           $1,181              $998


Nonperforming loans total 32% of the allowance for loan losses at December 31, 1998 compared to 44% and 41% of the allowance for loan losses on December 31, 1997 and 1996, respectively.

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

Smaller-balance, homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by 1 - 4 family residences, residential construction loans, automobile, home equity, and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicate that underlying cash flows of a borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay of shortfall in payments of 30 days or more. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are often considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

                                      (4)

Other real estate owned (OREO) and the related allowance for OREO losses for the previous three years ending December 31, 1998 is as follows:



                                                                             1998              1997              1996
-----------------------------------------------------------------------------------------------------------------------------

Other real estate owned                                                         $133              $125              $500
Allowance for OREO losses                                                                                            151
                                                                      -------------------------------------------------------

Net other real estate owned                                                     $133              $125              $349
                                                                      =======================================================


DEPOSITS
The primary source of funds for the Bank comes from the acceptance of demand and time deposits. However, at times the Bank will use its ability to borrow funds from the Federal Home Loan Bank when it can do so at interest rates and terms that are superior to those required for deposited funds. Total deposits were $322.401 million at December 31, 1998 compared to $264.413 million at December 31, 1997 or an increase of 21.93%. Below is a table of average deposits and rates by category for the previous three years ended December 31.



                                      AVERAGE BALANCE OUTSTANDING FOR THE YEAR              AVERAGE RATE PAID FOR THE YEAR
                                                 ENDED DECEMBER 31                                  ENDED DECEMBER 31
                                    ----------------------------------------------------------------------------------------
                                           1998          1997           1996           1998          1997           1996
----------------------------------------------------------------------------------------------------------------------------

Noninterest-bearing demand
 deposits                               $  58,032     $  45,016      $  33,680
Interest-bearing demand
 deposits                                  18,088        37,256         53,851         2.64%         1.62%          1.48%
Savings deposits                           50,194        61,089         70,386         2.17          2.24           2.25
Time deposits                             161,029       147,639        132,780         5.64          5.67           5.44
                                    ---------------------------------------------

         Total deposits                  $287,343      $291,000       $290,697
                                    =============================================



During late 1997, Horizon changed its standard consumer checking accounts from interest bearing to noninterest bearing. Remaining in the interest-bearing demand deposits is a high yield consumer account that requires relatively high balances. These new products caused the changes in the average balances and average rates paid as displayed in the table above.

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) -- RETIREMENT PLAN

In early 1993, the Compensation Committee of the Board initially discussed the continuation of Horizon's employee retirement benefit program which is maintained as an Employee Stock Ownership Plan. In August 1993, the Board of Directors approved the continuation of this plan and authorized the transfer of 172,414 shares of Horizon's stock into the Employee Stock Ownership Plan for future allocation to employee retirement accounts. This was reported to shareholders in the 1993 annual report issued in April 1994. Upon approval by all the required regulatory agencies, Horizon issued $5,000,006 in stock on August 26, 1994 at a price of $29 per share, the market value of the stock at the time the transaction was approved. Under Federal regulation, the Employee Stock Ownership Plan may pay a value equal to or less than market value for acquired shares, but not more. Under Statement of Position 93-6 Employers Accounting for Employee Stock Ownership Plans issued by the Accounting Standards Division of the American Institute of Certified Public Accountants, these shares are not included in outstanding shares for the purposes of computing earnings per share and book value per share until they are committed to be released for allocation to employee retirement accounts.

On July 4, 1996 after obtaining approval from all required regulatory agencies, the ESOP borrowed $965,500 directly from Horizon and utilized the proceeds to purchased 23,550 shares from unrelated shareholders. In exchange, the ESOP issued a Term Note and Security Agreement to Horizon.

                                      (5)

As of December 31, 1998, 126,874 shares had been allocated to employees combined with 164,483 unallocated shares places a total of 291,357 shares in the ESOP. Dividends paid on shares which have been allocated to employee accounts in prior years are returned to Horizon in payment for shares not yet allocated and as a result these dividends are returned to capital and are not recorded as compensation expense. Dividends paid on unallocated shares as well as any additional contributions made by Horizon to the ESOP are treated as compensation expense, but are returned to capital as a payment for unallocated shares. Although the stock being acquired carries an issue price of $29 per share, the stock must be allocated at its current market value if that is higher at the date of allocation. In this instance the cost increase is charged to compensation expense. As a result, the cost of providing a retirement benefit, as well as the reduction in cash for dividends on allocated shares, are returned to Horizon's capital accounts. Retirement programs in other companies that do not have ESOPs result in costs only and no return of capital is realized. Horizon receives special tax benefits for ESOP related dividends that are not otherwise available. Because the costs attributable to the ESOP are returned to capital, under Horizon's policy, the amount of such ESOP related additions may be added to net income in computing net income for dividend purposes.

As of December 31, 1998, the ESOP owned 34.22% of the issued shares of Horizon and is subject to regulation and review by the Federal Reserve Bank as a bank holding company. Also, shares owned in the ESOP are subject to the voting decisions of the individual employees and are not otherwise voted by management. Through their Visions and Values document, the employees have indicated that it is their intent to maintain their ownership in Horizon as an independent community bank. They are committed to doing those things necessary to make it a strong financial institution which brings high value to its stakeholder - its customers, shareholders, employees, and communities.

At December 31, 1998, the ESOP paid $657,810 to Horizon in order to release 20,577 shares which were allocated to participants.

CAPITAL RESOURCES
The capital resources of Horizon and the Bank remain strong and exceed regulatory capital ratios for "well capitalized" banks at December 31, 1998. Stockholders' equity totaled $31.886 million ($4.418 million from ESOP) as of December 31, 1998 compared to $32.757 million ($4.048 million from ESOP) as of December 31, 1997. At year end 1998, the ratio of stockholders' equity to assets was 7.66% compared to 9.11% for 1997. This decline is a result of low earnings, the repurchase of treasury shares, and the growth in assets, primarily loans.

Horizon selectively purchases shares that become available in the market from time to time. During 1998, management purchased 36,785 shares at a cost of $2.115 million compared to 22,178 shares at a cost of $1.173 thousand, and 8,778 shares at a cost of $368 thousand for 1997 and 1996, respectively.

Horizon paid dividends in the amount of $1.80 per share in 1998, $1.80 per share in 1997, and $1.40 per share in 1996. The dividend pay-out ratio (dividends as a percent of net income) was 114% during 1998 as compared to 73% and 27% in 1997 and 1996, respectively. The dividend pay-out ratio is high in 1998 and 1997 because of lower than anticipated earnings. The dividend pay-out ratio is low in 1996 because net income includes the gain on sale of OREO of approximately $1 million, net of tax. For additional information regarding dividend conditions, see Note 1 of the Notes to the Consolidated Financial Statements.

As of December 31, 1998, management is not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have or are reasonably likely to have a material effect on Horizon's liquidity, capital resources, or operations.

                                      (6)

TRUST AND INVESTMENT MANAGEMENT
On October 1, 1996, the Bank formed a wholly-owned subsidiary, which manages the majority of the trust and investment management accounts. Assets under management has a book value of $258 million at December 31, 1998 compared to $311 million at December 31, 1997. This represents a 17.0% decrease from 1997.

The book value of assets held at December 31, 1998 by asset type are as follows:


                                                                                             BOOK VALUE        PERCENTAGE
----------------------------------------------------------------------------------------------------------------------------

Cash                                                                                        $       935           .36%

Money market funds                                                                               72,697         28.18

Government and agency bonds                                                                      40,982         15.89

Municipal bonds                                                                                  18,211          7.06

Corporate bonds                                                                                  17,222          6.68

Common and preferred stock                                                                       79,575         30.84

Mutual funds                                                                                     28,344         10.99
                                                                                       -------------------------------------

         Total                                                                                 $257,966        100.00%
                                                                                       =====================================


A variety of types of investment accounts including personal trusts, agencies, estates and guardianships, corporate agencies, and employee benefit agencies and trusts are managed by Horizon. The total book values of each of these types of accounts at December 31, 1998 are as follows:


                                                                       BOOK                       MARKET
                                                                      VALUE      PERCENTAGE        VALUE       PERCENTAGE
----------------------------------------------------------------------------------------------------------------------------

Personal                                                           $  56,225       21.80%        $  80,095        25.53%

Agency                                                                53,278       20.66            65,326        20.83

Employee benefit                                                      96,886       37.56           115,246        36.74

Cash management                                                       35,161       13.63            35,123        11.19

Retail accounts                                                       16,393        6.35            17,740         5.66

Other                                                                     23                           156          .05
                                                               -------------------------------------------------------------

         Total                                                      $257,966      100.00%         $313,686       100.00%
                                                               =============================================================


RESULTS OF OPERATIONS

NET INCOME
Consolidated net income was $1.083 million or $1.58 per share for 1998 compared to $1.721 million or $2.42 per share and $3.824 million or $5.19 per share in 1997 and 1996, respectively. In November 1996, a gain on sale of OREO was recorded totaling approximately $1 million or $1.35 per share, net of tax.

NET INTEREST INCOME
The primary source of earnings for Horizon is net interest income. Net interest income is the difference between what Horizon has earned on assets it has invested and the interest paid on deposits and other funding sources. The net interest margin is net interest income expressed as a percentage of average earnings assets. Horizon's earning assets consist of loans, investment securities, and interest-bearing balances in banks.

                                      (7)



                                         1998                            1997                            1996
                           -------------------------------------------------------------------------------------------------
                             Average              Yield/     Average              Yield/     Average               Yield/
                             Balance   Interest    Rate      Balance   Interest    Rate      Balance   Interest     Rate
                           -------------------------------------------------------------------------------------------------

ASSETS
   Interest-bearing assets
     Loans - total (1) (3)  $268,209    $24,100     8.99%    $269,348    $24,574     9.12%   $256,580    $23,096      9.00%
     Taxable investment
       securities,
       including FRB and      57,242      3,638     6.36       55,963      3,968     7.09      67,833      4,504      6.64
       FHLB stock
     Nontaxable investment
       securities (2)          9,721        447     4.60       10,000        435     4.35      10,138        455      4.49
     Interest-bearing
       balances and money
       market investments
       (4)                       773         29     3.75        1,348         60     4.45         968         46      4.75
     Bankers acceptances
     Federal funds sold        6,441        345     5.36        4,170        228     5.47       2,476        132      5.33
                             ------------------               ------------------              ------------------
         Total interest-
           bearing assets    342,386     28,559     8.34      340,829     29,265     8.59     337,995     28,233      8.35
                                         ------                           ------                          ------
   Noninterest-earning
     assets
     Cash and due from        12,917                           13,874                          12,879
       banks
     Allowance for loan       (2,826)                          (2,320)                         (2,655)
       losses
     Other assets             22,328                           21,799                          19,547
                             -------                           ------                          ------

         Total assets       $374,805                         $374,182                        $367,766
                            ========                         ========                        ========

LIABILITIES AND
   STOCKHOLDERS' EQUITY
   Interest-bearing
     liabilities
     Savings deposits       $ 50,194      1,091     2.17     $ 61,089      1,371     2.24    $ 70,386      1,587      2.25
     Interest-bearing
       demand deposits        18,088        477     2.64       37,256        605     1.62      53,851        798      1.48
     Time deposits           161,029      9,010     5.60      147,639      8,367     5.67     132,780      7,221      5.44
     Short-term borrowings     4,004        295     7.37        1,911        110     5.76      13,529        713      5.27
     Long-term debt           47,121      2,658     5.64       43,493      2,484     5.71      27,306      1,481      5.42
                            -------------------              -------------------             -------------------
         Total
           interest-bearing
           liabilities       280,436     13,531     4.82      291,388     12,937     4.44     297,852     11,800      3.96
                                         ------                           ------                          ------
   Noninterest-bearing
     liabilities
     Demand deposits          58,032                           45,016                          33,680
     Other liabilities         3,276                            3,771                           3,479
     Stockholders' equity     33,061                           34,007                          32,755
                            --------                           ------                          ------

         Total liabilities
           and
           stockholders'
           equity           $374,805                         $374,182                        $367,766
                            ========                         ========                        ========

Net interest income                     $15,028                          $16,328                         $16,433
                                        =======                          =======                         =======

Net interest income as a
   percent of
   interest-bearing assets                          4.39%                            4.79%                            4.86%
                                                    ====                             ====                             ====



(1) Nonaccruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loans fees.

(2)  Yields are not presented on a tax-equivalent basis.

(3) Loan fees and late fees included in interest on loans aggregated $1,295,000, $1,248,000, and $1,122,000 in 1998, 1997, and 1996,
     respectively.

(4) Horizon has no foreign office and, accordingly, no assets or liabilities to foreign operations. Horizon's subsidiary bank had no funds invested in Eurodollar Certificates of Deposit at December 31, 1998.

                                      (8)



                                                             1998 - 1997                           1997 - 1996
                                                         INCREASE/(DECREASE)                   INCREASE/(DECREASE)
                                                ----------------------------------------------------------------------------
                                                             CHANGE DUE   CHANGE DUE               CHANGE DUE   CHANGE DUE
                                                TOTAL CHANGE  TO VOLUME     TO RATE   TOTAL CHANGE  TO VOLUME    TO RATE
                                                ----------------------------------------------------------------------------

                INTEREST INCOME
Loans - total                                     $   (474)      $(104)       $(370)      $1,478      $1,162         $316
Taxable investment securities                         (330)         89         (419)        (536)       (827)         291
Nontaxable investment securities                        12         (12)          24          (20)         (6)         (14)
Interest-bearing balances and money market             (31)        (23)          (8)          14          17           (3)
   investments
Federal funds sold                                     117         122           (5)          96          93            3
                                                ----------------------------------------------------------------------------
         Total interest income                        (706)         72         (778)       1,032         439          593
                                                ----------------------------------------------------------------------------

                INTEREST EXPENSE
Savings deposits                                      (280)       (237)         (43)        (216)       (209)          (7)
Interest-bearing demand deposits                      (128)       (399)         271         (193)       (264)          71
Time deposits                                          643         750         (107)       1,146         833          313
Short-term borrowings                                  185         147           38         (603)       (663)          60
Long-term debt                                         174         205          (31)       1,003         921           82
                                                ----------------------------------------------------------------------------
         Total interest expense                        594         466          128        1,137         618          519
                                                ----------------------------------------------------------------------------

NET INTEREST EARNINGS                              $(1,300)      $(394)       $(906)     $  (105)    $  (179)       $  74
                                                ============================================================================


Horizon's average earning assets were $342.386 million in 1998 compared to $340.829 million in 1997 and $337.995 million in 1996. The net interest margin for 1998 was 4.39% compared to 4.79% and 4.86% in 1997 and 1996, respectively. The decrease in net interest margin from 1997 to 1998 was primarily due to the decrease in rate of loan and investment portfolios, the increase in volume in the time deposit portfolio and the reduction in volume in the interest-bearing demand deposits and savings portfolios.

The decrease in net interest margin from 1996 and 1997 was due to the increase in rate and volume of time deposits and long-term debt outpacing the increase in rate and volume of loans.

NONINTEREST INCOME
The major components of noninterest income consist of service charges on deposit accounts and fiduciary fees. Service charges on deposit accounts are based upon:
a) recovery of direct operating expenses associated with providing the service,
b) allowing for a profit margin that provides an adequate return on assets and stockholders' equity, and c) competitive factors within the Bank's markets. Service charges on deposits were $2.255 million, $2.020 million, and $1.573 million for 1998, 1997, and 1996, respectively.

Fiduciary fees were $2.141 million in 1998 compared to $2.423 million and $2.094 million in 1997 and 1996 respectively.

                                      (9)

NONINTEREST EXPENSE
Noninterest expense totaled $18.053 million in 1998 compared to $17.689 million and $16.694 million in 1997 and 1996, respectively. The increase in 1998 related to an increase in salaries and benefits and occupancy expense partially offset by a reduction in data processing and equipment expenses. The increase in 1997 was a result of increased occupancy, data processing and equipment, supplies and advertising expenses offset by a decrease in salaries and benefits. The majority of these expenses were incurred relative to the change of the Bank's name, investments in technology, the expansion of sales offices in Porter County, and the new South Franklin building.

Salaries and benefits increased 13.50% during 1998 compared to a decrease of 4.09% for 1997 and an increase of 3.67% for 1996. The increase in 1998 is primarily a result of the payment of the severance benefit after the termination of the President and Chief Administrative Officer who was a party to an employment contract and increased expenses related to ESOP.

Total other expenses decreased 2.50% in 1998 and increased 11.40% and 4.89% in 1997 and 1996, respectively. The primary factors in the reduction of the 1998 expenses were: 1) $149 thousand decrease in supplies and printing expenses, 2) $256 thousand decrease in advertising expenses, 3) $247 thousand increase in professional fees, 4) $168 thousand decrease in training expenses, and; 5) $139 thousand decrease in outside services and consultants. The primary factors contributing to the 1997 increase in other expense were: 1) $273 thousand increase in advertising expense, primarily related to the change in the Bank's name, 2) $195 thousand increase in supplies and printing expenses, and; 3) $154 thousand increase in outside services and consultants.

INCOME TAXES
Income tax expense totaled $345 thousand in 1998 compared to $584 thousand and $1.599 million in 1997 and 1996, respectively. The effective tax rate was 24.16%, 25.34%, and 29.49% for 1998, 1997, and 1996, respectively.

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

LIQUIDITY
The Bank maintains a stable base of core deposits provided by long standing relationships with consumers and local businesses. These deposits are the principal source of liquidity for Horizon. Other sources of liquidity for Horizon include earnings, loan repayment, investment security sales and maturities, sale of real estate loans and borrowing relationships with correspondent banks, including the Federal Home Loan Bank (FHLB). During 1998, cash flows were generated from earnings of $1.1 million, an increase in deposits of $58.0 million and an increase in FLHB borrowings of $12.0 million. Cash flows were used for an $34.0 million increase in loan demand, a $3.4 million purchase of premises and equipment, a $10.2 million increase in investment securities and a $12.0 million decrease in short-term borrowings. The net cash and cash equivalent position increased $11.5 million, primarily in cash and due from banks and federal funds sold.

                                      (10)

INTEREST SENSITIVITY
The degree by which net interest income may fluctuate due to changes in interest rates is monitored by Horizon using computer simulation modeling, incorporating not only the current GAP position but the effect of expected repricing of specific financial assets and liabilities. When repricing opportunities are not properly aligned, net interest income may be affected when interest rates change. Forecasting results of the possible outcomes determine the exposure of interest rate risk inherent in Horizon's balance sheet. The goal is to manage imbalanced positions that arise when the total amount of assets repricing or maturing in a given time period differs significantly from liabilities that are repricing or maturing in the same time period. The theory behind managing the difference between repricing assets and repricing liabilities is to have more assets repricing in a rising rate environment and more liabilities repricing in a declining rate environment. At December 31, 1998, Horizon had a negative GAP position of 1:0.72. This indicates that the total amount of assets repricing within one year were 72% of the total amount of liabilities repricing within the same time period. This compares to a negative GAP position of 1:0.96 at December 31, 1997.



                                                                                RATE SENSITIVITY
                                                                      GREATER THAN    GREATER THAN
                                                                        3 MONTHS        6 MONTHS      GREATER
                                                      3 MONTHS OR     AND LESS THAN   AND LESS THAN    THAN
                                                          LESS          6 MONTHS         1 YEAR       1 YEAR       TOTAL
                                                     -----------------------------------------------------------------------

Loans                                                      $48,647       $14,284       $31,592      $193,036      $287,559
Money market investments                                       598                                                     598
Interest-bearing balances with Banks                                                                     225           225
Federal funds sold                                          18,500                                                  18,500
Investment securities and FRB and FHLB stock
                                                            10,138         8,245        10,034        41,914        70,331
Other assets                                                                                          38,941        38,941
                                                     -----------------------------------------------------------------------

         Total assets                                      $77,883       $22,529       $41,626      $274,116      $416,154
                                                     =======================================================================

Noninterest-bearing deposits                                                                       $  58,658     $  58,658
Interest-bearing deposits                                  $85,524       $39,216       $48,887        90,116       263,743
Borrowed funds                                               4,000         5,000        15,000        34,000        58,000
Other liabilities                                                                                      3,867         3,867
Stockholders' equity                                                                                  31,886        31,886
                                                     -----------------------------------------------------------------------

         Total liabilities and stockholders' equity
                                                           $89,524       $44,216       $63,887      $218,527      $416,154
                                                     =======================================================================

GAP                                                       $(11,641)     $(21,687)     $(22,261)    $  55,589

Cumulative GAP                                            $(11,641)     $(33,328)     $(55,589)



Included in the GAP analysis are certain interest-bearing demand accounts and savings accounts. These interest-bearing accounts are subject to immediate withdrawal. However, Horizon considers approximately 70% of these deposits to be insensitive to gradual changes in interest rates and generally to behave like deposits with longer maturities based upon historical experience. Accordingly, Horizon has considered the balances of interest-bearing demand and savings account deposits which totaled $54.953 million at December 31, 1998 to be nonrate sensitive.

                                      (11)

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Horizon's primary market risk exposure is interest rate risk. Interest rate risk
(IRR) is the risk that Horizon's earnings and capital will be adversely affected by changes in interest rates. The primary approach to IRR management is one which focuses on adjustments to the asset/liability mix in order to limit the magnitude of IRR.

Horizon's exposure to interest rate risk is due to repricing or mismatch risk, embedded options risk, and yield curve risk. Repricing risk is the risk of adverse consequence from a change in interest rates that arise because of differences in the timing of when those interest rate changes affect Horizon's assets and liabilities. Basis risk is the risk that the spread, or rate difference, between instruments of similar maturities will change. Options risk arises whenever products give the customer the right, but not the obligation, to alter the quantity or timing of cash flows. Yield curve risk is the risk that changes in prevailing interest rates will affect instruments of different maturities by different amounts. Horizon's objective is to remain reasonably neutral with respect to IRR. Horizon utilizes a variety of strategies to maintain this position including the sale of mortgage loans on the secondary market and varying maturities of FHLB advances, certificates of deposit funding, and investment securities.

The table which follows provides information about Horizon's financial instruments that are sensitive to changes in interest rates as of December 31, 1998. Horizon had no derivative financial instruments or trading portfolio as of December 31, 1998. The table incorporates Horizon's internal system generated data related to the maturity and repayment/withdrawal of interest-earning assets and interest-bearing liabilities. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted average interest rates by contractual maturities as well as the historical experience of Horizon related to the impact of interest rate fluctuations on the prepayment of residential loans and mortgage-backed securities. From a risk management perspective, Horizon believes that repricing dates are more relevant than contractual maturity dates when analyzing the value of financial instruments. For deposits with no contractual maturity dates, the table presents principal cash flows and weighted average rate, as applicable, based upon Horizon's experience and management's judgment concerning the most likely withdrawal behaviors.

                                      (12)


QUANTITATIVE DISCLOSURE OF MARKET RISK

                                                                                           2004 AND             FAIR VALUE
                                       1999       2000       2001       2002       2003     BEYOND      TOTAL    12/31/98
                                    ----------------------------------------------------------------------------------------

RATE-SENSITIVE ASSETS
   Fixed interest rate loans        $  40,503    $29,729    $21,054    $23,847    $19,204 $  70,564   $204,901   $204,902
   Average interest rate                 9.19%      8.88%      8.10%      7.70%      7.49%     7.43%      8.10%

   Variable interest rate loans        15,126      9,409      6,066      6,645      5,798    42,400     85,444     85,162
   Average interest rate                 8.55%      8.68%      9.74%      8.84%      8.55%     8.10%      8.45%

   Total loans                         55,630     39,138     27,120     30,492     25,002   112,964    290,346    290,064
   Average interest rate                 9.01%      8.83%      8.47%      7.95%      7.74%     7.68%      6.57%

   Securities, including FRB and
   FHLB stock                          20,487      8,444     13,125      8,810      6,274    13,191     70,331     70,675
   Average interest rate                 6.26%      6.06%      6.30%      6.13%      5.93%     5.36%      6.03%

   Other interest-bearing assets       19,098                                                   225     19,323     19,323
   Average interest rate                 4.76%                                                 4.75%      5.50%

         Total earnings assets         95,215     47,582     40,245     39,302     31,276   126,380    380,000    380,062
         Average interest rate           7.57%      8.37%      7.76%      7.54%      7.37%     7.44%      6.02%

RATE-SENSITIVE LIABILITIES

   Noninterest-bearing deposits     $     587        293        147                       $  57,631   $ 58,658   $ 58,658

   NOW accounts                           326        163         81                          32,002     32,572     32,572
   Average interest rate                 1.76%      1.76%      1.76%                           1.76%      1.76%

   Savings and money market accounts
                                          457        228        114                          44,878     45,677     45,677
   Average interest rate                 2.25%      2.25%      2.25%                           2.25%      2.25%

   Certificates of deposit            151,390     20,370     11,492    $ 2,086    $   156              185,494    189,168
   Average interest rate                 5.45%      5.56%      5.35%      5.17%      5.47%                5.48%

   Total deposits                     152,760     21,054     11,834      2,086        156   134,511    322,401    326,075
   Average interest rate                 5.40%      5.38%      5.19%      5.17%      5.47%      .73%      2.82%

   Fixed interest rate borrowings      20,000      4,000     10,000                20,000               54,000     54,032
   Average interest rate                 5.05%      5.82%      5.65%                 5.38%                5.34%

   Variable interest rate borrowings    4,000                                                            4,000      4,006
   Average interest rate                 7.43%                                                            7.43%

         Total funds                  176,760     25,054     21,834      2,086     20,156   134,511    380,401    384,113
         Average interest rate           5.41%      5.45%      5.40%      5.17%      5.38%      .73%      3.41%


YEAR 2000
Horizon began its Year 2000 (Y2K) planning and evaluation process in 1997 and developed a plan to address Y2K compliance. A project team was formed and began meeting in September 1997. The systems within Horizon have been reviewed and each system assigned a rating of mission critical or nonmission critical.

                                      (13)

Eight critical vendors were identified that provide hardware and software in order to operate the core data processing systems utilized by Horizon. The core data processing systems of the Bank and The Loan Store, and the machines on which they reside, were brought Y2K compliant and tested during the third quarter of 1998. The Y2K compliant version of the core data processing system of the Bank's wholly owned subsidiary IMS Investment Management, N.A. was received from the vendor in the third quarter of 1998 and will be installed and tested during the first quarter of 1999. The Y2K compliant version of the core data processing systems of Phoenix Insurance was received during the third quarter of 1998 and will be installed and tested during the first quarter of 1999.

The Bank also utilizes four outside vendors to interface information into the core data processing systems. Two of these vendors have certified that they are Y2K compliant, one will be compliant by December 31, 1998, and one vendor was unable to become compliant on a timely basis. The Bank is converting to another vendor for this service as of January 1, 1999.

The Bank's large loan customers have been contacted regarding their readiness of the Year 2000 to determine if Horizon has significant risk or exposure due to potential problems of customers related to the Year 2000. Information is being gathered on the majority of these customer and evaluated on an ongoing basis. These customers will be monitored on a consistent basis through the Year 2000.

The costs associated with Y2K are anticipated to be approximately $280,000. This does not include upgrades to systems that would have been replaced in the normal upgrade processes. Approximately 70% of these costs have been incurred to date.

The major risks of Horizon's Y2K issues are its ability to provide consistent daily processing of customer information and the soundness of Horizon's loan portfolio. Horizon is managing this risk by performing extensive analysis and testing to identify potential problem areas for its systems and throughout its customer base. In order to obtain assistance in this analysis, Horizon hired a consultant to perform an assessment report regarding Horizon's Y2K preparedness and testing strategies.

Horizon's contingency plans consist primarily of manual processing of the core data in the event that the core data processing system is not operable during the effected time frames.

NEW ACCOUNTING PRONOUNCEMENTS
The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement requires companies to record derivatives on the balance sheet at their fair value. SFAS No. 133 also acknowledges that the method of recording a gain or loss depends on the use of the derivative. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

      - For a derivative designated as hedging the exposure to changes in the fair value of a recognized asset or liability or a firm commitment (referred to as a fair value hedge), the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. The effect of that accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value.

      - For a derivative designated as hedging the exposure to variable cash flows of a forecasted transaction (referred to as a cash flow hedge), the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately.

                                      (14)

      - For a derivative designated as hedging the foreign currency exposure of a net investment in a foreign operation, the gain or loss is reported in other comprehensive income (outside earnings) as part of the cumulative translation adjustment. The accounting for a fair value hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of an unrecognized firm commitment or an available-for-sale security. Similarly, the accounting for a cash flow hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of a foreign-currency-denominated forecasted transaction.

      - For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change.

The new Statement applies to all entities. If hedge accounting is elected by the entity, the method of assessing the effectiveness of the hedging derivative and the measurement approach of determining the hedge's ineffectiveness must be established at the inception of the hedge.

SFAS No. 133 amends SFAS No. 52 and supercedes SFAS Nos. 80, 105, and 119. SFAS No. 107 is amended to include the disclosure provisions about the concentrations of credit risk from SFAS No. 105. Several Emerging Issues Task Force consensuses are also changed or nullified by the provisions of SFAS No. 133.

SFAS No. 133 will be effective for all fiscal years beginning after June 15, 1999. Early application is encouraged; however, this Statement may not be applied retroactively to financial statements of prior periods. At this time, management is evaluating the statement to determine the impact, if any, it may have on the financial condition or results of operations of Horizon.

FORWARD-LOOKING STATEMENTS
Certain statements in this section constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance, or achievements of the Company to differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements.

                                      (15)

                        HORIZON BANCORP AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                          (Dollar Amounts in Thousands)


DECEMBER 31                                                                                       1998             1997
----------------------------------------------------------------------------------------------------------------------------

ASSETS
   Cash and due from banks                                                                    $  12,771         $  19,506
   Federal funds sold                                                                            18,500
   Interest-bearing demand deposits                                                                 598               852
                                                                                        ------------------------------------
     Cash and cash equivalents                                                                   31,869            20,358
   Interest-bearing deposits                                                                        225               219
   Investment securities
     Available for sale                                                                          54,612            45,015
     Held to maturity (fair value of $12,090 and $11,756)                                        11,746            11,447
                                                                                        ------------------------------------
         Total investment securities                                                             66,358            56,462
   Loans held for sale                                                                                              2,119
   Loans, net of allowance for loan losses of $2,787 and $2,702                                 287,559           255,413
   Premises and equipment                                                                        18,393            16,144
   Federal Reserve and Federal Home Loan Bank stock                                               3,973             3,623
   Interest receivable                                                                            2,249             2,264
   Other assets                                                                                   5,528             3,149
                                                                                        ------------------------------------

         Total assets                                                                          $416,154          $359,751
                                                                                        ====================================

LIABILITIES
   Deposits
     Noninterest bearing                                                                      $  58,658         $  61,474
     Interest bearing                                                                           263,743           202,939
                                                                                        ------------------------------------
         Total deposits                                                                         322,401           264,413
   Short-term borrowings                                                                          4,000            16,000
   Federal Home Loan Bank advances                                                               54,000            42,000
   Interest payable                                                                                 817               674
   Other liabilities                                                                              3,050             3,907
                                                                                        ------------------------------------
         Total liabilities                                                                      384,268           326,994
                                                                                        ------------------------------------

COMMITMENTS AND CONTINGENCIES

EQUITY RECEIVED FROM CONTRIBUTIONS AND DIVIDENDS TO THE ESOP                                      4,418             4,048
                                                                                        ------------------------------------

STOCKHOLDERS' EQUITY
   Common stock, $1 stated value
     Authorized -- 5,000,000 shares
     Issued -- 1,034,428 shares, less ESOP shares of 292,960 and
     307,538                                                                                        741               720
   Additional paid-in capital                                                                     8,834             7,763
   Retained earnings                                                                             24,201            24,355
   Accumulated other comprehensive income                                                           336               400
   Less treasury stock, at cost, 183,048 and 146,263 shares                                      (6,644)           (4,529)
                                                                                        ------------------------------------
         Total stockholders' equity                                                              27,468            28,709
                                                                                        ------------------------------------

         Total liabilities and stockholders' equity                                            $416,154          $359,751
                                                                                        ====================================


See notes to consolidated financial statements.

                                      (16)

                        HORIZON BANCORP AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME
              (Dollar Amounts in Thousands, Except Per Share Data)


YEAR ENDED DECEMBER 31                                                          1998              1997             1996
----------------------------------------------------------------------------------------------------------------------------

INTEREST INCOME
   Loans receivable                                                            $24,100          $24,574          $ 23,096
   Investment securities
     Taxable                                                                     4,012            4,256             4,682
     Tax exempt                                                                    447              435               455
                                                                       -----------------------------------------------------
         Total interest income                                                  28,559           29,265            28,233
                                                                       -----------------------------------------------------

INTEREST EXPENSE
   Deposits                                                                     10,578           10,343             9,605
   Federal funds purchased and short-term borrowings                               295              110               714
   Federal Home Loan Bank advances                                               2,658            2,484             1,481
                                                                       -----------------------------------------------------
         Total interest expense                                                 13,531           12,937            11,800
                                                                       -----------------------------------------------------

NET INTEREST INCOME                                                             15,028           16,328            16,433
   Provision for loan losses                                                     1,000            1,325                66
                                                                       -----------------------------------------------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                             14,028           15,003            16,367
                                                                       -----------------------------------------------------

OTHER INCOME
   Service charges on deposit accounts                                           2,255            2,020             1,573
   Fiduciary activities                                                          2,141            2,423             2,094
   Gain on sale of other real estate owned                                                            9             1,609
   Commission income from insurance agency                                         462
   Income from reinsurance company                                                 158              221               156
   Other income                                                                    437              246               253
                                                                       -----------------------------------------------------
         Total other income                                                      5,453            4,919             5,685
                                                                       -----------------------------------------------------

OTHER EXPENSES
   Salaries and employee benefits                                                9,439            8,316             8,671
   Net occupancy expenses                                                        1,426            1,346             1,164
   Data processing and equipment expenses                                        2,132            2,504             2,108
   Loss on disposal of fixed assets                                                 26              274
   Loss on other real estate owned                                                                   18                55
   Other expenses                                                                5,030            5,159             4,631
                                                                       -----------------------------------------------------
         Total other expenses                                                   18,053           17,617            16,629
                                                                       -----------------------------------------------------

INCOME BEFORE INCOME TAX                                                         1,428            2,305             5,423
   Income tax expense                                                              345              584             1,599
                                                                       -----------------------------------------------------

NET INCOME                                                                     $ 1,083          $ 1,721          $  3,824
                                                                       =====================================================

BASIC AND DILUTED  EARNINGS PER SHARE                                          $  1.58          $  2.42          $   5.19
                                                                       =====================================================


See notes to consolidated financial statements.

                                      (17)

                        HORIZON BANCORP AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                       (Table Dollar Amounts in Thousands)



                                                                                      ACCUMULATED
                                                                                         OTHER
                                      COMMON     ADDITIONAL   COMPREHENSIVE  RETAINED  COMPREHENSIVE  TREASURY
                                       STOCK   PAID-IN CAPITAL   INCOME      EARNINGS     INCOME       STOCK        TOTAL
------------------------------------------------------------------------------------------------------------------------------

BALANCES, JANUARY 1, 1996                $732       $9,238                 $21,105          $466      $(2,988)     $28,553
   Net income                                                    $3,824      3,824                                   3,824
   Other comprehensive income, net
     of tax
     Unrealized losses on
       securities, net of
       reclassification adjustment                                 (381)                    (381)                     (381)
                                                            --------------
   Comprehensive income                                          $3,443
                                                            ==============
   Cash dividends ($1.40 per share)                                         (1,031)                                 (1,031)
   Purchase of 8,778 shares of
     treasury stock                                                                                      (368)        (368)
   Net purchases and distributions
     with ESOP                            (24)      (1,339)                                                         (1,363)
   Tax benefit of ESOP dividend
     deduction                                          63                                                              63
                                    -------------------------            -----------------------------------------------------

BALANCES, DECEMBER 31, 1996               708        7,962                  23,898            85       (3,356)      29,297
   Net income                                                    $1,721      1,721                                   1,721
   Other comprehensive income, net
     of tax
     Unrealized gains on
       securities, net of
       reclassification adjustment                                  315                      315                       315
                                                            --------------
   Comprehensive income                                          $2,036
                                                            ==============
   Cash dividends ($1.80 per share)                                         (1,264)                                 (1,264)
   Purchase of 22,178 shares of
     treasury stock                                                                                    (1,173)      (1,173)
   Net purchases and distributions
     with ESOP                             12         (270)                                                           (258)
   Tax benefit of ESOP dividend
     deduction                                          71                                                              71
                                    -------------------------            -----------------------------------------------------

BALANCES, DECEMBER 31, 1997               720        7,763                  24,355           400       (4,529)      28,709
   Net income                                                    $1,083      1,083                                   1,083
   Other comprehensive income, net
     of tax
     Unrealized losses on
       securities, net of
       reclassification adjustment                                  (64)                     (64)                      (64)
                                                            --------------
   Comprehensive income                                          $1,019
                                                            ==============
   Cash dividends ($1.80 per share)                                         (1,237)                                 (1,237)
   Purchase of 36,785 shares of
     treasury stock                                                                                    (2,115)      (2,115)
   Issuance of 6,897 shares of
     common stock for purchase of
     insurance agency                       7          379                                                             386
   Net purchases and distributions
     with ESOP                             14          627                                                             641
   Tax benefit of ESOP dividend
     deduction                                          65                                                              65
                                    -------------------------            -----------------------------------------------------

BALANCES, DECEMBER 31, 1998              $741       $8,834                 $24,201          $336      $(6,644)     $27,468
                                    =========================            =====================================================


See notes to consolidated financial statements.
                                      (18)

                        HORIZON BANCORP AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          (Dollar Amounts in Thousands)


YEAR ENDED DECEMBER 31                                                       1998              1997              1996
-----------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
   Net income                                                                 $  1,083         $  1,721          $  3,824
   Adjustments to reconcile net income to net cash provided by operating activities
     Provision for loan losses                                                   1,000            1,325                66
     Additional paid-in capital from release of ESOP shares                        360              184                91
     Depreciation and amortization                                               1,162            1,370             1,040
     Deferred income tax                                                           392              (29)              357
     Investment securities amortization, net                                       199              158               312
     Investment securities gains                                                                     (9)
     (Gain) loss on disposal of fixed assets                                        13              274                (2)
     Gain on sale of loans                                                                          (56)
     (Gain) loss on sale of other real estate owned                                                   9            (1,554)
     Deferred loan fees                                                            (84)             (57)              (52)
     Unearned income                                                               (61)              54                51
     Net change in
       Interest receivable                                                          15              (48)              684
       Interest payable                                                            143               84                23
       Other assets                                                               (758)            (576)            2,978
       Other liabilities                                                          (857)            (504)            1,289
                                                                       -----------------------------------------------------
         Net cash provided by operating activities                               2,607            3,900             9,107
                                                                       ------------------------------------------------------

INVESTING ACTIVITIES
   Net change in interest-bearing deposits                                          (6)              (8)               (5)
   Purchases of securities available for sale                                  (27,839)          (1,000)           (2,963)
   Proceeds from maturities, calls, and principal repayments of
     securities available for sale                                              17,868           11,662            17,969
   Proceeds from sales of securities available for sale                                           1,009
   Purchases of securities held to maturity                                     (2,597)          (1,962)           (6,217)
   Proceeds from maturities, calls, and principal repayments of
     securities held to maturity                                                 2,282            3,315             5,555
   Net change in loans                                                         (34,048)          (4,766)          (37,452)
   Purchase of loans                                                                             (1,379)             (344)
   Proceeds from sales of loans                                                  2,765           17,039             6,392
   Recoveries on loans previously charged-off                                      401              383               149
   Purchase of insurance agency                                                   (785)
   Purchases of premises and equipment                                          (3,423)          (3,735)           (4,064)
   Purchase of Federal Reserve and Federal Home Loan Bank stock
                                                                                  (350)            (887)              (30)
                                                                       -----------------------------------------------------
         Net cash provided (used) by investing activities                      (45,732)          19,671           (21,010)
                                                                       ------------------------------------------------------

                                      (19)

                        HORIZON BANCORP AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          (Dollar Amounts in Thousands)


YEAR ENDED DECEMBER 31                                                          1998              1997              1996
-----------------------------------------------------------------------------------------------------------------------------
                                                        (Continued)
FINANCING ACTIVITIES
   Net change in
     Deposits                                                                  $57,988         $(24,767)          $   196
     Short-term borrowings                                                     (12,000)           3,151            (8,720)
   Federal Home Loan Bank advances                                              70,000           31,000            33,000
   Repayment of Federal Home Loan Bank advances                                (58,000)         (30,500)          (11,900)
   Dividends paid                                                               (1,237)          (1,264)           (1,031)
   Purchase of treasury stock                                                   (2,115)          (1,173)             (368)
                                                                       -----------------------------------------------------
         Net cash provided (used) by financing activities                       54,636          (23,553)           10,177
                                                                       ------------------------------------------------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                         11,511               18            (1,726)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                    20,358           20,340            22,066
                                                                       ------------------------------------------------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                         $31,869         $ 20,358           $20,340
                                                                       ======================================================

ADDITIONAL CASH FLOWS INFORMATION
   Interest paid                                                               $13,388          $10,427           $11,823
   Income tax paid                                                                 440              661             1,714


See notes to consolidated financial statements.
                                      (20)

                        HORIZON BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (Table Dollar Amounts in Thousands)


NOTE 1--NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS -- The consolidated financial statements of Horizon Bancorp (Horizon) and its wholly owned subsidiaries, Horizon Bank, N.A. (Bank), HBC Insurance Group, Inc. (Insurance Company), and The Loan Store, Inc. conform to generally accepted accounting principles and reporting practices followed by the banking industry.

The Bank is a full-service commercial bank offering a broad range of commercial and retail banking and other services incident to banking. The Bank has two wholly-owned subsidiaries: IMS Investment Management, Inc. (IMS) and Phoenix Insurance Services, Inc (Insurance Agency). IMS offers corporate and individual trust and agency services and investment management services. The Insurance Agency offers a full line of commercial and personal insurance products. The Bank maintains four facilities in LaPorte County, Indiana and four facilities in Porter County, Indiana. The Insurance Company offers credit insurance. The net income generated from the insurance operations is not significant to the overall operations of Horizon. The Loan Store, Inc. is engaged in the business of retail lending and operates in Highland, South Bend, and Michigan City, Indiana. Horizon conducts no business except that incident to its ownership of the subsidiaries.

BASIS OF REPORTING -- The consolidated financial statements include the accounts of Horizon and subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENT SECURITIES AVAILABLE FOR SALE -- Horizon and Bank designate a portion of their investment portfolio as available for sale based on management's plans to use such securities for asset and liability management, liquidity, and not to hold such securities as long-term investments. Management repositions the portfolio to take advantage of future expected interest rate trends when Horizon's long-term profitability can be enhanced. Investment securities available for sale and marketable equity securities are carried at estimated fair value and any net unrealized gains/losses (after tax) on these securities are included in accumulated other comprehensive income. Gains/losses on the disposition of securities available for sale are recognized at the time of the transaction and are determined by the specific identification method.

INVESTMENT SECURITIES HELD TO MATURITY -- Investment securities are purchased with the intent and ability to hold to maturity, and are carried at cost and adjusted for amortization of premiums and accretion of discounts. Gains/losses on the disposition of securities held to maturity are recognized at the time of the transaction and are determined by the specific identification method.

LOANS HELD FOR SALE -- Loans held for sale are reported at the lower of cost or market value in the aggregate.

                                      (21)

HORIZON BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


INTEREST AND FEES ON LOANS -- Interest on commercial, mortgage, and installment loans is recognized over the term of the loans based on the principal amount outstanding. When principal or interest is past due 90 days or more, and the loan is not well secured and it is in the process of collection, or when serious doubt exists as to the collectibility of a loan, the accrual of interest is discontinued. Loan origination fees, net of direct loan origination costs, are deferred and recognized over the life of the loan as a yield adjustment.

CONCENTRATIONS OF CREDIT RISK -- The Bank grants commercial, real estate, and consumer loans to customers located primarily in LaPorte County and portions of Porter County in Northwest Indiana. Commercial loans make up approximately 26% of the loan portfolio and are secured by both real estate and business assets. These loans are expected to be repaid from cash flow from operations of the businesses. Real estate loans make up approximately 52% of the loan portfolio and are secured by both commercial and residential real estate. Installment loans make up approximately 21% of the loan portfolio and are primarily secured by consumer assets.

ALLOWANCE FOR LOAN LOSSES -- An allowance for loan losses is established and maintained because some loans may not be repaid in full. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations, including their financial position and collateral values, and other factors and estimates which are subject to change over time. Actual losses may vary from current estimates and the amount of the provisions may be either greater than or less than actual net charge-offs. While the largest portion of this reserve is intended to cover loan losses, it is considered a general reserve for all credit-related purposes.

LOAN IMPAIRMENT -- When analysis determines a borrower's operating results and financial condition are not adequate to meet debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of 30 days or more. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are also often considered impaired. Impaired loans, or portions thereof are charged-off when deemed uncollectible. This typically occurs when the loan is 120 or more days past due.

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

Such loans include residential first mortgage loans secured by one to four family residences, residential construction loans and automobile, home equity, and second mortgages. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment.

PREMISES AND EQUIPMENT -- Buildings and major improvements are capitalized and depreciated using primarily the straight-line method with useful lives ranging from 3 to 40 years. Furniture and equipment are capitalized and depreciated using primarily the straight-line method with useful lives ranging from 3 to 20 years. Maintenance and repairs are expensed as incurred.

FEDERAL RESERVE AND FEDERAL HOME LOAN BANK STOCK -- The stock is a required investments for institutions that are members of the Federal Reserve and Federal Home Loan Bank systems. The required investment in the common stock is based on a predetermined formula.

                                      (22)

HORIZON BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


OTHER REAL ESTATE OWNED -- Other real estate owned is carried at the lower of cost or fair value, less selling costs, and is included in other assets. Any reduction to fair value from the carrying value of the related loans at the time of acquisition is charged to the allowance for loan losses. Subsequent reductions in fair value, and gains or losses on sales, are recognized in earnings in the period the reduction in value is determined or the sale is consummated. Other real estate owned, net of allowance, included in other assets, totaled $133,000 and $125,000 at December 31, 1998 and 1997.

SERVICING RIGHTS -- Prior to adopting Statement of Financial Accounting Standards (SFAS) No. 122 at the beginning of 1996, servicing right assets were recorded only for purchased rights to service mortgage loans. Subsequent to adopting this standard, servicing rights represent both purchased rights and the allocated value of servicing rights retained on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenue. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans to interest rates and then, secondarily, as to geographic and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

INTANGIBLE ASSETS -- Intangible assets are being amortized on the straight-line basis over a 15-year period. Such assets are periodically evaluated as to the recoverability of their carrying value.

TREASURY STOCK -- Treasury stock is stated at cost.

STOCK OPTIONS -- Stock options are granted for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Bank accounts for and will continue to account for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly, recognizes no compensation expense for the stock option grants.

INCOME TAXES -- Horizon files annual consolidated income tax returns with its subsidiaries. SFAS No. 109, Accounting for Income Taxes requires an asset and liability approach for accounting for income taxes. Its objective is to recognize the amount of taxes payable or refundable for the current year, and deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amount of assets and liabilities and their respective tax bases. The measurement of tax assets and liabilities is based on enacted tax laws. Deferred tax assets may be reduced, if necessary, by the amount of such benefits that are not expected to be realized based on available evidence.

TRUST ASSETS AND INCOME -- Property, other than cash deposits, held in a fiduciary or agency capacity is not included in the consolidated balance sheet since such property is not owned by Horizon. Income from trust activities is recognized on a cash basis, which is not materially different from the accrual method.

EARNINGS PER COMMON SHARE AND DIVIDENDS DECLARED PER COMMON SHARE -- Effective January 1, 1998, Horizon adopted SFAS No. 128, Earnings Per Share. SFAS No. 128 establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 replaces the presentation of primary EPS with earnings per common share (basic EPS). Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period. SFAS No. 128 also requires presentation of EPS assuming dilution (diluted EPS). Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Horizon has no potential dilutive instruments. The number of shares used in the computation of basic earnings per share is 686,804 for 1998, 710,967 for 1997, and 736,887 for 1996.

                                      (23)

HORIZON BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


DIVIDEND RESTRICTIONS -- Regulations of the Comptroller of the Currency limit the amount of dividends that may be paid by a national bank to its parent holding company without prior approval of the Comptroller of the Currency. According to these regulations, as of December 31, 1998, no additional dividends may be paid by the Bank to Horizon without prior approval of the Comptroller of the Currency. Additionally, the Federal Reserve Board limits the amount of dividends that may be paid by Horizon to its stockholders under its capital adequacy guidelines.

CONSOLIDATED STATEMENT OF CASH FLOWS -- For purposes of reporting cash flows, cash and cash equivalents are defined to include cash and due from banks, money market investments, and federal funds sold with maturities of one day or less. Horizon reports net cash flows for customer loan transactions, deposit transactions, short-term investments, and short-term borrowings.

RECLASSIFICATIONS -- Certain reclassifications have been made to the 1997 and 1996 financial statements to be comparable to 1998.


NOTE 2--FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair value amounts were determined using available market information, current pricing information applicable to Horizon and various valuation methodologies. Where market quotations were not available, considerable management judgement was involved in the determination of estimated fair values. Therefore, the estimated fair value of financial instruments shown below may not be representative of the amounts at which they could be exchanged in a current or future transaction. Due to the inherent uncertainties of expected cash flows of financial instruments, the use of alternate valuation assumptions and methods could have a significant effect on the derived estimated fair value amounts.

The estimated fair values of financial instruments, as shown below, are not intended to reflect the estimated liquidation or market value of Horizon taken as a whole. The disclosed fair value estimates are limited to Horizon's significant financial instruments at December 31, 1998 and 1997. These include financial instruments recognized as assets and liabilities on the consolidated balance sheet as well as certain off-balance sheet financial instruments. The estimated fair values shown below do not include any valuation of assets and liabilities which are not financial instruments as defined by SFAS No. 107 Disclosures about Fair Value of Financial Instruments, such as the value of real property, the value of core deposit intangibles, the value of mortgage servicing rights, nor the value of anticipated future business.

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

CASH AND CASH EQUIVALENTS -- The carrying amounts approximate fair value.

INTEREST-BEARING DEPOSITS -- The carrying amounts approximate fair value.

INVESTMENT SECURITIES -- For debt and marketable equity securities available for sale and held to maturity, fair values are based on quoted market prices or dealer quotes. For those securities where a quoted market price is not available, carrying amount is a reasonable estimate of fair value based upon comparison with similar securities.

                                      (24)

HORIZON BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NET LOANS -- The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

INTEREST RECEIVABLE/PAYABLE -- The carrying amounts approximate fair value.

FHLB AND FRB STOCK -- Fair value of FHLB and FRB stock is based on the price at which it may be resold to the FHLB and FRB.

DEPOSITS -- The fair value of demand deposits, savings accounts, interest-bearing checking accounts, and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using rates currently offered for deposits of similar remaining maturity.

SHORT-TERM BORROWINGS -- The carrying amounts approximate fair value.

FEDERAL HOME LOAN BANK ADVANCES -- Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing advances.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTER OF CREDIT -- The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. Due to the short-term nature of these agreements, carrying amounts approximate fair value.

The estimated fair values of Horizon's financial instruments are as follows:


                                                                    1998                               1997
                                                     -----------------------------------------------------------------------
                                                            CARRYING           FAIR            Carrying           Fair
DECEMBER 31                                                  AMOUNT            VALUE            Amount            Value
----------------------------------------------------------------------------------------------------------------------------

ASSETS
   Cash and cash equivalents                               $  31,869         $  31,869        $  20,358         $  20,358
   Interest-bearing deposits                                     225               225              219               219
   Investment securities available for sale                   54,612            54,612           45,015            45,015
   Investment securities held to maturity                     11,746            12,090           11,447            11,756
   Loans including loans held for sale, net                  287,559           287,277          257,532           256,278
   Interest receivable                                         2,249             2,249            2,264             2,264
   Stock in FHLB and FRB                                       3,973             3,973            3,623             3,623

LIABILITIES
   Noninterest-bearing deposits                               58,658            58,658           61,474            61,474
   Interest-bearing deposits                                 263,743           267,417          202,939           207,986
   Short-term borrowings                                       4,000             4,006           16,000            16,005
   Federal Home Loan Bank advances                            54,000            54,032           42,000            42,060
   Interest payable                                              817               817              674               674

                                      (25)

HORIZON BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 3--INVESTMENT SECURITIES


                                                                                      1998
                                                     -----------------------------------------------------------------------
                                                                       GROSS UNREALIZED  GROSS UNREALIZED
                                                       AMORTIZED COST        GAINS            LOSSES            FAIR
DECEMBER 31                                                                                                     VALUE
----------------------------------------------------------------------------------------------------------------------------

Available for sale
   U.S. Treasury and federal agencies                       $ 12,568              $ 93             $ 16          $ 12,645
   GNMA mortgage-backed securities                            12,321                72               79            12,314
   FHLMC mortgage-backed securities                            9,117               220                4             9,333
   FNMA mortgage-backed securities                            19,729               217                3            19,943
   Marketable equity securities                                  316                61                                377
                                                     -----------------------------------------------------------------------
         Total available for sale                             54,051               663              102            54,612
                                                     -----------------------------------------------------------------------

Held to maturity
   Federal agencies                                            1,630                62                              1,692
   State and municipal                                        10,116               287                5            10,398
                                                     -----------------------------------------------------------------------
         Total held to maturity                               11,746               349                5            12,090
                                                     -----------------------------------------------------------------------

         Total investment securities                        $ 65,797            $1,012            $ 107          $ 66,702
                                                     =======================================================================


                                                                                      1997
                                                     -----------------------------------------------------------------------
                                                                       GROSS UNREALIZED  GROSS UNREALIZED
                                                       AMORTIZED COST        GAINS            LOSSES            FAIR
DECEMBER 31                                                                                                     VALUE
----------------------------------------------------------------------------------------------------------------------------

Available for sale
   U.S. Treasury and federal agencies                        $ 3,965              $ 60                            $ 4,025
   GNMA mortgage-backed securities                             6,048               140                              6,188
   FHLMC mortgage-backed securities                           13,126               244                             13,370
   FNMA mortgage-backed securities                            20,811               229                             21,040
   Marketable equity securities                                  397                                 $5               392
                                                     -----------------------------------------------------------------------
         Total available for sale                             44,347               673                5            45,015
                                                     -----------------------------------------------------------------------

Held to maturity
   Federal agencies                                            2,040               104                              2,144
   State and municipal                                         9,407               205                              9,612
                                                     -----------------------------------------------------------------------
         Total held to maturity                               11,447               309                             11,756
                                                     -----------------------------------------------------------------------

         Total investment securities                        $ 55,794            $  982               $5          $ 56,771
                                                     =======================================================================

                                      (26)

HORIZON BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


The amortized cost and fair value of securities held to maturity and available for sale at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                   HELD TO MATURITY                AVAILABLE FOR SALE
                                                     -----------------------------------------------------------------------
                                                           AMORTIZED             FAIR          AMORTIZED           FAIR
                                                             AMOUNT              VALUE           COST              VALUE
----------------------------------------------------------------------------------------------------------------------------

Within one year                                            $     685         $     686        $     147         $     147
One to five years                                              2,802             2,862            6,171             6,240
Five to ten years                                              6,186             6,429            4,250             4,273
After ten years                                                2,073             2,113            2,000             1,985
                                                     -----------------------------------------------------------------------
                                                              11,746            12,090           12,568            12,645
Mortgage-backed securities                                                                       41,167            41,590
Marketable equity securities                                                                        316               377
                                                     -----------------------------------------------------------------------

         Totals                                              $11,746           $12,090          $54,051           $54,612
                                                     =======================================================================



Securities with a carrying value of $4,079,000 and $16,806,000 were pledged at December 31, 1998 and 1997 to secure certain public and trust deposits.

There were no sales of securities available for sale during 1998. Proceeds from sales of securities available for sale during 1997 were $1,009,000. Gross gains of $9,000 were realized on these sales. There were no losses. During 1996, there were no sales of securities available for sale.

There were no sales of securities held to maturity during 1998, 1997, or 1996.

At December 31, 1998 and 1997 there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies and corporations, in an amount greater than 10% of stockholders' equity.


NOTE 4--LOANS AND ALLOWANCE


DECEMBER 31                                                                                      1998              1997
----------------------------------------------------------------------------------------------------------------------------

Commercial loans                                                                              $  76,682         $  73,177
Real estate loans                                                                               152,390           120,345
Installment loans                                                                                61,274            64,593
                                                                                        ------------------------------------

         Total loans                                                                           $290,346          $258,115
                                                                                        ====================================


Loans to directors and executive officers of Horizon and the Bank, including associates of such persons, amounted to $4,819,000 and $3,538,000, as of December 31, 1998 and 1997. During 1998, new loans or advances were $3,795,000 and loan payments were $2,514,000.

                                      (27)

HORIZON BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


DECEMBER 31                                                                       1998             1997             1996
----------------------------------------------------------------------------------------------------------------------------

Allowance for loan losses
   Balances, January 1                                                           $2,702           $2,435           $2,777
   Provision for losses                                                           1,000            1,325               66
   Recoveries on loans                                                              401              383              149
   Loans charged off                                                             (1,316)          (1,441)            (557)
                                                                        ----------------------------------------------------

   Balances, December 31                                                         $2,787           $2,702           $2,435
                                                                        ====================================================


At December 31, 1998 and 1997, loans past due more than 90 days and still accruing interest totaled approximately $830,000 and $862,000.

Loans on which the recognition of interest has been discontinued or reduced totaled approximately $64,000, $319,000, and $316,000 at December 31, 1998, 1997, and 1996. Interest income not recognized on these loans totaled approximately $7,000, $32,000, and $36,000 in 1998, 1997, and 1996.


NOTE 5--ALLOWANCE FOR OTHER REAL ESTATE OWNED

The following is an analysis of the activity in the allowance for other real estate owned included in other assets in the consolidated balance sheet.



DECEMBER 31                                                                         1998             1997           1997
----------------------------------------------------------------------------------------------------------------------------

Allowance for other real estate owned
   Balances, January 1                                                               $0             $151           $1,075
   Sale of other real estate owned                                                                  (151)            (924)
                                                                        ----------------------------------------------------

   Balances, December 31                                                             $0             $  0           $  151
                                                                        ====================================================


NOTE 6--PREMISES AND EQUIPMENT


DECEMBER 31                                                                                    1998             1997
----------------------------------------------------------------------------------------------------------------------------

Land                                                                                           $  3,255          $  2,838
Buildings and improvements                                                                       16,467            12,689
Furniture and equipment                                                                           7,947             8,878
                                                                                        ------------------------------------
         Total cost                                                                              27,669            24,405
Accumulated depreciation                                                                         (9,276)           (8,261)
                                                                                        ------------------------------------

         Net                                                                                    $18,393           $16,144
                                                                                        ====================================

                                      (28)

HORIZON BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


Depreciation expense for the years ended December 31, 1998, 1997, and 1996 totaled $1,162,000, $1,370,000, and $1,040,000.

At December 31, 1998 the Bank had commitments totaling approximately $1,100,000 relating to future construction costs of a new branch in Valparaiso, Indiana.


NOTE 7--LEASES

Horizon has several operating leases for premises and equipment that expire through 2003. These leases generally contain renewal options and require Horizon to pay all executory costs such as taxes, maintenance, and insurance. Rental expense for these leases amounted to $352,000, $291,000, and $317,000 for the years ended December 31, 1998, 1997, and 1996.

Future minimum lease payments under operating leases are:


YEARS ENDING DECEMBER 31
-----------------------------------------------------------------------------------------------------------

1999                                                                                               $200
2000                                                                                                100
2001                                                                                                 81
2002                                                                                                 29
2003                                                                                                  7
                                                                                        -------------------

         Total minimum lease payments                                                              $417
                                                                                        ===================


NOTE 8--DEPOSITS

DECEMBER 31                                                                                      1998             1997
----------------------------------------------------------------------------------------------------------------------------

Noninterest bearing demand deposits                                                           $  58,658         $  61,474
Interest bearing demand deposits                                                                 32,572            16,605
Money market (variable rate)                                                                      3,985             5,817
Savings deposits                                                                                 41,692            48,714
Certificates of $100,000 or more                                                                 57,235            19,558
Other certificates and time deposits                                                            128,259           112,245
                                                                                        ------------------------------------

         Total deposits                                                                        $322,401          $264,413
                                                                                        ====================================


Interest expense on time certificates of $100,000 or more was approximately $2,937,000, $2,591,000, and $2,001,000 for 1998, 1997, and 1996, respectively.

                                      (29)

HORIZON BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


Certificates and other time deposits maturing in years ending December 31 are as follows:


   1999                                                                                        $151,390
   2000                                                                                          20,370
   2001                                                                                          11,492
   2002                                                                                           2,086
   2003                                                                                             156
                                                                                        -------------------

                                                                                               $185,494
                                                                                        ===================

Certificates of deposit of $100,000 or more by remaining maturity as of December
31, 1998 are as follows:

Due in three months or less                                                                     $39,707
Due after three months through six months                                                         6,245
Due after six months through one year                                                             7,925
Due after one year                                                                                3,358
                                                                                        -------------------

                                                                                                $57,235
                                                                                        ===================


NOTE 9--SHORT-TERM BORROWINGS



DECEMBER 31                                                                                    1998             1997
----------------------------------------------------------------------------------------------------------------------------

Federal funds purchased                                                                                           $15,000
Notes payable, unsecured                                                                         $4,000             1,000
                                                                                        ------------------------------------

         Total short-term borrowings                                                             $4,000           $16,000
                                                                                        ====================================

The Loan Store has an unsecured $10,000,000 line of credit, of which $4,000,000 was outstanding at December 31, 1998. The loan is from an unrelated financial institution with interest payable monthly at LIBOR plus 2%. The note matures within one year and is guaranteed by Horizon.

At December 31, 1998, the Bank has available approximately $42,500,000 in credit lines with various money center banks.


NOTE 10--FHLB ADVANCES

DECEMBER 31                                                                                    1998             1997
----------------------------------------------------------------------------------------------------------------------------

Federal Home Loan Bank advances, variable and fixed rates, due at various dates through
   June 17, 2008                                                                                $54,000           $42,000
                                                                                        ====================================


The Federal Home Loan Bank advances are secured by first-mortgage loans and investment securities totaling approximately $178,221,000. Advances are subject to restrictions or penalties in the event of prepayment.

                                      (30)

HORIZON BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)
Contractual maturities in years ending December 31


   1999                                                                                         $15,000
   2000                                                                                           4,000
   2001                                                                                          10,000
   2003                                                                                          20,000
   Thereafter                                                                                     5,000
                                                                                        -------------------

                                                                                                $54,000
                                                                                        ===================


NOTE 11--LOAN SERVICING

Loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of loans serviced for others totaled approximately $23,010,000 and $31,569,000 at December 31, 1998 and 1997.


NOTE 12--EMPLOYEE STOCK OWNERSHIP PLAN

Horizon maintains an employee stock ownership plan (ESOP) as a retirement plan that currently covers substantially all employees. The ESOP is noncontributory and each eligible employee is vested according to a schedule based upon years of service.

In early 1993, the Compensation Committee of the Board initially discussed the continuation of Horizon's ESOP. In August 1993, the Board of Directors approved the continuation of this plan and authorized the transfer of 172,414 shares of Horizon's stock into the ESOP for future allocation to employee retirement accounts. Upon approval by all the required regulatory agencies, Horizon issued $5,000,006 in stock on August 26, 1994 at a price of $29 per share, the market value of the stock at the time the transaction was approved. Under Federal regulation, the Employee Stock Ownership Trust may pay a value equal to or less than market value for acquired shares. Under Statement of Position (SOP) 93-6, Employers Accounting for Employee Stock Ownership Plans issued by the American Institute of Certified Public Accountants, these shares are not included in outstanding shares for the purposes of computing earnings per share and book value per share until they are committed to be released for allocation to employee retirement accounts.

Transactions affecting ESOP expense and cash contributions to the ESOP are as follows:



DECEMBER 31                                                                  1998              1997             1996
----------------------------------------------------------------------------------------------------------------------------

Dividends paid on unallocated ESOP shares                                         $329             $340              $408
Market value increase of shares released                                           360              184                91
Other contributions                                                                139                                 86
                                                                       -----------------------------------------------------

Total ESOP expense included in salaries and benefits                              $828             $524              $585
                                                                       =====================================================

Total cash contributions made to ESOP during the year                             $140             $  0              $ 86
                                                                       =====================================================

                                      (31)

HORIZON BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


As of December 31, 1998, Horizon had seven loans outstanding with the ESOP with remaining balances totaling $5,769,000. These loans were utilized to repurchase Horizon common shares from retiring employees, eligible employees electing to diversify portions of their ESOP accounts, and from other shareholders. Collateral for these loans is 171,403 shares of Horizon common stock. These loans do not bear any interest and mature within 15 to 20 years.

Below are the transactions affecting the ESOP equity accounts:


                                                                                             UNALLOCATED
                                                                           ADDITIONAL           ESOP
                                                           COMMON STOCK   PAID-IN CAPITAL      SHARES            TOTAL
                                                        --------------------------------------------------------------------

Balance, January 1, 1996                                          $295           $8,277          $(4,754)          $3,818
   Market value increase in ESOP shares released
                                                                                     91                                91
   Loan repayments                                                                                   513              513
   Net ESOP share purchases and distributions                       24            1,339                             1,363
   Loan to fund ESOP share repurchases                                                            (1,574)          (1,574)
                                                        --------------------------------------------------------------------

Balance, December 31, 1996                                         319            9,707           (5,815)           4,211
   Market value increase in ESOP shares released
                                                                                    184                               184
   Loan repayments                                                                                   250              250
   Net ESOP share purchases and distributions                      (12)             270                               258
   Loan to fund ESOP share repurchases                                                              (855)            (855)
                                                        --------------------------------------------------------------------

Balance, December 31, 1997                                         307           10,161           (6,420)           4,048
   Market value increase in ESOP shares released
                                                                                    360                               360
   Loan repayments                                                                                   651              651
   Net ESOP share purchases and distributions                      (14)            (627)                             (641)
                                                        --------------------------------------------------------------------

Balance, December 31, 1998                                        $293           $9,894          $(5,769)          $4,418
                                                        ====================================================================


NOTE 13--EMPLOYEE THRIFT PLAN

The Employee Thrift Plan (Plan) provides that all employees of the Bank with the requisite hours of service are eligible for the Plan. The Bank fully matches the first 2% and 50% of the subsequent 4% of individual employee contributions. Employee voluntary contributions are vested at all times and the Bank contributions are fully vested after six years. The Bank's 1998, 1997, and 1996 expense related to the thrift plan totaled $184,000, $189,000, and $203,000.

                                      (32)

HORIZON BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 14--OTHER EXPENSES


YEAR ENDED DECEMBER 31
                                                                            1998              1997             1996
---------------------------------------------------------------------------------------------------------------------------

Supplies and printing
                                                                               $  355           $  504            $  309
Advertising
                                                                                  506              762               489
Communication
                                                                                  644              606               492
Professional fees
                                                                                  755              508               516
Training
                                                                                  110              278               251
Outside services and consultants
                                                                                  657              796               642
Reinsurance company
                                                                                  104              129               161
Loan expenses
                                                                                  278              174               245
Goodwill amortization
                                                                                   45
Directors fees
                                                                                  258              200               152
Insurance expense
                                                                                  212              137               108
Other
                                                                                1,106            1,065             1,266
                                                                      -----------------------------------------------------

         Total other expenses
                                                                               $5,030           $5,159            $4,631
                                                                      =====================================================


NOTE 15--INCOME TAX

YEAR ENDED DECEMBER 31
                                                                            1998              1997             1996
---------------------------------------------------------------------------------------------------------------------------
Income tax expense
   Currently payable
     Federal                                                                   $  (45)          $  402            $  886
     State                                                                         (2)             211               356
   Deferred                                                                        392             (29)              357
                                                                      -----------------------------------------------------

         Total income tax expense                                              $   345          $   584           $ 1,599
                                                                      =====================================================


Reconciliation of federal statutory to actual tax expense
   Federal statutory income tax at 34%
                                                                               $  485           $  784            $1,843
   Tax exempt interest
                                                                                 (358)            (271)             (300)
   Nondeductible and other
                                                                                  (79)            (110)             (285)
   Effect of state income taxes
                                                                                   97              181               341
   Increase in valuation allowance
                                                                                  200
                                                                      -----------------------------------------------------

         Actual tax expense
                                                                               $  345           $  584            $1,599
                                                                      =====================================================

                                      (33)

HORIZON BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:



DECEMBER 31                                                                                    1998             1997
----------------------------------------------------------------------------------------------------------------------------
ASSETS
   Allowance for loan losses                                                                    $   176              $140
   Accrued operating expenses                                                                       152                91
   Loan fees                                                                                        103               139
   Alternative minimum tax carryforward                                                             329               105
   Other                                                                                            416               453
                                                                                        ------------------------------------
         Total assets                                                                             1,176               928
                                                                                        ------------------------------------

LIABILITIES
   Depreciation                                                                                    (500)              (61)
   Accretion of investment discounts                                                                 (5)               (4)
   Unrealized gain on securities available for sale                                                (222)             (268)
                                                                                        ------------------------------------
         Total liabilities                                                                         (727)             (333)
                                                                                        ------------------------------------

VALUATION ALLOWANCE                                                                                (200)
                                                                                        ------------------------------------

         Net deferred tax asset                                                                 $   249              $595
                                                                                        ====================================



The valuation allowance at December 31, 1998 is $200,000 all of which arose during the current year.

Horizon has consolidated federal alternative minimum tax (AMT) credit carryovers of approximately $329,000 which are available to reduce future federal income taxes. The AMT credits can be carried forward indefinitely.


NOTE 16--EARNINGS PER SHARE

Earnings per share (EPS) were computed as follows:


                                                                                              1998
                                                                      -----------------------------------------------------
                                                                                            WEIGHTED
                                                                                            AVERAGE           PER-SHARE
YEAR ENDED DECEMBER 31                                                     INCOME            SHARES           AMOUNT
---------------------------------------------------------------------------------------------------------------------------

BASIC EARNINGS PER SHARE
   Income available to common stockholders                                 $1,083              687            $1.58

EFFECT OF DILUTIVE SECURITIES
   Stock options                                                         -----------------------------------------------------

DILUTED EARNINGS PER SHARE
   Income available to common stockholders and assumed conversions         $1,083              687            $1.58
                                                                      =====================================================

                                      (34)

HORIZON BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


                                                                                                      1997
                                                                      -----------------------------------------------------
                                                                                        WEIGHTED AVERAGE
YEAR ENDED DECEMBER 31                                                     INCOME            SHARES      PER-SHARE AMOUNT
---------------------------------------------------------------------------------------------------------------------------

BASIC EARNINGS PER SHARE
   Income available to common stockholders
                                                                               $1,721              711            $2.42

EFFECT OF DILUTIVE SECURITIES
   Stock options
                                                                      -----------------------------------------------------

DILUTED EARNINGS PER SHARE
   Income available to common stockholders and assumed conversions
                                                                               $1,721              711            $2.42
                                                                      =====================================================


                                                                                              1996
                                                                      -----------------------------------------------------
                                                                                            WEIGHTED
                                                                                             AVERAGE          PER-SHARE
YEAR ENDED DECEMBER 31                                                     INCOME            SHARES            AMOUNT
---------------------------------------------------------------------------------------------------------------------------

BASIC EARNINGS PER SHARE
   Income available to common stockholders                                     $3,824              737            $5.19

EFFECT OF DILUTIVE SECURITIES
   Stock options                                                       -----------------------------------------------------

DILUTED EARNINGS PER SHARE
   Income available to common stockholders and assumed conversions             $3,824              737            $5.19
                                                                      =====================================================


Options to purchase 29,100 shares of common stock at prices ranging from $13.50 to $60.00 per share were outstanding at December 31, 1998. At December 31, 1997 and 1996, options to purchase 51,800 and 79,750 shares of common stock at prices ranging from $13.50 to $31.50 were outstanding. The options were not included in the computation of diluted EPS because the contracts may be settled in common stock or in cash at the election of the option holder. Historically, all contracts have been settled in cash and it is anticipated that the exercise of future contracts will also be settled in cash.


NOTE 17--OTHER COMPREHENSIVE INCOME

YEAR ENDED DECEMBER 31                                                       1998              1997             1996
----------------------------------------------------------------------------------------------------------------------------
Unrealized gains (losses) on securities:
   Unrealized holding gains (losses) arising during the year                   $ (106)            $531            $(631)
   Less: reclassification adjustment for gains (losses) realized in
     net income                                                                                      9
                                                                       -----------------------------------------------------
   Net unrealized gains (losses)                                                 (106)             522             (631)
   Tax (expense) benefit                                                           42             (207)             250
                                                                       -----------------------------------------------------

Other comprehensive income                                                     $  (64)            $315            $(381)
                                                                       =====================================================

                                      (35)

HORIZON BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 18 --COMMITMENTS, OFF-BALANCE SHEET RISK, AND CONTINGENCIES

Because of the nature of activities, Horizon is subject to pending and threatened legal actions that arise in the normal course of business. In management's opinion, after consultation with counsel, none of the litigation to which Horizon or any of its subsidiaries is a party will have a material effect on the consolidated financial position or results of operations of Horizon.

The Bank was required to have approximately $3,720,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing balance requirements at December 31, 1998. These balances are included in cash and cash equivalents and do not earn interest.

The Bank is a party to financial instruments with off-balance sheet risk in the ordinary course of business to meet financing needs of its customers. These financial instruments include commitments to make loans and standby letters of credit. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans and standby letters of credit is represented by the contractual amount of those instruments. The Bank follows the same credit policy to make such commitments as is followed for those loans recorded in the financial statements.

As of December 31, 1998 and 1997, commitments to make loans amounted to approximately $52,171,000 and $45,026,000. As of December 31, 1998 and 1997,
commitments under outstanding standby letters of credit amounted to approximately $854,000 and $1,065,000. Since many commitments to make loans and standby letters of credit expire without being used, the amount does not necessarily represent future cash advances. No losses are anticipated as a result of these transactions. Collateral obtained upon exercise of the commitment is determined using management's credit evaluation.


NOTE 19 --YEAR 2000

Like all entities, Horizon and its subsidiaries are exposed to risks associated with the Year 2000 Issue, which affects computer software and hardware; transactions with customers, vendors, and other entities; and equipment dependent upon microchips. Horizon and subsidiaries have begun, but not yet completed, the process of identifying and remediating potential Year 2000 problems. It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of the Year 2000 Issue on third parties with which Horizon and subsidiaries do business. If remediation efforts of Horizon or third parties with which the company and subsidiaries do business are not successful, the Year 2000 Issue could have negative effects on Horizon's financial condition and results of operations in the near term.

Horizon has estimated the ultimate cost of addressing the Year 2000 Issue to be approximately $280,000.



                                      (36)

HORIZON BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 20 --REGULATORY CAPITAL

Horizon and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies and are assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier I capital, and Tier I leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 1998 and 1997, Horizon and its Bank are categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 1998 that management believes have changed Horizon's or the Bank's classification.


Horizon's and Bank's actual and required capital amounts (in millions) and ratios are as follows:

                                                                                                      MINIMUM REQUIRED
                                                                                 MINIMUM                 TO BE WELL
                                                                              REQUIRED FOR          CAPITALIZED(1) UNDER
                                                                            CAPITAL(1) ADEQUACY   PROMPT CORRECTIVE ACTION
                                                           ACTUAL                PURPOSES               REQUIREMENTS
                                                 ---------------------------------------------------------------------------
                                                     AMOUNT      RATIO       AMOUNT      RATIO       AMOUNT        RATIO
----------------------------------------------------------------------------------------------------------------------------

AS OF DECEMBER 31, 1998

Total capital(1) (to risk-weighted assets)
   Consolidated                                       $32.8     10.73%        $24.4       8.00%        N/A          N/A
   Bank                                                28.8     11.57          19.9       8.00          24.9       10.00

Tier I capital(1) (to risk-weighted assets)
   Consolidated                                        30.0      9.82          12.2       4.00         N/A          N/A
   Bank                                                26.0     10.46          10.0       4.00          14.9        6.00

Tier I capital(1) (to average assets)
   Consolidated                                        30.0      7.53          15.9       4.00         N/A          N/A
   Bank                                                26.0      6.63          15.7       4.00          19.6        5.00



                                      (37)

HORIZON BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

                                                                                                    MINIMUM REQUIRED
                                                                                                        TO BE WELL
                                                                                 MINIMUM          CAPITALIZED(1) UNDER
                                                                               REQUIRED FOR         PROMPT CORRECTIVE
                                                                            CAPITAL(1) ADEQUACY           ACTION
                                                            ACTUAL               PURPOSES              REQUIREMENTS
                                                 ---------------------------------------------------------------------------
                                                     AMOUNT      RATIO       AMOUNT      RATIO       AMOUNT        RATIO
----------------------------------------------------------------------------------------------------------------------------

AS OF DECEMBER 31, 1997

Total capital(1) (to risk-weighted assets)
   Consolidated                                       $35.0     12.50%       $22.3        8.00%        N/A          N/A
   Bank                                                30.6     13.20         18.6        8.00         23.2        10.00

Tier I capital(1) (to risk-weighted assets)
   Consolidated                                        32.3     11.60         11.2        4.00         N/A          N/A
   Bank                                                28.0     12.10          9.3        4.00         13.9         6.00

Tier I capital(1) (to average assets)
   Consolidated                                        32.3      8.80         14.7        4.00         N/A          N/A
   Bank                                                28.0      8.00         14.5        4.00         18.2         5.00

(1) As defined by regulatory agencies


NOTE 21 --STOCK OPTIONS

Horizon maintains the 1987 Nonqualified Stock Option and Stock Appreciation Right Plan (1987 Plan) under which options and stock appreciation rights (SARs) were granted to certain officers and employees. SARs entitle eligible employees to receive cash, stock or a combination of cash and stock totaling the excess, on the date of exercise, of the fair market value of the shares of common stock covered by the option over the option exercise price. The underlying stock options are deemed to have been exercised upon exercise of the SARs. No options remain available for grant at December 31, 1998 and 1997, however, outstanding options may be exercised until their expiration.

Horizon recognizes compensation expense related to the Plan on a periodic basis based on the difference between the excess of the fair market value of the shares of common stock over the exercise price for SARs and those options exercised during the year. Horizon's expense related to the Plan was $0 for 1998, $677,000 for 1997, and $814,000 for 1996.



                                      (38)

HORIZON BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


A summary of transactions for the plan follows:


                                                                                  SHARES
                                                                   --------------------------------------     WEIGHTED-
                                                                     AVAILABLE FOR        OPTIONS        AVERAGE EXERCISE
                                                                         GRANT          OUTSTANDING            PRICE
                                                                   ---------------------------------------------------------

Balance, January 1, 1996                                                        0           82,750            $26.39
   Exercised                                                                                (3,000)            31.50
                                                                   ---------------------------------------------------------

Balance, December 31, 1996                                                      0           79,750             26.20
   Exercised                                                                               (27,950)            22.90
                                                                   ---------------------------------------------------------

Balance, December 31, 1997                                                      0           51,800             27.98
   Exercised                                                                               (34,700)            28.77
                                                                   =========================================================

Balance, December 31, 1998                                                      0           17,100            $26.37
                                                                   =========================================================


As of December 31, 1998, the 17,100 options outstanding have exercise prices ranging from $13.50 to $31.50 and a weighted-average remaining contractual life of 9.4 years.

The options granted under the 1987 plan are fully vested.

Under Horizon's 1997 Stock Option and Stock Appreciation Right Plan (1997 Plan), which is accounted for in accordance with Accounting Principles Board Opinion
(APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, Horizon may grant certain officers and employees stock option awards or stock appreciation rights which vest and become fully exercisable at the end of five years of continued employment. SARs entitle eligible employees to receive cash, stock or a combination of cash and stock totaling the excess, on the date of exercise, of the fair market value of the shares of common stock covered by the option over the option exercise price. The underlying stock options are deemed to have been exercised upon exercise of the SARs. During 1998, Horizon authorized the grant of options and SARs for 22,000 shares of common stock.

A summary of transactions for the plan follows:

                                                                                  SHARES
                                                                   --------------------------------------    WEIGHTED-
                                                                     AVAILABLE FOR         OPTIONS         AVERAGE EXERCISE
                                                                         GRANT           OUTSTANDING          PRICE
                                                                   ---------------------------------------------------------

Balance, January 1, 1998                                                    90,000
   Granted                                                                 (22,000)         22,000             $60.00
   Forfeitures                                                                             (10,000)             60.00
                                                                   ======================================

Balance, December 31, 1998                                                  68,000          12,000             $60.00
                                                                   ======================================


As of December 31, 1998, the 12,000 options outstanding have an exercise price of $60.00 and a weighted average remaining contractual life of 19.5 years.

The options granted under the 1997 plan vest at a rate of 20% per year.



                                      (39)

HORIZON BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 22 --CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

Presented below is condensed financial information as to financial position, results of operations and cash flows of Horizon Bancorp:

                             CONDENSED BALANCE SHEET


DECEMBER 31                                                                                    1998             1997
----------------------------------------------------------------------------------------------------------------------------

ASSETS
   Total cash and cash equivalents                                                             $  2,007         $     864
   Investment in Bank                                                                            27,446            28,412
   Investment in Insurance Company                                                                  280               226
   Investment in The Loan Store                                                                     486               657
   Investment securities, net                                                                       377               401
   Accrued interest receivable                                                                       12
   Dividends receivable from Bank                                                                   550               500
   Other assets                                                                                   1,545             4,147
                                                                                        ------------------------------------

         Total assets                                                                           $32,703           $35,207
                                                                                        ====================================

LIABILITIES
   Other liabilities                                                                          $     817          $  2,450

EQUITY RECEIVABLE FROM CONTRIBUTIONS AND DIVIDENDS TO ESOP                                        4,418             4,048

STOCKHOLDERS' EQUITY                                                                             27,468            28,709
                                                                                        ------------------------------------

         Total liabilities and stockholders' equity                                             $32,703           $35,207
                                                                                        ====================================


                          CONDENSED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31                                                         1998              1997             1996
----------------------------------------------------------------------------------------------------------------------------

OPERATING INCOME (EXPENSE)
   Dividend income from Bank                                                    $3,000           $3,000            $3,600
   Investment income                                                                47              139               123
   Other income                                                                     15               21                23
   Employee benefit expense                                                       (749)            (506)             (615)
   Other expense                                                                  (158)            (155)             (238)
                                                                       -----------------------------------------------------

INCOME BEFORE DISTRIBUTED INCOME OF SUBSIDIARIES                                 2,155            2,499             2,893

UNDISTRIBUTED INCOME OF SUBSIDIARIES                                            (1,372)            (913)              265
                                                                       -----------------------------------------------------

INCOME BEFORE TAX                                                                  783            1,586             3,158

INCOME TAX BENEFIT                                                                 300              135               666
                                                                       =====================================================

NET INCOME                                                                      $1,083           $1,721            $3,824
                                                                       =====================================================



                                      (40)

HORIZON BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


                        CONDENSED STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31                                                             1998             1997             1996
----------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
   Net income                                                                    $1,083           $1,721           $3,824
   Adjustments to reconcile net income to net cash provided by operating activities
     Distributions In excess of (equity in undistributed) net income of
       Bank                                                                       1,255              691             (341)
     Distributions in excess of (equity in undistributed) net income of
       Insurance Company                                                            (54)             (54)              11
     Distributions in excess of (equity in undistributed) net income of
       The Loan Store                                                               171              276               65
     Additional paid-in capital from release of ESOP shares                         360              184              244
     Gain on sale of securities                                                                      (10)
     Accretion                                                                                       (82)             (12)
     Change in
       Income taxes receivable                                                     (133)            (385)            (387)
       Interest receivable                                                          (12)              20               (4)
       Dividends receivable from Bank                                               (50)             500             (600)
       Other assets                                                               3,508             (614)          (2,127)
       Other liabilities                                                         (1,633)            (158)             751
                                                                        ----------------------------------------------------
         Net cash provided by operating activities                                4,495            2,089            1,424
                                                                        ----------------------------------------------------

INVESTING ACTIVITIES
   Sales of investment securities                                                                  1,000
   Investment in The Loan Store                                                                     (500)
   Principal repayment of investment                                                                                   26
                                                                        ----------------------------------------------------
         Net cash provided by investing activities                                                   500               26
                                                                        ----------------------------------------------------

FINANCING ACTIVITIES
   Dividends paid                                                                (1,237)          (1,264)          (1,031)
   Purchase of treasury stock                                                    (2,115)          (1,173)            (368)
                                                                        ----------------------------------------------------
         Net cash used by financing activities                                   (3,352)          (2,437)          (1,399)
                                                                        ----------------------------------------------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                           1,143              152               51

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                      864              712              661
                                                                        ----------------------------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                         $2,007          $   864          $   712
                                                                        ====================================================





                                      (41)

HORIZON BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 23 --SEGMENT INFORMATION

Horizon's reportable segments are determined by the products and services offered, primarily distinguished between banking and trust and investment management operations. Loans, investments, and deposits provide the revenue in the banking operation, and fees provide the revenue in the trust and investment management operation. All operations are domestic.

The accounting policies used are the same as those described in the summary of significant accounting policies. Occupancy expenses and indirect expenses are not allocated. Income taxes are allocated to each entity based on pretax income. Transactions among segments are recorded at fair value. Segments are evaluated based upon net income. Information reported internally for performance assessment follows:

                                                                                      1998
                                                     -----------------------------------------------------------------------
                                                                              TRUST AND
                                                                             INVESTMENT                        CONSOLIDATED
                                                             BANKING         MANAGEMENT          OTHER            TOTALS
                                                     -----------------------------------------------------------------------

Net interest income                                         $  14,421          $     64        $     543         $  15,028

Provision for loan losses                                         820                                180             1,000

Trust and investment management fees                                              2,141                              2,141

Other income                                                    2,646                                666             3,312

Total other expenses                                           14,410             1,397            2,246            18,053

Income tax expense                                                478               316             (449)              345

Segment profit                                                  1,358               482             (757)            1,083

Segment assets                                                378,624             1,000           36,530           416,154


                                                                                      1997
                                                     -----------------------------------------------------------------------
                                                                              TRUST AND
                                                                             INVESTMENT                        CONSOLIDATED
                                                          BANKING            MANAGEMENT          OTHER            TOTALS
                                                     -----------------------------------------------------------------------

Net interest income                                         $  15,862          $     59        $     407         $  16,328

Provision for loan losses                                       1,255                                 70             1,325

Trust and investment management fees                                              2,423                              2,423

Other income                                                    2,182                                314             2,496

Total other expenses                                           14,161             1,359            2,097            17,617

Income tax expense                                                385               382             (183)              584

Segment profit                                                  2,243               741           (1,263)            1,721

Segment assets                                                355,448             1,000           38,943           395,391




                                      (42)

HORIZON BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

                                                                                      1996
                                                     -----------------------------------------------------------------------
                                                                           TRUST AND
                                                                          INVESTMENT                        CONSOLIDATED
                                                          BANKING         MANAGEMENT          OTHER            TOTALS
                                                     -----------------------------------------------------------------------

Net interest income                                         $  16,206                          $     227         $  16,433

Provision for loan losses                                                                             66                66

Trust and investment management fees                                             $2,094                              2,094

Other income                                                    3,412                                179             3,591

Total other expenses                                           13,434             1,219            1,976            16,629

Income tax expense                                              2,035               298             (734)            1,599

Segment profit                                                  4,149               577             (902)            3,824

Segment assets                                                377,516             1,000           37,358           415,874

Amounts included in other column are as follows:

                                                                             1998              1997             1996
                                                                       -----------------------------------------------------

Net interest income
   Holding company interest income                                          $       32        $     139         $     123
   Nonreportable subsidiaries net interest income                                  511              268               104

Provision for loan losses
   Nonreportable subsidiaries provision for loan losses                            180               70                66

Other income
   Holding company interest nonincome                                               55               21                23
   Nonreportable subsidiaries noninterest income                                   611              293               156

Other expense
   Holding company noninterest expense                                           1,011            1,338             1,638
   Nonreportable subsidiaries noninterest expense                                1,235              759               338

Income tax (benefit) expense
   Holding company (benefit) expense                                              (273)            (136)             (666)
   Nonreportable subsidiaries (benefit) expense                                   (176)             (47)              (68)

Segment profits
   Holding company profits (losses)                                               (651)          (1,042)             (826)
   Nonreportable subsidiaries profits (losses)                                    (106)            (221)              (76)

Segment assets
   Holding company assets                                                       30,789           34,543            35,672
   Nonreportable subsidiaries assets                                             5,741            4,400             1,686




                                      (43)

HORIZON BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


Reportable segment totals are reconciled to the financial statements as follows:

                                                                                     1998
                                                   -------------------------------------------------------------------------
                                                       REPORTABLE                         INTERSEGMENT      CONSOLIDATED
                                                        SEGMENTS           OTHER          ELIMINATION          TOTALS
                                                   -------------------------------------------------------------------------
Net interest income                                       $  14,485         $     543                            $  15,028
Provision for loan losses                                       820               180                                1,000
Trust and investment management fees                          2,141                                                  2,141
Other income                                                  2,646               666                                3,312
Total other expenses                                         15,807             2,246                               18,053
Income tax expense                                              794              (449)                                 345
Segment profit                                                1,851              (768)                               1,083
Segment assets                                              407,836            36,530         $(28,212)            416,154

                                                                                     1997
                                                   -------------------------------------------------------------------------
                                                       REPORTABLE                         INTERSEGMENT      CONSOLIDATED
                                                        SEGMENTS           OTHER          ELIMINATION          TOTALS
                                                   -------------------------------------------------------------------------
Net interest income                                       $  15,921         $     407                            $  16,328
Provision for loan losses                                     1,255                70                                1,325
Trust and investment management fees                          2,423                                                  2,423
Other income                                                  2,182               314                                2,496
Total other expenses                                         15,520             2,097                               17,617
Income tax expense                                              767              (183)                                 584
Segment profit                                                2,984            (1,263)                               1,721
Segment assets                                              356,448            38,943         $(35,640)            359,751

                                                                                     1996
                                                   -------------------------------------------------------------------------
                                                       REPORTABLE                         INTERSEGMENT      CONSOLIDATED
                                                        SEGMENTS           OTHER          ELIMINATION          TOTALS
                                                   -------------------------------------------------------------------------
Net interest income                                       $  16,206         $     227                            $  16,433
Provision for loan losses                                                          66                                   66
Trust and investment management fees                          2,094                                                  2,094
Other income                                                  3,412               179                                3,591
Total other expenses                                         14,653             1,976                               16,629
Income tax expense                                            2,333              (734)                               1,599
Segment profit                                                4,726              (902)                               3,824
Segment assets                                              378,516            37,358         $(33,836)            382,038




                                      (44)

                               [Olive Letterhead]

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders and
Board of Directors
Horizon Bancorp


We have audited the consolidated balance sheet of Horizon Bancorp and Subsidiaries as of December 31, 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of Horizon's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of Horizon Bancorp and Subsidiaries as of and for the two year period ended December 31, 1997, were audited by other auditors whose report dated February 25, 1998, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Horizon Bancorp and Subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.




/s/ Olive LLP


Fort Wayne, Indiana
January 29, 1999



                                      (45)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders of
Horizon Bancorp:


We have audited the accompanying consolidated balance sheet of Horizon Bancorp and subsidiaries as of December 31, 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Horizon Bancorp and subsidiaries as of December 31, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                        ARTHUR ANDERSEN LLP


Chicago, Illinois,
February 25, 1998



                                      (46)

                        HORIZON BANCORP AND SUBSIDIARIES

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

In meeting its responsibility for the accuracy of the financial statements, management relies on Horizon's system of internal accounting controls. This system is designed to provide reasonable assurance that assets are safeguarded and transactions are properly recorded to permit the preparation of appropriate financial information. The system of internal controls is supplemented by a program of internal audits to independently evaluate the adequacy and application of financial and operating controls and compliance with Company policies and procedures.

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

The financial statements in the Annual Report have been audited by Olive LLP, independent public accountants, for 1998, and other independent public accountants for 1997 and 1996. Their audits were conducted in accordance with generally accepted auditing standards and included a consideration of internal accounting controls, tests of accounting records and other audit procedures to the extent necessary to allow them to express their opinion on the fairness of the financial statements in conformity with generally accepted accounting principles.




                                      (47)

                        HORIZON BANCORP AND SUBSIDIARIES

                       SUMMARY OF SELECTED FINANCIAL DATA
      (Table Dollar Amounts In Thousands Except Per Share Data and Ratios)

                                               1998          1997        1996         1995          1994
---------------------------------------------------------------------------------------------------------

EARNINGS
   Total interest income                     $ 28,559     $ 29,265     $ 28,233     $ 26,262     $ 24,179
   Total interest expense                      13,531       12,937       11,800       11,112        9,356
                                          ---------------------------------------------------------------
   Net interest income                         15,028       16,328       16,433       15,150       14,823
   Provision for loan losses                    1,000        1,325           66                       165
   Total noninterest income                     5,453        4,919        5,685        3,987        4,068
   Total noninterest expense                   18,053       17,617       16,629       15,931       14,609
   Provision for income taxes                     345          584        1,599          167        1,449
                                          ---------------------------------------------------------------

   Net income                                $  1,083     $  1,721     $  3,824     $  3,039     $  2,668
                                          ===============================================================

   Cash dividend declared                    $  1,237     $  1,264     $  1,031     $    895     $    919
                                          ===============================================================

PER SHARE DATA
   Net income                                $   1.58     $   2.42     $   5.19     $   4.05     $   3.48
   Cash dividends declared                       1.80         1.80         1.40         1.20         1.20
   Book value at period end                     46.48        46.79        46.40        43.18        36.00
   Weighted average share outstanding
                                              686,804      710,967      736,887      750,286      767,419

PERIOD END TOTALS
   Loans, net of deferred loan fees and
     unearned income                         $290,346     $258,115     $271,476     $241,662     $223,622
   Allowance for loan losses                    2,787        2,702        2,435        2,777        2,555
   Total assets                               416,154      359,751      382,038      368,013      369,470
   Total deposits                             322,401      264,413      289,180      288,984      295,784
   Long-term debt                              54,000       42,000       41,500       21,400       15,400

RATIOS
   Loan to deposit                              90.06%       97.62%       93.88%       83.62%       75.59%
   Loan to total funding                        77.14        80.06        79.03        72.80        65.98
   Return on average assets                       .29          .46         1.04          .86          .75
   Average stockholders' equity to
     average total assets                        8.82         9.09         8.91         8.53         8.01
   Return on average stockholders' equity
                                                 3.27         5.06        11.67        10.09         9.41
   Dividend payout ratio (dividends
     divided by net income)
                                               114.25        73.45        26.96        29.45        34.45




                                      (48)

                        HORIZON BANCORP AND SUBSIDIARIES

            HORIZON'S COMMON STOCK AND RELATED STOCKHOLDERS' MATTERS


Horizon common stock is traded on the over-the-counter market. ABN AMRO is the principal broker in Horizon stock. The following table sets forth, for the periods indicated, the high and low bid prices per share as reported by ABN AMRO. The bid prices represent dealer prices and do not include retail mark-up, mark-down, or commissions and may not represent actual transactions. Also summarized below are the cash dividends declared by quarter for 1998 and 1997.

                                                                                          1998
                                                              --------------------------------------------------------------

                                                                       COMMON STOCK BID PRICES
                                                              ----------------------------------------  DIVIDENDS DECLARED
                                                                      HIGH                  LOW              PER SHARE
                                                              --------------------------------------------------------------

First Quarter                                                         $62.00              $58.63                $.45

Second Quarter                                                         62.50               59.50                 .45

Third Quarter                                                          61.00               57.88                 .45

Fourth Quarter                                                         56.00               45.00                 .45

                                                                                          1997
                                                              --------------------------------------------------------------

                                                                       COMMON STOCK BID PRICES
                                                              ----------------------------------------  DIVIDENDS DECLARED
                                                                      HIGH                  LOW              PER SHARE
                                                              --------------------------------------------------------------

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

The approximate number of holders of outstanding common stock, based upon the number of record holders as of December 31, 1998 is 666.


FORM 10-K

Horizon will provide without charge to each stockholder upon written request to Diana E. Taylor, Chief Financial Officer, Horizon Bancorp, 515 Franklin Square, Michigan City, Indiana 46360, a copy of Horizon's Annual Report on Form 10-K, including the Financial Statements and schedules thereto required to the filed with the Securities and Exchange Commission for Horizon's most recent fiscal year.



                                      (49)