Form 10-K405, Exhibit 13
period 1999-12-31
HORIZON BANCORP /IN/
filed 2000-03-28
CIK 706129

                                                                      Exhibit 13

Management Discussion and Analysis of Results of Operations and Financial Condition
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

ANALYSIS OF FINANCIAL CONDITION

Investment Securities

Horizon maintains a high quality investment portfolio with very low credit risk. Investment securities totaled $67.880 million at December 31, 1999 and consisted of U.S. Treasury and Government Agency securities of $29.580 million (43.5%); Municipal securities of $4.100 million (6%); Equity securities of $286 thousand (.5%); and Mortgage-Backed securities of $33.914 million (50%).

As indicated above, the majority of the investment portfolio consists of mortgage-backed securities. These instruments are secured by residential mortgages of varying maturities. Principal and interest payments are received monthly as the underlying mortgages are repaid. These payments also include prepayments of mortgage balances as borrowers either sell their homes or refinance their mortgages. Therefore, mortgage-backed securities have maturities that are stated in terms of average life. The average life is the average amount of time that each principal dollar is expected to be outstanding. As of December 31, 1999, the mortgage-backed securities in the investment portfolio had an average life of 5.3 years. Mortgage-backed securities that have interest rates above current market rates are purchased at a premium. These securities may experience a significant increase in prepayments when lower market interest rates create an incentive for the borrower to refinance the underlying mortgage. This may result in a decrease of current income. That risk is mitigated by a shorter average life. Management currently believes that prepayment risk on these securities is nominal.

During the second quarter of 1999, debt securities with an amortized cost of $10.050 million were transferred from held to maturity to available for sale in order to minimize the tax consequences of holding tax-exempt securities. The majority of the tax-exempt portfolio was subsequently sold. Therefore, at December 31, 1999, all investment securities were classified as available for sale compared to 82.3% at December 31, 1998. Securities classified as available for sale are carried at their fair value, with both unrealized gains and losses added or subtracted, net of tax, directly to stockholders' equity. This accounting method adds potential volatility to stockholders' equity, but net income is not affected unless securities are sold. Net depreciation on these securities totaled $1.980 million, which resulted in a $1.201 million reduction, net of tax, to stockholders' equity at December 31, 1999. This compared to a $336 thousand, net of tax, addition to stockholders' equity at December 31, 1998.

As a member of the Federal Reserve and Federal Home Loan Bank system, Horizon is required to maintain an investment in the common stock of each entity. The investment in common stock is based on a predetermined formula. At December 31, 1999, Horizon has investments in the common stock of the Federal Reserve and Federal Home Loan Bank totaling $5.897 million compared to $3.973 million at December 31, 1998.

At December 31, 1999, Horizon does not maintain a trading account and is not using any derivative products for hedging or other purposes.

                         HORIZON BANCORP & SUBSIDIARIES

Management Discussion and Analysis of Results of Operations and Financial Condition
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

LOANS

Total loans, the principal earning asset of the Bank, were $394.357 million at December 31, 1999. The current level of loans is an increase of 35.8% from the December 31, 1998 level of $290.346 million. As the table below indicates, the increases are primarily related to the mortgage warehousing business that was started in November 1999.

                                                                      DOLLAR        PERCENT
DECEMBER 31                                1999        1998           CHANGE        CHANGE
--------------------------------------------------------------------------------------------
Real estate loans
  1 - 4 family                           $152,999     $150,066         2,933           1.95%
  Multi-family                                279          312           (33)        -10.58
  Other                                     1,439        2,012          (573)        -28.48
                                         ------------------------------------
    Total                                 154,717      152,390         2,327           1.53
                                         ------------------------------------

Commercial loans
  Working capital and equipment            67,480       61,725         5,755           9.32
  Real estate, including agriculture        8,428        5,277         3,151          59.71
  Tax exempt                                7,903        8,673          (770)         -8.88
  Other                                     5,550        1,007         4,543         451.14
                                         ------------------------------------
    Total                                  89,361       76,682        12,679          16.53
                                         ------------------------------------

Consumer loans
  Auto                                     14,060       16,411        (2,351)        -14.33
  Recreation                                1,567        1,381           186          13.47
  Real estate/home improvement             30,974       24,210         6,764          27.94
  Home equity                               6,470        2,782         3,688         132.57
  Credit cards                              5,092        5,637          (545)         -9.67
  Unsecured                                 4,126        3,229           897          27.78
  Other                                     2,448        7,624        (5,176)        -67.89
                                         ------------------------------------
    Total                                  64,737       61,274         3,463           5.65
                                         ------------------------------------

Mortgage warehouse loans
  Prime                                    10,410                     10,410
  Sub-Prime                                75,132                     75,132
                                         ------------------------------------
    Total                                  85,542                     85,542
                                         ------------------------------------
    Grand total                          $394,357     $290,346     $ 104,011          35.82%
                                         ===================================================

The acceptance and management of credit risk is an integral part of Bank's business as a financial intermediary. The Bank has established rigorous underwriting standards including a policy that monitors the lending function through strict administrative and reporting requirements. The Bank engages an independent third-party loan review function that regularly reviews asset quality.

                         HORIZON BANCORP & SUBSIDIARIES

Management Discussion and Analysis of Results of Operations and Financial Condition
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

REAL ESTATE LOANS

Real estate loans totaled $154.717 million or 39% of total loans as of December 31, 1999, compared to $152.390 million or 52% as of December 31, 1998. This category consists of home mortgages that generally require a loan to value of at least 80%. Some special guaranteed or insured real estate loan programs do permit a higher loan to collateral value ratio.

In addition to the customary real estate loans described above, the Bank also has outstanding on December 31, 1999, $6.470 million in home equity lines of credit and $2.782 million at December 31, 1998. Credit lines normally limit the loan to collateral value to no more than 89%. These loans are classified as consumer loans in the table above and in Note 4 to the consolidated financial statements.

Residential real estate lending is a highly competitive business. As of December 31, 1999, the real estate loan portfolio reflected a wide range of interest rate and repayment patterns, but could generally be categorized as follows:

                                 1999                            1998
                     -----------------------------------------------------------
                               PERCENT OF                      PERCENT OF
                      AMOUNT   PORTFOLIO    YIELD      AMOUNT   PORTFOLIO  YIELD
                     -----------------------------------------------------------
Fixed rate
  Monthly payment    $109,967     71.08%     7.27%  $ 99,168      65.08%  7.43%
  Biweekly payment     16,362     10.57      7.52     18,718      12.28   7.47

Adjustable rate
  Monthly payment      28,051     18.13      7.44     33,963      22.28   7.20
  Biweekly payment        337       .22      7.71        541        .36   7.75
                     -------------------            --------------------
    Total            $154,717    100.00%     7.32%  $152,390     100.00%  7.69%
                     ===================            ====================

In addition to the real estate loan portfolio, the Bank sold real estate loans, which it services. On December 31, 1999, the portfolio serviced consisted of 448 loans totaling $29.480 million. Total loans sold during 1999 totaled $11.953 million.

COMMERCIAL LOANS

Commercial loans totaled $89.361 million or 22.7% of total loans as of December 31, 1999, compared to $76.682 million or 26% as of December 31, 1998. Commercial loans consisted of the following types of loans at December 31:

                                             1999                        1998
                        --------------------------------------------------------
                                           PERCENT OF                PERCENT OF
                         NUMBER    AMOUNT   PORTFOLIO NUMBER  AMOUNT  PORTFOLIO
                        --------------------------------------------------------
SBA guaranteed loans       21     $ 2,565      2.87%   24    $ 3,028      3.95%
Municipal government       47       8,344      9.34    53      9,349     12.19
Lines of credit           158      17,328     19.39   143     15,159     19.77
Real estate and
  equipment term loans    337      61,124     68.40   297     49,146     64.09
                        --------------------------------------------------------
    Total                 563     $89,361    100.00%  517    $76,682    100.00%
                        ========================================================

                        HORIZON BANCORP & SUBSIDIARIES

Management Discussion and Analysis of Results of Operations and Financial Condition
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

CONSUMER LOANS

Consumer loans totaled $64.737 million or 16% of total loans as of December 31, 1999, compared to $61.274million or 21% as of December 31, 1998. The total consumer loan portfolio increased 5.65% in 1999.

MORTGAGE WAREHOUSE LOANS

In November 1999, Horizon began a mortgage warehousing program. Horizon enters into agreements with mortgage companies and purchases, at its discretion, mortgage loans from mortgage companies at par, net of certain fees, and later sells them back to the mortgage companies at the same amount and without recourse provisions. Interest income is recorded based upon a rate of interest tied to the prime rate during the funding period, not the rates on the individual note. Such loans are reviewed, prior to purchase, for evidence that the loans are of secondary market quality and meet Horizon's internal underwriting guidelines. An assignment of the mortgage to Horizon is required. In addition, Horizon takes possession of the original note and forwards such note to the end investor. In the event that the end investor would not honor this commitment and the mortgage companies would not be able to honor their repurchase obligations, Horizon would then need to sell these loans in the secondary market at the fair value of these loans. Loans are typically resold within 30 days and are seldom held more than 90 days.

ALLOWANCE AND PROVISION FOR LOAN LOSSES

The allowance for loan losses represents Horizon's estimate of potential credit losses associated with the loan portfolio. The identification of loans that may have potential losses is necessarily subjective. Therefore, a general reserve is maintained to cover all potential losses within the entire loan portfolio. Horizon utilizes a loan grading system that helps identify, monitor, and address asset quality problems, should they arise, in an adequate and timely manner. Each quarter, various factors affecting the quality of the loan portfolio are reviewed. Large credits are reviewed on an individual basis for loss potential. Other loans are reviewed as a group based upon previous trends of loss experience. Horizon also reviews the current and anticipated economic conditions of its lending market to determine the effect they may have on the loss experience of the loan portfolio. The methodology described above is consistent with the Office of the Comptroller of the Currency's guidance in determining the adequacy of the allowance for loan losses.

At December 31, 1999, the allowance for loan losses was .83% of total loans outstanding, compared to .96% at December 31, 1998. During 1999, the provision for loan losses totaled $1.350 million (including $250 thousand for The Loan Store, which was discontinued in 1999) compared to $1.000 million in 1998.

NONPERFORMING LOANS

Nonperforming loans are defined as loans that are greater than 90 days delinquent or have had the accrual of interest discontinued by management. Management continues to work diligently toward returning nonperforming loans to an earning asset basis. Nonperforming loans for the previous three years ending December 31 are as follows:

                                                     1999     1998    1997
--------------------------------------------------------------------------------
Nonperforming loans                                $ 1,574   $ 894  $ 1,181

Nonperforming loans total 48% of the allowance for loan losses at December 31, 1999 compared to 32% and 44% of the allowance for loan losses on December 31, 1998 and 1997, respectively.

                         HORIZON BANCORP & SUBSIDIARIES

Management Discussion and Analysis of Results of Operations and Financial Condition
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

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

Smaller-balance, homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by 1 - 4 family residences, residential construction loans, automobile, home equity, second mortgage loans and mortgage warehouse loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicate that underlying cash flows of a borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of 30 days or more. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are often considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

Other real estate owned (OREO) for the previous three years ending December 31 is as follows:

                                                      1999    1998   1997
--------------------------------------------------------------------------------
Other real estate owned                                $ 0   $ 133   $ 125

DEPOSITS

The primary source of funds for the Bank comes from the acceptance of demand and time deposits. However, at times the Bank will use its ability to borrow funds from the Federal Home Loan Bank when it can do so at interest rates and terms that are superior to those required for deposited funds. Total deposits were $363.668 million at December 31, 1999 compared to $322.401 million at December 31, 1998 or an increase of 12.80%. Below is a table of average deposits and rates by category for the pervious three years ended December 31.

                           AVERAGE BALANCE OUTSTANDING FOR    AVERAGE RATE PAID FOR THE YEAR
                             THE YEAR ENDED DECEMBER 31              ENDED DECEMBER 31
---------------------------------------------------------------------------------------------
                            1999       1998         1997           1999       1998      1997
---------------------------------------------------------------------------------------------
Noninterest-bearing
demand deposits         $ 43,258     $ 58,032     $ 45,016
Interest-bearing
demand deposits           45,679       18,088       37,256        2.45%     2.64%     1.62%
Savings deposits          45,358       50,194       61,089        1.77      2.17      2.24
Time deposits            203,180      161,029      147,639        5.25      5.64      5.67
                        ----------------------------------
Total deposits          $348,475     $287,343     $291,000
                        ==================================


During late 1997, Horizon changed its standard consumer checking accounts from interest bearing to noninterest bearing. Remaining in the interest-bearing demand deposits is a high yield consumer account that requires relatively high balances. In early 1999, Horizon began offering a new lower rate interest bearing consumer demand deposit product. These product changes caused the changes in the average balances and average rates paid as displayed in the table above.

                         HORIZON BANCORP & SUBSIDIARIES

Management Discussion and Analysis of Results of Operations and Financial Condition
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) -- RETIREMENT PLAN

On July 20, 1999, the Board of Directors of Horizon Bancorp authorized the termination of the Horizon Bancorp Employee Stock Ownership Plan ("ESOP"). This decision was based upon a thorough financial analysis of the impact this plan has had on the earnings and capital of Horizon since it's inception and the expected future impact retaining this plan would likely have on Horizon. On December 31, 1999 the debt owed by the ESOP was repaid with the proceeds from the sale of a portion of the unallocated shares to Horizon Bancorp. The remaining shares will be allocated to participants. The termination of the ESOP resulted in an expense of $2.073 million. The expense recorded was based upon a valuation preformed by an independent stock valuation firm who determined that the appraised value of Horizon Bancorp stock was $44.00 as of December 31, 1999. Upon the termination of the ESOP, the retirement plans of Horizon Bancorp will own approximately 24% of the outstanding shares.

CAPITAL RESOURCES

The capital resources of Horizon and Bank exceed regulatory capital ratios for "well capitalized" banks at December 31, 1999. Stockholders' equity totaled $28.999 million ($7.808 million from ESOP) as of December 31, 1999 compared to $31.886 million ($4.418 million from ESOP) as of December 31, 1998. At year-end 1999, the ratio of stockholders' equity to assets was 5.51% compared to 7.66% for 1998. Horizon's capital to asset ratio decreased during December 1999 as a result of low earnings and the repurchase of treasury shares and as a result of the significant growth in the new mortgage warehousing program. The growth of this new line of business was not anticipated to be as significant when the program was started, however, as a result of a competitor discontinuing their like operations, Horizon's mortgage warehouse program grew quickly. Management has evaluated alternatives to increase capital and has decided to pursue the issuance of pooled trust preferred securities. It is anticipated that this transaction will be completed June 30, 2000.

Horizon selectively purchases shares that become available in the market from time to time. During 1999, management purchased 167,245 shares at a cost of $7.619 million compared to 36,785 shares at a cost of $2.115 million, and 22,178 shares at a cost of $1.173 million for 1998 and 1997, respectively. Treasury stock repurchases in 1999 included the repurchase of 107,936 shares totaling $4.749 million from the ESOP plan as part of the termination.

Horizon paid dividends in the amount of $1.80 per share in 1999, 1998 and 1997. The dividend pay-out ratio (dividends as a percent of net income) was -344% during 1999 as compared to 114% and 73% in 1998 and 1997, respectively. The dividend pay-out ratio is high because of lower than anticipated earnings. For additional information regarding dividend conditions, see Note 1 of the Notes to the Consolidated Financial Statements.

As of December 31, 1999, management is not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have or are reasonably likely to have a material effect on Horizon's liquidity, capital resources, or operations.

TRUST AND INVESTMENT MANAGEMENT

Horizon Trust & Investment Management, N.A. is a wholly-owned subsidiary of Horizon Bank, which manages the majority of the trust and investment management accounts. Assets under management have a book value of $362 million at December 31, 1999 compared to $258 million at December 31, 1998. This represents a 40.3% increase from 1998.

                         HORIZON BANCORP & SUBSIDIARIES

Management Discussion and Analysis of Results of Operations and Financial Condition
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

The book value of assets held at December 31, 1999 by asset type are as follows:

                                                     BOOK VALUE    PERCENTAGE
--------------------------------------------------------------------------------
Cash                                                  $    711           .20%
Money market funds                                      75,104         20.75
Government and agency bonds                             58,640         16.21
Municipal bonds                                         21,044          5.82
Corporate bonds                                         31,089          8.59
Common and preferred stock                             137,978         38.13
Mutual funds                                            37,251         10.30
                                                      ----------------------
    Total                                             $361,817        100.00%
                                                      ======================

A variety of types of investment accounts including personal trusts, agencies, estates and guardianships, corporate agencies, and employee benefit agencies and trusts are managed by Horizon. The total book values of each of these types of accounts at December 31, 1999 are as follows:

                                        BOOK                          MARKET
                         VALUE       PERCENTAGE         VALUE       PERCENTAGE
--------------------------------------------------------------------------------
Personal               $116,689         32.25%        $134,353         31.60%
Agency                   75,791         20.95           94,367         22.20
Employee benefit        113,706         31.43          139,226         32.75
Cash management          35,060          9.69           34,960          8.22
Retail accounts          20,553          5.68           22,173          5.22
Other                        18                             54           .01
                       ---------------------------------------------------------
    Total              $361,817        100.00%        $425,133        100.00%
                       =========================================================

RESULTS OF OPERATIONS

Net Income

Consolidated net income/(loss) from continuing operations $(191) thousand or $(.29) per share in 1999, $1.254 million or $1.83 per share in 1998 and $1.997 million or $2.81 per share in 1997.

In April 1999, the Board of Directors of Horizon Bancorp approved discontinuing the operations of The Loan Store, Inc., a wholly owned subsidiary of Horizon Bancorp. On August 13, 1999 substantially all of the assets of The Loan Store, Inc. were sold. Losses related to this subsidiary were $163 thousand or $.25 per share in 1999, $171 thousand or $.25 per share in 1998 and $276 thousand or $.39 per share in 1997. Horizon is required to repurchase any loan sold which does not have the lien properly perfected for up to 6 months from the date of sale. There is no material loss anticipated related to these repurchases.

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

                         HORIZON BANCORP & SUBSIDIARIES

Management Discussion and Analysis of Results of Operations and Financial Condition
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

                                                    1999                             1998                        1997
                                       --------------------------------------------------------------------------------------------
                                       AVERAGE                  YIELD/     AVERAGE            YIELD/  AVERAGE               YIELD/
                                       BALANCE    INTEREST       RATE      BALANCE  INTEREST   RATE   BALANCE  INTEREST      RATE
                                       --------------------------------------------------------------------------------------------
ASSETS
 Interest-bearing assets
 Loans - total (1) (3)                 $306,142   $ 25,634       8.37%    $264,810   $23,346    8.82% $268,919   $24,306      9.04%
 Taxable investment
  securities, including
  FRB and FHLB stock                     73,322      4,647       6.34       57,242     3,636    6.35    55,963     3,968      7.09
 Nontaxable investment
  securities (2)                          3,417        167       4.89        9,721       447    4.60    10,000       435      4.35
 Interest-bearing balances
  and money market
  investments (4)                           943         43       4.56          773        29    3.75     1,348        60      4.45
 Bankers acceptances
 Federal funds sold                       8,375        406       4.85        6,441       345    5.36     4,170       228      5.47
                                        ------------------                ------------------          ------------------
   Total interest-
     bearing assets                     392,199     30,897       7.88      338,987    27,803    8.20   340,400    28,997      8.52
                                                  --------                          --------                    --------
Noninterest-earning assets
 Cash and due
  from banks                             14,083                             12,917                      13,874
 Allowance for
  loan losses                            (2,748)                            (2,826)                     (2,320)
 Other assets                            24,825                             22,328                      21,799
                                       --------                           --------                    --------
   Total assets                        $428,359                           $371,406                    $373,753
                                       ========                           ========                    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities
 Savings deposits                      $ 45,358        805       1.77     $ 50,194     1,091    2.17  $ 61,089     1,371      2.24
 Interest-bearing
  demand deposits                        45,679      1,121       2.45       18,088       477    2.64    37,256       605      1.62
 Time deposits                          203,180     10,677       5.25      161,029     9,010    5.60   147,639     8,367      5.67
 Short-term borrowings                    1,173         76       6.48          864        50    5.79     1,911       110      5.76
 Long-term debt                          55,934      3,086       5.52       47,121     2,658    5.64    43,493     2,484      5.71
                                        ------------------                ------------------          ------------------
   Total interest-
    bearing liabilities                 351,324     15,765       4.49      277,296    13,286    4.79   291,388    12,937      4.44
                                                  --------                          --------                    --------
 Noninterest-bearing
  liabilities
  Demand deposits                        43,258                             58,032                      45,016
  Other liabilities                       3,615                              3,017                       3,342
  Stockholders' equity                   30,162                             33,061                      34,007
                                         ------                             ------                      ------
    Total liabilities
    and stockholders'
    equity                             $428,359                           $371,406                    $373,753
                                       ========                           ========                    ========
Net interest income                               $ 15,132                          $ 14,517                    $ 16,060
                                                  ========                          ========                    ========
Net interest income
as a percent of
interest-bearing assets                                          3.86%                          4.28%                         4.72%
                                                                 ====                           ====                          ====

(1) Nonaccruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loans fees.
(2)  Yields are not presented on a tax-equivalent basis.
(3) Loan fees and late fees included in interest on loans aggregated $1,165,000, $1,156,000, and $1,195,000 in 1999, 1998, and 1997,
     respectively.
(4) Horizon has no foreign office and, accordingly, no assets or liabilities to foreign operations. Horizon's subsidiary bank had no funds invested in Eurodollar Certificates of Deposit at December 31, 1999.

                         HORIZON BANCORP & SUBSIDIARIES

Management Discussion and Analysis of Results of Operations and Financial Condition
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

                                               1999 - 1998                     1998 - 1997
                                           INCREASE/(DECREASE)             INCREASE/(DECREASE)
                                   ----------------------------------------------------------------
                                                CHANGE     CHANGE                 CHANGE    CHANGE
                                     TOTAL      DUE TO     DUE TO      TOTAL      DUE TO    DUE TO
                                     CHANGE     VOLUME      RATE       CHANGE     VOLUME    RATE
                                   ----------------------------------------------------------------

INTEREST INCOME
 Loans - total                      $ 2,288    $ 3,505    $(1,217)   $  (960)   $  (368)   $  (592)
 Taxable investment securities        1,011      1,019         (8)      (332)        89       (421)
 Nontaxable investment securities      (280)      (306)        26         12        (12)        24
 Interest-bearing balances and
  money market investments               14          7          7        (31)       (23)        (8)
 Federal funds sold                      61         96        (35)       117        122         (5)
                                   ----------------------------------------------------------------
 Total interest income              $ 3,094    $ 4,321    $(1,227)   $(1,194)   $  (192)   $(1,002)
                                   ================================================================
Interest Expense
 Savings deposits                   $  (285)   $   (98)   $  (187)   $  (281)   $  (238)   $   (43)
 Interest-bearing demand deposits       644        679        (35)      (128)      (399)       271
 Time deposits                        1,666      2,242       (576)       644        750       (106)
 Short-term borrowings                   26         19          7        (60)       (61)         1
 Long-term debt                         428        487        (59)       174        205        (31)
                                   ----------------------------------------------------------------
    Total interest expense          $ 2,479    $ 3,329    $  (850)   $   349    $   257    $    92
                                   ----------------------------------------------------------------
NET INTEREST EARNINGS               $   615    $   992    $  (377)   $(1,543)   $  (449)   $(1,094)
                                   ================================================================

Horizon's average earning assets were $392.199 million in 1999 compared to $338.987 million in 1998 and $340,400 million in 1997. The net interest margin for 1999 was 3.86% compared to 4.28% and 4.72% in 1998 and 1997, respectively. The decrease in net interest margin from 1998 to 1999 is primarily a result of increased volume in the loan portfolio at a lower rate than the previous year and an increase in the volume of time deposits to fund the loan growth. The decrease in net interest margin from 1997 to 1998 was primarily due to the decrease in rate of the loan and investment portfolios, the increase in volume in the time deposit portfolio and the reduction in volume in the interest-bearing demand deposits and savings portfolios.

NONINTEREST INCOME

The major components of noninterest income consist of service charges on deposit accounts and fiduciary fees. Service charges on deposit accounts are based upon:
a) recovery of direct operating expenses associated with providing the service,
b) allowing for a profit margin that provides an adequate return on assets and stockholders' equity, and c) competitive factors within the Bank's markets. Service charges on deposits were $2.048 million, $2.255 million, and $2.020 million for 1999, 1998, and 1997, respectively. The decline in service charges in 1999 is the result of the redesign of Horizon's checking accounts to stay more competitive within our markets.

Fiduciary fees were $2.113 million in 1999 compared to $2.141 million and $2.423 million in 1998 and 1997 respectively.

                         HORIZON BANCORP & SUBSIDIARIES

Management Discussion and Analysis of Results of Operations and Financial Condition
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

NONINTEREST EXPENSE

Noninterest expense totaled $19.430 million in 1999 compared to $17.436 million and $17.063 million in 1998 and 1997, respectively. The increase in 1999 is a result of the ESOP termination expense. Excluding this one time charge, noninterest expenses would have declined slightly from 1998 to 1999. The increase in 1998 related to an increase in salaries and benefits and occupancy expense partially offset by a reduction in data processing and equipment expenses.

Salaries and benefits decreased 1.43% during 1999 compared to an increase of 14.12% during 1998 and a decrease of 4.09% for 1997. The increase in 1998 is primarily a result of the payment of the severance benefit after the termination of the President and Chief Administrative Officer who was a party to an employment contract and increased expenses related to ESOP.

Total other expenses decreased 9.65% in 1999 and 3.51% in 1998 and increased 11.40% in 1997. The primary factors in the reduction of the 1999 expenses were:
1) $294 thousand decrease in other losses and; 2) $178 thousand decrease in corporate expenses. The primary factors in the reduction of the 1998 expenses were: 1) $146 thousand decrease in supplies and printing expenses, 2) $273 thousand decrease in advertising expenses, 3) $236 thousand increase in professional fees, 4) $166 thousand decrease in training expenses, and; 5) $93 thousand decrease in outside services and consultants. The primary factors contributing to the 1997 increase in other expense were: 1) $273 thousand increase in advertising expense, primarily related to the change in the Bank's name, 2) $195 thousand increase in supplies and printing expenses, and; 3) $154 thousand increase in outside services and consultants.

INCOME TAXES

Income tax expense, before discontinued operations, totaled $675 thousand in 1999 compared to $460 thousand and $664 thousand in 1998 and 1997, respectively. The effective tax rate was 139.46%, 26.84%, and 24.95% for 1999, 1998, and 1997,
respectively. The effective tax rate is high in 1999 because the majority of the ESOP termination expenses were not tax deductible. Excluding that expense, the effective tax rate for 1999 would have been 26.40%.

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

LIQUIDITY

The Bank maintains a stable base of core deposits provided by long standing relationships with consumers and local businesses. These deposits are the principal source of liquidity for Horizon. Other sources of liquidity for Horizon include earnings, loan repayment, investment security sales and maturities, sale of real estate loans and borrowing relationships with correspondent banks, including the Federal Home Loan Bank (FHLB). During 1999, cash flows were generated from an increase in deposits of $41 million and an increase in FHLB borrowings of $51 million and increases in short term borrowings of $21 million. Cash flows were used for a $104 million increase in loan demand, including $86 million in mortgage warehousing. The net cash and cash equivalent position increased $3 million, in cash and due from banks.

                         HORIZON BANCORP & SUBSIDIARIES

Management Discussion and Analysis of Results of Operations and Financial Condition
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

INTEREST SENSITIVITY

The degree by which net interest income may fluctuate due to changes in interest rates is monitored by Horizon using computer simulation modeling, incorporating not only the current GAP position but the effect of expected repricing of specific financial assets and liabilities. When repricing opportunities are not properly aligned, net interest income may be affected when interest rates change. Forecasting results of the possible outcomes determine the exposure of interest rate risk inherent in Horizon's balance sheet. The goal is to manage imbalanced positions that arise when the total amount of assets repricing or maturing in a given time period differs significantly from liabilities that are repricing or maturing in the same time period. The theory behind managing the difference between repricing assets and repricing liabilities is to have more assets repricing in a rising rate environment and more liabilities repricing in a declining rate environment. At December 31, 1999, Horizon had a negative GAP position of .71. This indicates that the total amount of assets repricing within one year were 71% of the total amount of liabilities repricing within the same time period. This compares to a negative GAP position of .72 at December 31, 1998.

                                                      RATE SENSITIVITY
                                      ---------------------------------------------------------------
                                                  GREATER THAN  GREATER THAN
                                                    3 MONTHS      6 MONTHS
                                       3 MONTHS     AND LESS      AND LESS   GREATER THAN
                                        OR LESS   THAN 6 MONTHS  THAN 1 YEAR    1 YEAR      TOTAL
                                      ---------------------------------------------------------------
Loans                                  $ 127,410    $  13,329    $  24,397    $ 225,948   $ 391,084
Money market investments                     174                                                174
Interest-bearing balances with Banks                                   232                      232
Investment securities and FRB
 and FHLB stock                           26,404        1,642        3,992       41,739      73,777
Other assets                                                                     60,729      60,729
                                      ---------------------------------------------------------------
    Total assets                       $ 153,988    $  14,971    $  28,621    $ 328,416   $ 525,996
                                      ===============================================================
Noninterest-bearing deposits                                                  $  44,890   $  44,890
Interest-bearing deposits              $ 113,053    $  38,008    $  43,559      124,158     318,778
Borrowed funds                            94,500                    10,000       25,000      129,500
Other liabilities                                                                 3,829        3,829
Stockholders' equity                                                             28,999       28,999
                                      ---------------------------------------------------------------
    Total liabilities and
     stockholders' equity              $ 207,553    $  38,008    $  53,559    $ 226,876   $ 525,996
                                      ===============================================================
GAP                                    $ (53,565)   $ (23,037)   $ (24,938)   $ 101,540

Cumulative GAP                         $ (53,565)   $ (76,602)   $(101,540)

Included in the GAP analysis are certain interest-bearing demand accounts and savings accounts. These interest-bearing accounts are subject to immediate withdrawal. However, Horizon considers approximately 70% of these deposits to be insensitive to gradual changes in interest rates and generally to behave like deposits with longer maturities based upon historical experience. Accordingly, Horizon has considered the balances of interest-bearing demand and savings account deposits which totaled $53.329 million at December 31, 1999 to be nonrate sensitive.

                         HORIZON BANCORP & SUBSIDIARIES

Management Discussion and Analysis of Results of Operations and Financial Condition
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Horizon's primary market risk exposure is interest rate risk. Interest rate risk
(IRR) is the risk that Horizon's earnings and capital will be adversely affected by changes in interest rates. The primary approach to IRR management is one that focuses on adjustments to the asset/liability mix in order to limit the magnitude of IRR.

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

The table, which follows, provides information about Horizon's financial instruments that are sensitive to changes in interest rates as of December 31, 1999. Horizon had no derivative financial instruments or trading portfolio as of December 31, 1999. The table incorporates Horizon's internal system generated data related to the maturity and repayment/withdrawal of interest-earning assets and interest-bearing liabilities. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted average interest rates by contractual maturities as well as the historical experience of Horizon related to the impact of interest rate fluctuations on the prepayment of residential loans and mortgage-backed securities. From a risk management perspective, Horizon believes that repricing dates are more relevant than contractual maturity dates when analyzing the value of financial instruments. For deposits with no contractual maturity dates, the table presents principal cash flows and weighted average rate, as applicable, based upon Horizon's experience and management's judgment concerning the most likely withdrawal behaviors.

                         HORIZON BANCORP & SUBSIDIARIES

Management Discussion and Analysis of Results of Operations and Financial Condition
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

QUANTITATIVE DISCLOSURE OF MARKET RISK

                                                                                              2005 AND                  FAIR VALUE
                                   2000        2001         2002        2003          2004     BEYOND          TOTAL     12/31/99
                                ---------------------------------------------------------------------------------------------------
RATE-SENSITIVE ASSETS

 Fixed interest rate loans       $ 27,822    $ 24,583    $ 31,445    $ 28,326    $   18,505    $ 83,527    $   214,208    $212,755
 Average interest rate               8.48%       8.27%       7.86%       7.62%         7.53%       7.33%          7.72%

 Variable interest rate loans     137,313      10,177       7,535      10,844         9,455       4,825        180,149     179,778
 Average interest rate               9.80%       7.81%       7.83%       7.68%         7.86%       7.52%          9.31%

 Total loans                      165,135      34,760      38,980      39,170        27,960      88,352        394,357     392,533
 Average interest rate               9.58%       8.13%       7.86%       7.64%         7.64%       7.34%          8.45%

 Securities, including
  FRB and FHLB stock               30,058      22,527       8,004       5,277         4,864       3,047         73,777      73,777
 Average interest rate               6.28%       5.90%       6.32%       6.37%         6.16%       6.71%          6.19%

 Other interest-bearing assets        406                                                                          406         406
 Average interest rate               5.08%                                                                        5.08%

  Total earnings assets           195,599      57,287      46,984      44,447        32,824      91,399        468,540     466,716
  Average interest rate              9.03%       7.25%       7.60%       7.49%         7.42%       7.32%          8.08%

RATE-SENSITIVE LIABILITIES

 Noninterest-bearing deposits                                                                  $ 44,890       $ 44,890    $ 44,890

 NOW accounts                    $ 36,416                                                        23,711         60,127      60,127
 Average interest rate               3.67%                                                         2.15%          3.07%

 Savings and
 money market accounts             12,693                                                        29,618         42,311      42,295
 Average interest rate               1.80%                                                         1.80%          1.80%

 Certificates of deposit          145,033    $ 57,724    $  9,172    $  4,287    $       16         108        216,340     215,769
 Average interest rate               5.51%       5.41%       5.33%       5.10%         4.94%       7.50%          5.47%

 Total deposits                   194,142      57,724       9,172       4,287            16      98,327        363,668     363,081
 Average interest rate               4.93%       5.41%       5.33%       5.10%         4.94%       1.07%          3.97%

 Fixed interest rate
  borrowings                       41,000      15,000       5,000                     5,000                     66,000      65,700
 Average interest rate               5.59%       6.50%       6.18%                     6.68%                      5.93%

 Variable interest rate
  borrowings                       63,500                                                                       63,500      63,496
 Average interest rate               5.77%                                                                        5.77%

  Total funds                     298,642      72,724      14,172       4,287         5,016      98,327        493,168     492,277
  Average interest rate              5.20%       5.64%       5.63%       5.10%         6.67%       1.07%          4.47%

                         HORIZON BANCORP & SUBSIDIARIES

Management Discussion and Analysis of Results of Operations and Financial Condition
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

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

SFAS No. 133 will be effective for all fiscal years beginning after June 15, 2000. Early application is encouraged; however, this Statement may not be applied retroactively to financial statements of prior periods. At this time, management is evaluating the statement to determine the impact, if any, it may have on the financial condition or results of operations of Horizon.

                         HORIZON BANCORP & SUBSIDIARIES

Management Discussion and Analysis of Results of Operations and Financial Condition
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. This Statement establishes accounting standards for certain activities of mortgage banking enterprises and for other enterprises with similar mortgage operations. This Statement amends Statement of Financial Accounting Standards (SFAS) No. 65.

SFAS No. 65, as previously amended by SFAS Nos. 115 and 125, required a mortgage banking enterprise to classify a mortgage-backed security as a trading security following the securitization of the mortgage loan held for sale. This Statement further amends SFAS No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities must classify the resulting mortgage-backed security or other retained interests based on the entity's ability and intent to sell or hold those investments.

The determination of the appropriate classification for securities retained after the securitization of mortgage loans by a mortgage banking enterprise now conforms to SFAS No. 115. The only requirement the new Statement adds is that if an entity has a sales commitment in place, the security must be classified into trading.

This Statement is effective for the first fiscal quarter beginning after December 15, 1998. On the date this Statement is initially applied, an entity may reclassify mortgage-backed securities and other beneficial interests retained after the securitization of mortgage loans held for sale from the trading category, except for those with sales commitments in place. Those securities and other interests shall be classified based on the entity's present ability and intent to hold the investments. The adoption of this statement had no effect on the statement of condition or results of operation of Horizon.

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

                         HORIZON BANCORP & SUBSIDIARIES

Consolidated Balance Sheets
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

DECEMBER 31                                                                   1999             1998
---------------------------------------------------------------------------------------------------
ASSETS
 Cash and due from banks                                             $  34,670    $  12,771
 Federal funds sold                                                                  18,500
 Interest-bearing demand deposits                                          174          598
                                                                    -----------------------
 Cash and cash equivalents                                              34,844       31,869
 Interest-bearing deposits                                                 232          225
 Investment securities
 Available for sale                                                     67,880       54,612
 Held to maturity (fair value of $12,090)                                            11,746
    Total investment securities                                         67,880       66,358
                                                                    -----------------------
 Loans, net of allowance for loan losses of $3,273 and $2,787          391,084      287,559
 Premises and equipment                                                 18,134       18,393
 Federal Reserve and Federal Home Loan Bank stock                        5,897        3,973
 Interest receivable                                                     2,780        2,249
 Other assets                                                            5,145        5,528

                                                                    -----------------------
    Total assets                                                     $ 525,996    $ 416,154
                                                                    =======================

LIABILITIES
 Deposits
 Noninterest bearing                                                 $  44,890    $  58,658
 Interest bearing                                                      318,778      263,743
                                                                    -----------------------
    Total deposits                                                     363,668      322,401
 Short-term borrowings                                                  24,500        4,000
 Federal Home Loan Bank advances                                       105,000       54,000
 Interest payable                                                          920          817
 Other liabilities                                                       2,909        3,050
                                                                    -----------------------
    Total liabilities                                                  496,997      384,268
                                                                    -----------------------

COMMITMENTS AND CONTINGENCIES

EQUITY RECEIVED FROM CONTRIBUTIONS AND DIVIDENDS TO THE ESOP             7,808        4,418
                                                                    -----------------------

STOCKHOLDERS' EQUITY
 Common stock, $1 stated value
 Authorized, 5,000,000 shares
 Issued, 1,034,428 shares, less ESOP shares of 165,309 and 292,960         873          741
 Additional paid-in capital                                             13,153        8,834
 Retained earnings                                                      22,629       24,201
 Accumulated other comprehensive income (loss)                          (1,201)         336
 Treasury stock, at cost, 350,293 and 183,048 shares                   (14,263)      (6,644)
                                                                    -----------------------
    Total stockholders' equity                                          21,191       27,468
                                                                    -----------------------

    Total liabilities and stockholders' equity                       $ 525,996    $ 416,154
                                                                    =======================


See notes to consolidated financial statements.

                         HORIZON BANCORP & SUBSIDIARIES

Consolidated Statement of Income
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands, Except per data share)

YEAR ENDED DECEMBER 31                                                   1999       1998        1997
------------------------------------------------------------------------------------------------------
INTEREST INCOME
 Loans receivable                                                     $ 25,634    $ 23,346    $ 24,306
 Investment securities
  Taxable                                                                5,096       4,010       4,256
  Tax exempt                                                               167         447         435
                                                                      --------------------------------
    Total interest income                                               30,897      27,803      28,997
                                                                      --------------------------------

INTEREST EXPENSE
 Deposits                                                               12,603      10,578      10,343
 Federal funds purchased and short-term borrowings                          76          50         110
 Federal Home Loan Bank advances                                         3,086       2,658       2,484
                                                                      --------------------------------
    Total interest expense                                              15,765      13,286      12,937
                                                                      --------------------------------

NET INTEREST INCOME                                                     15,132      14,517      16,060
 Provision for loan losses                                               1,100         820       1,255

                                                                      --------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                     14,032      13,697      14,805
                                                                      --------------------------------

OTHER INCOME
 Service charges on deposit accounts                                     2,048       2,255       2,020
 Fiduciary activities                                                    2,113       2,141       2,423
 Gain on sale of other real estate owned                                    72                       9
 Gain on sale of securities                                                177                       9
 Commission income from insurance agency                                   811         462
 Income from reinsurance company                                           158         158         221
 Other income                                                              503         437         237
                                                                      --------------------------------
    Total other income                                                   5,882       5,453       4,919
                                                                      --------------------------------
OTHER EXPENSES
 Salaries and employee benefits                                          9,017       9,148       8,016
 ESOP termination expense                                                2,073
 Net occupancy expenses                                                  1,692       1,344       1,281
 Data processing and equipment expenses                                  2,079       2,108       2,489
 Loss on disposal of fixed assets                                          219          26         274
 Loss on other real estate owned                                             4                      18
 Other expenses                                                          4,346       4,810       4,985
                                                                      --------------------------------
    Total other expenses                                                19,430      17,436      17,063
                                                                      --------------------------------
INCOME BEFORE INCOME TAX                                                   484       1,714       2,661
 Income tax expense                                                        675         460         664
                                                                      --------------------------------
NET INCOME (LOSS) FROM CONTINUING OPERATIONS                              (191)      1,254       1,997
                                                                      --------------------------------
DISCONTINUED OPERATIONS
 Loss from operation of discontinued subsidiary
  (less tax benefit of $56, $115, and $80 for 1999, 1998, and 1997)        (81)       (171)       (276)
 Loss on disposal of subsidiary, including provision of
 $134 for operating losses during phase-out period
  (less tax benefit of $52 in 1999)                                        (82)
                                                                      --------------------------------
    Total loss from discontinued operations                               (163)       (171)       (276)
                                                                      --------------------------------
NET INCOME (LOSS)                                                     $   (354)   $  1,083    $  1,721
                                                                      ================================
Basic and Diluted Earnings per Share From Continued Operations        $  (0.29)   $   1.83    $   2.81
Basic and Diluted Earnings per Share From Loss on
 Discontinued Operations                                                 (0.25)      (0.25)      (0.39)
                                                                      --------------------------------
BASIC AND DILUTED EARNINGS PER SHARE                                  $  (0.54)   $   1.58    $   2.42
                                                                      ================================

See notes to consolidated financial statements


                         HORIZON BANCORP & SUBSIDIARIES

Consolidated Statement of Stockholders' Equity
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

                                                                                 ACCUMULATED
                                             ADDITIONAL                            OTHER
                                      COMMON  PAID-IN   COMPREHENSIVE  RETAINED COMPREHENSIVE TREASURY
                                      STOCK   CAPITOL   INCOME (LOSS)  EARNINGS INCOME (LOSS)   STOCK       TOTAL
--------------------------------------------------------------------------------------------------------------------
Balances, January 1, 1997           $    708    $  7,962               $ 23,898     $     85    $ (3,356)   $ 29,297
 Net income                                                 $  1,721      1,721                                1,721
 Other comprehensive income,
  net of tax
 Unrealized gains on securities,
  net of reclassification
  adjustment                                                     315                     315                     315
                                                            --------
 Comprehensive income                                       $  2,036
                                                            ========
 Cash dividends ($1.80 per share)                                        (1,264)                              (1,264)
 Purchase of 22,178 shares of
  treasury stock                                                                                  (1,173)     (1,173)
 Net purchases and distributions
  with ESOP                               12        (270)                                                       (258)
 Tax benefit of ESOP
  dividend deduction                                  71                                                          71
                                        ----------------               ---------------------------------------------
Balances, December 31, 1997              720       7,763                 24,355          400      (4,529)     28,709
 Net income                                                 $  1,083      1,083                                1,083
 Other comprehensive income,
  net of tax
 Unrealized losses on securities,
  net of reclassification
  adjustment                                                     (64)                    (64)                    (64)
                                                            --------
 Comprehensive income                                       $  1,019
                                                            ========
 Cash dividends ($1.80 per share)                                        (1,237)                              (1,237)
 Purchase of 36,785 shares of
  treasury stock                                                                      (2,115)                 (2,115)
 Issuance of 6,897 shares of
  common stock for purchase
  of insurance agency                      7         379                                                         386
 Net purchases and distributions
  with ESOP                               14         627                                                         641
 Tax benefit of ESOP
  dividend deduction                                  65                                                          65
                                        ----------------               ---------------------------------------------
Balances, December 31, 1998              741       8,834                 24,201          336      (6,644)     27,468
 Net loss                                                   $   (354)      (354)                                (354)
 Other comprehensive income,
  net of tax
 Unrealized losses on securities,
  net of reclassification
  adjustment                                                  (1,537)                 (1,537)                 (1,537)
                                                            --------
 Comprehensive loss                                         $ (1,891)
                                                            ========
 Cash dividends ($1.80 per share)                                        (1,218)                              (1,218)
 Purchase of 165,245 shares
  of treasury stock                                                                               (7,619)     (7,619)
 Issuance of 4,000 shares of
  common stock for purchase
  of investment management
  entity                                   4         196                                                         200
 Net purchases and
  distributions with ESOP                128       4,058                                                       4,186
 Tax benefit of ESOP
  dividend deduction                                  65                                                          65
                                        ----------------               ---------------------------------------------
BALANCES, DECEMBER 31, 1999             $873    $ 13,153               $ 22,629     $ (1,201)   $(14,263)   $ 21,191
                                        ================               =============================================

See notes to consolidated financial statements.

                         HORIZON BANCORP & SUBSIDIARIES

Consolidated Statement of Cash Flows
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

YEAR ENDED DECEMBER 31                                         1999        1998         1997
----------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
 Net income (loss)                                        $    (354)   $   1,083    $   1,721
 Adjustments to reconcile net income (loss) to
 net cash provided by operating activities
 Provision for loan losses                                    1,100          820        1,225
 Additional paid-in capital from release of ESOP shares       1,807          360          184
 Depreciation and amortization                                1,409        1,135        1,367
 Deferred income tax                                            (98)         392          (29)
 Investment securities amortization, net                        164          199          158
 Investment securities gains                                   (177)                       (9)
 Discontinued operations                                        237          194          103
 Loss on disposal of fixed assets                               219           26          274
 (Gain) loss on sale of loans                                    19          (56)
 Proceeds from sales of loans                                11,955        2,765       17,039
 (Gain) loss on sale of other real estate owned                 (68)           9
 Deferred loan fees                                             (49)         (84)         (57)
 Unearned income                                                102          (61)          54
 Net change in
  Interest receivable                                          (531)          15          (48)
  Interest payable                                              103          143           84
  Other assets                                                1,586       (1,409)        (826)
  Other liabilities                                            (141)        (857)        (504)
                                                          ------------------------------------
    Net cash provided by operating activities                17,283        4,721       20,689
                                                          ------------------------------------

INVESTING ACTIVITIES
 Net change in interest-bearing deposits                         (7)          (6)          (8)
 Purchases of securities available for sale                 (35,250)     (27,839)      (1,000)
 Proceeds from maturities, calls, and principal
 repayments of securities available for sale                 17,708       17,868       11,662
 Proceeds from sales of securities available for sale        11,738                     1,009
 Purchases of securities held to maturity                                 (2,597)      (1,962)
 Proceeds from maturities, calls, and principal
 repayments of securities held to maturity                    1,785        2,282        3,315
 Net change in loans                                       (117,265)     (34,048)      (4,766)
 Purchase of loans                                                                     (1,379)
 Principal payments received on ESOP loan                     5,769          651          250
 Proceeds from sale of fixed assets                             715
 Recoveries on loans previously charged-off                     363          401          383
 Purchase of insurance agency                                               (785)
 Purchase of investment management entity                       200
 Purchases of premises and equipment                         (2,070)      (3,423)      (3,735)
 Purchase of Federal Reserve and
 Federal Home Loan Bank stock                                (1,924)        (350)        (887)
                                                          ------------------------------------
    Net cash provided (used) by investing activities       (118,238)     (47,846)       2,882
                                                          ------------------------------------

(Continued)

                         HORIZON BANCORP & SUBSIDIARIES

Consolidated Statement of Cash Flows, cont.
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

YEAR ENDED DECEMBER 31                                     1999        1998         1997
-----------------------------------------------------------------------------------------
FINANCING ACTIVITIES
 Net change in
  Deposits                                             $  41,267    $  57,988    $ (24,767)
  Short-term borrowings                                   20,500      (12,000)       3,151
 Federal Home Loan Bank advances                          66,000       70,000       31,000
 Repayment of Federal Home Loan Bank advances            (15,000)     (58,000)     (30,500)
 Dividends paid                                           (1,218)      (1,237)      (1,264)
 Purchase of treasury stock                               (7,619)      (2,115)      (1,173)
                                                       -----------------------------------
    Net cash provided (used) by financing activities     103,930       54,636      (23,553)
                                                       -----------------------------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                    2,975       11,511           18

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR              31,869       20,358       20,340
                                                       -----------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                 $  34,844    $  31,869    $  20,358
                                                       ===================================
ADDITIONAL CASH FLOWS INFORMATION
 Interest paid                                         $  15,868    $  13,388    $  10,427
 Income tax paid                                             350          440          661

See notes to consolidated financial statements.

                         HORIZON BANCORP & SUBSIDIARIES

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

NOTE 1-- NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS-- The consolidated financial statements of Horizon Bancorp (Horizon) and its wholly owned subsidiaries, Horizon Bank, N.A. (Bank), HBC Insurance Group, Inc. (Insurance Company), and The Loan Store, Inc. conform to generally accepted accounting principles and reporting practices followed by the banking industry.

The Bank is a full-service commercial bank offering a broad range of commercial and retail banking and other services incident to banking. The Bank has two wholly-owned subsidiaries: Horizon Trust & Investment Management, N.A. (HTIM) and Horizon Insurance Services, Inc (Insurance Agency). HTIM offers corporate and individual trust and agency services and investment management services. The Insurance Agency offers a full line of commercial and personal insurance products. The Bank maintains four facilities in LaPorte County, Indiana and four facilities in Porter County, Indiana. The Insurance Company offers credit insurance. The net income generated from the insurance operations is not significant to the overall operations of Horizon. The Loan Store, Inc. is a discontinued operation and sold its loan portfolio to another finance company in August 1999. The Loan Store, Inc. was a subprime consumer finance company with offices located in Highland, South Bend, and Michigan City, Indiana. Horizon conducts no business except that incident to its ownership of the subsidiaries.

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

INVESTMENT SECURITIES AVAILABLE FOR SALE -- Horizon and the Bank designate a portion of their investment portfolio as available for sale based on management's plans to use such securities for asset and liability management, liquidity, and not to hold such securities as long- term investments. Management repositions the portfolio to take advantage of future expected interest rate trends when Horizon's long-term profitability can be enhanced. Investment securities available for sale and marketable equity securities are carried at estimated fair value and any net unrealized gains/losses (after tax) on these securities are included in accumulated other comprehensive income. Gains/losses on the disposition of securities available for sale are recognized at the time of the transaction and are determined by the specific identification method.

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

                         HORIZON BANCORP & SUBSIDIARIES

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

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

CONCENTRATIONS OF CREDIT RISK -- The Bank grants commercial, real estate, and consumer loans to customers located primarily in LaPorte County and portions of Porter County in Northwest Indiana and provides mortgage warehouse lines to mortgage companies in the United States. Commercial loans make up approximately 23% of the loan portfolio and are secured by both real estate and business assets. These loans are expected to be repaid from cash flow from operations of the businesses. Real estate loans make up approximately 39% of the loan portfolio and are secured by both commercial and residential real estate. Installment loans make up approximately 16% of the loan portfolio and are primarily secured by consumer assets. Mortgage warehouse loans make up approximately 22% of the loan portfolio and are secured by residential real estate.

MORTGAGE WAREHOUSE LOANS -- Horizon purchases residential mortgage loans from various mortgage companies prior to sale of these loans by the mortgage companies on the secondary market. Horizon held loans that were purchased under agreements to resell from 22 of the 24 approved mortgage companies at December 31, 1999. Horizon purchases such loans from mortgage companies, net of certain fees, and later sells them back to the mortgage companies at the same amount and without recourse provisions. As a result, no gains and losses are recorded at the resale of loans. Horizon records interest and fee income on the loans during the funding period. Horizon uses the stated interest rate in the agreement with each mortgage company for interest income recognition, and not the interest rates on the individual loans. Horizon does not retain servicing of the loans when they are resold. Loans consist of purchase money and refinance mortgage loans and are generally held no more than 90 days by Horizon and are typically resold within 30 days.

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

                         HORIZON BANCORP & SUBSIDIARIES

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

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

PREMISES AND EQUIPMENT -- Buildings and major improvements are capitalized and depreciated using primarily the straight-line method with useful lives ranging from 3 to 40 years. Furniture and equipment are capitalized and depreciated using primarily the straight- line method with useful lives ranging from 3 to 20 years. Maintenance and repairs are expensed as incurred.

FEDERAL RESERVE AND FEDERAL HOME LOAN BANK STOCK -- The stock is a required investment for institutions that are members of the Federal Reserve and Federal Home Loan Bank systems. The required investment in the common stock is based on a predetermined formula.

OTHER REAL ESTATE OWNED -- Other real estate owned is carried at the lower of cost or fair value, less selling costs, and is included in other assets. Any reduction to fair value from the carrying value of the related loans at the time of acquisition is charged to the allowance for loan losses. Subsequent reductions in fair value, and gains or losses on sales, are recognized in earnings in the period the reduction in value is determined or the sale is consummated. Other real estate owned, net of allowance, included in other assets, totaled $133,000 at December 31, 1998. There was no other real estate owned at December 31, 1999.

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

STOCK OPTIONS -- Stock options are granted for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Bank accounts for and will continue to account for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees.

                         HORIZON BANCORP & SUBSIDIARIES

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

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

EARNINGS PER COMMON SHARE AND DIVIDENDS DECLARED PER COMMON SHARE -- Effective January 1, 1998, Horizon adopted SFAS No. 128, Earnings Per Share. SFAS No. 128 establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 replaces the presentation of primary EPS with earnings per common share (basic EPS). Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period. SFAS No. 128 also requires presentation of EPS assuming dilution (diluted EPS). Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Horizon has no potential dilutive instruments. The number of shares used in the computation of basic earnings per share is 655,391 for 1999, 686,804 for 1998, and 710,967 for 1997.

DIVIDEND RESTRICTIONS-- Regulations of the Comptroller of the Currency limit the amount of dividends that may be paid by a national bank to its parent holding company without prior approval of the Comptroller of the Currency. According to these regulations, as of December 31, 1999, $569,000 of additional dividends may be paid by the Bank to Horizon without prior approval of the Comptroller of the Currency. Additionally, the Federal Reserve Board limits the amount of dividends that may be paid by Horizon to its stockholders under its capital adequacy guidelines.

CONSOLIDATED STATEMENT OF CASH FLOWS -- For purposes of reporting cash flows, cash and cash equivalents are defined to include cash and due from banks, money market investments, and federal funds sold with maturities of one day or less. Horizon reports net cash flows for customer loan transactions, deposit transactions, short-term investments, and short-term borrowings.

RECLASSIFICATIONS -- Certain reclassifications have been made to the 1998 and 1997 financial statements to be comparable to 1999.

NOTE 2 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

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

                         HORIZON BANCORP & SUBSIDIARIES

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

The estimated fair values of financial instruments, as shown below, are not intended to reflect the estimated liquidation or market value of Horizon taken as a whole. The disclosed fair value estimates are limited to Horizon's significant financial instruments at December 31, 1999 and 1998. These include financial instruments recognized as assets and liabilities on the consolidated balance sheet as well as certain off-balance sheet financial instruments. The estimated fair values shown below do not include any valuation of assets and liabilities which are not financial instruments as defined by SFAS No. 107 Disclosures about Fair Value of Financial Instruments, such as the value of real property, the value of core deposit intangibles, the value of mortgage servicing rights, nor the value of anticipated future business.

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

                         HORIZON BANCORP & SUBSIDIARIES

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

The estimated fair values of Horizon's financial instruments are as follows:

                                                      1999                     1998
                                            -------------------------------------------------
                                             CARRYING       FAIR       CARRYING      FAIR
DECEMBER 31                                   AMOUNT       VALUE        AMOUNT       VALUE
---------------------------------------------------------------------------------------------
ASSETS
 Cash and cash equivalents                  $  34,844   $  34,844    $  31,869    $  31,869
 Interest-bearing deposits                        232         232          225          225
 Investment securities available for sale      67,880      67,880       54,612       54,612
 Investment securities held to maturity                                 11,746       12,090
 Loans including loans held for sale, net     391,084     389,260      287,559      287,277
 Interest receivable                            2,780       2,780        2,249        2,249
 Stock in FHLB and FRB                          5,897       5,897        3,973        3,973

LIABILITIES
 Noninterest-bearing deposits                  44,890      44,890       58,658       58,658
 Interest-bearing deposits                    318,778     318,191      263,743      267,417
 Short-term borrowings                         24,500      24,500        4,000        4,006
 Federal Home Loan Bank advances              105,000     104,696       54,000       54,032
 Interest payable                                 920         920          817          817

NOTE 3 -- INVESTMENT SECURITIES

                                                                  1999
                                            -------------------------------------------------
                                                           GROSS         GROSS
                                            AMORTIZED   UNREALIZED     UNREALIZED    FAIR
DECEMBER 31                                   COST         GAINS         LOSSES      VALUE
---------------------------------------------------------------------------------------------
AVAILABLE FOR SALE
 U.S. Treasury and federal agencies         $  30,428   $      18    $    (866)   $  29,580
 State and Municipal                            4,230                     (130)       4,100
 FHLMC mortgage-backed securities               6,722          14         (127)       6,609
 FNMA mortgage-backed securities               16,843          40         (267)      16,616
 GNMA collateralized mortgage obligations       8,051                     (582)       7,469
 FHLMC collateralized mortgage obligation         964                      (19)         945
 FNMA collateralized mortgage obligations       2,307                      (32)       2,275
 Marketable equity securities                     315                      (29)         286
                                            -------------------------------------------------
    Total investment securities             $  69,860   $      72    $  (2,052)   $  67,880
                                            =================================================

                         HORIZON BANCORP & SUBSIDIARIES

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

                                                           1998
                                          --------------------------------------
                                                     GROSS      GROSS
                                         AMORTIZED UNREALIZED UNREALIZED  FAIR
DECEMBER 31                                COST      GAINS      LOSSES    VALUE
--------------------------------------------------------------------------------
Available for sale
 U.S. Treasury and federal agencies        $12,568   $    93   $    16   $12,645
 GNMA mortgage-backed securities            12,321        72        79    12,314
 FHLMC mortgage-backed securities            9,117       220         4     9,333
 FNMA mortgage-backed securities            19,729       217         3    19,943
 Marketable equity securities                  316        61                 377
                                          --------------------------------------
    Total available for sale                54,051       663       102    54,612
                                          --------------------------------------
 Held to maturity
 Federal agencies                            1,630        62               1,692
 State and municipal                        10,116       287         5    10,398
                                          --------------------------------------
    Total held to maturity                  11,746       349         5    12,090
                                          --------------------------------------
    Total investment securities            $65,797   $ 1,012   $   107   $66,702
                                          ======================================

The amortized cost and fair value of securities held to maturity and available for sale at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          AVAILABLE FOR SALE
                                                          ----------------------
                                                      AMORTIZED COST  FAIR VALUE
--------------------------------------------------------------------------------
Within one year                                           $ 5,084        $ 5,073
One to five years                                          16,570         16,238
Five to ten years                                           9,697          9,356
After ten years                                             3,307          3,013
                                                          ----------------------
                                                           34,658         33,680
Mortgage-backed securities                                 23,565         23,225
Collateralized mortgage obligations                        11,322         10,689
Marketable equity securities                                  315            286
                                                          ----------------------
   Totals                                                 $69,860        $67,880
                                                          ======================

Securities with a carrying value of $3,243,000 and $4,079,000 were pledged at December 31, 1999 and 1998 to secure certain public and trust deposits.

Proceeds from sales of securities available for sale during 1999 were $11,738,000. Gross gains of $217,000 and gross losses of $40,000 were realized on these sales. There were no sales of securities available for sale during 1998. Proceeds from sales of securities available for sale during 1997 were $1,009,000. Gross gains of $9,000 were realized on these sales. There were no losses.

                         HORIZON BANCORP & SUBSIDIARIES

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

During the second quarter of 1999, debt securities with an amortized cost of $10,050,000 were transferred from held to maturity to available for sale so the Bank could minimize the tax consequences of holding tax-exempt securities. The securities had an unrealized gain of approximately $350,000. There were no transfers between classifications during 1998.

There were no sales of securities held to maturity during 1999, 1998, or 1997.

At December 31, 1999 and 1998 there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies and corporations, in an amount greater than 10% of stockholders' equity.

NOTE 4 -- LOANS AND ALLOWANCE

DECEMBER 31                                          1999                1998
--------------------------------------------------------------------------------
Commercial loans                                     $ 89,361          $ 76,682
Mortgage warehouse loans                               85,542
Real estate loans                                     154,717           152,390
Installment loans                                      64,737            61,274

                                                    ----------------------------
   Total loans                                       $394,357          $290,346
                                                    ============================




YEAR ENDED DECEMBER 31                               1999      1998      1997
--------------------------------------------------------------------------------
Allowance for loan losses
 Balances, January 1                             $ 2,787    $ 2,702    $  2,435
 Provision for losses                              1,100        820       1,255
 Provision for losses, discontinued operations       250        180          70
 Recoveries on loans                                 363        401         383
 Loans charged off                                (1,227)    (1,316)     (1,441)

                                                 ------------------------------
 Balances, December 31                           $ 3,273    $ 2,787    $  2,702
                                                 ==============================


At December 31, 1999 and 1998, loans past due more than 90 days and still accruing interest totaled approximately $401,000 and $830,000.

Loans on which the recognition of interest has been discontinued or reduced totaled approximately $1,173,000, $64,000, and $319,000 at December 31, 1999,
1998, and 1997. Interest income not recognized on these loans totaled approximately $62,000, $7,000, and $32,000 in 1999, 1998, and 1997.

Loans to directors and executive officers of Horizon and the Bank, including associates of such persons, amounted to $4,277,000 and $4,819,000, as of December 31, 1999 and 1998. During 1999, new loans or advances were $3,210,000 and loan payments were $3,752,000.

                         HORIZON BANCORP & SUBSIDIARIES

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

NOTE 5 -- PREMISES AND EQUIPMENT


DECEMBER 31                                            1999               1998
--------------------------------------------------------------------------------
Land                                                 $  3,236          $  3,255
Buildings and improvements                             16,461            16,467
Furniture and equipment                                 8,319             7,947
                                                     --------------------------
   Total cost                                          28,016            27,669
Accumulated depreciation                               (9,882)           (9,276)
                                                     --------------------------

   Net                                               $ 18,134          $ 18,393
                                                     ==========================

Depreciation expense for the years ended December 31, 1999, 1998, and 1997 totaled $1,409,000, $1,135,000, and $1,367,000.

NOTE 6 -- LEASES

Horizon has several operating leases for premises and equipment that expire through 2004. These leases generally contain renewal options and require Horizon to pay all executory costs such as taxes, maintenance, and insurance. Rental expense for these leases amounted to $299,000, $291,000, and $246,000 for the years ended December 31, 1999, 1998, and 1997.

Future minimum lease payments under operating leases are:

YEARS ENDING DECEMBER 31
------------------------------------------------------------------
 2000                                                        $140
 2001                                                         118
 2002                                                          21
 2003                                                          10
 2004                                                           2
                                                         ---------
    Total minimum lease payments                             $291
                                                         =========
NOTE 7 -- DEPOSITS

DECEMBER 31                                                 1999          1998
--------------------------------------------------------------------------------
Noninterest bearing demand deposits                      $ 44,890       $ 58,658
Interest bearing demand deposits                           60,127         32,572
Money market (variable rate)                                3,955          3,985
Savings deposits                                           38,356         41,692
Certificates of $100,000 or more                           71,377         57,235
Other certificates and time deposits                      144,963        128,259
                                                        ------------------------
   Total deposits                                        $363,668       $322,401
                                                        ========================
                         HORIZON BANCORP & SUBSIDIARIES

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

Interest expense on time certificates of $100,000 or more was approximately $4,067,000, $2,937,000, and $2,591,000 for 1999, 1998, and 1997, respectively.

Certificates and other time deposits maturing in years ending December 31 are as follows:

 2000                                                      $ 145,033
 2001                                                        57,724
 2002                                                         9,172
 2003                                                         4,287
 2004                                                            16
 Thereafter                                                     108
                                                          ---------
                                                          $ 216,340
                                                          =========

Certificates of deposit of $100,000 or more by remaining maturity as of December 31, 1999 are as follows:

Due in three months or less                                 $40,320
Due after three months through six months                    12,626
Due after six months through one year                         6,754
Due after one year                                           11,677
                                                          ---------
                                                            $71,377
                                                          =========

NOTE 8 -- SHORT-TERM BORROWINGS

DECEMBER 31                                                   1999         1998
--------------------------------------------------------------------------------
Federal funds purchased                                     $22,000
Notes payable, unsecured                                      2,500       $4,000
                                                          ----------------------
Total short-term borrowings                                 $24,500       $4,000
                                                          ======================

The Horizon Bancorp has an unsecured $3,000,000 line of credit, of which $2,500,000 was outstanding at December 31, 1999. The loan is from an unrelated financial institution with interest payable monthly at LIBOR plus 2.20%. The note matures within one year.

At December 31, 1999, the Bank has available approximately $7,000,000 in credit lines with various money center banks.

NOTE 9 -- FHLB ADVANCES

DECEMBER 31                                                  1999         1998
--------------------------------------------------------------------------------
 Federal Home Loan Bank advances, variable and fixed
 rates, due at various dates through August 2, 2004       $ 105,000     $ 54,000
                                                          ======================

                         HORIZON BANCORP & SUBSIDIARIES

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

The Federal Home Loan Bank advances are secured by first-mortgage loans and investment securities totaling approximately $272,252,000. Advances are subject to restrictions or penalties in the event of prepayment.

Contractual maturities in years ending December 31

 2000                                                      $  50,000
 2001                                                         25,000
 2002                                                          5,000
 2003                                                         20,000
 2004                                                          5,000
                                                           ---------
                                                           $ 105,000
                                                           =========

NOTE 10 -- LOAN SERVICING

Loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of loans serviced for others totaled approximately $29,480,000 and $23,010,000 at December 31, 1999 and 1998.

NOTE 11 -- EMPLOYEE STOCK OWNERSHIP PLAN

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

On July 20, 1999, the Board of Directors of Horizon Bancorp authorized the termination of the Horizon Bancorp Employee Stock Ownership Plan (ESOP). On December 31, 1999 the debt owed by the ESOP was repaid with the proceeds from the sale of a portion of the unallocated shares to Horizon Bancorp. The remaining shares will be allocated to participants. The termination of the ESOP resulted in an expense of $2.073 million for the year ended December 31, 1999. The expense recorded was based upon a valuation performed by an independent stock valuation firm who determined that the appraised value of Horizon Bancorp stock was $44.00 as of December 31, 1999. Upon the termination of the ESOP, the retirement plans of Horizon Bancorp will own approximately 24% of the outstanding shares.

                         HORIZON BANCORP & SUBSIDIARIES

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

Transactions affecting ESOP expense and cash contributions to the ESOP are as follows:

DECEMBER 31                                                  1999   1998   1997
--------------------------------------------------------------------------------
 Dividends paid on unallocated ESOP shares                  $  200   $329   $340
 Market value increase of shares released                    1,807    360    184
 Other contributions                                           793    139
                                                           ---------------------

 Total ESOP expense included in ESOP
 termination expense and salaries and benefits              $2,800   $828   $524
                                                           ---------------------
    Total cash contributions made to ESOP during the year   $  793   $139   $  0
                                                           =====================

Below are the transactions affecting the ESOP equity accounts:

                                                          ADDITIONAL UNALLOCATED
                                                  COMMON   PAID-IN      ESOP
                                                  STOCK    CAPITAL     SHARES     TOTAL
---------------------------------------------------------------------------------------
 Balance, January 1, 1997                        $  319    $ 9,707    $(5,815)   $4,211
 Market value increase in
  ESOP shares released                                         184                  184
 Loan repayments                                                          250       250
 Net ESOP share purchases and distributions         (12)       270                  258
 Loan to fund ESOP share repurchases                                     (855)      (855)
                                                 --------------------------------------
 Balance, December 31, 1997                         307     10,161     (6,420)    4,048
 Market value increase in ESOP shares released                 360                  360
 Loan repayments                                                          651       651
 Net ESOP share purchases and distributions         (14)      (627)                (641)
                                                 --------------------------------------
 Balance, December 31, 1998                         293      9,894     (5,769)    4,418
 Market value increase in ESOP shares released               1,807                1,807
 Loan repayments                                                        5,769     5,769
 Sale of stock, at cost                            (108)    (3,749)              (3,857)
 Net ESOP share purchases and distributions         (20)      (309)                (329)
                                                 --------------------------------------
 Balance, December 31, 1999                      $  165    $ 7,643    $     0    $7,808
                                                 ======================================


NOTE 12 -- EMPLOYEE THRIFT PLAN

The Employee Thrift Plan (Plan) provides that all employees of the Bank with the requisite hours of service are eligible for the Plan. The Bank fully matches the first 2% and 50% of the subsequent 4% of individual employee contributions. Employee voluntary contributions are vested at all times and the Bank contributions are fully vested after six years. The Bank's 1999, 1998, and 1997 expense related to the thrift plan totaled $196,000, $184,000, and $189,000.

                         HORIZON BANCORP & SUBSIDIARIES

Notes to Consolidated Financial Statements
------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

Note 13 -- OTHER EXPENSES

YEAR ENDED DECEMBER 31                                        1999      1998      1997
-----------------------------------------------------------------------------------------
 Supplies and printing                                       $  311    $  338    $  484
 Advertising                                                    454       480       753
 Communication                                                  622       611       568
 Professional fees                                              746       740       504
 Training                                                        87       105       271
 Outside services and consultants                               632       645       738
 Reinsurance company                                             95       104       129
 Loan expenses                                                  275       204       161
 Goodwill amortization                                           87        45
 Directors fees                                                 207       258       200
 Insurance expense                                              197       211       137
 Other                                                          633     1,069     1,040
                                                            ---------------------------
    Total other expenses                                     $4,346    $4,810    $4,985
                                                            ===========================

NOTE 14 -- INCOME TAX

YEAR ENDED DECEMBER 31                                         1999      1998      1997
-----------------------------------------------------------------------------------------
 Income tax expense
  Currently payable
   Federal                                                   $  552    $   53    $  470
   State                                                        221        15       223
  Deferred                                                      (98)      392       (29)
                                                            ---------------------------
    Total income tax expense                                 $  675    $  460    $  664
                                                            ===========================
 Reconciliation of federal statutory to actual tax expense
  Federal statutory income tax at 34%                        $  165    $  583    $  905
  Tax exempt interest                                          (220)     (358)     (271)
  Nondeductible and other                                       (28)       25      (117)
  Nondeductible ESOP expense                                    612
  Effect of state income taxes                                  146        10       147
  Increase in valuation allowance                                         200
                                                            ---------------------------
    Actual tax expense                                       $  675    $  460    $  664
                                                            ===========================

                         HORIZON BANCORP & SUBSIDIARIES

Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

DECEMBER 31                                                 1999         1998
--------------------------------------------------------------------------------
ASSETS
 Allowance for loan losses                                 $  383      $  176
 Accrued operating expenses                                   152         152
 Loan fees                                                     84         103
 Alternative minimum tax carryforward                         329         329
 Unrealized loss on securities available for sale             781
 Other                                                        416         416
                                                          -------      ------
    Total assets                                            2,145       1,176
                                                          -------      ------

LIABILITIES
 Depreciation                                                (590)       (500)
 Accretion of investment discounts                             (5)         (5)
 Unrealized gain on securities available for sale                        (222)
                                                          -------      ------
    Total liabilities                                        (595)       (727)
                                                          -------      ------
VALUATION ALLOWANCE                                          (200)       (200)
                                                          -------      ------
    Net deferred tax asset                                 $1,350      $  249
                                                          =======      ======


The valuation allowance at December 31, 1999 and 1998 is $200,000.

NOTE 15 -- EARNINGS PER SHARE

Earnings per share (EPS) were computed as follows:

                                                                 1999
                                                     ------------------------------
                                                                WEIGHTED
                                                                AVERAGE   PER-SHARE
YEAR ENDED DECEMBER 31                               LOSS       SHARES     AMOUNT
--------------------------------------------------------------------------------

BASIC EARNINGS PER SHARE
 Loss available to common stockholders              $(354)        655      $  (.54)

EFFECT OF DILUTIVE SECURITIES
 Stock options
                                                    ------------------------------
DILUTED EARNINGS PER SHARE
 Loss available to common stockholders
 and assumed conversions                            $(354)        655      $  (.54)
                                                    ==============================

                         HORIZON BANCORP & SUBSIDIARIES

Notes to Consolidated Financial Statements
------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

                                                               1998
                                                   ---------------------------
                                                              WEIGHTED
                                                              AVERAGE PER-SHARE
YEAR ENDED DECEMBER 31                             INCOME     SHARES    AMOUNT
------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE
 Income available to common stockholders           $1,083        687     $1.58

EFFECT OF DILUTIVE SECURITIES
 Stock options
                                                   ---------------------------

DILUTED EARNINGS PER SHARE
 Income available to common stockholders
 and assumed conversions                           $1,083        687     $1.58
                                                   ===========================


                                                                1997
                                                   ---------------------------
                                                              WEIGHTED
                                                               AVERAGE PER-SHARE
YEAR ENDED DECEMBER 31                             INCOME      SHARES   AMOUNT
------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE
 Income available to common stockholders           $1,721        711     $2.42

EFFECT OF DILUTIVE SECURITIES
 Stock options
                                                   ---------------------------
DILUTED EARNINGS PER SHARE
 Income available to common stockholders
 and assumed conversions                           $1,721        711     $2.42
                                                   ===========================

At December 31, 1999, 1998, and 1997 there were outstanding options to purchase 56,300, 29,100, and 51,800 shares of common stock at prices ranging from $13.50 to $60.00. The options were not included in the computation of diluted EPS because the contracts may be settled in common stock or in cash at the election of the option holder. Historically, all contracts have been settled in cash and it is anticipated that the exercise of future contracts will also be settled in cash.

NOTE 16 -- OTHER COMPREHENSIVE INCOME

YEAR ENDED DECEMBER 31                                        1999      1998      1997
--------------------------------------------------------------------------------------
Unrealized gains (losses) on securities:
 Unrealized holding gains (losses) arising during the year   $(2,343)   $(106)   $ 531
 Less: reclassification adjustment for gains (losses)
 realized in net income                                          177                 9
                                                             -------------------------
 Net unrealized gains (losses)                                (2,520)    (106)     522
 Tax (expense) benefit                                           983       42     (207)
                                                             -------------------------
Other comprehensive income (loss)                            $(1,537)   $ (64)   $ 315
                                                             =========================

                         HORIZON BANCORP & SUBSIDIARIES

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

NOTE 17 -- COMMITMENTS, OFF-BALANCE SHEET RISK, AND CONTINGENCIES

Because of the nature of activities, Horizon is subject to pending and threatened legal actions that arise in the normal course of business. In management's opinion, after consultation with counsel, none of the litigation to which Horizon or any of its subsidiaries is a party will have a material effect on the consolidated financial position or results of operations of Horizon.

The Bank was required to have approximately $6,447,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing balance requirements at December 31, 1999. These balances are included in cash and cash equivalents and do not earn interest.

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

As of December 31, 1999 and 1998, commitments to make loans amounted to approximately $56,914,000 and $52,171,000. As of December 31, 1999 and 1998,
commitments under outstanding standby letters of credit amounted to approximately $1,164,000 and $854,000. Since many commitments to make loans and standby letters of credit expire without being used, the amount does not necessarily represent future cash advances. No losses are anticipated as a result of these transactions. Collateral obtained upon exercise of the commitment is determined using management's credit evaluation.

NOTE 18 -- REGULATORY CAPITAL

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

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 1999 and 1998, Horizon and its Bank are categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 1999 that management believes have changed Horizon's or the Bank's classification.

                         HORIZON BANCORP & SUBSIDIARIES

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

Horizon's and Bank's actual and required capital amounts (in millions) and ratios are as follows:

                                                                                       MINIMUM REQUIRED
                                                                  MINIMUM REQUIRED  TO BE WELL CAPITALIZED(1)
                                                                   FOR CAPITAL(1)    UNDER PROMPT CORRECTIVE
                                                     ACTUAL       ADEQUACY PURPOSES    ACTION REQUIREMENTS
                                               ---------------------------------------------------------------
                                               AMOUNT     RATIO    AMOUNT     RATIO    AMOUNT    RATIO
--------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1999
Total capital(1) (to risk-weighted assets)
 Consolidated                                   $32.3      10.12%  $25.5      8.00%    N/A       N/A
 Bank                                            32.7      10.39    25.2      8.00   $ 31.5      10.00%
Tier I capital(1) (to risk-weighted assets)
 Consolidated                                    29.0       9.09    12.8      4.00     N/A       N/A
 Bank                                            29.5       9.38    12.6      4.00     18.9       6.00
Tier I capital(1) (to average assets)
 Consolidated                                    29.0       6.40    18.1      4.00     N/A       N/A
 Bank                                            29.5       6.55    18.0      4.00     22.5       5.00

AS OF DECEMBER 31, 1998
Total capital(1) (to risk-weighted assets)
 Consolidated                                   $32.8      10.73%  $24.4      8.00%    N/A       N/A
 Bank                                            28.8      11.57    19.9      8.00   $ 24.9      10.00%
Tier I capital(1) (to risk-weighted assets)
 Consolidated                                    30.0       9.82    12.2      4.00     N/A       N/A
 Bank                                            26.0      10.46    10.0      4.00     14.9       6.00
Tier I capital(1) (to average assets)
 Consolidated                                    30.0       7.53    15.9      4.00     N/A       N/A
 Bank                                            26.0       6.63    15.7      4.00   $ 19.6       5.00

(1) As defined by regulatory agencies

NOTE 19 -- STOCK OPTIONS

Horizon maintains the 1987 Nonqualified Stock Option and Stock Appreciation Right Plan (1987 Plan) under which options and stock appreciation rights (SARs) were granted to certain officers and employees. SARs entitle eligible employees to receive cash, stock or a combination of cash and stock totaling the excess, on the date of exercise, of the fair market value of the shares of common stock covered by the option over the option exercise price. The underlying stock options are deemed to have been exercised upon exercise of the SARs. No options remain available for grant at December 31, 1999 and 1998, however, outstanding options may be exercised until their expiration.

Horizon recognizes compensation expense related to the Plan on a periodic basis based on the difference between the excess of the fair market value of the shares of common stock over the exercise price for SARs and those options exercised during the year. Horizon's expense (benefit) related to the Plan was $(103,000) for 1999, $0 for 1998, and $677,000 for 1997.

                         HORIZON BANCORP & SUBSIDIARIES

Notes to Consolidated Financial Statements
------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

A summary of transactions for the plan follows:


                                                 SHARES
                                         --------------------------- WEIGHTED
                                         AVAILABLE     OPTIONS       AVERAGE
                                         FOR GRANT   OUTSTANDING  EXERCISE PRICE
                                         ---------------------------------------
Balance, January 1, 1997                      0          79,750        $26.20
 Exercised                                              (27,950)        22.90
                                         ----------------------
Balance, December 31, 1997                    0          51,800         27.98
 Exercised                                              (34,700)        28.77
                                         ----------------------
Balance, December 31, 1998                    0          17,100         26.37
 Exercised                                                   (0)
                                         ----------------------
Balance, December 31, 1999                    0          17,100         26.37
                                         ======================

As of December 31, 1999, the 17,100 options outstanding have exercise prices ranging from $13.50 to $31.50 and a weighted-average remaining contractual life of 8.4 years.

The options granted under the 1987 plan are fully vested.

Under Horizon's 1997 Stock Option and Stock Appreciation Right Plan (1997 Plan), which is accounted for in accordance with Accounting Principles Board Opinion
(APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, Horizon may grant certain officers and employees stock option awards or stock appreciation rights which vest and become fully exercisable at the end of five years of continued employment. SARs entitle eligible employees to receive cash, stock or a combination of cash and stock totaling the excess, on the date of exercise, of the fair market value of the shares of common stock covered by the option over the option exercise price. The underlying stock options are deemed to have been exercised upon exercise of the SARs. During 1999, Horizon authorized the grant of options and SARs for 27,200 shares of common stock.

A summary of transactions for the plan follows:

                                                 SHARES
                                         --------------------------- WEIGHTED
                                         AVAILABLE     OPTIONS       AVERAGE
                                         FOR GRANT   OUTSTANDING  EXERCISE PRICE
                                      ------------------------------------------

Balance, January 1, 1998                90,000
 Granted                               (22,000)         22,000         $60.00
 Forfeitures                            10,000         (10,000)         60.00
                                       ------------------------
Balance, January 1, 1999                78,000          12,000          60.00
 Granted                               (27,200)         27,200          49.28
 Forfeitures
                                       ------------------------
Balance, December 31, 1999              50,800          39,200         $52.00
                                       ========================

As of December 31, 1999, the 39,200 options outstanding have an exercise price ranging from $43.00 to $60.00 and a weighted average remaining contractual life of 19.1 years. The options granted under the 1997 plan vest at a rate of 20% per year.

                         HORIZON BANCORP & SUBSIDIARIES

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

NOTE 20-- CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

Presented below is condensed financial information as to financial position, results of operations and cash flows of Horizon Bancorp:

                              CONDENSED BALANCE SHEET
--------------------------------------------------------------------------------------------
DECEMBER 31                                                                 1999        1998
--------------------------------------------------------------------------------------------
Assets
 Total cash and cash equivalents                                         $   462     $ 2,007
 Investment in Bank                                                       29,574      27,446
 Investment in Insurance Company                                             351         280
 Investment in The Loan Store                                                323         486
 Investment securities, net                                                  286         377
 Accrued interest receivable                                                  12          12
 Dividends receivable from Bank                                              300         550
 Other assets                                                              1,135       1,545
                                                                       ---------------------
    Total assets                                                         $32,443     $32,703
                                                                       =====================
LIABILITIES
 Short-term borrowings                                                   $ 2,500
 Other liabilities                                                           944     $   817

EQUITY RECEIVABLE FROM CONTRIBUTIONS AND DIVIDENDS TO ESOP                 7,808       4,418

STOCKHOLDERS' EQUITY                                                      21,191      27,468
                                                                       ---------------------
    Total liabilities and stockholders' equity                           $32,443     $32,703
                                                                       =====================

                              CONDENSED STATEMENT OF INCOME
--------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                       1999          1998           1997
--------------------------------------------------------------------------------------------
OPERATING INCOME (EXPENSE)
 Dividend income from Bank                                  $ 1,150      $ 3,000     $ 3,000
 Investment income                                              115           47         139
 Other income                                                    16           15          21
 Employee benefit expense                                    (2,819)        (749)       (506)
 Other expense                                                 (102)        (158)       (155)
                                                            ---------------------------------
INCOME (LOSS) BEFORE DISTRIBUTED INCOME OF SUBSIDIARIES      (1,640)       2,155       2,499

UNDISTRIBUTED INCOME OF SUBSIDIARIES                            820       (1,372)       (913)
                                                            ---------------------------------
INCOME (LOSS) BEFORE TAX                                       (820)         783       1,586

INCOME TAX BENEFIT                                              466          300         135
                                                            ---------------------------------
NET INCOME (LOSS)                                           $  (354)     $ 1,083     $ 1,721
                                                            =================================


                         HORIZON BANCORP & SUBSIDIARIES

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

                            CONDENSED STATEMENT OF CASH FLOWS
----------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                         1999         1998         1997
----------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
 Net income (loss)                                          $  (354)     $ 1,083      $ 1,721
 Adjustments to reconcile net income (loss) to
 net cash provided by operating activities
 Distributions in excess of (equity in undistributed)
 net income of Bank                                            (912)       1,255          691
 Distributions in excess of (equity in undistributed)
 net income of Insurance Company                                (71)         (54)         (54)
 Distributions in excess of (equity in undistributed)
 net income of The Loan Store                                   163          171          276
 Additional paid-in capital from release of ESOP shares       1,807          360          184
 Gain on sale of securities                                                               (10)
 Accretion                                                                                (82)
 Change in
  Income taxes receivable                                       744         (133)        (385)
  Interest receivable                                                        (12)          20
  Dividends receivable from Bank                                250          (50)         500
  Other assets                                                5,538        3,508         (614)
  Other liabilities                                             127       (1,633)        (158)
                                                            ---------------------------------
    Net cash provided by operating activities                 7,292        4,495        2,089
                                                            ---------------------------------

INVESTING ACTIVITIES
 Sales of investment securities                                                         1,000
 Investment in The Loan Store                                                            (500)
 Investment in Bank                                          (2,500)
                                                            ---------------------------------
    Net cash provided (used) by investing activities         (2,500)                      500
                                                            ---------------------------------
FINANCING ACTIVITIES
 Dividends paid                                              (1,218)      (1,237)      (1,264)
 Proceeds from short-term borrowings                          2,500
 Purchase of treasury stock                                  (7,619)      (2,115)      (1,173)
                                                            ---------------------------------
    Net cash used by financing activities                    (6,337)      (3,352)      (2,437)
                                                            ---------------------------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                      (1,545)       1,143          152

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                2,007          864          712
                                                            ---------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                    $   462      $ 2,007      $   864
                                                            =================================


                         HORIZON BANCORP & SUBSIDIARIES

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

NOTE 21 -- SEGMENT INFORMATION

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

                                                                 1999
                                          ------------------------------------------------
                                                      TRUST &
                                                     INVESTMENT                  SEGMENT
                                           BANKING   MANAGEMENT       OTHER       TOTALS
------------------------------------------------------------------------------------------
Net interest income                       $ 15,026      $   54      $    52      $ 15,132
Provision for loan losses                    1,100                                  1,100
Trust and investment management fees                     2,113                      2,113
Other income                                 2,694                    1,075         3,769
Total other expenses                        13,994       1,624        3,812        19,430
Income tax expense                             930         183         (438)          675
Segment profit (loss)                        1,696         360       (2,247)         (191)
Segment loss, discontinued operations                                  (163)         (163)
Segment assets                             521,768       1,276       35,527       558,571


                                                                1998
                                          ------------------------------------------------
                                                      TRUST &
                                                     INVESTMENT                  SEGMENT
                                           BANKING   MANAGEMENT       OTHER       TOTALS
------------------------------------------------------------------------------------------
Net interest income                       $ 14,421      $   64      $    32      $ 14,517
Provision for loan losses                      820                                    820
Trust and investment management fees                     2,141                      2,141
Other income                                 2,646                      666         3,312
Total other expenses                        14,410       1,397        1,629        17,436
Income tax expense                             478         316         (334)          460
Segment profit (loss)                        1,359         492         (597)        1,254
Segment loss, discontinued operations                                  (171)         (171)
Segment assets                             406,836       1,000       36,530       444,366

                         HORIZON BANCORP & SUBSIDIARIES

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

                                                                                    1997
                                                            ---------------------------------------------------
                                                                         TRUST &
                                                                         INVESTMENT                   SEGMENT
                                                             BANKING     MANAGEMENT       OTHER       TOTALS
---------------------------------------------------------------------------------------------------------------
Net interest income                                          $ 15,862      $    59      $   139      $ 16,060
Provision for loan losses                                       1,255                                   1,255
Trust and investment management fees                                         2,423                      2,423
Other income                                                    2,182                       314         2,496
Total other expenses                                           14,161        1,359        1,543        17,063
Income tax expense                                                385          382         (103)          664
Segment profit (loss)                                           2,243          741         (987)        1,997
Segment loss, discontinued operations                                                      (276)         (276)
Segment assets                                                355,448        1,000       38,943       395,391

Amounts included in other column are as follows:


                                                                               1999         1998          1997
                                                                       ----------------------------------------
Net interest income
 Holding company interest income                                          $     52      $    32      $   139

Other income
 Holding company noninterest income                                             80           55           21
 Nonreportable subsidiaries noninterest income                                 995          611          293

Other expense
 Holding company noninterest expense                                         2,922        1,011        1,338
 Nonreportable subsidiaries noninterest expense                                890          618          205

Income tax (benefit) expense
 Holding company benefit                                                      (466)        (273)        (136)
 Nonreportable subsidiaries (benefit) expense                                   28          (61)          33

Segment profits (losses)
 Holding company losses                                                     (2,330)        (545)      (1,042)
 Nonreportable subsidiaries profits (losses)                                    83          (52)          55

Segment losses, discontinued operations
 Nonreportable subsidiaries loss, discontinued operation                      (163)        (171)        (276)

Segment assets
 Holding company assets                                                     32,443       30,789       34,543
 Nonreportable subsidiaries assets                                           3,084        5,741        4,400

                         HORIZON BANCORP & SUBSIDIARIES

Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

Reportable segment totals are reconciled to the financial statements as follows:

                                                                    1999
                                            ---------------------------------------------------
                                            REPORTABLE                INTERSEGMENT CONSOLIDATED
                                            SEGMENTS       OTHER      ELIMINATION     TOTALS
-----------------------------------------------------------------------------------------------
Net interest income                       $  15,080      $      52                    $  15,132
Provision for loan losses                     1,100                                       1,100
Trust and investment management fees          2,113                                       2,113
Other income                                  2,694          1,075                        3,769
Total other expenses                         15,618          3,812                       19,430
Income tax expense                            1,113           (438)                         675
Segment profit (loss)                         2,056         (2,247)                        (191)
Segment loss, discontinued operations                         (163)                        (163)
Segment assets                              523,044         35,527      $ (32,575)      525,996


                                                                    1998
                                            ---------------------------------------------------
                                            REPORTABLE                INTERSEGMENT CONSOLIDATED
                                            SEGMENTS       OTHER      ELIMINATION     TOTALS
-----------------------------------------------------------------------------------------------

Net interest income                       $  14,485      $      32                    $  14,517
Provision for loan losses                       820                                         820
Trust and investment management fees          2,141                                       2,141
Other income                                  2,646            666                        3,312
Total other expenses                         15,807          1,629                       17,436
Income tax expense                              794           (334)                         460
Segment profit (loss)                         1,851           (597)                       1,254
Segment loss, discontinued operations                         (171)                        (171)
Segment assets                              407,836         36,530      $ (28,212)      416,154


                                                                  1997
                                            ---------------------------------------------------
                                            REPORTABLE                INTERSEGMENT CONSOLIDATED
                                            SEGMENTS       OTHER      ELIMINATION     TOTALS
-----------------------------------------------------------------------------------------------

Net interest income                       $  15,921      $     139                     $  16,060
Provision for loan losses                     1,255                                        1,255
Trust and investment management fees          2,423                                        2,423
Other income                                  2,182            314                         2,496
Total other expenses                         15,520          1,543                        17,063
Income tax expense                              767           (103)                          664
Segment profit                                2,984           (987)                        1,997
Segment loss, discontinued operations                         (276)                         (276)
Segment assets                              356,448         38,943      $ (35,640)       359,751

                         HORIZON BANCORP & SUBSIDIARIES

Independent Auditor's Report
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

To the Stockholders and
Board of Directors
Horizon Bancorp

We have audited the consolidated balance sheet of Horizon Bancorp and Subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of Horizon's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements of Horizon Bancorp and Subsidiaries for the year ended December 31, 1997, were audited by other auditors whose report dated February 25, 1998, expressed an unqualified opinion on those statements.

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

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Horizon Bancorp and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ Olive LLP
Fort Wayne, Indiana
February 11, 2000

                         HORIZON BANCORP & SUBSIDIARIES

Management's Report on Financial Statements
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

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

The financial statements in the Annual Report have been audited by Olive LLP, independent public accountants, for 1999 and 1998, and other independent public accountants for 1997. Their audits were conducted in accordance with generally accepted auditing standards and included a consideration of internal accounting controls, tests of accounting records and other audit procedures to the extent necessary to allow them to express their opinion on the fairness of the financial statements in conformity with generally accepted accounting principles.

                         HORIZON BANCORP & SUBSIDIARIES

Summary of Selected Financial Data
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

                                          1999           1998           1997           1996           1995
------------------------------------------------------------------------------------------------------------
EARNINGS
 Total interest income                 $ 30,897       $ 27,803       $ 28,997       $ 28,102       $ 26,257
 Total interest expense                  15,765         13,286         12,937         11,773         11,112
                                      ----------------------------------------------------------------------
 Net interest income                     15,132         14,517         16,060         16,329         15,145
 Provision for loan losses                1,100            820          1,255
 Total noninterest income                 5,882          5,453          4,919          5,685          3,987
 Total noninterest expense               19,430         17,436         17,063         16,456         15,924
 Provision for income taxes                 675            460            664          1,669            167
                                      ----------------------------------------------------------------------
 Net income (loss) from
  continuing operations                    (191)         1,254          1,997          3,889          3,041

 Loss, net of tax, from
 discontinued operations                   (163)          (171)          (276)           (65)            (2)
                                      ----------------------------------------------------------------------
 Net income (loss)                     $   (354)      $  1,083       $  1,721       $  3,824       $  3,039
                                      ======================================================================
 Cash dividend declared                $  1,218       $  1,237       $  1,264       $  1,031       $    895
                                      ======================================================================

PER SHARE DATA
 Net income (loss)                     $   (.54)      $   1.58       $   2.42       $   5.19       $   4.05
 Cash dividends declared                   1.80           1.80           1.80           1.40           1.20
 Book value at period end                 41.79          46.48          46.79          46.40          43.18
 Weighted average share
  outstanding                           655,391        686,804        710,967        736,887        750,286

PERIOD END TOTALS
 Loans, net of deferred loan
  fees and unearned income             $394,357       $290,346       $258,115       $271,476       $241,662
 Allowance for loan losses                3,273          2,787          2,702          2,435          2,777
 Total assets                           525,996        416,154        359,751        382,038        368,013
 Total deposits                         363,668        322,401        264,413        289,180        288,984
 Long-term debt                         105,000         54,000         42,000         41,500         21,400

RATIOS
 Loan to deposit                         108.44%         90.06%         97.62%         93.88%         83.62%
 Loan to total funding                    84.14          77.14          80.06          79.03          72.80
 Return on average assets                  (.08)           .29            .46           1.04            .86
 Average stockholders' equity to
  average total assets                     7.01           8.82           9.09           8.91           8.53
 Return on average stockholders'
  equity                                  (1.13)          3.27           5.06          11.67          10.09
 Dividend payout ratio
  (dividends divided by net income)      344.07         114.25          73.45          26.96          29.45

                         HORIZON BANCORP & SUBSIDIARIES

Horizon's Common Stock and Related Stockholder's Matters
--------------------------------------------------------------------------------
(Table Dollar Amounts in Thousands)

HORIZON'S COMMON STOCK AND RELATED STOCKHOLDERS' MATTERS

Horizon common stock is traded on the over-the-counter market. ABN AMRO is the principal broker in Horizon stock. The following table sets forth, for the periods indicated, the high and low bid prices per share as reported by ABN AMRO. The bid prices represent dealer prices and do not include retail mark-up, mark-down, or commissions and may not represent actual transactions. Also summarized below are the cash dividends declared by quarter for 1999 and 1998.

                                                         1999
                                        ----------------------------------------
                                        COMMON STOCK BID PRICES     DIVIDENDS
                                        -----------------------     DECLARED
                                           HIGH           LOW       PER SHARE
                                        ----------------------------------------
First Quarter                             $50.00        $49.25        $.45
Second Quarter                             49.38         44.00         .45
Third Quarter                              44.00         40.00         .45
Fourth Quarter                             44.50         40.00         .45

                                                         1998
                                        ----------------------------------------
                                        COMMON STOCK BID PRICES     DIVIDENDS
                                        -----------------------     DECLARED
                                           HIGH           LOW       PER SHARE
                                        ----------------------------------------
First Quarter                             $62.00        $58.63        $.45
Second Quarter                             62.50         59.50         .45
Third Quarter                              61.00         57.88         .45
Fourth Quarter                             56.00         45.00         .45

There can be no assurance as to the amount of future dividends on Horizon common stock since future dividends are subject to the discretion of the Board of Directors, cash needs, general business conditions and dividends from the bank subsidiary.

The approximate number of holders of outstanding common stock, based upon the number of record holders as of December 31, 1999 is 642.

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

                         HORIZON BANCORP & SUBSIDIARIES