Form 10-K405, Exhibit 13
period 2000-12-31
HORIZON BANCORP /IN/
filed 2001-03-29
CIK 706129

Exhibit 13 - Annual Report to Shareholders for the year ended December 31, 2000

                                                                 Exhibit 13


================================================================================














                        HORIZON BANCORP

                                   Management Discussion and
                                   Analysis of Results of Operations
                                   and Financial Condition













================================================================================

MANAGEMENT DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
-------------------------------------------------------------------------
CONDITION
---------
                                             (Table dollar amounts in thousands)

ANALYSIS OF FINANCIAL CONDITION


INVESTMENT SECURITIES
Horizon maintains a high quality investment portfolio with very low credit risk. Investment securities totaled $71.375 million at December 31, 2000 and consisted of U. S. Treasury and Government Agency securities of $26.002 million (36.4)%; Municipal securities of $5.696 million (8)%; Equity securities of $241 thousand (.4)%; Mortgage-Backed securities of $18.934 million (26.5)%; and collateralized mortgage obligations of $20.502 million (28.7)%.

As indicated above, the majority of the investment portfolio consists of mortgage-backed securities and collateralized mortgage obligations. These instruments are secured by residential mortgages of varying maturities. Principal and interest payments are received monthly as the underlying mortgages are repaid. These payments also include prepayments of mortgage balances as borrowers either sell their homes or refinance their mortgages. Therefore, mortgage-backed securities and collateralized mortgage obligations have maturities that are stated in terms of average life. The average life is the average amount of time that each principal dollar is expected to be outstanding. As of December 31, 2000, the mortgage-backed securities and collateralized mortgage obligations in the investment portfolio had an average life of 3.8 years. Securities that have interest rates above current market rates are purchased at a premium. These securities may experience a significant increase in prepayments when lower market interest rates create an incentive for the borrower to refinance the underlying mortgage. This may result in a decrease of current income. That risk is mitigated by a shorter average life. Management currently believes that prepayment risk on these securities is nominal.

During the second quarter of 1999, debt securities with an amortized cost of $10.050 million were transferred from held to maturity to available for sale in order to minimize the tax consequences of holding tax-exempt securities. The majority of the tax-exempt portfolio was subsequently sold. Therefore, at December 31, 1999 and 2000, all investment securities were classified as available for sale. Securities classified as available for sale are carried at their fair value, with both unrealized gains and losses added or subtracted, net of tax, directly to stockholders' equity. This accounting method adds potential volatility to stockholders' equity, but net income is not affected unless securities are sold. Net appreciation on these securities totaled $17 thousand, which resulted in a $9 thousand addition, net of tax, to stockholders' equity at December 31, 2000. This compared to a $1.201 million, net of tax, reduction in stockholders' equity at December 31, 1999.

As a member of the Federal Reserve and Federal Home Loan Bank system, Horizon is required to maintain an investment in the common stock of each entity. The investment in common stock is based on a predetermined formula. At December 31, 2000, Horizon has investments in the common stock of the Federal Reserve and Federal Home Loan Bank totaling $6.239 million compared to $5.897 million at December 31, 1999.

At December 31, 2000, Horizon does not maintain a trading account and is not using any derivative products for hedging or other purposes.

                                                HORIZON BANCORP & SUBSIDIARIES 3

MANAGEMENT DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
-------------------------------------------------------------------------
CONDITION
---------
(Table dollar amounts in thousands)

LOANS
Total loans, the principal earning asset of the Bank, were $393.578 million at December 31, 2000. The current level of loans is a decrease of 0.2% from the December 31, 1999 level of $394.357 million. As the table below indicates, the decrease is primarily related to the planned reduction of mortgage loans during 2000.


DECEMBER 31                                 2000           1999     DOLLAR CHANGE  PERCENT CHANGE
------------------------------------------------------------------------------------------------
Real estate loans
 1 - 4 family                             $123,136       $152,999       $(29,863)       (19.52)%
 Multi-family                                  246            279            (33)       (11.83)
 Other                                       2,049          1,439            610         42.39
                                          --------------------------------------
   Total                                   125,431        154,717        (29,286)       (18.93)
                                          --------------------------------------

Commercial loans
 Working capital and equipment              67,969         67,480            489          0.72
 Real estate, including agriculture         11,151          8,428          2,723         32.31
 Tax exempt                                  7,075          7,903           (828)       (10.48)
 Other                                       2,226          5,550         (3,324)       (59.89)
                                          --------------------------------------
   Total                                    88,421         89,361           (940)        (1.05)
                                          --------------------------------------

Consumer loans
 Auto                                       12,249         14,060         (1,811)       (12.88)
 Recreation                                  2,499          1,567            932         59.48
 Real estate/home improvement               36,221         30,974          5,247         16.94
 Home equity                                11,883          6,470          5,413         83.66
 Credit cards                                4,751          5,092           (341)        (6.70)
 Unsecured                                   6,767          4,126          2,641         64.01
 Other                                       2,472          2,448             24         (0.98)
                                          --------------------------------------
   Total                                    76,842         64,737         12,105         18.70
                                          --------------------------------------

Mortgage warehouse loans
 Prime                                      58,500         10,410         48,090        461.96
 Sub-Prime                                  44,384         75,132        (30,748)       (40.93)
                                          --------------------------------------
   Total                                   102,884         85,542         17,342         20.27
                                          --------------------------------------

   Grand total                            $393,578       $394,357       $   (779)        (0.20)%
                                          ====================================================

The acceptance and management of credit risk is an integral part of Bank's business as a financial intermediary. The Bank has established rigorous underwriting standards including a policy that monitors the lending function through strict administrative and reporting requirements. The Bank engages an independent third-party loan review function that regularly reviews asset quality.

4 HORIZON BANCORP & SUBSIDIARIES

MANAGEMENT DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
-------------------------------------------------------------------------
CONDITION
---------
                                             (Table dollar amounts in thousands)

REAL ESTATE LOANS
Real estate loans totaled $125.431 million or 32% of total loans as of December 31, 2000, compared to $154.717 million or 39% of total loans as of December 31, 1999. This category consists of home mortgages that generally require a loan to value of at least 80%. Some special guaranteed or insured real estate loan programs do permit a higher loan to collateral value ratio.

In addition to the customary real estate loans described above, the Bank also has outstanding on December 31, 2000, $11.883 million in home equity lines of credit and $6.470 million at December 31, 1999. Credit lines normally limit the loan to collateral value to no more than 89%. These loans are classified as consumer loans in the table above and in Note 4 to the consolidated financial statements.

Residential real estate lending is a highly competitive business. As of December 31, 2000, the real estate loan portfolio reflected a wide range of interest rate and repayment patterns, but could generally be categorized as follows:

                                            2000                               1999
                              -------------------------------------------------------------------
                                          PERCENT OF                        PERCENT OF
                                AMOUNT    PORTFOLIO      YIELD     AMOUNT   PORTFOLIO      YIELD
                              -------------------------------------------------------------------
Fixed rate
 Monthly payment              $  81,357      64.86%      7.41%    $109,967     71.08%      7.27%
 Biweekly payment                14,835      11.83       7.59       16,362     10.57       7.52

Adjustable rate
 Monthly payment                 28,933      23.07       8.05       28,051     18.13       7.44
 Biweekly payment                   306        .24       8.93          337       .22       7.71
                              ---------------------               ------------------
   Total                       $125,431     100.00%      7.54%    $154,717    100.00%      7.32%
                              =====================               ===================

In addition to the real estate loan portfolio, the Bank sold real estate loans, which it services. On December 31, 2000, the portfolio serviced consisted of 838 loans totaling $53.169 million. Total loans sold during 2000 totaled $37.173 million.

COMMERCIAL LOANS
Commercial loans totaled $88.421 million or 22.6% of total loans as of December 31, 2000, compared to $89.361 million or 22.7% as of December 31, 1999.

Commercial loans consisted of the following types of loans at December 31:

                                          2000                                1999
                              ---------------------------------------------------------------------
                                                 PERCENT OF                            PERCENT OF
                               NUMBER  AMOUNT    PORTFOLIO    NUMBER      AMOUNT       PORTFOLIO
                              ---------------------------------------------------------------------
SBA guaranteed loans             19    $ 2,379      2.69%        21       $ 2,565          2.87%
Municipal government             42      7,411      8.38         47         8,344          9.34
Lines of credit                 172     23,310     26.36        158        17,328         19.39
Real estate and equipment
 term loans                     312     55,321     62.57        337        61,124         68.40
                              ---------------------------------------------------------------------
    Total                       545    $88,421    100.00%       563       $89,361        100.00%
                              ======================================================================

                                                HORIZON BANCORP & SUBSIDIARIES 5

MANAGEMENT DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
-------------------------------------------------------------------------
CONDITION
---------
(Table dollar amounts in thousands)

CONSUMER LOANS
Consumer loans totaled $76.842 million or 20% of total loans as of December 31, 2000, compared to $64.737 million or 16% as of December 31, 1999. The total consumer loan portfolio increased 18.7% in 2000.

MORTGAGE WAREHOUSE LOANS
In November 1999, Horizon started a mortgage-warehousing program. Horizon enters into agreements with mortgage companies and purchases, at its discretion, mortgage loans from mortgage companies at par, net of certain fees, and later sells them back to the mortgage companies at the same amount and without recourse provisions. Interest income is recorded based upon a rate of interest tied to the prime rate during the funding period, not the rates on the individual note. Such loans are reviewed, prior to purchase, for evidence that the loans are of secondary market quality and meet Horizon's internal underwriting guidelines. An assignment of the mortgage to Horizon is required. In addition, Horizon takes possession of the original note and forwards such note to the end investor. In the event that the end investor would not honor this commitment and the mortgage companies would not be able to honor their repurchase obligations, Horizon would then need to sell these loans in the secondary market at the fair value of these loans. Loans are typically resold within 30 days and are seldom held more than 90 days.

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

At December 31, 2000, the allowance for loan losses was 1.22% of total loans outstanding, compared to .83% at December 31, 1999. During 2000, the provision for loan losses totaled $2.010 million compared to $1.350 million in 1999, (including $250 thousand for The Loan Store, which was discontinued in 1999).

NONPERFORMING LOANS
Nonperforming loans are defined as loans that are greater than 90 days delinquent or have had the accrual of interest discontinued by management. Management continues to work diligently toward returning nonperforming loans to an earning asset basis. Nonperforming loans for the previous three years ending December 31 are as follows:

                                                  2000       1999       1998
--------------------------------------------------------------------------------
Nonperforming loans                             $3,186     $1,574       $894

Nonperforming loans total 66% of the allowance for loan losses at December 31, 2000 compared to 48% and 32% of the allowance for loan losses on December 31, 1999 and 1998, respectively.

6 HORIZON BANCORP & SUBSIDIARIES

MANAGEMENT DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
-------------------------------------------------------------------------
CONDITION
---------
                                             (Table dollar amounts in thousands)

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

Smaller-balance, homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by 1 - 4 family residences, residential construction loans, automobile, home equity, second mortgage loans, and mortgage warehouse loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicate that underlying cash flows of a borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of 30 days or more. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are often considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

Other real estate owned (OREO) and the related allowance for OREO losses for the previous three years ending December 31 are as follows:

                                             2000      1999      1998
----------------------------------------------------------------------
Other real estate owned                      $136       $0       $133

DEPOSITS
The primary source of funds for the Bank comes from the acceptance of demand and time deposits. However, at times the Bank will use its ability to borrow funds from the Federal Home Loan Bank when it can do so at interest rates and terms that are superior to those required for deposited funds. Total deposits were $386.348 million at December 31, 2000 compared to $363.668 million at December 31, 1999 or an increase of 6.2%. Below is a table of average deposits and rates by category for the previous three years ended December 31.

                                AVERAGE BALANCE OUTSTANDING          AVERAGE RATE PAID FOR THE YEAR
                               FOR THE YEAR ENDED DECEMBER 31              ENDED DECEMBER 31
                           -----------------------------------------------------------------------
                                  2000        1999       1998          2000        1999      1998
--------------------------------------------------------------------------------------------------
Noninterest-bearing
 demand deposits             $  40,254   $  43,258   $ 58,032
Interest-bearing
 demand deposits                67,853      45,679     18,088          3.29%      2.45%      2.64%
Savings deposits                38,536      45,358     50,194          2.21       1.77       2.17
Time deposits                  247,254     203,180    161,029          5.91       5.25       5.64
                              -------------------------------
   Total deposits             $393,897   $ 337,475   $287,343
                              ===============================

In 1999 and 2000, Horizon began offering new interest-bearing consumer and commercial demand deposit product. These product changes caused the increases in the average balances and average rates paid as displayed in the table above.

                                                HORIZON BANCORP & SUBSIDIARIES 7

MANAGEMENT DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
-------------------------------------------------------------------------
CONDITION
---------
(Table dollar amounts in thousands)

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) -- RETIREMENT PLAN
On July 20, 1999, the Board of Directors of Horizon Bancorp authorized the termination of the Horizon Bancorp Employee Stock Ownership Plan ("ESOP"). This decision was based upon a thorough financial analysis of the impact this plan has had on the earnings and capital of Horizon since it's inception and the expected future impact retaining this plan would likely have on Horizon. On December 31, 1999, the debt owed by the ESOP was repaid with the proceeds from the sale of a portion of the unallocated shares to Horizon Bancorp. The remaining shares for all active participants were allocated to participants. The termination of the ESOP resulted in an expense of $2.073 million for 1999. The remaining shares in the ESOP plan were transferred to the Stock Bonus Plan. The retirement plans of Horizon Bancorp own approximately 20% of the outstanding shares at December 31, 2000.

CAPITAL RESOURCES
The capital resources of Horizon and Bank exceed regulatory capital ratios for "well capitalized" banks at December 31, 2000. Stockholders' equity totaled $31.624 million ($6.676 million from ESOP) as of December 31, 2000 compared to $28.999 million ($7.808 million from ESOP) as of December 31, 1999. At year-end 2000, the ratio of stockholders' equity to assets was 5.95% compared to 5.51% for 1999. Horizon's capital to asset ratio increased during the year 2000 as a result of increased earnings and the increase in the valuation allowance for securities available for sale, net of the repurchase of treasury shares.

Horizon selectively purchases shares that become available in the market from time to time and repurchases shares from the stock bonus plan, as required, when participants leave the plan and elect to exercise their put option. During 2000, management purchased 26,733 shares at a cost of $1.200 million compared to 167,245 shares at a cost of $7.619 million, and 36,785 shares at a cost of $2.115 million for 1999 and 1998, respectively. Treasury stock repurchases in 1999 included the repurchase of 107,936 shares totaling $4.749 million from the ESOP plan as part of the termination.

Horizon paid dividends in the amount of $1.80 per share in 2000, 1999 and 1998. The dividend payout ratio (dividends as a percent of net income) was 32% during 2000 as compared to -344% and 114% in 1999 and 1998, respectively. For additional information regarding dividend conditions, see Note 1 of the Notes to the Consolidated Financial Statements.

As of December 31, 2000, management is not aware of any current recommendations by banking regulatory authorities, which, if they were to be implemented, would have or are reasonably likely to have a material effect on Horizon's liquidity, capital resources, or operations.

RESULTS OF OPERATIONS

NET INCOME
Consolidated net income from continuing operations $3.783 million or $5.54 per share in 2000. In 1999, the net loss was $(191) thousand or $(.29) per share and in 1998 net income was $1.254 million or $1.83 per share.

In April 1999, the Board of Directors of Horizon Bancorp approved discontinuing the operations of The Loan Store, Inc., a wholly owned subsidiary of Horizon Bancorp. On August 13, 1999, substantially all of the assets of The Loan Store, Inc. were sold. Losses, after tax, related to this subsidiary were $163 thousand or $.25 per share and $171 thousand or $.25 per share in 1998.


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

8 HORIZON BANCORP & SUBSIDIARIES

MANAGEMENT DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
-------------------------------------------------------------------------
CONDITION
---------
                                             (Table dollar amounts in thousands)

                                            2000                       1999                       1998
                                ---------------------------------------------------------------------------------
                                   AVERAGE           YIELD/ AVERAGE            YIELD/ AVERAGE             YIELD/
                                   BALANCE INTEREST   RATE  BALANCE  INTEREST  RATE   BALANCE   INTEREST  RATE
                                ---------------------------------------------------------------------------------
ASSETS
 Interest-bearing assets
  Loans - total (1) (3)           $400,524  $36,883   9.21% $306,142  $25,634   8.37% $264,810  $23,346   8.82%
 Taxable investment
  securities, including
  FRB and FHLB stock                73,203    4,871   6.65    73,322    4,647   6.34    57,242    3,636   6.35
 Nontaxable investment
  securities (2)                       280       13   4.64     3,417      167   4.89     9,721      447   4.60
 Interest-bearing balances
  and money market
  investments (4)                      636       33   5.19       943       43   4.56       773       29   3.75
 Bankers acceptances
  Federal funds sold                 2,413      153   6.34     8,375      406   4.85     6,441      345   5.36
                                  -----------------         --------  -------         --------  -------
   Total interest-bearing
     assets                        477,056   41,953   8.79   392,199   30,897   7.88   338,987   27,803   8.20
                                            -------                   -------                   -------
 Noninterest-earning assets
  Cash and due from banks           15,739                    14,083                    12,917
  Allowance for loan losses         (4,048)                   (2,748)                   (2,826)
  Other assets                      26,032                    24,825                    22,328
                                  --------                  --------                  --------
    Total assets                  $514,779                  $428,359                  $371,406
                                  ========                  ========                  ========

LIABILITIES &
 STOCKHOLDERS' EQUITY
 Interest-bearing liabilities
  Savings deposits               $  38,536      853   2.21  $ 45,358      805   1.77 $  50,194    1,091   2.17
  Interest-bearing
   demand deposits                  67,853    2,231   3.29    45,679    1,121   2.45    18,088      477   2.64
  Time deposits                    247,254   14,605   5.91   203,180   10,677   5.25   161,029    9,010   5.60
  Short-term borrowings             10,996      612   5.57     1,173       76   6.48       864       50   5.79
  Long-term debt                    75,168    4,998   6.65    55,934    3,086   5.52    47,121    2,658   5.64
                                 ------------------         -----------------        ---------  -------   ----
    Total interest-bearing
     liabilities                   439,807   23,299   5.30   351,324   15,765   4.49   277,296   13,286   4.79
                                            -------                   -------                   -------
Noninterest-bearing liabilities
  Demand deposits                   40,254                    43,258                    58,032
  Other liabilities                  4,236                     3,615                     3,017
  Stockholders' equity              30,482                    30,162                    33,061
                                  --------                  --------                  --------
    Total liabilities and
     stockholders' equity         $514,779                  $428,359                  $371,406
                                  ========                  ========                  ========
Net interest income                         $18,654                   $15,132                   $14,517
                                            =======                   =======                   =======

Net interest income as a percent
 of interest-bearing assets                           3.91%                     3.86%                     4.28%
                                                      ====                      ====                      ====

(1) Nonaccruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loans fees.
(2)  Yields are not presented on a tax-equivalent basis.
(3) Loan fees and late fees included in interest on loans aggregated $1,852,000, $1,165,000, and $1,156,000 in 2000, 1999, and 1998,
     respectively.
(4) Horizon has no foreign office and, accordingly, no assets or liabilities to foreign operations. Horizon's subsidiary bank had no funds invested in Eurodollar Certificates of Deposit at December 31, 2000.

                                                HORIZON BANCORP & SUBSIDIARIES 9

MANAGEMENT DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
-------------------------------------------------------------------------
CONDITION
---------
(Table dollar amounts in thousands)

                                                          2000 - 1999                                    1999 - 1998
                                                     INCREASE/(DECREASE)                            INCREASE/(DECREASE)
                                       ------------------------------------------------------------------------------------------
                                                         CHANGE         CHANGE                          CHANGE           CHANGE
                                         TOTAL           DUE TO         DUE TO            TOTAL         DUE TO           DUE TO
                                        CHANGE           VOLUME           RATE           CHANGE         VOLUME            RATE
                                       ------------------------------------------------------------------------------------------
INTEREST INCOME
Loans - total                          $ 11,249        $  8,499        $  2,750        $  2,288        $  3,505        $ (1,217)
Taxable investment securities               224              (8)            232           1,011           1,019              (8)
Nontaxable investment securities           (154)           (146)             (8)           (280)           (306)             26
Interest-bearing balances and
 money market investments                   (10)            (15)              5              14               7               7
Federal funds sold                         (253)           (351)             98              61              96             (35)
                                       ------------------------------------------------------------------------------------------
   Total interest income                 11,056           7,979           3,077           3,094           4,321          (1,227)
                                       ------------------------------------------------------------------------------------------

INTEREST EXPENSE
Savings deposits                             48            (132)            180            (285)            (98)           (187)
Interest-bearing demand deposits          1,110             653             457             644             679             (35)
Time deposits                             3,928           2,499           1,429           1,666           2,242            (576)
Short-term borrowings                       536             548             (12)             26              19               7
Long-term debt                            1,912           1,198             714             428             487             (59)
                                       ------------------------------------------------------------------------------------------
   Total interest expense                 7,534           4,766           2,768           2,479           3,329            (850)
                                       ------------------------------------------------------------------------------------------
NET INTEREST EARNINGS                  $  3,522        $  3,213        $    309        $    615        $    992        $   (377)
                                       ========================================================================================

Horizon's average earning assets were $477.056 million in 2000 compared to $392.199 million in 1999 and $338.987 million in 1998. The net interest margin for 2000 was 3.91% compared to 3.86% and 4.28% in 1999 and 1998, respectively. The increase in net interest margin from 1999 to 2000 is primarily a result of increased volume and rate in the loan portfolios. The decrease in net interest margin from 1998 to 1999 is primarily a result of increased volume in the loan portfolio at a lower rate than the previous year and an increase in the volume of time deposits to fund the loan growth.

NONINTEREST INCOME
The major components of noninterest income consist of service charges on deposit accounts and fiduciary fees. Service charges on deposit accounts are based upon:
a) recovery of direct operating expenses associated with providing the service,
b) allowing for a profit margin that provides an adequate return on assets and stockholders' equity, and c) competitive factors within the Bank's markets. Service charges on deposits were $2.028 million, $2.048 million, and $2.255 million for 2000, 1999, and 1998, respectively. The decline in service charges in 1999 is the result of the redesign of Horizon's checking accounts to stay more competitive within our markets.

Fiduciary fees were $2.728 million in 2000 compared to $2.113 million and $2.141 million in 1999 and 1998, respectively.

10 HORIZON BANCORP & SUBSIDIARIES

MANAGEMENT DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
-------------------------------------------------------------------------
CONDITION
---------
                                             (Table dollar amounts in thousands)

NONINTEREST EXPENSE
Noninterest expense totaled $17.905 million in 2000 compared to $19.430 million and $17.436 million in 1999 and 1998, respectively. The increase in 1999 is a result of the ESOP termination expense. Excluding one time charge, noninterest expenses would have declined slightly from 1998 to 1999.

Salaries and benefits decreased 1.09% during 2000 compared to an decrease of 1.43% during 1999 and a increase of 14.12% for 1998. The increase in 1998 is primarily a result of the payment of the severance benefit after the termination of the President and Chief Administrative Officer who was a party to an employment contract and increased expenses related to ESOP.

Total other expenses increased 13.76% in 2000, decreased 9.65% in 1999 and decreased 3.51% in 1998. The primary factors in the increase of the 2000 expenses were: 1) $80 thousand increase in professional fees; 2) $144 thousand increase in outside services and consultant fees; 3) $75 thousand increase in loan expense and; 4) $57 thousand increase in advertising expense. The primary factors in the reduction of the 1999 expenses were: 1) $294 thousand decrease in other losses and; 2) $178 thousand decrease in corporate expenses. The primary factors in the reduction of the 1998 expenses were: 1) $146 thousand decrease in supplies and printing expenses, 2) $273 thousand decrease in advertising expenses, 3) $236 thousand increase in professional fees, 4) $166 thousand decrease in training expenses, and; 5) $93 thousand decrease in outside services and consultants.

INCOME TAXES
Income tax expense, before discontinued operations, totaled $1.812 million in 2000 compared to $675 thousand and $460 thousand in 1999 and 1998, respectively. The effective tax rate was 32.39%, 139.46%, and 26.84% for 2000, 1999, and 1998,
respectively. The effective tax rate is high in 1999 because the majority of the ESOP termination expenses were not tax deductible. Excluding that expense, the effective tax rate for 1999 would have been 26.40%.

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

LIQUIDITY
The Bank maintains a stable base of core deposits provided by long standing relationships with consumers and local businesses. These deposits are the principal source of liquidity for Horizon. Other sources of liquidity for Horizon include earnings, loan repayment, investment security sales and maturities, sale of real estate loans and borrowing relationships with correspondent banks, including the Federal Home Loan Bank (FHLB). During 2000, cash flows were generated from an increase in deposits of $23 million and increases in short term borrowings of $10 million. Cash flows were used for a $3.5 million increase in investment securities and a $30 million decrease in FHLB borrowings. The net cash and cash equivalent position increased $207 thousand, in cash and due from banks.

                                               HORIZON BANCORP & SUBSIDIARIES 11

MANAGEMENT DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
-------------------------------------------------------------------------
CONDITION
---------
(Table dollar amounts in thousands)

INTEREST SENSITIVITY
The degree by which net interest income may fluctuate due to changes in interest rates is monitored by Horizon using computer simulation modeling, incorporating not only the current GAP position but the effect of expected repricing of specific financial assets and liabilities. When repricing opportunities are not properly aligned, net interest income may be affected when interest rates change. Forecasting results of the possible outcomes determine the exposure to interest rate risk inherent in Horizon's balance sheet. The goal is to manage imbalanced positions that arise when the total amount of assets repricing or maturing in a given time period differs significantly from liabilities that are repricing or maturing in the same time period. The theory behind managing the difference between repricing assets and repricing liabilities is to have more assets repricing in a rising rate environment and more liabilities repricing in a declining rate environment. At December 31, 2000, Horizon had a negative GAP position of .79. This indicates that the total amount of assets repricing within one year were 79% of the total amount of liabilities repricing within the same time period. This compares to a negative GAP position of .71 at December 31, 1999.


                                                         RATE SENSITIVITY
                                      ----------------------------------------------------------------
                                                GREATER THAN 3   GREATER THAN 6   GREATER
                                      3 MONTHS  MONTHS AND LESS  MONTHS AND LESS  THAN 1
AS OF DECEMBER 31, 2000                OR LESS  THAN 6 MONTHS    THAN 1 YEAR      YEAR       TOTAL
------------------------------------------------------------------------------------------------------
Loans                                 $165,362      $22,106       $  35,441       $170,042    $392,951
Money market investments                 1,033                                                   1,033
Interest-bearing balances with Banks       238                                                     238
Investment securities and
 FRB and FHLB stock                     14,017       2,946           15,872         44,779      77,614
Other assets                                                                        59,940      59,940
                                      ----------------------------------------------------------------
   Total assets                       $180,650     $25,052        $  51,313       $274,761    $531,776
                                      ================================================================

Noninterest-bearing deposits                                                     $  30,044    $ 30,044
Interest-bearing deposits             $ 87,619     $77,046        $  86,163        105,476     356,304
Borrowed funds                          44,605       2,157           29,313         33,393     109,468
Other liabilities                                                                    4,336       4,336
Stockholders' equity                                                                31,624      31,624
                                      ----------------------------------------------------------------
   Total liabilities and
    stockholders' equity              $132,224     $79,203         $115,476       $204,873    $531,776
                                      ================================================================
GAP                                   $ 48,426    $(54,151)       $ (64,163)     $  69,888

Cumulative GAP                        $ 48,426    $ (5,725)       $ (69,888)

Included in the GAP analysis are certain interest-bearing demand accounts and savings accounts. These interest-bearing accounts are subject to immediate withdrawal. However, Horizon considers approximately 70% of these deposits to be insensitive to gradual changes in interest rates and generally to behave like deposits with longer maturities based upon historical experience.

12 HORIZON BANCORP & SUBSIDIARIES

MANAGEMENT DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
-------------------------------------------------------------------------
CONDITION
---------
                                             (Table dollar amounts in thousands)

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

The table, which follows, provides information about Horizon's financial instruments that are sensitive to changes in interest rates as of December 31, 2000. Horizon had no derivative financial instruments or trading portfolio as of December 31, 2000. The table incorporates Horizon's internal system generated data related to the maturity and repayment/withdrawal of interest-earning assets and interest-bearing liabilities. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted average interest rates by contractual maturities as well as the historical experience of Horizon related to the impact of interest rate fluctuations on the prepayment of residential loans and mortgage-backed securities. From a risk management perspective, Horizon believes that repricing dates are more relevant than contractual maturity dates when analyzing the value of financial instruments. For deposits with no contractual maturity dates, the table presents principal cash flows and weighted average rate, as applicable, based upon Horizon's experience and management's judgment concerning the most likely withdrawal behaviors.

                                               HORIZON BANCORP & SUBSIDIARIES 13

MANAGEMENT DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
-------------------------------------------------------------------------
CONDITION
---------
(Table dollar amounts in thousands)

QUANTITATIVE DISCLOSURE OF MARKET RISK

                                                                                2006 &            Fair Value
                                     2001     2002    2003     2004     2005    Beyond    Total   12/31/00
-------------------------------------------------------------------------------------------------------------
RATE-SENSITIVE ASSETS

 Fixed interest rate loans       $  31,060  $26,979  $22,522  $18,122  $13,990  $70,468 $183,141   $189,386
 Average interest rate               8.34%    8.23%    8.09%    8.04%    7.93%    7.93%    8.07%

 Variable interest rate loans      196,652    1,586    3,306    6,005    2,550    4,514  214,613    217,320
 Average interest rate               9.95%    8.38%    8.21%    8.05%    9.16%    7.78%    9.80%

 Total loans                       227,712   28,565   25,828   24,127   16,540   74,982  397,754    406,706
 Average interest rate               9.73%    8.24%    8.11%    8.04%    8.12%    7.92%    9.01%

 Securities, including FRB
  and FHLB stock                    32,835    8,352   12,632    2,482    4,639   16,674   77,614     77,614
 Average interest rate               6.18%    6.59%    6.34%    6.29%    6.57%    6.49%    6.34%

 Other interest-bearing assets       1,271                                                 1,271      1,271
 Average interest rate               4.75%                                                 4.75%

   Total earnings assets           261,818   36,917   38,460   26,609   21,179   91,656  476,639    485,591
   Average interest rate             9.26%    7.87%    7.53%    7.88%    7.78%    7.66%    8.56%

RATE-SENSITIVE LIABILITIES

 Noninterest-bearing deposits                                                   $30,044 $ 30,044   $ 30,044

 NOW accounts                    $  49,569  $ 8,211  $ 6,674  $ 5,425  $ 4,409   19,144   93,432     94,171
 Average interest rate               4.04%    4.20%    4.20%    4.20%    4.20%    4.20%    4.11%

 Savings and money
  market accounts                   24,353    1,686    1,362    1,113      917    4,889   34,320     32,776
 Average interest rate               1.81%    1.97%    1.92%    1.88%    1.85%    1.78%    1.82%

 Certificates of deposit           176,907   41,857    5,569    4,219                    228,552    229,753
 Average interest rate               6.16%    6.42%    5.50%    5.82%                      6.19%

 Total deposits                    250,829   51,754   13,605   10,757    5,326   54,077  386,348    386,744
 Average interest rate               5.32%    5.92%    4.50%    4.60%    3.80%    1.65%    4.82%

 Fixed interest rate borrowings     25,031       33   10,037   15,039       42      137   50,319     50,076
 Average interest rate               6.61%    6.97%    6.90%    6.19%    6.97%    7.29%    6.54%

 Variable interest rate borrowings  51,044    1,517    1,233    1,002      815    3,538   59,149     60,195
 Average interest rate               6.54%    5.79%    5.79%    5.79%    5.79%    5.79%    6.44%

   Total funds                     326,904   53,304   24,875   26,798    6,183   57,752  495,816    497,015
   Average interest rate             5.61%    5.92%    5.53%    5.53%    4.08%    1.91%    5.18%

14 HORIZON BANCORP & SUBSIDIARIES

MANAGEMENT DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
-------------------------------------------------------------------------
CONDITION
---------
                                             (Table dollar amounts in thousands)

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

SFAS No. 133 will be effective for all fiscal years beginning after June 15, 1999. The implementation date was deferred by SFAS 137 and as a result the effective date of SFAS 133 will be for all fiscal quarters of fiscal years beginning after June 15, 2000. At this time, management does not believe the statement will have any impact on the financial condition or results of operations of Horizon.


                                               HORIZON BANCORP & SUBSIDIARIES 15

MANAGEMENT DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
-------------------------------------------------------------------------
CONDITION
---------
(Table dollar amounts in thousands)

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

16 HORIZON BANCORP & SUBSIDIARIES

================================================================================





















                        HORIZON BANCORP

                                   Consolidated Financial Statements
                                   2000 Annual Report





















================================================================================

                                                            TABLE OF CONTENTS


                                    FINANCIAL STATEMENTS

                              Consolidated balance sheet       20

                        Consolidated statement of income       21

          Consolidated statement of stockholders' equity       22

                    Consolidated statement of cash flows       23

              Notes to consolidated financial statements       24

                            INDEPENDENT AUDITOR'S REPORT       47

                                       OTHER INFORMATION

             Management's report on financial statements       48

                      Summary of selected financial data       49

Horizon's common stock and related stockholders' matters       50



                                              HORIZON BANCORP & SUBSIDIARIES 19

CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------
(Table dollar amounts in thousands)

DECEMBER 31                                                              2000            1999
----------------------------------------------------------------------------------------------
ASSETS
 Cash and due from banks                                            $  34,018       $  34,670
 Federal funds sold
 Interest-bearing demand deposits                                       1,033             174
                                                                    -------------------------
  Cash and cash equivalents                                            35,051          34,844
 Interest-bearing deposits                                                238             232
 Investment securities available for sale                              71,375          67,880
 Loans held for sale                                                    4,176
 Loans, net of allowance for loan losses of $4,803 and $3,273         388,775         391,084
 Premises and equipment                                                17,281          18,134
 Federal Reserve and Federal Home Loan Bank stock                       6,239           5,897
 Interest receivable                                                    3,301           2,780
 Other assets                                                           5,340           5,145
                                                                    -------------------------
    Total assets                                                     $531,776        $525,996
                                                                     ========================

LIABILITIES
 Deposits
  Noninterest bearing                                               $  30,044       $  44,890
  Interest bearing                                                    356,304         318,778
                                                                    -------------------------
    Total deposits                                                    386,348         363,668
 Short-term borrowings                                                 34,148          24,500
 Federal Home Loan Bank advances                                       75,320         105,000
 Interest payable                                                       1,015             920
 Other liabilities                                                      3,321           2,909
                                                                    -------------------------
    Total liabilities                                                 500,152         496,997
                                                                    =========================

COMMITMENTS AND CONTINGENCIES

EQUITY RECEIVED FROM CONTRIBUTIONS AND DIVIDENDS TO THE ESOP            6,676           7,808
                                                                    -------------------------

STOCKHOLDERS' EQUITY
 Common stock, $1 stated value
  Authorized, 5,000,000 shares
  Issued, 1,038,428 shares, less ESOP shares of
    131,652 and 165,309                                                   907             873
 Additional paid-in capital                                            14,263          13,153
 Retained earnings                                                     25,184          22,629
 Accumulated other comprehensive income (loss)                              9          (1,201)
 Treasury stock, at cost, 375,396 and 350,293 shares                  (15,415)        (14,263)
                                                                    -------------------------
 Total stockholders' equity                                            24,948          21,191
                                                                    -------------------------
    Total liabilities and stockholders' equity                       $531,776        $525,996
                                                                     ========================

See notes to consolidated financial statements.



20 HORIZON BANCORP & SUBSIDIARIES

                                                CONSOLIDATED STATEMENT OF INCOME
--------------------------------------------------------------------------------
                            (Dollar amounts in thousands, except per share data)

YEAR ENDED DECEMBER 31                                     2000           1999         1998
---------------------------------------------------------------------------------------------
INTEREST INCOME
 Loans receivable                                         $36,883       $25,634      $ 23,346
 Investment securities
  Taxable                                                   5,057         5,096         4,010
  Tax exempt                                                   13           167           447
                                                          -----------------------------------
    Total interest income                                  41,953        30,897        27,803
                                                          -----------------------------------

INTEREST EXPENSE
 Deposits                                                  17,689        12,603        10,578
 Federal funds purchased and short-term borrowings            612            76            50
 Federal Home Loan Bank advances                            4,998         3,086         2,658
                                                          -----------------------------------
    Total interest expense                                 23,299        15,765        13,286
                                                          -----------------------------------

NET INTEREST INCOME                                        18,654        15,132        14,517
 Provision for loan losses                                  2,010         1,100           820
                                                          -----------------------------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        16,644        14,032        13,697
                                                          -----------------------------------

OTHER INCOME
 Service charges on deposit accounts                        2,028         2,048         2,255
 Wire transfer fee income                                     479            91            17
 Fiduciary activities                                       2,728         2,113         2,141
 Gain on sale of mortgage loans                               268            19
 Gain on sale of other real estate owned                       12            72
 Gain on sale of securities                                                 177
 Commission income from insurance agency                      812           811           462
 Income from reinsurance company                              109           158           158
 Other income                                                 420           393           420
                                                          -----------------------------------
    Total other income                                      6,856         5,882         5,453
                                                          -----------------------------------

OTHER EXPENSES
 Salaries and employee benefits                             9,115         9,017         9,148
 ESOP termination expense                                                 2,073
 Net occupancy expenses                                     1,733         1,692         1,344
 Data processing and equipment expenses                     2,077         2,079         2,108
 Loss on disposal of fixed assets                              36           219            26
 Loss on other real estate owned                                              4
 Other expenses                                             4,944         4,346         4,810
                                                          -----------------------------------
    Total other expenses                                   17,905        19,430        17,436
                                                          -----------------------------------

INCOME BEFORE INCOME TAX                                    5,595           484         1,714
 Income tax expense                                         1,812           675           460
                                                          -----------------------------------

NET INCOME (LOSS) FROM CONTINUING OPERATIONS                3,783          (191)        1,254
                                                          -----------------------------------

DISCONTINUED OPERATIONS
 Loss from operation of discontinued subsidiary
  (less tax benefit of $56 and $115 for 1999 and 1998)                      (81)         (171)
 Loss on disposal of subsidiary, including provision of
  $134 for operating losses during phase-out period
  (less tax benefit of $52 in 1999)                                         (82)
                                                          -----------------------------------
    Total loss from discontinued operations                                (163)         (171)
                                                          -----------------------------------
NET INCOME (LOSS)                                         $ 3,783      $   (354)      $ 1,083
                                                          ===================================

Basic & diluted earnings per share
 from continuing operations                               $  5.54      $   (.29)      $  1.83
Basic & diluted earnings per share from
 loss on discontinued operations                                           (.25)         (.25)
                                                          -----------------------------------
BASIC AND DILUTED EARNINGS PER SHARE                      $  5.54      $   (.54)      $  1.58
                                                          ===================================

See notes to consolidated financial statements.


                                               HORIZON BANCORP & SUBSIDIARIES 21

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
(Dollar amounts in thousands)


                                                                                    ACCUMULATED
                                                 ADDITIONAL                             OTHER
                                         COMMON   PAID-IN     COMPREHENSIVE RETAINED COMPREHENSIVE  TREASURY
                                         STOCK    CAPITAL     INCOME (LOSS) EARNINGS INCOME (LOSS)    STOCK    TOTAL
-----------------------------------------------------------------------------------------------------------------------
BALANCES, JANUARY 1, 1998                  $720   $  7,763                  $24,355   $   400     $ (4,529)  $28,709
 Net income                                                      $  1,083     1,083                            1,083
 Other comprehensive income,
  net of tax, unrealized
  losses on securities                                                (64)                (64)                   (64)
                                                                   ------
 Comprehensive income                                              $1,019
                                                                   ======
 Cash dividends ($1.80 per share)                                            (1,237)                          (1,237)
 Purchase of 36,785 shares
  of treasury stock                                                                                 (2,115)   (2,115)
 Issuance of 6,897 shares of
  common stock for purchase
  of insurance agency                         7        379                                                       386
 Net purchases and distributions
  with ESOP                                  14        627                                                       641
 Tax benefit of ESOP
  dividend deduction                                    65                                                        65
                                           ---------------                  ----------------------------------------
BALANCES, DECEMBER 31, 1998                 741      8,834                   24,201       336       (6,644)   27,468
 Net loss                                                         $  (354)     (354)                            (354)
 Other comprehensive income,
  net of tax, unrealized losses on
  securities, net of reclassification
  adjustment                                                       (1,537)             (1,537)                (1,537)
                                                                  -------
 Comprehensive loss                                               $(1,891)
                                                                  =======
 Cash dividends ($1.80 per share)                                            (1,218)                          (1,218)
 Purchase of 167,245 shares
  of treasury stock                                                                                 (7,619)   (7,619)
 Issuance of 4,000 shares of
  common stock for purchase
  of investment management entity             4        196                                                       200
 Net purchases and distributions
  with ESOP                                 128      4,058                                                     4,186
 Tax benefit of ESOP dividend
  deduction                                             65                                                        65
                                           ---------------                  ----------------------------------------
BALANCES, DECEMBER 31, 1999                 873     13,153                   22,629    (1,201)     (14,263)   21,191
 Net income                                                       $ 3,783     3,783                            3,783
 Other comprehensive income,
  net of tax, unrealized gains
  on securities                                                     1,210               1,210                  1,210
                                                                   ------
 Comprehensive income                                              $4,993
                                                                   ======
 Cash dividends ($1.80 per share)                                            (1,228)                          (1,228)
 Purchase of 26,733 shares of
  treasury stock                                                                                    (1,200)   (1,200)
 Re-issuance of 1,476 shares
  of common stock in partial
  payment of directors fees                             12                                              48        60
 Net purchases and distributions
  with ESOP                                  34      1,098                                                     1,132
                                           ---------------                  ----------------------------------------
BALANCES, DECEMBER 31, 2000                $907    $14,263                  $25,184    $    9     $(15,415)  $24,948
                                           ===============                  ========================================

See notes to consolidated financial statements.


22 HORIZON BANCORP & SUBSIDIARIES

                                            CONSOLIDATED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------
                                                   (Dollar amounts in thousands)

YEAR ENDED DECEMBER 31                                             2000         1999         1998
----------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income (loss)                                               $   3,783    $    (354)   $   1,083
 Adjustments to reconcile net income (loss) to net cash
  provided by operating activities
  Provision for loan losses                                         2,010        1,100          820
  Additional paid-in capital from release of ESOP shares                         1,807          360
  Depreciation and amortization                                     1,445        1,409        1,135
  Deferred income tax                                                (157)         (98)         392
  Investment securities amortization, net                             105          164          199
  Investment securities gains                                                     (177)
  Discontinued operations                                             237                       194
  Loss on disposal of fixed assets                                     36          219           26
  (Gain) loss on sale of loans                                       (268)          19
  Proceeds from sales of loans                                     33,265       11,955        2,765
  Loans originated for sale                                       (37,173)
  Gain on sale of other real estate owned                             (12)         (68)
  Deferred loan fees                                                  (57)         (49)         (84)
  Unearned income                                                    (223)         102          (61)
  Net change in
    Interest receivable                                              (521)        (531)          15
    Interest payable                                                   95          103          143
    Other assets                                                     (813)       1,586       (1,409)
    Other liabilities                                                 412         (141)        (857)
                                                                -----------------------------------
     Net cash provided by operating activities                      1,927       17,283        4,721
                                                                -----------------------------------

INVESTING ACTIVITIES
 Net change in interest-bearing deposits                               (6)          (7)          (6)
 Purchases of securities available for sale                       (13,321)     (35,250)     (27,839)
 Proceeds from maturities, calls, and principal
  repayments of securities available for sale                      11,718       17,708       17,868
 Proceeds from sales of securities available for sale                           11,738
 Purchases of securities held to maturity                                                    (2,597)
 Proceeds from maturities, calls, and principal
  repayments of securities held to maturity                                      1,785        2,282
 Net change in loans                                                  245     (117,265)     (34,048)
 Principal payments received on ESOP loan                                        5,769          651
 Proceeds from sale of fixed assets                                    23          715
 Recoveries on loans previously charged-off                           334          363          401
 Purchase of insurance agency                                                                  (785)
 Purchase of investment management entity                                          200
 Purchases of premises and equipment                                 (651)      (2,070)      (3,423)
 Purchase of Federal Reserve and Federal Home Loan Bank stock        (342)      (1,924)        (350)
                                                                -----------------------------------
     Net cash used by investing activities                         (2,000)    (118,238)     (47,846)
                                                                -----------------------------------

FINANCING ACTIVITIES
 Net change in
  Deposits                                                      $  22,680    $  41,267    $  57,988
  Short-term borrowings                                             9,648       20,500      (12,000)
 Federal Home Loan Bank advances                                   50,320       66,000       70,000
 Repayment of Federal Home Loan Bank advances                     (80,000)     (15,000)     (58,000)
 Dividends paid                                                    (1,228)      (1,218)      (1,237)
 Re-issuance of treasury stock                                         60
 Purchase of treasury stock                                        (1,200)      (7,619)      (2,115)
                                                                -----------------------------------
     Net cash provided by financing activities                        280      103,930       54,636
                                                                -----------------------------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                               207        2,975       11,511
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                       34,844       31,869       20,358
                                                                -----------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                          $  35,051    $  34,844    $  31,869
                                                                ===================================

ADDITIONAL CASH FLOWS INFORMATION

 Interest paid                                                  $  23,394    $  15,868    $  13,388
 Income tax paid                                                    2,150          350          440

See notes to consolidated financial statements.


                                               HORIZON BANCORP & SUBSIDIARIES 23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
(Table dollar amounts in thousands)


NOTE 1 NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS -- The consolidated financial statements of Horizon Bancorp (Horizon) and its wholly owned subsidiaries, Horizon Bank, N.A. (Bank), HBC Insurance Group, Inc. (Insurance Company), and The Loan Store, Inc. conform to generally accepted accounting principles and reporting practices followed by the banking industry.

The Bank is a full-service commercial bank offering a broad range of commercial and retail banking and other services incident to banking. The Bank has two wholly-owned subsidiaries: Horizon Trust & Investment Management, N.A. (HTIM) and Horizon Insurance Services, Inc. (Insurance Agency). HTIM offers corporate and individual trust and agency services and investment management services. The Insurance Agency offers a full line of commercial and personal insurance products. The Bank maintains four facilities in LaPorte County, Indiana and four facilities in Porter County, Indiana. The Insurance Company offers credit insurance. The net income generated from the insurance operations is not significant to the overall operations of Horizon. The Loan Store, Inc. is a discontinued operation and sold its loan portfolio to another finance company in August 1999. The Loan Store, Inc. was a subprime consumer finance company with offices located in Highland, South Bend, and Michigan City, Indiana. Horizon conducts no business except that incident to its ownership of the subsidiaries.

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

INVESTMENT SECURITIES AVAILABLE FOR SALE -- Horizon and the Bank designate their investment portfolio as available for sale based on management's plans to use such securities for asset and liability management, liquidity, and not to hold such securities as long-term investments. Management repositions the portfolio to take advantage of future expected interest rate trends when Horizon's long-term profitability can be enhanced. Investment securities available for sale and marketable equity securities are carried at estimated fair value and any net unrealized gains/losses (after tax) on these securities are included in accumulated other comprehensive income. Gains/losses on the disposition of securities available for sale are recognized at the time of the transaction and are determined by the specific identification method.

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

CONCENTRATIONS OF CREDIT RISK -- The Bank grants commercial, real estate, and consumer


24 HORIZON BANCORP & SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                             (Table dollar amounts in thousands)

loans to customers located primarily in LaPorte County and portions of Porter County in Northwest Indiana and provides mortgage warehouse lines to mortgage companies in the United States. Commercial loans make up approximately 22% of the loan portfolio and are secured by both real estate and business assets. These loans are expected to be repaid from cash flow from operations of the businesses. Real estate loans make up approximately 32% of the loan portfolio and are secured by both commercial and residential real estate. Installment loans make up approximately 20% of the loan portfolio and are primarily secured by consumer assets. Mortgage warehouse loans make up approximately 26% of the loan portfolio and are secured by residential real estate.

MORTGAGE WAREHOUSE LOANS -- Horizon purchases residential mortgage loans from various mortgage companies prior to sale of these loans by the mortgage companies in the secondary market. Horizon held loans that were purchased under agreements to resell from 28 approved mortgage companies at December 31, 2000. Horizon purchases such loans from mortgage companies, net of certain fees, and later sells them back to the mortgage companies at the same amount and without recourse provisions. As a result, no gains and losses are recorded at the resale of loans. Horizon records interest and fee income on the loans during the funding period. Horizon uses the stated interest rate in the agreement with each mortgage company for interest income recognition, and not the interest rates on the individual loans. Horizon does not retain servicing of the loans when they are resold. Loans consist of purchase money and refinance mortgage loans and are generally held no more than 90 days by Horizon and are typically resold within 30 days.

ALLOWANCE FOR LOAN LOSSES -- An allowance for loan losses is maintained to absorb loan losses inherent in the loan portfolio. The allowance is based on ongoing quarterly assessments of the probable estimated losses inherent in the loan portfolio. The allowance is increased by the provision for credit losses, which is charged against current period operating results and decreased by the amount of charge offs, net of recoveries. Horizon's methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formula allowance, specific allowances for identified problem loans, and the unallocated allowance.

The formula allowance is calculated by applying loss factors to outstanding loans and certain unused commitments, in each case based on the internal risk grade of such loans, pools or loans, or commitments. Changes in risk grades of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based on a historical loss experience and may be adjusted for significant factors that, in management's judgement, affect the collectibility of the portfolio as of the evaluation date.

Specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate the probability that a loss has been incurred in excess of the amount determined by the application of the formula allowance.

The unallocated allowance is based upon management's evaluation of various conditions, the effects of which are not directly measured in the determination of the formula and specific allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific credits. The conditions evaluated in connection with the unallocated allowance may include factors such as local, regional, and national economic conditions and forecasts, and adequacy of loan policies and internal controls, the experience of the lending staff, bank regulatory examination results, and changes in the composition of the portfolio.

LOAN IMPAIRMENT-- When analysis determines a borrower's operating results and financial


                                               HORIZON BANCORP & SUBSIDIARIES 25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Table dollar amounts in thousands)

condition are not adequate to meet debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of 30 days or more. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are also often considered impaired. Impaired loans, or portions thereof are charged-off when deemed uncollectible. This typically occurs when the loan is 120 or more days past due.

Loans are considered impaired if full principal or interest payments are not made in accordance with the original terms of the loan. Impaired loans are measured and carried at the lower of cost or the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. Smaller balance homogenous loans are evaluated for impairment in the aggregate.

Such loans include residential first mortgage loans secured by one to four family residences, residential construction loans and automobile, home equity, and second mortgages. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment.

PREMISES AND EQUIPMENT -- Buildings and major improvements are capitalized and depreciated using primarily the straight-line method with useful lives ranging from 3 to 40 years. Furniture and equipment are capitalized and depreciated using primarily the straight-line method with useful lives ranging from 3 to 20 years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on disposition are included in current operations.

FEDERAL RESERVE AND FEDERAL HOME LOAN BANK STOCK -- The stock is a required investment for institutions that are members of the Federal Reserve and Federal Home Loan Bank systems. The required investment in the common stock is based on a predetermined formula.

SERVICING RIGHTS -- Servicing rights represent both purchased rights and the allocated value of servicing rights retained on mortgage loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenue. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans to interest rates and then, secondarily, as to geographic and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

INTANGIBLE ASSETS -- Intangible assets are being amortized on the straight-line basis over a 15-year period. Such assets are periodically evaluated as to the recoverability of their carrying value.

TREASURY STOCK -- Treasury stock is stated at cost using the first-in, first-out
(FIFO) method.

INCOME TAXES -- Horizon files annual consolidated income tax returns with its subsidiaries. Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes.

TRUST ASSETS AND INCOME -- Property, other than cash deposits, held in a fiduciary or agency capacity is not included in the consolidated balance sheet since such property is not owned by Horizon.



26 HORIZON BANCORP & SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                             (Table dollar amounts in thousands)

EARNINGS PER COMMON SHARE AND DIVIDENDS DECLARED PER COMMON SHARE -- Basic EPS is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Horizon has no potential dilutive instruments. The outstanding stock options are not included in the computation of diluted EPS because the contracts may be settled in common stock or in cash at the election of the option holder. Historically, all contracts have been settled in cash and it is anticipated that the exercise of future contracts will also be settled in cash. The number of shares used in the computation of basic earnings per share is 682,883 for 2000, 655,391 for 1999, and 686,804 for 1998.

DIVIDEND RESTRICTIONS -- Regulations of the Comptroller of the Currency limit the amount of dividends that may be paid by a national bank to its parent holding company without prior approval of the Comptroller of the Currency. According to these regulations, as of December 31, 2000, $2,998,000 of additional dividends may be paid by the Bank to Horizon without prior approval of the Comptroller of the Currency. Additionally, the Federal Reserve Board limits the amount of dividends that may be paid by Horizon to its stockholders under its capital adequacy guidelines.

CONSOLIDATED STATEMENT OF CASH FLOWS -- For purposes of reporting cash flows, cash and cash equivalents are defined to include cash and due from banks, money market investments, and federal funds sold with maturities of one day or less. Horizon reports net cash flows for customer loan transactions, deposit transactions, short-term investments, and short-term borrowings.

RECLASSIFICATIONS -- Certain reclassifications have been made to the 1999 and 1998 financial statements to be comparable to 2000.

NOTE 2 FAIR VALUES OF FINANCIAL INSTRUMENTS

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

The estimated fair values of financial instruments, as shown below, are not intended to reflect the estimated liquidation or market value of Horizon taken as a whole. The disclosed fair value estimates are limited to Horizon's significant financial instruments at December 31, 2000 and 1999. These include financial instruments recognized as assets and liabilities on the consolidated balance sheet as well as certain off-balance sheet financial instruments. The estimated fair values shown below do not include any valuation of assets and liabilities which are not financial instruments as defined by SFAS No. 107 Disclosures about Fair Value of Financial Instruments, such as the value of real property, the value of core deposit intangibles, the value of mortgage servicing rights, nor the value of anticipated future business.

                                               HORIZON BANCORP & SUBSIDIARIES 27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Table dollar amounts in thousands)

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

28 HORIZON BANCORP & SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                             (Table dollar amounts in thousands)



The estimated fair values of Horizon's financial instruments are as follows:

                                                          2000                           1999
                                              ---------------------------------------------------------
                                                CARRYING        FAIR           CARRYING          FAIR
DECEMBER 31                                       AMOUNT        VALUE           AMOUNT           VALUE
--------------------------------------------------------------------------------------------------------
ASSETS
 Cash and cash equivalents                     $  35,051      $  35,051       $  34,844       $  34,844
 Interest-bearing deposits                           238            238             232             232
 Investment securities available for sale         71,375         71,375          67,880          67,880
 Loans including loans held for sale, net        392,951        401,903         391,084         389,260
 Interest receivable                               3,301          3,301           2,780           2,780
 Stock in FHLB and FRB                             6,239          6,239           5,897           5,897

LIABILITIES
 Noninterest-bearing deposits                     30,044         30,044          44,890          44,890
 Interest-bearing deposits                       356,304        356,700         318,778         318,191
 Short-term borrowings                            34,148         34,148          24,500          24,500
 Federal Home Loan Bank advances                  75,320         76,123         105,000         104,696
 Interest payable                                  1,015          1,015             920             920

NOTE 3 INVESTMENT SECURITIES

                                                                        2000
                                              ---------------------------------------------------------
                                                                GROSS           GROSS
                                               AMORTIZED      UNREALIZED      UNREALIZED         FAIR
DECEMBER 31                                      COST            GAINS          LOSSES           VALUE
--------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE
 U. S. Treasury and federal agencies           $  26,171      $      35       $    (204)      $  26,002
 State and municipal                               5,564            134              (2)          5,696
 FHLMC mortgage-backed securities                  5,598             63             (16)          5,645
 FNMA mortgage-backed securities                  13,252             57             (20)         13,289
 GNMA collateralized mortgage obligations          8,026                           (238)          7,788
 FHLMC collateralized mortgage obligation          7,725            227                           7,952
 FNMA collateralized mortgage obligations          4,707             55                           4,762
 Marketable equity securities                        315                            (74)            241
                                               --------------------------------------------------------
    Total investment securities                $  71,358      $     571       $    (554)      $  71,375
                                               ========================================================


                                               HORIZON BANCORP & SUBSIDIARIES 29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Table dollar amounts in thousands)



                                                                       1999
                                               ----------------------------------------------------
                                                               GROSS          GROSS
                                               AMORTIZED    UNREALIZED      UNREALIZED       FAIR
DECEMBER 31                                       COST         GAINS          LOSSES         VALUE
---------------------------------------------------------------------------------------------------
Available for sale
 U. S. Treasury and federal agencies           $ 30,428      $     18       $   (866)      $ 29,580
 State and municipal                              4,230                         (130)         4,100
 FHLMC mortgage-backed securities                 6,722            14           (127)         6,609
 FNMA mortgage-backed securities                 16,843            40           (267)        16,616
 GNMA collateralized mortgage obligations         8,051                         (582)         7,469
 FHLMC collateralized mortgage obligation           964                          (19)           945
 FNMA collateralized mortgage obligations         2,307                          (32)         2,275
 Marketable equity securities                       315                          (29)           286
                                               ----------------------------------------------------
     Total investment securities               $ 69,860      $     72       $ (2,052)      $ 67,880
                                               ====================================================


The amortized cost and fair value of securities available for sale at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                           AMORTIZED         FAIR
                                                                              COST           VALUE
------------------------------------------------------------------------------------------------------
Within one year                                                             $  9,029       $  8,997
One to five years                                                             10,540         10,565
Five to ten years                                                              8,874          8,926
After ten years                                                                3,292          3,210
                                                                            -----------------------
                                                                              31,735         31,698
Mortgage-backed securities                                                    18,850         18,934
Collateralized mortgage obligations                                           20,458         20,502
Marketable equity securities                                                     315            241
                                                                            -----------------------
    Totals                                                                  $ 71,358       $ 71,375
                                                                            =======================



Securities with a carrying value of $20,174,000 and $3,243,000 were pledged at December 31, 2000 and 1999 to secure certain public and trust deposits and securities sold under agreements to repurchase.

There were no sales of securities available for sale during 2000 and 1998. Proceeds from sales of securities available for sale during 1999 were $11,738,000. Gross gains of $217,000 and gross losses of $40,000 were realized on these sales.

During the second quarter of 1999, debt securities with an amortized cost of $10,050,000 were transferred from held to maturity to available for sale so the Bank could minimize the tax consequences of holding tax-exempt securities. The securities had an unrealized gain of approximately $350,000. There were no transfers between classifications during 2000.

There were no sales of securities held to maturity during 2000, 1999, or 1998.




30 HORIZON BANCORP & SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                             (Table dollar amounts in thousands)

NOTE 4 LOANS AND ALLOWANCE

DECEMBER 31                                                          2000        1999
---------------------------------------------------------------------------------------
Commercial loans                                                 $  88,421    $  89,361
Mortgage warehouse loans                                           102,884       85,542
Real estate loans                                                  125,431      154,717
Installment loans                                                   76,842       64,737
                                                                 ----------------------
                                                                   393,578      394,357
Allowance for loan losses                                           (4,803)      (3,273)
                                                                 ----------------------
    Total loans                                                  $ 388,775    $ 391,084
                                                                 ======================


DECEMBER 31                                             2000        1999         1998
---------------------------------------------------------------------------------------
Allowance for loan losses
 Balances, January 1                                $   3,273    $   2,787    $   2,702
 Provision for losses                                   2,010        1,100          820
 Provision for losses, discontinued operations                         250          180
 Recoveries on loans                                      334          363          401
 Loans charged off                                       (814)      (1,227)      (1,316)
                                                    -----------------------------------
 Balances, December 31                              $   4,803    $   3,273    $   2,787
                                                    ===================================


Impaired loans for which the discounted cash flows or collateral value exceeded the carrying value of the loan totaled $609,000 at December 31, 2000 and the allowance for impaired loans, included in the Bank's allowance for loan losses totaled $40,000 at that date. The average balance of impaired loans during 2000 was $600,000 and no interest income was recorded or received during the year. There were no loans classified as impaired during 1999.

At December 31, 2000 and 1999, loans past due more than 90 days and still accruing interest totaled approximately $699,000 and $401,000.

Loans on which the recognition of interest has been discontinued or reduced totaled approximately $2,487,000, $1,173,000, and $64,000 at December 31, 2000,
1999, and 1998. Interest income not recognized on these loans totaled approximately $241,000, $62,000, and $7,000 in 2000, 1999, and 1998.

Loans to directors and executive officers of Horizon and the Bank, including associates of such persons, amounted to $5,434,000 and $4,277,000, as of December 31, 2000 and 1999. During 2000, new loans or advances were $4,347,000 and loan payments were $3,190,000.



                                               HORIZON BANCORP & SUBSIDIARIES 31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Table dollar amounts in thousands)



NOTE 5 PREMISES AND EQUIPMENT

DECEMBER 31                                                2000          1999
--------------------------------------------------------------------------------
Land                                                   $   3,206      $   3,236
Buildings and improvements                                16,680         16,461
Furniture and equipment                                    8,323          8,319
                                                       ------------------------
    Total cost                                            28,209         28,016
Accumulated depreciation                                 (10,928)        (9,882)
                                                       ------------------------
    Net                                                $  17,281      $  18,134
                                                       ========================

Depreciation expense for the years ended December 31, 2000, 1999, and 1998 totaled $1,445,000, $1,409,000, and $1,135,000.

NOTE 6 LEASES

Horizon has several operating leases for premises and equipment that expire through 2005. These leases generally contain renewal options and require Horizon to pay all executory costs such as taxes, maintenance, and insurance. Rental expense for these leases amounted to $168,000, $299,000, and $291,000 for the years ended December 31, 2000, 1999, and 1998.

Future minimum lease payments under operating leases are:

YEARS ENDING DECEMBER 31
----------------------------------------------------------------
2001                                                        $150
2002                                                          48
2003                                                          40
2004                                                          32
2005                                                          13
                                                            ----
    Total minimum lease payments                            $283
                                                            ====

NOTE 7 DEPOSITS

DECEMBER 31                                              2000            1999
--------------------------------------------------------------------------------
Noninterest bearing demand deposits                    $  30,044      $  44,890
Interest bearing demand deposits                          93,432         60,127
Money market (variable rate)                               2,124          3,955
Savings deposits                                          32,196         38,356
Certificates of deposit of $100,000 or more               68,914         71,377
Other certificates and time deposits                     159,638        144,963
                                                       ------------------------
    Total deposits                                     $ 386,348      $ 363,668
                                                       ========================


32 HORIZON BANCORP & SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                             (Table dollar amounts in thousands)


Interest expense on time certificates of $100,000 or more was approximately $6,557,000, $4,067,000, and $2,937,000 for 2000, 1999, and 1998, respectively.

Certificates and other time deposits maturing in years ending December 31 are as follows:

2001                                                    $176,769
2002                                                      41,995
2003                                                       5,569
2004                                                       4,050
2005                                                         169
                                                        --------
                                                        $228,552
                                                        ========

Certificates of deposit of $100,000 or more by remaining maturity as of December 31, 2000 are as follows:

Due in three months or less                              $33,566
Due after three months through six months                 17,524
Due after six months through one year                     10,111
Due after one year                                         7,713
                                                         -------
                                                         $68,914
                                                         =======

NOTE 8 SHORT-TERM BORROWINGS

DECEMBER 31                                                2000            1999
--------------------------------------------------------------------------------
Federal funds purchased                                  $14,700         $22,000
Securities sold under agreements to repurchase            16,698
Notes payable, unsecured                                   2,750           2,500
                                                         -------         -------
    Total short-term borrowings                          $34,148         $24,500
                                                         =======         =======


Securities sold under agreements to repurchase consist of obligations of the Bank to other parties. The obligations are secured by U. S. agency and mortgage-backed securities and such collateral is held in safekeeping by third parties. The maximum amount of outstanding agreements at any month end during 2000 totaled $16,698,000 and the daily average of such agreements totaled $2,590,000. The agreements at December 31, 2000, are due on demand.

Horizon Bancorp has an unsecured $5,000,000 line of credit, of which $2,750,000 was outstanding at December 31, 2000. The loan is from an unrelated financial institution with interest payable monthly at LIBOR plus 2.20%. The note matures within one year.

At December 31, 2000, the Bank has available approximately $29,000,000 in credit lines with various money center banks.



                                               HORIZON BANCORP & SUBSIDIARIES 33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Table dollar amounts in thousands)


NOTE 9 FHLB ADVANCES

DECEMBER 31                                                            2000        1999
----------------------------------------------------------------------------------------
Federal Home Loan Bank advances, variable and fixed rates,
 due at various dates through May 15, 2020                          $75,320     $105,000
                                                                    ====================


The Federal Home Loan Bank advances are secured by first-mortgage loans and investment securities totaling approximately $273,955,000. Advances are subject to restrictions or penalties in the event of prepayment.

Contractual maturities in years ending December 31
2001                                                                $40,027
2002                                                                 10,029
2003                                                                 10,032
2004                                                                 15,034
2005                                                                     37
Thereafter                                                              161
                                                                   --------
                                                                   $ 75,320
                                                                   ========


NOTE 10 LOAN SERVICING

Loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of loans serviced for others totaled approximately $53,169,000 and $29,480,000 at December 31, 2000 and 1999.

The aggregate fair value of capitalized mortgage servicing rights at December 31, 2000 totaled approximately $454,000. There were no mortgage servicing rights capitalized prior to 2000. Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.

DECEMBER 31                                                            2000
---------------------------------------------------------------------------
Mortgage Servicing Rights
 Balance, January 1                                                  $    0
 Servicing rights capitalized                                           333
 Amortization of servicing rights                                       (17)
                                                                     ------
 Balance, December 31                                                $  316
                                                                     ======


NOTE 11 EMPLOYEE STOCK BONUS PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN

Horizon maintains an employee stock bonus plan (Stock Bonus Plan) that currently covers substantially all employees. The Stock Bonus Plan is noncontributory and each eligible employee is vested according to a schedule based upon years of service. Prior to the establishment of the Stock Bonus Plan, Horizon maintained an employee stock ownership plan (ESOP).




34 HORIZON BANCORP & SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                             (Table dollar amounts in thousands)

On July 20, 1999, the Board of Directors of Horizon Bancorp authorized the termination of the Horizon Bancorp Employee Stock Ownership Plan (ESOP). On December 31, 1999 the debt owed by the ESOP was repaid with the proceeds from the sale of a portion of the unallocated shares to Horizon Bancorp. The remaining shares for all active participants were allocated to participants. The expense related to the termination of the ESOP totaled $2.073 million for the year ended December 31, 1999. The retirement plans of Horizon Bancorp own approximately 24% of the outstanding shares at December 31, 1999. The remaining shares in the ESOP plan were transferred to the Stock Bonus Plan.

Total cash contributions and expense recorded during the year 2000 for the Stock Bonus Plan was $200,000. There were no contributions to the Stock Bonus Plan made for 1999 or 1998.

Transactions affecting ESOP expense and cash contributions to the ESOP are as follows:

DECEMBER 31                                                                          1999           1998
------------------------------------------------------------------------------------------------------------
Dividends paid on unallocated ESOP shares                                          $    200       $    329
Market value increase of shares released                                              1,807            360
Other contributions                                                                     793            139
                                                                                   -----------------------
Total ESOP expense included in ESOP termination
  expense and salaries and benefits                                                $  2,800       $    828
                                                                                   =======================
Total cash contributions made to ESOP
 during the year                                                                   $    793       $    139
                                                                                   =======================

Below are the transactions affecting the ESOP equity accounts:

                                                                     ADDITIONAL UNALLOCATED
                                                      COMMON       PAID-IN          ESOP
                                                       STOCK       CAPITAL          SHARES         TOTAL
                                                     -------------------------------------------------------

Balance, January 1, 1998                             $    307       $ 10,161       $ (6,420)      $  4,048
 Market value increase in ESOP shares released                           360                           360
 Loan repayments                                                                        651            651
 Net ESOP share purchases and distributions               (14)          (627)                         (641)
                                                     -----------------------------------------------------
Balance, December 31, 1998                                293          9,894         (5,769)         4,418
 Market value increase in ESOP shares released                         1,807                         1,807
 Loan repayments                                                                      5,769          5,769
 Sale of stock, at cost                                  (108)        (3,749)                       (3,857)
 Net ESOP share purchases and distributions               (20)          (309)                         (329)
                                                     -----------------------------------------------------
Balance, December 31, 1999                                165          7,643                         7,808
 Net ESOP share purchases and distributions               (34)        (1,098)                       (1,132)
                                                     -----------------------------------------------------
Balance, December 31, 2000                           $    131       $  6,545       $      0       $  6,676
                                                     =====================================================

                                               HORIZON BANCORP & SUBSIDIARIES 35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Table dollar amounts in thousands)

NOTE 12 EMPLOYEE THRIFT PLAN

The Employee Thrift Plan (Plan) provides that all employees of the Bank with the requisite hours of service are eligible for the Plan. The Bank fully matches the first 2% and 50% of the subsequent 4% of individual employee contributions. Employee voluntary contributions are vested at all times and the Bank contributions are fully vested after six years. The Bank's 2000, 1999, and 1998 expense related to the thrift plan totaled $201,000, $196,000, and $184,000.

NOTE 13 OTHER EXPENSES

YEAR ENDED DECEMBER 31                               2000       1999       1998
--------------------------------------------------------------------------------
Supplies and printing                             $   289    $   311    $   338
Advertising                                           511        454        480
Communication                                         628        622        611
Professional fees                                     826        746        740
Training                                              107         87        105
Outside services and consultants                      776        632        645
Reinsurance company                                    69         95        104
Loan expenses                                         350        275        204
Goodwill amortization                                  90         87         45
Directors fees                                        191        207        258
Insurance expense                                     212        197        211
Other                                                 895        633      1,069
                                                  -----------------------------
    Total other expenses                          $ 4,944    $ 4,346    $ 4,810
                                                  =============================

NOTE 14 INCOME TAX

YEAR ENDED DECEMBER 31                               2000       1999       1998
--------------------------------------------------------------------------------
Income tax expense
 Currently payable
  Federal                                         $ 1,526    $   552    $    53
  State                                               443        221         15
 Deferred                                            (157)       (98)       392
                                                 ------------------------------
    Total income tax expense                      $ 1,812    $   675    $   460
                                                 ==============================

Reconciliation of federal statutory
   to actual tax expense
 Federal statutory income tax at 34%              $ 1,902    $   165    $   583
 Tax exempt interest                                 (150)      (220)      (358)
 Nondeductible and other                              (32)       (28)        25
 Nondeductible ESOP expense                                      612
 Effect of state income taxes                         292        146         10
 Increase (decrease) in valuation allowance          (200)                  200
                                                  -----------------------------
    Actual tax expense                            $ 1,812    $   675    $   460
                                                  =============================

36 HORIZON BANCORP & SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                             (Table dollar amounts in thousands)

A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

DECEMBER 31                                                            2000        1999
----------------------------------------------------------------------------------------
ASSETS
 Allowance for loan losses                                            $ 1,033    $   383
 Accrued operating expenses                                                69        152
 Loan fees                                                                 58         84
 Alternative minimum tax carryforward                                                329
 Unrealized loss on securities available for sale                                    781
 Other                                                                    310        416
                                                                      ------------------
    Total assets                                                        1,470      2,145
                                                                      ------------------

LIABILITIES
 Depreciation                                                            (744)      (590)
 Accretion of investment discounts                                                    (5)
 Unrealized gain on securities available for sale                          (8)
                                                                      ------------------
    Total liabilities                                                    (752)      (595)
                                                                      ------------------
VALUATION ALLOWANCE                                                                 (200)
                                                                      ------------------
    Net deferred tax asset                                            $   718    $ 1,350
                                                                      ==================



The valuation allowance at December 31,1999 was $200,000. The valuation allowance decreased $200,000 during 2000 resulting in no valuation allowance at December 31, 2000. The decrease in the valuation allowance was a result of Horizon generating taxable income in 2000 that utilized the alternative minimum tax (ATM) credit carryforward.

NOTE 15 OTHER COMPREHENSIVE INCOME

YEAR ENDED DECEMBER 31                                        2000      1999       1998
----------------------------------------------------------------------------------------
Unrealized gains (losses) on securities:
 Unrealized holding gains (losses) arising during the year   $1,984   $(2,343)   $  (106)
 Less: reclassification adjustment for gains (losses)
      realized in net income                                              177
                                                             ---------------------------
 Net unrealized gains (losses)                                1,984    (2,520)      (106)
 Tax (expense) benefit                                         (774)      983         42
                                                             ---------------------------
Other comprehensive income (loss)                            $1,210   $(1,537)   $   (64)
                                                             ===========================



                                               HORIZON BANCORP & SUBSIDIARIES 37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Table dollar amounts in thousands)

NOTE 16 COMMITMENTS, OFF-BALANCE SHEET RISK AND CONTINGENCIES

Because of the nature of its activities, Horizon is subject to pending and threatened legal actions that arise in the normal course of business. In management's opinion, after consultation with counsel, none of the litigation to which Horizon or any of its subsidiaries is a party will have a material effect on the consolidated financial position or results of operations of Horizon.

The Bank was required to have approximately $8,216,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing balance requirements at December 31, 2000. These balances are included in cash and cash equivalents and do not earn interest.

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

At December 31, 2000 and 1999, commitments to make loans amounted to approximately $59,789,000 and $56,914,000 and commitments under outstanding standby letters of credit amounted to approximately $1,186,000 and $1,164,000. Since many commitments to make loans and standby letters of credit expire without being used, the amount does not necessarily represent future cash advances. No losses are anticipated as a result of these transactions. Collateral obtained upon exercise of the commitment is determined using management's credit evaluation.

NOTE 17 REGULATORY CAPITAL

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

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 2000 and 1999, Horizon and the Bank are categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 2000 that management believes have changed Horizon's or the Bank's classification.


38 HORIZON BANCORP & SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                             (Table dollar amounts in thousands)


Horizon's and Bank's actual and required capital amounts (in millions) and ratios are as follows:

                                                                                              MINIMUM REQUIRED
                                                                                                 TO BE WELL
                                                                         REQUIRED FOR        CAPITALIZED(1)UNDER
                                                                      CAPITAL(1) ADEQUACY          ACTION
                                                      ACTUAL                PURPOSES            REQUIREMENTS
                                                ----------------------------------------------------------------
                                                 AMOUNT     RATIO       AMOUNT      RATIO     AMOUNT     RATIO
----------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 2000
Total capital (1) (to risk-weighted assets)
 Consolidated                                     $34.4      10.69%      $25.8       8.00%       N/A        N/A
 Bank                                              34.9      10.88        25.7       8.00      $32.1      10.00%
Tier I capital (1) (to risk-weighted assets)
 Consolidated                                      30.4       9.43        12.9       4.00        N/A        N/A
 Bank                                              30.9       9.63        12.8       4.00       19.2       6.00
Tier I capital (1) (to average assets)
 Consolidated                                      30.4       5.47        22.2       4.00        N/A        N/A
 Bank                                              30.9       5.91        20.9       4.00       26.1       5.00

AS OF DECEMBER 31, 1999
Total capital (1) (to risk-weighted assets)
 Consolidated                                     $32.3      10.12%      $25.5       8.00%       N/A        N/A
 Bank                                              32.7      10.39        25.2       8.00      $31.5      10.00%
Tier I capital (1) (to risk-weighted assets)
 Consolidated                                      29.0       9.09        12.8       4.00        N/A        N/A
 Bank                                              29.5       9.38        12.6       4.00       18.9       6.00
Tier I capital (1) (to average assets)
 Consolidated                                      29.0       6.40        18.1       4.00        N/A        N/A
 Bank                                              29.5       6.55        18.0       4.00       22.5       5.00

(1) As defined by regulatory agencies


NOTE 18 STOCK OPTIONS

Horizon maintains the 1987 Nonqualified Stock Option and Stock Appreciation Right Plan (1987 Plan) under which options and stock appreciation rights (SARs) were granted to certain officers and employees. SARs entitle eligible employees to receive cash, stock or a combination of cash and stock totaling the excess, on the date of exercise, of the fair market value of the shares of common stock covered by the option over the option exercise price. The underlying stock options are deemed to have been exercised upon exercise of the SARs. No options were available for grant at December 31, 2000, 1999, and 1998, however, outstanding options may be exercised until their expiration.

Horizon recognizes compensation expense related to the 1987 Plan on a periodic basis based on the difference between the excess of the fair market value of the shares of common stock over the exercise price for SARs and those options exercised during the year. Horizon recorded a reduction in compensation expense related to the 1987 Plan of $206,000 and $103,000 in 2000 and 1999. No expense was recorded in 1998.


                                               HORIZON BANCORP & SUBSIDIARIES 39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Table dollar amounts in thousands)




A summary of transactions for the plan follows:

                                                         SHARES
                                              -------------------------     WEIGHTED-
                                              AVAILABLE FOR     OPTIONS      AVERAGE
                                                 GRANT      OUTSTANDING   EXERCISE PRICE
                                              -------------------------------------------
Balance, January 1, 1998                            0          51,800       $27.98
 Exercised                                                    (34,700)       28.77
                                               ----------------------
Balance, December 31, 1998 and 1999                 0          17,100        26.37
 Exercised                                                       (300)       29.19
                                               ----------------------
Balance, December 31, 2000                          0          16,800        26.60
                                               ======================


As of December 31, 2000, the 16,800 options outstanding have exercise prices ranging from $13.50 to $31.50 and a weighted-average remaining contractual life of 7.4 years. The options granted under the 1987 Plan are fully vested.

Under Horizon's 1997 Stock Option and Stock Appreciation Right Plan (1997 Plan), which is accounted for in accordance with Accounting Principles Board Opinion
(APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, Horizon may grant certain officers and employees stock option awards or stock appreciation rights which vest and become fully exercisable at the end of five years of continued employment. SARs entitle eligible employees to receive cash, stock or a combination of cash and stock totaling the excess, on the date of exercise, of the fair market value of the shares of common stock covered by the option over the option exercise price. The underlying stock options are deemed to have been exercised upon exercise of the SARs. During 2000, Horizon authorized the grant of options and SARs for 47,800 shares of common stock. There is no compensation expense related to the 1997 plan in 2000, 1999, or 1998.

A summary of transactions for the plan follows:

                                                      SHARES
                                          -----------------------------   WEIGHTED-
                                            AVAILABLE FOR     OPTIONS     AVERAGE
                                                GRANT      OUTSTANDING  EXERCISE PRICE
                                           --------------------------------------------
Balance, January 1, 1998                       90,000
 Granted                                      (22,000)         22,000       $60.00
 Forfeitures                                   10,000         (10,000)       60.00
                                              ------------------------

Balance, January 1, 1999                       78,000          12,000        60.00
 Granted                                      (27,200)         27,200        49.28
 Forfeitures
                                              ------------------------
Balance, January 1, 2000                       50,800          39,200        52.00
 Granted                                      (47,800)         47,800        35.09
 Forfeitures                                   15,600         (15,600)       45.37
                                              ------------------------
Balance, December 31, 2000                     18,600          71,400        41.76
                                               =======================

As of December 31, 2000, the 71,400 options outstanding have an exercise price ranging from $29.18 to $60.00 and a weighted average remaining contractual life of 18.8 years. The options granted under the 1997 plan vest at a rate of 20% per year.


40 HORIZON BANCORP & SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                             (Table dollar amounts in thousands)

NOTE 19 CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)


Presented below is condensed financial information as to financial position, results of operations and cash flows of Horizon Bancorp:

CONDENSED BALANCE SHEET

DECEMBER 31                                                                     2000          1999
---------------------------------------------------------------------------------------------------
ASSETS
 Total cash and cash equivalents                                            $    903       $    462
 Investment in Bank                                                           32,094         29,574
 Investment in Insurance Company                                                 406            351
 Investment in The Loan Store                                                    337            323
 Investment securities, net                                                      241            286
 Accrued interest receivable                                                      12             12
 Dividends receivable from Bank                                                                 300
 Other assets                                                                  1,139          1,135
                                                                            -----------------------
    Total assets                                                            $ 35,132       $ 32,443
                                                                            =======================

LIABILITIES
 Short-term borrowings                                                      $  2,750       $  2,500
 Other liabilities                                                               758            944

EQUITY RECEIVABLE FROM CONTRIBUTIONS AND DIVIDENDS TO ESOP                     6,676          7,808

STOCKHOLDERS' EQUITY                                                          24,948         21,191
                                                                            -----------------------
    Total liabilities and stockholders' equity                              $ 35,132       $ 32,443
                                                                            =======================


CONDENSED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31                                           2000          1999          1998
----------------------------------------------------------------------------------------------------
OPERATING INCOME (EXPENSE)
 Dividend income from Bank                                      $2,750      $  1,150       $  3,000
 Investment income                                                  39           115             47
 Other income                                                       44            16             15
 Interest expense                                                 (224)
 Employee benefit expense                                         (200)       (2,819)          (749)
 Other expense                                                     (85)         (102)          (158)
                                                                -----------------------------------
INCOME (LOSS) BEFORE DISTRIBUTED INCOME OF SUBSIDIARIES          2,324        (1,640)         2,155

UNDISTRIBUTED INCOME (LOSS) OF SUBSIDIARIES                      1,290           820         (1,372)
                                                                -----------------------------------
INCOME (LOSS) BEFORE TAX                                         3,614          (820)           783

INCOME TAX BENEFIT                                                 169           466            300
                                                                -----------------------------------
NET INCOME (LOSS)                                               $3,783      $   (354)      $  1,083
                                                                ===================================


                                               HORIZON BANCORP & SUBSIDIARIES 41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Table dollar amounts in thousands)



CONDENSED STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31                                           2000         1999          1998
----------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
 Net income (loss)                                            $ 3,783       $  (354)      $ 1,083
 Adjustments to reconcile net income (loss)
  to net cash provided by operating activities
  Distributions in excess of (equity in undistributed)
    net income of Bank                                         (1,221)         (912)        1,255
  Distributions in excess of (equity in undistributed)
    net income of Insurance Company                               (55)          (71)          (54)
  Distributions in excess of (equity in undistributed)
    net income of The Loan Store                                  (14)          163           171
  Additional paid-in capital from release of ESOP shares                      1,807           360
  Change in
    Income taxes receivable                                       364           744          (133)
    Interest receivable                                                                       (12)
    Dividends receivable from Bank                                300           250           (50)
    Other assets                                                 (412)        5,538         3,508
    Other liabilities                                            (186)          127        (1,633)
                                                              ------------------------------------
     Net cash provided by operating activities                  2,559         7,292         4,495

INVESTING ACTIVITY
    Investment in Bank                                                       (2,500)
                                                              ------------------------------------
FINANCING ACTIVITIES
 Dividends paid                                                (1,228)       (1,218)       (1,237)
 Proceeds from short-term borrowings                              250         2,500
 Reissuance of treasury stock                                      60
 Purchase of treasury stock                                    (1,200)       (7,619)       (2,115)
                                                              ------------------------------------
     Net cash used by financing activities                     (2,118)       (6,337)       (3,352)
                                                              ------------------------------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                           441        (1,545)        1,143

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                    462         2,007           864
                                                              ------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                      $   903       $   462       $ 2,007
                                                              ====================================


42 HORIZON BANCORP & SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                             (Table dollar amounts in thousands)

NOTE 20 SEGMENT INFORMATION

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


                                                                       2000
                                          -----------------------------------------------------------
                                                            TRUST AND
                                                            INVESTMENT                    SEGMENT
                                              BANKING       MANAGEMENT        OTHER        TOTALS
                                          -----------------------------------------------------------
Net interest income                        $  18,750       $      52       $    (148)      $  18,654
Provision for loan losses                      2,010                                           2,010
Trust and investment management fees                           2,728                           2,728
Other income                                   3,126                           1,002           4,128
Total other expenses                          14,994           1,820           1,091          17,905
Income tax expense (benefit)                   1,542             372            (102)          1,812
Segment profit (loss)                          3,330             588            (135)          3,783
Segment assets                               527,234           1,271          36,593         565,098


                                                                       1999
                                          -----------------------------------------------------------
                                                           TRUST AND
                                                           INVESTMENT                      SEGMENT
                                              BANKING      MANAGEMENT        OTHER         TOTALS
                                          -----------------------------------------------------------
Net interest income                        $  15,026       $      54       $      52       $  15,132
Provision for loan losses                      1,100                                           1,100
Trust and investment management fees                           2,113                           2,113
Other income                                   2,694                           1,075           3,769
Total other expenses                          13,994           1,624           3,812          19,430
Income tax expense (benefit)                     930             183            (438)            675
Segment profit (loss)                          1,696             360          (2,247)           (191)
Segment loss, discontinued operations                                           (163)           (163)
Segment assets                               521,768           1,276          35,527         558,571


                                                                       1998
                                          -----------------------------------------------------------
                                                          TRUST AND
                                                          INVESTMENT                       SEGMENT
                                              BANKING     MANAGEMENT         OTHER         TOTALS
                                          -----------------------------------------------------------
Net interest income                        $  14,421       $      64       $      32       $  14,517
Provision for loan losses                        820                                             820
Trust and investment management fees                           2,141                           2,141
Other income                                   2,646                             666           3,312
Total other expenses                          14,410           1,397           1,629          17,436
Income tax expense (benefit)                     478             316            (334)            460
Segment profit (loss)                          1,359             492            (597)          1,254
Segment loss, discontinued operations                                           (171)           (171)
Segment assets                               406,836           1,000          36,530         444,366



                                               HORIZON BANCORP & SUBSIDIARIES 43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Table dollar amounts in thousands)


Amounts included in other column are as follows:

                                                                 2000          1999            1998
                                                              ---------------------------------------
Net interest income
 Holding company net interest income                          $   (148)      $     52       $     32
                                                              ======================================

Other income
 Holding company noninterest income                           $     73       $     80       $     55
 Nonreportable subsidiaries noninterest income                     929            995            611
                                                              --------------------------------------
                                                              $  1,002       $  1,075       $    666
                                                              ======================================

Other expense
 Holding company noninterest expense                          $    285       $  2,922       $  1,011
 Nonreportable subsidiaries noninterest expense                    806            890            618
                                                              --------------------------------------
                                                              $  1,091       $  3,812       $  1,629
                                                              ======================================

Income tax (benefit) expense
 Holding company benefit                                      $   (169)      $   (466)      $   (273)
 Nonreportable subsidiaries (benefit) expense                       67             28            (61)
                                                              --------------------------------------
                                                              $   (102)      $   (438)      $   (334)
                                                              ======================================

Segment profits (losses)
 Holding company losses                                       $   (258)      $ (2,330)      $   (545)
 Nonreportable subsidiaries profits (losses)                       123             83            (52)
                                                              --------------------------------------
                                                              $   (135)      $  2,247       $   (597)
                                                              ======================================

Segment losses, discontinued operations
 Nonreportable subsidiaries loss, discontinued operation                     $   (163)      $   (171)
                                                              ======================================

Segment assets
Holding company assets                                        $ 35,132       $ 32,443       $ 30,789
 Nonreportable subsidiaries assets                               1,461          3,084          5,741
                                                              --------------------------------------
                                                              $ 36,593       $ 35,527       $ 36,530
                                                              ======================================


44 HORIZON BANCORP & SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                             (Table dollar amounts in thousands)


Reportable segment totals are reconciled to the financial statements as follows:

                                                                        2000
                                           ------------------------------------------------------------
                                             REPORTABLE                 INTERSEGMENT     CONSOLIDATED
                                              SEGMENTS      OTHER       ELIMINATION        TOTALS
                                           ------------------------------------------------------------
Net interest income                        $  18,802       $    (148)                      $  18,654
Provision for loan losses                      2,010                                           2,010
Trust and investment management fees           2,728                                           2,728
Other income                                   3,126           1,002                           4,128
Total other expenses                          16,814           1,091                          17,905
Income tax expense (benefit)                   1,914            (102)                          1,812
Segment profit (loss)                          3,918            (135)                          3,783
Segment assets                               528,505          36,593       $ (33,322)        531,776


                                                                        1999
                                           ------------------------------------------------------------
                                             REPORTABLE                 INTERSEGMENT     CONSOLIDATED
                                              SEGMENTS      OTHER       ELIMINATION        TOTALS
                                           ------------------------------------------------------------
Net interest income                        $  15,080       $      52                       $  15,132
Provision for loan losses                      1,100                                           1,100
Trust and investment management fees           2,113                                           2,113
Other income                                   2,694           1,075                           3,769
Total other expenses                          15,618           3,812                          19,430
Income tax expense (benefit)                   1,113            (438)                            675
Segment profit (loss)                          2,056          (2,247)                           (191)
Segment loss, discontinued operations                           (163)                           (163)
Segment assets                               523,044          35,527       $ (32,575)        525,996


                                                                        1998
                                           ------------------------------------------------------------
                                             REPORTABLE                 INTERSEGMENT     CONSOLIDATED
                                              SEGMENTS      OTHER       ELIMINATION        TOTALS
                                           ------------------------------------------------------------
Net interest income                        $  14,485       $      32                       $  14,517
Provision for loan losses                        820                                             820
Trust and investment management fees           2,141                                           2,141
Other income                                   2,646             666                           3,312
Total other expenses                          15,807           1,629                          17,436
Income tax expense (benefit)                     794            (334)                            460
Segment profit (loss)                          1,851            (597)                          1,254
Segment loss, discontinued operations                           (171)                           (171)
Segment assets                               407,836          36,530       $ (28,212)        416,154


                                               HORIZON BANCORP & SUBSIDIARIES 45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Table dollar amounts in thousands)


NOTE 21 QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)


The following table sets forth certain quarterly results for the years ended December 31, 2000 and 1999:

                                                                                             AVERAGE     NET INCOME
                                                                                             SHARES     (LOSS) PER
                                                NET       PROVISION          NET           OUTSTANDING    SHARE
QUARTER         INTEREST      INTEREST       INTEREST      FOR LOAN         INCOME        (BASIC AND    (BASIC AND
 ENDED           INCOME        EXPENSE        INCOME        LOSSES          (LOSS)          DILUTED)      DILUTED)
--------------------------------------------------------------------------------------------------------------------
03-31-00      $   9,896      $   5,442      $   4,454      $     503       $     782         688,975       $1.13
06-30-00         10,287          5,453          4,834            502           1,057         689,422        1.53
09-30-00         10,899          6,174          4,725            503           1,213         685,737        1.77
12-31-00         10,871          6,230          4,641            502             731         667,532        1.11
              ----------------------------------------------------------------------                       ------
              $  41,953      $  23,299      $  18,654      $   2,010       $   3,783         682,883       $5.54
              ======================================================================                       ======
03-31-99      $   7,281      $   3,699      $   3,582      $      65       $     445         675,233       $ .66
06-30-99          7,573          3,879          3,694            179             541         657,897         .82
09-30-99          7,525          3,815          3,710            200          (1,612)        660,656       (2.44)
12-31-99          8,518          4,372          4,146            656             272         643,162         .42
              ----------------------------------------------------------------------                       ------
              $  30,897      $  15,765      $  15,132      $   1,100       $    (354)        655,391       $(.54)
              ======================================================================                       ======


46 HORIZON BANCORP & SUBSIDIARIES

                                                    INDEPENDENT AUDITOR'S REPORT


To the Stockholders and
Board of Directors
Horizon Bancorp

We have audited the consolidated balance sheet of Horizon Bancorp and Subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of Horizon's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Horizon Bancorp and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.


/s/ Olive LLP

Fort Wayne, Indiana
February 9, 2001


                                              HORIZON BANCORP & SUBSIDIARIES  47

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

The financial statements in the Annual Report have been audited by Olive LLP, independent public accountants, for 2000, 1999, and 1998. Their audits were conducted in accordance with generally accepted auditing standards and included a consideration of internal accounting controls, tests of accounting records and other audit procedures to the extent necessary to allow them to express their opinion on the fairness of the financial statements in conformity with generally accepted accounting principles.



48 HORIZON BANCORP & SUBSIDIARIES

SUMMARY OF SELECTED FINANCIAL DATA
(Dollar amounts in thousands, except per share data and ratios)


                                        2000         1999          1998          1997         1996
-----------------------------------------------------------------------------------------------------
EARNINGS
 Net interest income                $  18,654     $  15,132     $  14,517     $  16,060     $  16,329
 Provision for loan losses              2,010         1,100           820         1,255
 Total noninterest income               6,856         5,882         5,453         4,919         5,685
 Total noninterest expense             17,905        19,430        17,436        17,063        16,456
 Provision for income taxes             1,812           675           460           664         1,669
                                    -----------------------------------------------------------------
 Net income (loss) from
  continuing operations                 3,783          (191)        1,254         1,997         3,889

 Loss, net of tax, from
  discontinued operations                              (163)         (171)         (276)          (65)
                                    -----------------------------------------------------------------

 Net income (loss)                  $   3,783     $    (354)    $   1,083     $   1,721     $   3,824
                                    =================================================================


 Cash dividend declared             $   1,228     $   1,218     $   1,237     $   1,264     $   1,031
                                    =================================================================

PER SHARE DATA
 Net income (loss)                  $    5.54     $    (.54)    $    1.58     $    2.42     $    5.19
 Cash dividends declared                 1.80          1.80          1.80          1.80          1.40
 Book value at period end               47.71         41.79         46.48         46.79         46.40
 Weighted average share
   outstanding                        682,883       655,391       686,804       710,967       736,887

PERIOD END TOTALS
 Loans, net of deferred loan fees
  and unearned income               $ 393,578     $ 394,357     $ 290,346     $ 258,115     $ 271,476
 Allowance for loan losses              4,803         3,273         2,787         2,702         2,435
 Total assets                         531,776       525,996       416,154       359,751       382,038
 Total deposits                       386,348       363,668       322,401       264,413       289,180

RATIOS
 Loan to deposit                       101.87%       108.44%        90.06%        97.62%        93.88%
 Loan to total funding                  79.38         84.14         77.14         80.06         79.03
 Return on average assets                 .73          (.08)          .29           .46          1.04
 Average stockholders' equity
  to average total assets                5.92          7.01          8.82          9.09          8.91
 Return on average stockholders'
  equity                                12.41         (1.13)         3.27          5.06         11.67
 Dividend payout ratio (dividends
  divided by net income)                32.46       (344.07)       114.25         73.45         26.96
 Price to book value ratio                .59           .96           .97          1.26          1.01
 Price to earnings ratio                 5.10           N/A         28.48         24.28          9.06



                                               HORIZON BANCORP & SUBSIDIARIES 49

HORIZON'S COMMON STOCK AND RELATED STOCKHOLDERS' MATTERS

Horizon common stock is traded on the over-the-counter market. ABN AMRO is the principal broker in Horizon stock. The following table sets forth, for the periods indicated, the high and low bid prices per share as reported by ABN AMRO. The bid prices represent dealer prices and do not include retail mark-up, mark-down, or commissions and may not represent actual transactions. Also summarized below are the cash dividends declared by quarter for 2000 and 1999.

                                                      2000
                                 --------------------------------------------
                                    COMMON STOCK BID PRICES       DIVIDENDS
                                   ---------------------------    DECLARED
                                        HIGH           LOW        PER SHARE
                                   ------------------------------------------
First Quarter                          $42.00         $31.00         $ .45
Second Quarter                          32.00          28.50           .45
Third Quarter                           32.00          28.75           .45
Fourth Quarter                          31.25          27.50           .45



                                                      1999
                                 --------------------------------------------
                                    COMMON STOCK BID PRICES       DIVIDENDS
                                   ---------------------------    DECLARED
                                        HIGH           LOW        PER SHARE
                                   ------------------------------------------
First Quarter                          $50.00         $49.25         $ .45
Second Quarter                          49.38          44.00           .45
Third Quarter                           44.00          40.00           .45
Fourth Quarter                          44.50          40.00           .45


There can be no assurance as to the amount of future dividends on Horizon common stock since future dividends are subject to the discretion of the Board of Directors, cash needs, general business conditions and dividends from the bank subsidiary.

The approximate number of holders of outstanding common stock, based upon the number of record holders as of December 31, 2000 is 622.

FORM 10-K
Horizon will provide without charge to each stockholder upon written request to Mary McColl, Shareholder Relations, Horizon Bancorp, 515 Franklin Square, Michigan City, Indiana 46360, a copy of Horizon's Annual Report on Form 10-K, including the Financial Statements and schedules thereto required to be filed with the Securities and Exchange Commission for Horizon's most recent fiscal year.



50 HORIZON BANCORP & SUBSIDIARIES