Form 10-K405, Exhibit 13
period 2001-12-31
HORIZON BANCORP /IN/
filed 2002-03-27
CIK 706129

                            The Future of Every Child

                                HORIZON BANCORP

                             CORPORATE HEADQUARTERS

                              515 FRANKLIN SQUARE

                            MICHIGAN CITY, IN 46360
                             toll-free888-873-2640

                             www.accesshorizon.com

                     A NASDAQ Traded Company - Symbol HBNC

                                 HORIZON BANCORP

                               ANNUAL REPORT 2001

At Horizon, we know of no greater return-on-investment than the dividends resulting from time and energy spent with the children of our community. "The Future of Every Child" relates to the importance of our children and grandchildren, and offers a compelling reason to continue striving toward dynamic enhancements in our local community. As 2002 progresses, Horizon continues its commitment to excellence as an independent community bank, and as a company built on values. It is in this light that we proudly present the theme of this report, "The Future of Every Child," as a celebration of our most cherished and valuable assets.

Table of Contents

Message to Shareholders .....................................................3

Shareholder Value Plan ......................................................4

Summary of Financial Results ................................................6

Management Discussion and Analysis ..........................................9

Financial Statements .......................................................23

Board of Directors, Executive Officers & Shareholder Relations .............48

Subsidiaries ...............................................................49

(cover, from left to right) Ayanna Campbell, Madilyn Kazmucha, Kane Neff, Shelby Bourge, Ivan Bourge & Patrick Derr (left page) Rylee Penziol (above) Kayla Atkinson & Nick Ruhe

[PHOTO]

Message to Shareholders
Dear Shareholders,

We are pleased to report Horizon Bancorp achieved record earnings for the second consecutive year. Net income for twelve months ended December 31, 2001, totaled $4.125 million, or $2.08 per share, compared to net income in 2000 of $3.783 million, or $1.85 per share. This represents a 12.43 percent increase over the prior year's earnings per share and a 9.04 percent increase in net income.

Our accomplishments in the challenging economic circumstances of 2001 are attributable to disciplined, rational pricing in a rapidly declining interest rate market, growth in earning assets, record mortgage loan volume, and several improved operational efficiencies. During the year we completed a major data processing system conversion for the benefit of customers and the Company, relocated our insurance agency from a stand alone office to sharing space with the Bank, entered into an agreement to sell excess real estate, closed an unprofitable branch office, and introduced full service online banking. These activities were handled extremely well and accomplished while our operational teams continued to handle their daily tasks. In addition, according to the June 30, 2001, Federal Deposit Insurance Corporation's annual deposit report, Horizon gained market share in our primary markets of LaPorte and Porter Counties, Indiana, for the third consecutive year.

The quality of our loan portfolios continues to be one of our major strengths. Net loan charge-offs during the year amounted to only 0.18 of 1 percent of average loans outstanding, which is better than the average of our peers and below national averages. Our lending team continues to make asset quality a priority.

As you know, Horizon Bancorp is a value driven company. Among our many values, enhancing the interests of our shareholders was the object of considerable attention during 2001. Your Board of Directors approved the Shareholder Value Plan which calls for improving communications with shareholders, increasing the number of shares outstanding by splitting the shares 3 for 1, and improving the marketability of our shares with a listing on NASDAQ SmallCap Market before the end of the year. The results to date are gratifying.

On December 31, 2001, three long-time Directors retired from our Board. Mr. Boyd W. Phelps, Mr. Russell L. Arndt, and Mr. James D. Brown have served our company and community with distinction throughout their tenures. We thank them for their years of dedication and loyalty to Horizon Bancorp, and look forward to their continued friendship and support.

On behalf of the entire Horizon Bancorp family, our thanks to you for your continued support and confidence.

Robert C. Dabagia                   Craig M. Dwight
Chairman                            President & Chief Executive Officer


[PHOTO](opposite page) Megan & Paige Nilson (above) Charles Trowbridge

Shareholder Value Plan

The year 2001 saw the dynamic implementation of many new systems and programs at Horizon Bancorp, the most bold and innovative of which was the Shareholder Value Plan. A four-phase initiative launched in October, the Shareholder Value Plan is a comprehensive strategic plan designed to buck the "mega-bank" trend, and to help Horizon remain a leader in independent community banking.

Unanimously endorsed by the Board of Directors, the plan will allow the Bank to broaden its shareholder base, to focus on local investors, and to remain independent. Its four stages of implementation include: improved shareholder communications, a 3 for 1 stock split, listing on NASDAQ SmallCap Market, and the introduction of a dividend reinvestment plan.

Starting in January of 2001, Horizon increased the content of our quarterly shareholder letter and began to issue informative press releases through business wire services.

Phase two, a 3 for 1 stock split, was approved by the Board at its meeting on Tuesday, October 16, 2001. Shareholders of record at the close of business on October 31, 2001, received two additional shares for each one owned, increasing the number of Horizon Bancorp shares outstanding from 661,900 to 1,985,700. The split reaffirmed the Board's unwavering commitment to remain an independent community bank by increasing the number of shares outstanding and providing an affordable entry price for Horizon's stock.

By year-end, phase three of the plan was realized, as Horizon Bancorp proudly gained a listing on NASDAQ SmallCap Market, trading under the symbol HBNC. During 2002 the remaining phases will be implemented -- a dividend reinvestment plan and the option for shareholders to elect direct deposit of their dividend checks into their bank account.

Horizon Bancorp now has approximately 1,000 shareholders, with 600 living in Northwest Indiana or Southwest Michigan. The goal is to significantly increase the percentage of local ownership by the end of 2003.

"We are a locally-owned, independent, community bank holding company, and we intend to stay that way," said Horizon President and CEO Craig M. Dwight. "In order to remain independent, we need to provide more liquidity for our stock at a reasonable price and expand our local shareholder base," he continued, "and the steps we are taking are designed to do just that."

As 2002 progresses, Horizon's Shareholder Value Plan will continue to provide an affordable investment opportunity for local residents in Northwest Indiana. Through the dividend reinvestment plan, Horizon shareholders will be able to reinvest some or all of their dividends to purchase additional common shares and will have the ability to make additional cash purchases. Dividend reinvestment plans typically offer shareholders the opportunity to increase their ownership of a company's stock at a lower cost than acquiring the stock through other avenues.

Said Chairman Robert C. Dabagia, "We believe our dividend reinvestment plan will encourage and promote purchases of our stock by local and regional residents who have a vested interest in Horizon remaining an independent community bank. As we have previously stated, we believe local ownership of our stock by individuals with long-term investment objectives will be one of the keys to our continued success."

HORIZON BANCORP AND SUBSIDIARIES
Summary of Financial Results

(Dollar Amounts In Thousands Except Per Share Data and Ratios)

                                                           2001              2000            1999           1998              1997
                                                     ------------------------------------------------------------------------------
Earnings
Net interest income                                  $    19,807      $    18,654      $    15,132      $    14,517     $    16,060
Provision for loan losses                                  1,505            2,010            1,100              820           1,255
Total noninterest income                                   9,521            6,856            5,882            5,453           4,919
Total noninterest expense                                 21,106           17,905           19,430           17,436          17,063
Provision for income taxes                                 2,592            1,812              675              460             664
                                                     ------------------------------------------------------------------------------
Net income (loss) from
 continuing operations                                     4,125            3,783             (191)           1,254           1,997

Loss, net of tax, from
 discontinued operations                                                                      (163)            (171)           (276)
                                                     ------------------------------------------------------------------------------
Net income (loss)                                    $     4,125      $     3,783      $      (354)     $     1,083     $     1,721
                                                     ------------------------------------------------------------------------------
Cash dividend declared                               $     1,179      $     1,228      $     1,218      $     1,237     $     1,264
                                                     ------------------------------------------------------------------------------

Per Share Data

Net income (loss)                                    $      2.08      $      1.85      $      (.18)     $       .53     $       .81
Cash dividends declared                                      .60              .60              .60              .60             .60
Book value at period end                                   17.60            15.90            13.93            15.49           15.60
Weighted average share outstanding                     1,985,458        2,048,649        1,966,173        2,060,412       2,132,901

Period End Totals
Loans, net of deferred
 loan fees and unearned income                       $   466,801      $   393,578      $   394,357      $   290,346     $   258,115
Allowance for loan losses                                  5,410            4,803            3,273            2,787           2,702
Total assets                                             587,945          531,776          525,996          416,154         359,751
Total deposits                                           419,599          386,348          363,668          322,401         264,413
Total borrowings                                         127,637          109,468          129,500           58,000          58,000

Ratios

Loan to deposit                                           111.25%          101.87%          108.44%           90.06%          97.62%
Loan to total funding                                      85.30            79.38            84.14            77.14           80.06
Return on average assets                                     .76              .73             (.08)             .29             .46
Average stockholders'
 equity to average total assets                             6.29             5.92             7.01             8.82            9.09
Return on average stockholders' equity                     12.11            12.41            (1.13)            3.27            5.06
Dividend payout ratio

 (dividends divided by net income)                         28.85            32.43          (344.07)          114.25           73.45
Price to book value ratio                                 129.83            59.21            95.72            96.82          125.56
Price to earnings ratio                                    12.94             5.10              N/A            28.48           24.28


All share and per share amounts have been adjusted for the three-for-one stock split declared October 16, 2001.

                                    {GRAPH]



                    Net Income Excluding Non-Recurring Items

Net Income Excluding
Non-Recurring Items
Net income excluding
non-recurring items increased
$342,000 or 9% from 2000 to
2001.  Non-recurring expense items
for 1999 include $2.1 million ESOP
termination expense.

             Total Assets - Average Balances (dollars in millions)




Total Assets - Average Balances Total average assets increased $16.933 million or 3.3% from
2000 to 2001.  The growth came
primarily in Mortgage Warehouse
loans funded by growth in interest
bearing Transaction accounts.

During 2001 the Bank sold $35 million of fixed rate mortgage loans 2001 to reduce interest rate risk.

                      LaPorte County Deposit Market Share

LaPorte County Deposit Market
Share Horizon now covers 32% of
deposits in LaPorte County, up from
30% in 2000.  This increase marks
the fourth consecutive year of
market share growth.

                       Porter County Deposit Market Share

Porter County Deposit Market Share Horizon first opened a branch in Porter County in 1994.
Horizon now has three branches in
that County and has increased
market share every year since 1994.

[PHOTO]

Management Discussion and Analysis

Analysis of Financial Condition. . . . . . . . . . . . . . . . . . . . . . . 10

Result of Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

Liquidity and Rate Sensitivity Management  . . . . . . . . . . . . . . . . . 18





[PHOTO]
(opposite page) Kyra Risner (from left to right) Taylor Burhans, Noah Carter, Matt, Gina & Sean Stevenson, Kaylee Jank & MacKenzie Veach

 Analysis of Financial Condition

 INVESTMENT SECURITIES
  Horizon maintains a high quality investment portfolio with low credit risk. Investment securities totaled $67.338 million at December 31, 2001, and consisted of U.S. Treasury and Government Agency securities of $20.318 million (30.2)%; Municipal securities of $15.310 million (22.7)%; Mortgage-backed securities of $14.117 million (21.0)%; and collateralized mortgage obligations of $17.593 million (26.1)%.

  As indicated above, 47.1% of the investment portfolio consists of mortgage-backed securities and collateralized mortgage obligations. These instruments are secured by residential mortgages of varying maturities. Principal and interest payments are received monthly as the underlying mortgages are repaid. These payments also include prepayments of mortgage balances as borrowers either sell their homes or refinance their mortgages. Therefore, mortgage-backed securities and collateralized mortgage obligations have maturities that are stated in terms of average life. The average life is the average amount of time that each principal dollar is expected to be outstanding. As of December 31, 2001, the mortgage-backed securities and collateralized mortgage obligations in the investment portfolio had an average life of 4.2 years. Securities that have interest rates above current market rates are purchased at a premium. These securities may experience a significant increase in prepayments when lower market interest rates create an incentive for the borrower to refinance the underlying mortgage. This may result in a decrease of current income, however, this risk is mitigated by a shorter average life. Management currently believes that prepayment risk on these securities is nominal.

  At December 31, 2001 and 2000, all investment securities were classified as available for sale. Securities classified as available for sale are carried at their fair value, with both unrealized gains and losses added or subtracted, net of tax, directly to stockholders' equity. This accounting method adds potential volatility to stockholders' equity, but net income is not affected unless securities are sold. Net appreciation on these securities totaled $710 thousand, which resulted in a $430 thousand addition, net of tax, to stockholders' equity at December 31, 2001. This compared to a $9 thousand, net of tax, addition in stockholders' equity at December 31, 2000.

  As a member of the Federal Reserve and Federal Home Loan Bank system, Horizon is required to maintain an investment in the common stock of each entity. The investment in common stock is based on a predetermined formula. At December 31, 2001, Horizon has investments in the common stock of the Federal Reserve and Federal Home Loan Bank totaling $6.738 million compared to $6.239 million at December 31, 2000.

  At December 31, 2001, Horizon does not maintain a trading account and is not using any derivative products for hedging or other purposes.

 LOANS

  Total loans, the principal earning asset of the Bank, were $466.801 million at December 31, 2001. The current level of loans is an increase of 18.6% from the December 31, 2000, level of $393.578 million. As the table below indicates, the increase is related to the growth in mortgage warehouse loans, partially offset by a planned reduction of mortgage loans during 2001.

MANAGEMENT DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS & FINANCIAL CONDITION (Table dollar amounts in thousands)



                       10 HORIZON BANCORP & SUBSIDIARIES


                                                                                     DOLLAR              PERCENT
DECEMBER 31                                      2001              2000              CHANGE               CHANGE
-------------------------------------------------------------------------------------------------------------------
Real estate loans

 1 - 4 family                                 $  77,641          $ 123,136          $ (45,495)             (36.95)%
 Multi-family                                        41                246               (205)             (83.33)
 Other                                            2,889              2,049                840               41.00
                                              ===============================================
   Total                                         80,571            125,431            (44,860)             (35.76)
                                              ===============================================
Commercial loans

 Working capital and equipment                   60,260             67,969             (7,709)             (11.34)
 Real estate, including agriculture              27,812             11,151             16,661              149.41
 Tax exempt                                       6,584              7,075               (491)              (6.94)
 Other                                            6,256              2,226              4,030              181.04
   Total                                        100,912             88,421             12,491               14.13
                                              ===============================================
Consumer loans

 Auto                                            20,664             12,249              8,415               68.70
 Recreation                                       2,362              2,499               (137)              (5.48)
 Real estate/home improvement                    33,937             36,221             (2,284)              (6.31)
 Home equity                                     13,305             11,883              1,422               11.97
 Credit cards                                     4,227              4,751               (524)             (11.03)
 Unsecured                                        1,189              6,767             (5,578)             (82.43)
 Other                                            4,123              2,472              1,651               66.79
   Total                                         79,807             76,842              2,965                3.86
                                              ===============================================
Mortgage warehouse loans

 Prime                                          152,760             58,500             94,260              161.13
 Sub-Prime                                       52,751             44,384              8,367               18.85
   Total                                        205,511            102,884            102,627               99.75
                                              ===============================================
   Grand total                                $ 466,801          $ 393,578          $  73,223               18.60%
                                              ===============================================


The acceptance and management of credit risk is an integral part of the Bank's business as a financial intermediary. The Bank has established rigorous underwriting standards including a policy that monitors the lending function through strict administrative and reporting requirements. The Bank engages an independent third-party loan review function that regularly reviews asset quality.

REAL ESTATE LOANS
Real estate loans totaled $80.571 million or 17% of total loans as of December 31, 2001, compared to $125.431 million or 32% of total loans as of December 31, 2000. This category consists of home mortgages that generally require a loan to value of no more than 80%. Some special guaranteed or insured real estate loan programs do permit a higher loan to collateral value ratio.

In addition to the customary real estate loans described above, the Bank also has outstanding on December 31, 2001, $13.305 million in home equity lines of credit and $11.883 million at December 31, 2000. Credit lines normally limit the loan to collateral value to no more than 89%. These loans are classified as consumer loans in the table above and in Note 3 of the consolidated financial statements.

MANAGEMENT DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS & FINANCIAL CONDITION (Table dollar amounts in thousands)


                        HORIZON BANCORP & SUBSIDIARIES 11

Residential real estate lending is a highly competitive business. As of December 31, 2001, the real estate loan portfolio reflected a wide range of interest rate and repayment patterns, but could generally be categorized as follows:


                                                      2001                                            2000
                                   -----------------------------------------------------------------------------------------
                                                     PERCENT OF                                    PERCENT OF
                                   AMOUNT            PORTFOLIO       YIELD       AMOUNT            PORTFOLIO         YIELD
                                   -----------------------------------------------------------------------------------------
  Fixed rate

 Monthly payment                  $ 37,425             46.48%         7.10%      $ 81,357             64.86%         7.41%
 Biweekly payment                   10,772             13.37          7.53         14,835             11.83          7.59

Adjustable rate

 Monthly payment                    32,095             39.80          6.99         28,933             23.07          8.05
 Biweekly payment                      279               .35          7.23            306               .24          8.93
                                  ==========================                     ==========================
   Total                          $ 80,571            100.00%         7.11%      $125,431            100.00%         7.54%
                                  ==========================                     ==========================


In addition to the real estate loan portfolio, the Bank sells real estate loans and retains the servicing rights. On December 31, 2001, the portfolio serviced consisted of 1,509 loans totaling $106.140 million. Total loans sold, servicing retained, during 2001 totaled approximately $72 million.

 COMMERCIAL LOANS
  Commercial loans totaled $100.912 million or 21.6% of total loans as of December 31, 2001, compared to $88.421 million or 22.6% as of December 31, 2000. Total commercial loans increased 14.1% in 2001.

  Commercial loans consisted of the following types of loans at December 31:


                                                                    2001                                            2000
                                    ----------------------------------------------------------------------------------------
                                                                  PERCENT OF                                     PERCENT OF
                                    NUMBER        AMOUNT          PORTFOLIO        NUMBER        AMOUNT           PORTFOLIO
                                    ----------------------------------------------------------------------------------------
SBA guaranteed loans                   23        $  4,186             4.15%           19        $  2,379             2.69%
Municipal government                   36           6,584             6.52            42           7,411             8.38
Lines of credit                       175          18,216            18.05           172          23,310            26.36
Real estate and equipment
 term loans                           277          71,926            71.28           312          55,321            62.57
                                    ----------------------------------------------------------------------------------------
    Total                             511        $100,912           100.00%          545        $ 88,421           100.00%
                                    ----------------------------------------------------------------------------------------


 CONSUMER LOANS
  Consumer loans totaled $79,807 million or 17% of total loans as of December 31, 2001, compared to $76.842 million or 20% as of December 31, 2000. The total consumer loan portfolio increased 3.9% in 2001.

 MORTGAGE WAREHOUSE LOANS
  In November 1999, Horizon began a mortgage-warehousing program. Horizon enters into agreements with mortgage companies and purchases, at its discretion, mortgage loans from mortgage companies at par, net of certain fees, and later sells them back to the mortgage companies at the same amount and without recourse provisions. Interest income is recorded based upon a rate of interest tied to the prime rate during the funding period, not the rates on the individual note. Such loans are made to individuals and reviewed, prior to purchase, for evidence that the loans are of secondary market quality and meet Horizon's internal underwriting guidelines. An assignment of the mortgage to Horizon is required. In addition, Horizon takes possession of the original note and forwards such note to the end investor. In the event that the end investor would not honor this commitment and the mortgage companies would not be able to honor their repurchase obligations, Horizon would then need to sell these loans in the secondary market at the fair value of these loans. Loans are typically resold within 30 days and are seldom held more than 90 days.

MANAGEMENT DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS & FINANCIAL CONDITION (Table dollar amounts in thousands)


                       12 HORIZON BANCORP & SUBSIDIARIES

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

At December 31, 2001, the allowance for loan losses was $5.410 million or 1.16% of total loans outstanding, compared to $4.803 million and 1.22% at December 31, 2000. During 2001 the provision for loan losses totaled $1.505 million compared to $2.010 million in 2000. The allowance as a percent of total loans declined due to an increase in mortgage warehouse loans.

NONPERFORMING LOANS
Nonperforming loans are defined as loans that are greater than 90 days delinquent or have had the accrual of interest discontinued by management. Management continues to work diligently toward returning nonperforming loans to an earning asset basis. Nonperforming loans for the previous three years ending December 31 are as follows:

                                               2001      2000       1999
--------------------------------------------------------------------------
Nonperforming loans                           $1,900    $3,186     $1,574

Nonperforming loans total 35% of the allowance for loan losses at December 31, 2001, compared to 66% and 48% of the allowance for loan losses on December 31, 2000 and 1999, respectively.

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

Other real estate owned (OREO) net of any related allowance for OREO losses for the previous three years ending December 31 are as follows:

                                            2001        2000        1999
------------------------------------------------------------------------
Other real estate owned                     $538        $136         $0



MANAGEMENT DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS & FINANCIAL CONDITION (Table dollar amounts in thousands)



                       HORIZON BANCORP & SUBSIDIARIES 13

 DEPOSITS

  The primary source of funds for the Bank comes from the acceptance of demand and time deposits. However, at times the Bank will use its ability to borrow funds from the Federal Home Loan Bank when it can do so at interest rates and terms that are superior to those required for deposited funds. Total deposits were $419.599 million at December 31, 2001, compared to $386.348 million at December 31, 2000, or an increase of 8.6%. Below is a table of average deposits and rates by category for the previous three years ended December 31.


                                      AVERAGE BALANCE OUTSTANDING                    AVERAGE RATE PAID FOR THE YEAR
                                      FOR THE YEAR ENDED DECEMBER 31                        ENDED DECEMBER 31
                               --------------------------------------------------------------------------------------
                                  2001             2000             1999              2001          2000         1999
---------------------------------------------------------------------------------------------------------------------
Noninterest-bearing
 demand deposits               $ 41,915         $ 40,254         $ 43,258

Interest-bearing

 demand deposits                 94,186           67,853           45,679             1.55%         3.29%         2.45%
Savings deposits                 37,909           38,536           45,358             1.53          2.21          1.77
Time deposits                   227,270          247,254          203,180             5.54          5.91          5.25
                               -------------------------------------------
   Total deposits              $401,280         $393,897         $337,475
                               ===========================================

  In 1999 and 2000, Horizon revised and enhanced its interest-bearing consumer and commercial demand deposit products. These product changes caused the increases in the average balances as displayed in the table above.

  Certificates of deposit of $100,000 or more, which are considered to be rate sensitive and are not considered a part of core deposits, mature as follows as of December 31, 2001:

  Due in three months or less                                       $10,480
  Due after three months through six months                          14,159
  Due after six months through one year                               6,498
  Due after one year                                                 14,197
                                                                    $45,334

  Interest expense on time certificates of $100,000 or more was approximately $4,067,000, $6,557,000, and $4,067,000 for 2001, 2000, and 1999, respectively.

 SHAREHOLDER VALUE PLAN
  During 2001 Horizon initiated a Shareholder Value Plan. The Plan is a comprehensive strategic plan to broaden and improve the market for Horizon's common stock with local community investors who have a long-term, personal interest in helping Horizon remain an independent community bank. It includes improved communications with shareholders and customers as well as efforts to improve the marketability of its common stock. During the fourth quarter, two important components of the shareholder Value Plan were completed. These included a three for one stock split and the listing of Horizon's stock on the NASDAQ SmallCap Market. Prior to this Horizon's stock was traded on the Bulletin Board. Horizon plans to implement additional stages of the Shareholder Value Plan, including a dividend reinvestment plan, in early 2002.

 RETIREMENT PLANS
  On July 20, 1999, the Board of Directors of Horizon Bancorp authorized the termination of the Horizon Bancorp Employee Stock Ownership Plan ("ESOP"). This decision was based upon a thorough financial analysis of the impact this plan has had on the earnings and capital of Horizon since its inception and the expected future impact retaining this plan would likely have on Horizon. On December 31, 1999, the debt owed by the ESOP was repaid with the proceeds from the sale of a portion of the unallocated shares to Horizon Bancorp. The remaining shares for all active participants were allocated to participants. The termination of the ESOP resulted

MANAGEMENT DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS & FINANCIAL CONDITION (Table dollar amounts in thousands)



                       14 HORIZON BANCORP & SUBSIDIARIES
in an expense of $2.073 million for 1999. The remaining shares in the ESOP plan were transferred to the Stock Bonus Plan.

Prior to Horizon's stock being listed on NASDAQ SmallCap, the market value of the shares held in Horizon's Stock Bonus Plan was classified outside of stockholders' equity due to these shares having a put option. The put option was eliminated when the shares became readily marketable, thereby reclassifying the Stock Bonus Plan equity to stockholders' equity at December 31, 2001.

The retirement plans of Horizon own approximately 19% of the outstanding shares at December 31, 2001.

CAPITAL RESOURCES
The capital resources of Horizon and Bank exceed regulatory capital ratios for "well capitalized" banks at December 31, 2001. Stockholders' equity totaled $34.943 million as of December 31, 2001, compared to $31.624 million ($6.676 million from Stock Bonus Plan) as of December 31, 2000. At year-end 2001, the ratio of stockholders' equity to assets was 5.94% compared to 5.95% for 2000. Horizon's capital increased during the year 2001 as a result of increased earnings, net of dividends declared, and the increase in the valuation allowance for securities available for sale, net of treasury stock purchases. The growth in assets offset the growth in equity, keeping the equity to asset ratio approximately the same from 2000 to 2001.

The Board of directors at their February 19, 2002, meeting, approved the formation of a statutory trust for the purpose of issuing trust preferred securities through a pooled offering. The approved issuance should not exceed $12 million. The trust will issue the preferred securities in amounts, terms, and prices to be determined at the time of the offering. These securities will be considered tier 1 equity by the regulatory agencies of the Bank and will provide sufficient capital for continued growth.

Horizon paid dividends in the amount of $.60 per share in 2001, 2000, and 1999 adjusted for the three for one stock split declared in 2001. The dividend payout ratio (dividends as a percent of net income) was 29% during 2001, 32% during 2000, and (344)% in 1999. For information regarding dividend restrictions, see
Note 1 of the Notes to the Consolidated Financial Statements.

As of December 31, 2001, management is not aware of any current recommendations by banking regulatory authorities, which, if they were to be implemented, would have or are reasonably likely to have a material effect on Horizon's liquidity, capital resources, or operations.

Result of Operations

NET INCOME
Consolidated net income (loss) from continuing operations was $4.125 million or $2.08 per share in 2001, $3.783 million or $1.85 per share in 2000 and $(191) thousand or $(.10) per share in 1999. All per share information has been adjusted to give effect for the three for one stock split declared October 16, 2001.

In April 1999, the Board of Directors of Horizon Bancorp approved discontinuing the operations of The Loan Store, Inc., a wholly owned subsidiary of Horizon Bancorp. On August 13, 1999, substantially all of the assets of The Loan Store, Inc. were sold. Losses related to this subsidiary were $163 thousand or $.08 per share in 1999.

NET INTEREST INCOME
The primary source of earnings for Horizon is net interest income. Net interest income is the difference between what Horizon has earned on assets and the interest paid on deposits and other funding sources. The net interest margin is net interest income expressed as a percentage of average earnings assets. Horizon's earning assets consist of loans, investment securities, and interest-bearing balances in banks.

MANAGEMENT DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS & FINANCIAL CONDITION (Table dollar amounts in thousands)


                        HORIZON BANCORP & SUBSIDIARIES 15


                                         2001                      2000                      1999
                                 ---------------------------------------------------------------------------
                                 AVERAGE                   AVERAGE                   AVERAGE
                                 BALANCE  INTEREST  RATE   BALANCE  INTEREST  RATE   BALANCE  INTEREST  RATE
-------------------------------------------------------------------------------------------------------------
Assets
 Interest-bearing assets
  Loans - total (1) (3)         $426,821  $36,304  8.51%  $400,524  $36,883   9.21%  $306,142  $25,634   8.37%
 Taxable investment
  securities, including
  FRB and FHLB stock              65,598    4,085   6.23    73,203    4,871   6.65     73,322    4,647   6.34
 Nontaxable investment
  securities (2)                   2,635      114   4.33       280       13   4.64      3,417      167   4.89
 Interest-bearing balances
  and money market
  investments (4)                    733       34   5.37       636       33   5.19        943       43   4.56
  Federal funds sold               6,626      240   3.62     2,413      153   6.34      8,375      406   4.85
                                --------  -------   ----  --------  -------   ----    -------   ------   ----
    Total interest-bearing
     assets                      502,413   40,777   8.12   477,056   41,953   8.79    392,199   30,897   7.88
                                          -------                   -------                    -------
 Noninterest-earning assets
  Cash and due from banks         19,051                    15,739                     14,083
  Allowance for loan losses       (5,139)                   (4,048)                    (2,748)
  Other assets                    25,184                    26,032                     24,825
                                --------                  --------                   --------

    Total assets                $541,509                  $514,779                   $428,359
                                --------                  --------                   --------

Liabilities &
 Stockholders' Equity
 Interest-bearing
  liabilities
  Savings deposits              $ 37,909      580   1.53  $ 38,536      853   2.21   $ 45,358      805   1.77
  Interest-bearing
    demand deposits               94,186    2,201   2.34    67,853    2,231   3.29     45,679    1,121   2.45
  Time deposits                  227,270   12,598   5.54   247,254   14,605   5.91    203,180   10,677   5.25
  Short-term borrowings           23,061      925   3.55    10,996      612   5.57      1,173       76   6.48
  Long-term debt                  78,608    4,666   5.94    75,168    4,998   6.65     55,934    3,086   5.52
                                  ------    -----   ----    ------    -----   ----     ------    -----   ----
    Total interest-bearing
     liabilities                 461,034   20,970   4.52   439,807   23,299   5.30    351,324   15,765   4.49
                                          -------                   -------                    -------
Noninterest-bearing
  liabilities
  Demand deposits                 41,915                    40,254                     43,258
  Other liabilities                4,487                     4,236                      3,615
  Stockholders' equity            34,073                    30,482                     30,162
                                  ------                    ------                     ------

    Total liabilities and
     stockholders' equity
                                $541,509                  $514,779                   $428,359
                                --------                  --------                   --------

Net interest income                       $19,807                   $18,654                    $15,132
                                          -------                   -------                    -------

Net interest income as a percent
 of interest-bearing assets                         3.94%                     3.91%                     3.86%
                                                    ----                      ----                      ----


(1) Nonaccruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loans fees.

(2)  Yields are not presented on a tax-equivalent basis.

(3) Loan fees and late fees included in interest on loans aggregated $2,820,000, $1,852,000, and $1,165,000 in 2001, 2000, and 1999,
     respectively

(4) Horizon has no foreign office and, accordingly, no assets or liabilities to foreign operations. Horizon's subsidiary bank had no funds invested in Eurodollar Certificates of Deposit at December 31, 2001.

MANAGEMENT DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS & FINANCIAL CONDITION (Table dollar amounts in thousands)



                        16 HORIZON BANCORP & SUBSIDIARIES


                                                             2001 - 2000                                   2000 - 1999
                                                          INCREASE/(DECREASE)                        INCREASE/(DECREASE)
                                                -----------------------------------------------------------------------------------
                                                               CHANGE           CHANGE                       CHANGE         CHANGE
                                                   TOTAL       DUE TO           DUE TO        TOTAL          DUE TO         DUE TO
                                                  CHANGE       VOLUME           RATE         CHANGE          VOLUME          RATE
-----------------------------------------------------------------------------------------------------------------------------------
Interest Income
Loans - total                                   $   (579)      $  2,336       $ (2,915)      $ 11,249       $  8,499       $  2,750
Taxable investment securities                       (786)          (486)          (300)           224             (8)           232
Nontaxable investment securities                     101            102             (1)          (154)          (146)            (8)
Interest-bearing balances and
 money market investments                              1              0              1            (10)           (15)             5
Federal funds sold                                    87            175            (88)          (253)          (351)            98
                                                --------       --------       --------       --------       --------       --------
   Total interest income                          (1,176)         2,127         (3,303)        11,056          7,979          3,077
                                                --------       --------       --------       --------       --------       --------
Interest Expense

Savings deposits                                    (273)           (14)          (259)            48           (132)           180
Interest-bearing demand deposits                     (30)           722           (752)         1,110            653            457
Time deposits                                     (2,007)        (1,139)          (868)         3,928          2,499          1,429
Short-term borrowings                                313            597           (285)           536            548            (12)
Long-term debt                                      (332)           221           (553)         1,912          1,198            714
                                                --------       --------       --------       --------       --------       --------
   Total interest expense                         (2,329)           389         (2,718)         7,534          4,766          2,768
                                                --------       --------       --------       --------       --------       --------
Net Interest Earnings                           $  1,153       $  1,738       $   (585)      $  3,522       $  3,213       $    309
                                                ========       ========       ========       ========       ========       ========

Horizon's average earning assets were $502.313 million in 2001 compared to $477.056 million in 2000 and $392.199 million in 1999. The net interest margin for 2001 was 3.94% compared to 3.91% and 3.86% in 2000 and 1999, respectively. The year 2001 saw unprecedented declines in interest rates, which lowered the yield on interest earning assets. Horizon lowered its deposit rates accordingly and funded short term rate sensitive assets with short term borrowings to maintain its net interest margin. The increase in net interest income during 2001 is primarily the result of increased loan volume, particularly in the mortgage warehouse division where growth came as a result of the low mortgage rates which caused a home mortgage refinance boom. The increase in net interest margin from 1999 to 2000 is primarily a result of increased volume and rate in the loan portfolios.

NONINTEREST INCOME
The major components of noninterest income consist of service charges on deposit accounts, gain on sale of loans held for sale and fiduciary fees. Service charges on deposit accounts are based upon: a) recovery of direct operating expenses associated with providing the service, b) allowing for a profit margin that provides an adequate return on assets and stockholders' equity, and c) competitive factors within the Bank's markets. Service charges on deposits were $2.362 million, $2.028 million and $2.048 million, for 2001, 2000 and 1999, respectively. The increase in service charges in 2001 is the result of a new overdraft protection product, offered to certain qualified deposit customers.

Gain on sale of loans was $2.366 million for 2001 compared to $268 thousand in 2000 and $19 thousand for 1999. The 2001 amount includes approximately $184 thousand gain on the sale of portfolio loans while the 2000 amount includes approximately $147 thousand loss on the sale of portfolio loans. Portfolio loans were sold to reduce the interest rate risk related to a long term fixed rate asset. The majority of the 2001 increase however, relates to an increase in the volume of residential mortgage loans originated for sale. During 2001 approximately $172 million of residential mortgages were originated for sale into the secondary market compared to approximately $48 million in 2000. This volume increase resulted from the above mentioned refinance boom. This also caused a decrease in the Bank's portfolio of residential mortgage loans as a portion of portfolio loans also refinanced and the Bank opted to sell these new loans into the secondary market as well.

Fiduciary fees were $2.640 million in 2001 compared to $2.728 million in 2000 and $2.113 million in 1999.

MANAGEMENT DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS & FINANCIAL CONDITION (Table dollar amounts in thousands)



                        HORIZON BANCORP & SUBSIDIARIES 17

NONINTEREST EXPENSE
Noninterest expense totaled $21.106 million in 2001 compared to $17.905 million in 2000 and $19.430 million in 1999. In 1999 noninterest expense was adversely impacted by the expense related to the termination of the ESOP.

Salaries and benefits increased 29.5% during 2001 compared to a decrease of 1.1% during 2000. The increase for 2001 was caused primarily by two factors: 1) Commission expense paid to mortgage loan originators increased by $840 thousand due to the increase in volume of new mortgage loans; 2) Expense related to vested stock appreciation rights outstanding increased $1.219 million due to the 144% increase in Horizon's stock price.

Total other expenses increased 5.86% in 2001 and 13.76% in 2000. The primary factors causing the increase in 2001 were: 1) $205 thousand increase in legal expense related to the Shareholder Value Plan and issues involving employee benefit plans; 2) $281 thousand increase in loan expense related to the increased loan volume. The primary factors in the increase of the 2000 expenses were: 1) $80 thousand increase in professional fees; 2) $144 thousand increase in outside services and consultant fees; 3) $75 thousand increase in loan expense and; 4) $57 thousand increase in advertising expense.

INCOME TAXES
Income tax expense, before discontinued operations, totaled $2.592 million in 2001, $1.812 million in 2000 and $675 thousand in 1999. The effective tax rate was 38.59%, 32.39%, and 139.46% for 2001, 2000, and 1999, respectively. The effective tax rate is high in 1999 because the majority of the ESOP termination expenses were not tax deductible. Excluding that expense, the effective tax rate for 1999 would have been 26.40%.

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

LIQUIDITY
The Bank maintains a stable base of core deposits provided by long standing relationships with consumers and local businesses. These deposits are the principal source of liquidity for Horizon. Other sources of liquidity for Horizon include earnings, loan repayment, investment security sales and maturities, sale of real estate loans and borrowing relationships with correspondent banks, including the Federal Home Loan Bank (FHLB). During 2001, cash flows were generated primarily from an increase in deposits of $33 million, increases in borrowings from the FHLB of $30 million and a decrease in investment securities of $4 million. Cash flows were used for a $75 million increase in loans and a $12 million decrease in short term borrowings. The net cash and cash equivalent position declined by $16 million during 2001.

INTEREST SENSITIVITY
The degree by which net interest income may fluctuate due to changes in interest rates is monitored by Horizon using computer simulation modeling, incorporating not only the current GAP position but the effect of expected repricing of specific financial assets and liabilities. When repricing opportunities are not properly aligned, net interest income may be affected when interest rates change. Forecasting results of the possible outcomes determine the exposure to interest rate risk inherent in Horizon's balance sheet. The goal is to manage imbalanced positions that arise when the total amount of assets repricing or maturing in a given time period differs significantly from liabilities that are repricing or maturing in the same time period. The theory behind managing the difference between repricing assets and repricing liabilities is to have more assets repricing in a rising rate environment and more liabilities repricing in a declining rate environment. At December 31, 2001,

MANAGEMENT DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS & FINANCIAL CONDITION (Table dollar amounts in thousands)

                       18 HORIZON BANCORP & SUBSIDIARIES
the amount of assets repricing with one year were approximately 150% of the amount of liabilities repricing within the same time period. This compares to 79% at December 31, 2000. This shift was caused by the increase in mortgage warehouse loans which reprice immediately when prime rate changes. This volume of loans will decline as the refinance boom fades, bringing this ratio back in line.


                                                                 RATE SENSITIVITY
                                                   ----------------------------------------------------
                                                              >3 MONTHS   >6 MONTHS  GREATER
                                                   3 MONTHS   AND <6      AND <1     THAN 1
AS OF DECEMBER 31, 2001                             OR LESS   MONTHS      YEAR       YEAR        TOTAL
-------------------------------------------------------------------------------------------------------
Loans                                              $276,108  $ 22,713    $ 38,691  $ 136,105   $473,617
Money market investments
Interest-bearing balances with Banks                    247                                         247
Investment securities and
 FRB and FHLB stock                                  15,198     3,167       2,244     53,467     74,076
Other assets                                                                          40,005     40,005
                                                   --------  --------    --------  ---------   --------

   Total assets                                    $291,553  $ 25,880    $ 40,935  $ 229,577   $587,945
                                                   --------  --------    --------  ---------   --------

Noninterest-bearing deposits                       $  3,588  $  3,587    $  7,175  $  29,003   $ 43,353
Interest-bearing deposits                            46,243    58,646      70,539    200,818    376,246
Borrowed funds                                       15,051    21,036      12,790     78,760    127,637
Other liabilities                                                                      5,766      5,766
Stockholders' equity                                                                  34,943     34,943
                                                   --------  --------    --------  ---------   --------
   Total liabilities and
    stockholders' equity                           $ 64,882  $ 83,269    $ 90,504  $ 349,290   $587,945
                                                   --------  --------    --------  ---------   --------

GAP                                                $226,671  $(57,389)   $(49,569) $(119,713)

Cumulative GAP                                     $226,671  $169,282    $119,713


Included in the GAP analysis are certain interest-bearing demand accounts and savings accounts. These interest-bearing accounts are subject to immediate withdrawal. However, Horizon considers approximately 72% of these deposits to be insensitive to gradual changes in interest rates and generally to behave like deposits with longer maturities based upon historical experience.

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

MANAGEMENT DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS & FINANCIAL CONDITION (Table dollar amounts in thousands)

                        HORIZON BANCORP & SUBSIDIARIES 19

The table, which follows, provides information about Horizon's financial instruments that are sensitive to changes in interest rates as of December 31, 2001. Horizon had no derivative financial instruments or trading portfolio as of December 31, 2001. The table incorporates Horizon's internal system generated data related to the maturity and repayment/withdrawal of interest-earning assets and interest-bearing liabilities. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted average interest rates by contractual maturities as well as the historical experience of Horizon related to the impact of interest rate fluctuations on the prepayment of residential loans and mortgage-backed securities. From a risk management perspective, Horizon believes that repricing dates are more relevant than contractual maturity dates when analyzing the value of financial instruments. For deposits with no contractual maturity dates, the table presents principal cash flows and weighted average rate, as applicable, based upon Horizon's experience and management's judgment concerning the most likely withdrawal behaviors.

QUANTITATIVE DISCLOSURE OF MARKET RISK


                                                                                                  2007 &                Fair Value
                                         2002       2003         2004        2005     2006        Beyond       Total     12/31/01
----------------------------------------------------------------------------------------------------------------------------------
Rate-sensitive assets

 Fixed interest rate loans           $ 46,263    $ 21,257    $ 18,267    $ 14,836    $ 10,539    $ 55,628    $166,790    $168,120
 Average interest rate                   8.19%       8.39%       8.32%       8.22%       7.98%       7.65%       8.01%

 Variable interest rate loans         291,249       2,853       4,411       1,985         562       5,767     306,827     308,226
 Average interest rate                   6.41%       7.71%       7.59%       7.90%       7.38%       7.44%       6.47%

 Total loans                          337,512      24,110      22,678      16,821      11,101      61,395     473,617     476,346
 Average interest rate                   6.66%       8.31%       8.17%       8.18%       7.95%       7.63%       7.01%

 Securities, including FRB and
   FHLB stock                          20,609       9,114       2,212       3,273       5,598      33,270      74,076      74,076
 Average interest rate                   6.20%       6.08%       6.41%       6.66%       5.82%       5.83%       6.08%

 Other interest-bearing assets            247                                                                     247         247
 Average interest rate                  4.55%                                                                    4.55%

   Total earnings assets              358,368      33,224      24,890      20,094      16,699      94,665     547,940     550,669
   Average interest rate                 6.63%       7.70%       8.01%       7.93%       7.23%       6.99%       6.88%

Rate-sensitive liabilities

 Noninterest-bearing deposits        $ 14,350    $  8,806    $  6,132    $  4,270    $  2,974    $  6,821    $ 43,353    $ 43,353

 NOW accounts                          36,447      26,868      19,291      13,593       9,601      27,232     133,032     120,700
 Average interest rate                  1.49%       1.63%       1.62%       1.62%       1.63%       1.64%       1.59%

 Savings and money market accounts     15,442      10,603       7,215       4,900       3,359       7,939      49,458      46,217
 Average interest rate                   1.30%       1.31%       1.28%       1.25%       1.22%       1.17%       1.27%

 Certificates of deposit              123,539      28,339      37,557       4,321                             193,756     195,239
 Average interest rate                   4.86%       4.33%       4.64%       4.30%                               4.73%

 Total deposits                       189,778      74,616      70,195      27,084      15,934      41,992     419,599     405,509
 Average interest rate                  3.55%       2.42%       3.06%       1.73%       1.24%       1.28%       2.84%

 Fixed interest rate borrowings        30,097      20,055      15,039      20,028      10,018          57      95,294      97,002
 Average interest rate                   4.49%       5.00%       6.19%       4.82%       5.31%       7.49%       5.02%

 Variable interest rate borrowings     18,781       3,770       2,709       1,907       1,347       3,829      32,343      30,896
 Average interest rate                   1.98%       1.53%       1.53%       1.53%       1.53%       1.53%       1.79%

   Total funds                        238,656      98,441      87,943      49,019      27,299      45,878     547,236     533,407
   Average interest rate                 3.55%       2.91%       3.55%       2.98%       2.75%       1.31%       3.16%

MANAGEMENT DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS & FINANCIAL CONDITION (Table dollar amounts in thousands)



                       20 HORIZON BANCORP & SUBSIDIARIES

NEW ACCOUNTING PRONOUNCEMENTS
Accounting for a Business Combination. Statement of Financial Accounting Standards ("SFAS") No.141 requires that all business combinations be accounted for using the purchase method of accounting; use of the pooling method is prohibited. A business combination occurs when an enterprise acquires all or a portion of the net assets that constitutes a business or equity interests of one or more other enterprises and obtains control over the enterprise or enterprises. All two-party and multi-party business combinations, including "roll-up" and "put-together" transactions are included in the scope of this Statement.

This Statement requires that goodwill be initially recognized as an asset in the financial statement and measured as the excess of the cost of an acquired entity over the net of the amounts assigned to identifiable assets acquired and liabilities assumed. In addition, SFAS No. 141 requires all other intangibles, such as core deposit intangibles for a financial institution, to be identified.

The provisions of Statement No. 141 are effective for any business combination that is initiated after June 30, 2001.

Accounting for Goodwill. Under the provisions SFAS No. 142, goodwill should not be amortized but should be tested for impairment at the reporting unit level. Impairment test of goodwill should be done on an annual basis unless events or circumstances indicate impairment has occurred in the interim period. The annual impairment test can be performed at any time during the year as long as the measurement date is used consistently from year to year.

Impairment testing is a two step process. The first step is a comparison of the fair value of a reporting unit to its carrying amount including goodwill. If the fair value of the reporting unit is greater than its carrying value, goodwill is not impaired and no further work is required. Companies should perform the first step of the impairment test on all goodwill within six months of initially applying the Statement. If the fair value is less, the second step should be performed. The second step is to compare the fair value of goodwill to its carrying amount. If the fair value of goodwill is less than its carrying value, then the goodwill is deemed impaired and a loss recognized. Any impairment loss recognized as a result of completing the transitional impairment test should be treated as a change in accounting principle and recognized in the first interim period financial statements.

The provisions of Statement No. 142 are effective for fiscal years beginning December 15, 2001. Goodwill and intangible assets acquired in a transaction completed after June 30, 2001, but before this Statement is initially applied would be accounted for in accordance with the amortization and nonamortization provisions of the Statement. The useful economic life of previously recognized intangible assets should be reassessed upon adoption of the Statement, and remaining amortization periods should be adjusted accordingly. Intangible assets deemed to have an indefinite life would no longer be amortized.

The Company will adopt these new accounting rules on January 1, 2002. As a result, the Company will no longer amortize the goodwill that it recorded on certain acquisitions prior to June 30, 2001, but will make an annual assessment of any impairment in goodwill and, if necessary, recognize an impairment loss at that time. The Company had goodwill of $1.0 million at December 31, 2001, and goodwill amortization of $90 thousand for the year ended December 31, 2001.

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

MANAGEMENT DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS & FINANCIAL CONDITION (Table dollar amounts in thousands)

                        HORIZON BANCORP & SUBSIDIARIES 21

                                    [Photo]

Financial Statements

Consolidated Financial Statements

  Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24

  Statements of Income . . . . . . . . . . . . . . . . . . . . . . . . . . . .25

  Statements of Stockholders' Equity . . . . . . . . . . . . . . . . . . . . .26

  Statements of Cash Flows . . . . . . . . . . . . . . . . . . . . . . . . . .27

  Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . 28

  Independent Accountants' Report  . . . . . . . . . . . . . . . . . . . . . .45

Other Information

  Management's Report on Financial Statements . . . . . . . . . . . . . . . . 46

  Horizon's Common Stock and Related Stockholders' Matters . . . . . . . . . .47

 HORIZON BANCORP
 Consolidated Balance Sheets(Dollar Amounts In Thousands)

  DECEMBER 31                                                              2001            2000
  ---------------------------------------------------------------------------------------------
  Assets
   Cash and due from banks                                            $  18,608       $  34,018
   Interest-bearing demand deposits                                          20           1,033
                                                                         ------           -----
     Cash and cash equivalents                                           18,628          35,051
   Interest-bearing deposits                                                247             238
   Investment securities available for sale                              67,338          71,375
   Loans held for sale                                                    6,816           4,176
   Loans, net of allowance for loan losses of $5,410 and $4,803         461,391         388,775
   Premises and equipment                                                16,197          17,281
   Federal Reserve and Federal Home Loan Bank stock                       6,738           6,239
   Interest receivable                                                    3,209           3,301
   Other assets                                                           7,381           5,340
                                                                         ------           -----

      Total assets                                                     $587,945        $531,776
                                                                       ========        ========

  Liabilities
   Deposits
     Noninterest bearing                                              $  43,353       $  30,044
     Interest bearing                                                   376,246         356,304
                                                                         ------           -----
      Total deposits                                                    419,599         386,348
   Short-term borrowings                                                 22,344          34,148
   Federal Home Loan Bank advances                                      105,293          75,320
   Interest payable                                                         765           1,015
   Other liabilities                                                      5,001           3,321
                                                                         ------           -----
      Total liabilities                                                 553,002         500,152
                                                                        =======         =======

  Commitments and Contingencies

  Equity Received from Contributions and
   Dividends to the Stock Bonus Plan                                         --           6,676
                                                                         ------           -----

  Stockholders' Equity
   Common stock, $.33 1/3 stated value
     Authorized, 15,000,000 shares
     Issued, 3,115,284 shares, less Stock Bonus Plan shares of
      394,956 in 2000                                                     1,038             907
   Additional paid-in capital                                            20,808          14,263
   Retained earnings                                                     28,130          25,184
   Accumulated other comprehensive income                                   430               9
   Treasury stock, at cost, 1,129,587 and 1,126,650 shares              (15,463)        (15,415)
                                                                         ------          ------
   Total stockholders' equity                                            34,943          24,948
                                                                         ------           -----

      Total liabilities and stockholders' equity                       $587,945        $531,776
                                                                       ========        ========


  See notes to consolidated financial statements.

                              FINANCIAL STATEMENTS

                       24 HORIZON BANCORP & SUBSIDIARIES

HORIZON BANCORP

Consolidated Statements of Income(Dollar Amounts In Thousands Except Per Share Data)

YEAR ENDED DECEMBER 31                                                   2001            2000          1999
--------------------------------------------------------------------------------------------------------------
Interest Income
 Loans receivable                                                       $36,304         $36,883       $ 25,634
 Investment securities
  Taxable                                                                 4,359           5,057          5,096
  Tax exempt                                                                114              13            167
                                                                         ------          ------         ------
    Total interest income                                                40,777          41,953         30,897
                                                                         ------          ------         ------

Interest Expense
 Deposits                                                                15,975          17,689         12,603
 Federal funds purchased and short-term borrowings                          329             612             76
 Federal Home Loan Bank advances                                          4,666           4,998          3,086
                                                                         ------          ------         ------
    Total interest expense                                               20,970          23,299         15,765
                                                                         ------          ------         ------

Net Interest Income                                                      19,807          18,654         15,132
 Provision for loan losses                                                1,505           2,010          1,100
                                                                         ------          ------         ------

Net Interest Income After Provision for Loan Losses                      18,302          16,644         14,032
                                                                         ------          ------         ------

Other Income
 Service charges on deposit accounts                                      2,362           2,028          2,048
 Wire transfer fee income                                                   557             479             91
 Fiduciary activities                                                     2,640           2,728          2,113
 Gain on sale of mortgage loans                                           2,366             268             19
 Gain on sale of securities                                                   2                            177
 Commission income from insurance agency                                    849             812            811
 Other income                                                               745             541            619
                                                                         ------          ------         ------
    Total other income                                                    9,521           6,856          5,878
                                                                         ------          ------         ------

Other Expenses
 Salaries and employee benefits                                          11,801           9,115          9,017
 ESOP termination expense                                                                                2,073
 Net occupancy expenses                                                   1,725           1,733          1,692
 Data processing and equipment expenses                                   2,177           2,077          2,079
 Other expenses                                                           5,403           4,980          4,565
                                                                         ------          ------         ------
    Total other expenses                                                 21,106          17,905         19,426
                                                                         ------          ------         ------

Income Before Income Tax                                                  6,717           5,595            484
 Income tax expense                                                       2,592           1,812            675
                                                                         ------          ------         ------

Net Income (Loss) From Continuing Operations                              4,125           3,783           (191)
                                                                         ------          ------         ------

Discontinued Operations
 Loss from operation of discontinued subsidiary (less tax benefit of $56)                                  (81)
 Loss on disposal of subsidiary, including provision of
  $134 for operating losses during phase-out period
  (less tax benefit of $52)                                                                                (82)
                                                                                                           ---
    Total loss from discontinued operations                                                               (163)
                                                                                                          ----

Net Income (Loss)                                                       $ 4,125        $ 3,783          $ (354)
                                                                        =======        =======          ======

 Basic & diluted earnings (loss) per share from continuing operations   $  2.08        $  1.85          $ (.10)
 Basic & diluted earnings (loss) per share from loss on
  discontinued operations                                                                                 (.08)
                                                                        -------        -------          ------

Basic and Diluted Earnings (Loss) per Share                             $  2.08        $  1.85          $ (.18)
                                                                        =======        =======          ======



See notes to consolidated financial statements.

                              FINANCIAL STATEMENTS

                        HORIZON BANCORP & SUBSIDIARIES 25

HORIZON BANCORP
Consolidated Statements of Stockholders' Equity (Dollar Amounts In Thousands) ACCUMULATED


                                                  ADDITIONAL                        OTHER
                                          COMMON   PAID-IN     COMPREHENSIVE RETAINED  COMPREHENSIVE TREASURY
                                           STOCK     CAPITAL   INCOME (LOSS) EARNINGS  INCOME (LOSS)   STOCK     TOTAL
------------------------------------------------------------------------------------------------------------------------
Balances, January 1, 1999                    $741    $  8,834                $24,201      $  336    $ (6,644)   $27,468
   Net loss                                                       $  (354)      (354)                              (354)
   Other comprehensive loss, net of tax,
    unrealized losses on securities, net
    of reclassification adjustment                                 (1,537)                (1,537)                (1,537)
   Comprehensive loss                                             $(1,891)
   Cash dividends ($.60 per share)                                            (1,218)                            (1,218)
   Purchase of 501,735 shares

    of treasury stock                                                                                 (7,619)    (7,619)
   Issuance of 12,000 shares of
    common stock for purchase
    of investment management entity             4        196                                                        200
   Net purchases and distributions
    with ESOP                                 128      4,058                                                      4,186
   Tax benefit of ESOP
    dividend deduction                                    65                                                         65
                                                          --                                                         --

Balances, December 31, 1999                   873     13,153                  22,629      (1,201)    (14,263)    21,191
   Net income                                                     $ 3,783      3,783                              3,783
   Other comprehensive income, net of
    tax, unrealized gains on securities                             1,210                  1,210                  1,210
                                                                  -------
   Comprehensive income                                           $ 4,993
                                                                  -------
   Cash dividends ($.60 per share)                                            (1,228)                            (1,228)
                                                                              ------
   Purchase of 80,199 shares
    of treasury stock                                                                                 (1,200)    (1,200)
   Re-issuance of 4,428 shares of
    common stock for partial payment
    of directors fees                                     12                                              48         60
   Net purchases and distributions
    with Stock Bonus Plan                      34      1,098                                                      1,132
                                               --      -----                                                      -----

Balances, December 31, 2000                   907     14,263                25,184             9     (15,415)    24,948
   Net income                                                     $ 4,125    4,125                                4,125
   Other comprehensive income, net of
    tax, unrealized gains on securities                               421                    421                    421
                                                                  -------
   Comprehensive income                                           $ 4,546
                                                                  -------
   Cash dividends ($.60 per share)                                          (1,179)                              (1,179)
   Purchase of 2,937 shares of
    treasury stock                                                                                       (48)       (48)
   Transfer of Stock Bonus Plan shares
    to equity                                 131     6,545                                                        6,676
                                              ---     -----                -------       -------    --------       -----

Balances, December 31, 2001                $1,038   $20,808                $28,130       $   430    $(15,463)    $34,943
                                           ======   =======                =======       =======    ========     =======


  See notes to consolidated financial statements.

                              FINANCIAL STATEMENTS

                       26 HORIZON BANCORP & SUBSIDIARIES

HORIZON BANCORP
Consolidated Statements of Cash Flows (Dollar Amounts In Thousands)


YEAR ENDED DECEMBER 31                                                               2001            2000              1999
---------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income (loss)                                                                 $  4,125        $  3,783         $  (354)
 Adjustments to reconcile net income (loss) to net cash
  provided by operating activities
  Provision for loan losses                                                          1,505           2,010           1,100
  Additional paid-in capital from release of ESOP shares                                                             1,807
  Depreciation and amortization                                                      1,476           1,445           1,409
  Deferred income tax                                                                 (808)           (157)            (98)
  Discontinued operations                                                                                              237
  Gain on sale of loans                                                             (2,366)           (268)            (19)
  Proceeds from sales of loans                                                     148,988          33,265          11,993
  Loans originated for sale                                                       (149,262)        (37,173)
  Other adjustments                                                                     51            (151)            191
  Net change in
    Interest receivable                                                                 92            (521)           (531)
    Interest payable                                                                  (250)             95             103
    Other assets                                                                    (1,417)           (813)          1,586
    Other liabilities                                                                 1,680            412            (141)
                                                                                      -----          -----          ------
     Net cash provided by operating activities                                        3,814          1,927          17,283
                                                                                      -----          -----          ------

Investing Activities

 Purchases of securities available for sale                                         (24,142)       (13,321)        (35,250)
 Proceeds from maturities, calls, and principal
  repayments of securities available for sale                                        28,384         11,718          17,708
 Proceeds from sales of securities available for sale                                   317                         11,738
 Proceeds from maturities, calls, and principal
  repayments of securities held to maturity                                                                          1,785
 Net change in loans                                                                (74,619)           245        (117,265)
 Principal payments received on ESOP loan                                                                            5,769
 Proceeds from sale of fixed assets                                                                     23             715
 Recoveries on loans previously charged-off                                             683            334             363
 Purchases of premises and equipment                                                   (545)          (651)         (2,070)
 Purchase of Federal Reserve and Federal Home Loan Bank stock                          (499)          (342)         (1,924)
 Other investing activities                                                              (9)            (6)            193
                                                                                      -----          -----          ------
     Net cash used by investing activities                                          (70,430)        (2,000)       (118,238)
                                                                                      -----          -----          ------

Financing Activities
 Net change in
  Deposits                                                                           33,251         22,680          41,267
  Short-term borrowings                                                             (11,804)         9,648          20,500
 Federal Home Loan Bank advances                                                    212,000         50,320          66,000
 Repayment of Federal Home Loan Bank advances                                      (182,027)       (80,000)        (15,000)
 Dividends paid                                                                      (1,179)        (1,228)         (1,218)
 Re-issuance of treasury stock                                                                          60
 Purchase of treasury stock                                                             (48)        (1,200)         (7,619)
                                                                                      -----          -----          ------
     Net cash provided by financing activities                                       50,193            280         103,930
                                                                                      -----          -----          ------

Net Change in Cash and Cash Equivalents                                             (16,423)           207           2,975

Cash and Cash Equivalents, Beginning of Year                                         35,051         34,844          31,869
                                                                                      -----          -----          ------

Cash and Cash Equivalents, End of Year                                             $ 18,628       $ 35,051        $ 34,844
                                                                                   ========       =========       ========

Additional Cash Flows Information

 Interest paid                                                                     $ 21,220       $ 23,394        $ 15,868
 Income tax paid                                                                      2,540          2,150             350



See notes to consolidated financial statements.

                              FINANCIAL STATEMENTS

                        HORIZON BANCORP & SUBSIDIARIES 27

HORIZON BANCORP
Notes to Consolidated Financial Statements

NOTE 1-- NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Nature of Business -- The consolidated financial statements of Horizon Bancorp

(Horizon) and its wholly owned subsidiaries, Horizon Bank, N.A. (Bank), HBC Insurance Group, Inc. (Insurance Company), and The Loan Store, Inc. conform to accounting principles generally accepted in the United States of America and reporting practices followed by the banking industry.

The Bank is a full-service commercial bank offering a broad range of commercial and retail banking and other services incident to banking. The Bank has two wholly-owned subsidiaries: Horizon Trust & Investment Management, Inc. (HTIM) and Horizon Insurance Services, Inc (Insurance Agency). HTIM offers corporate and individual trust and agency services and investment management services. The Insurance Agency offers a full line of commercial and personal insurance products. The Bank maintains four facilities in LaPorte County, Indiana and three facilities in Porter County, Indiana. The Insurance Company offers credit insurance. The net income generated from the insurance operations is not significant to the overall operations of Horizon. The Loan Store, Inc. is a discontinued operation and sold its loan portfolio to another finance company in August 1999. Horizon conducts no business except that incident to its ownership of the subsidiaries.

BASIS OF REPORTING -- The consolidated financial statements include the accounts of Horizon and subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENT SECURITIES AVAILABLE FOR SALE -- Horizon designates its investment portfolio as available for sale based on management's plans to use such securities for asset and liability management, liquidity, and not to hold such securities as long-term investments. Management repositions the portfolio to take advantage of future expected interest rate trends when Horizon's long-term profitability can be enhanced. Investment securities available for sale and marketable equity securities are carried at estimated fair value and any net unrealized gains/losses (after tax) on these securities are included in accumulated other comprehensive income. Gains/losses on the disposition of securities available for sale are recognized at the time of the transaction and are determined by the specific identification method.

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

CONCENTRATIONS OF CREDIT RISK -- The Bank grants commercial, real estate, and consumer loans to customers located primarily in LaPorte County and portions of Porter County in Northwest Indiana and provides mortgage warehouse lines to mortgage companies in the United States. Commercial loans make up approximately 22% of the loan portfolio and are secured by both real estate and business assets. These loans are expected to be repaid from cash flow from operations of the businesses. Real estate loans make up approximately 17% of the loan

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Table dollar amounts in thousands)

                       28 HORIZON BANCORP & SUBSIDIARIES
portfolio and are secured by both commercial and residential real estate. Installment loans make up approximately 17% of the loan portfolio and are primarily secured by consumer assets. Mortgage warehouse loans make up approximately 44% of the loan portfolio and are secured by residential real estate.

MORTGAGE WAREHOUSE LOANS -- Horizon purchases residential mortgage loans from various mortgage companies prior to sale of these loans by the mortgage companies in the secondary market. Horizon held loans to individuals that were purchased under agreements to resell from 30 approved mortgage companies at December 31, 2001. Horizon purchases such loans from mortgage companies, net of certain fees, and later sells them back to the mortgage companies at the same amount and without recourse provisions. As a result, no gains and losses are recorded at the resale of loans. Horizon records interest and fee income on the loans during the funding period. Horizon uses the stated interest rate in the agreement with each mortgage company for interest income recognition, and not the interest rates on the individual loans. Horizon does not retain servicing of the loans when they are resold. Loans consist of purchase money and refinance mortgage loans and are generally held no more than 90 days by Horizon and are typically resold within 30 days.

ALLOWANCE FOR LOAN LOSSES -- An allowance for loan losses is maintained to absorb loan losses inherent in the loan portfolio. The allowance is based on ongoing quarterly assessments of the probable estimated losses inherent in the loan portfolio. The allowance is increased by the provision for credit losses, which is charged against current period operating results and decreased by the amount of chargeoffs, net of recoveries. Horizon's methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formula allowance, specific allowances for identified problem loans, and the unallocated allowance.

The formula allowance is calculated by applying loss factors to outstanding loans and certain unused commitments. Loss factors are based on a historical loss experience and may be adjusted for significant factors that, in management's judgement, affect the collectibility of the portfolio as of the evaluation date.

Specific allowances are established in cases where management has identified conditions or circumstances related to a credit that management believes indicate the probability that a loss will be incurred in excess of the amount determined by the application of the formula allowance.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Table dollar amounts in thousands)

                       HORIZON BANCORP & SUBSIDIARIES 29

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

INCOME TAXES -- Horizon files annual consolidated income tax returns with its subsidiaries. Income tax in the consolidated statements of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes.

TRUST ASSETS AND INCOME -- Property, other than cash deposits, held in a fiduciary or agency capacity is not included in the consolidated balance sheets since such property is not owned by Horizon.

EARNINGS PER COMMON SHARE AND DIVIDENDS DECLARED PER COMMON SHARE -- Basic EPS is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Horizon has no potential dilutive instruments. The outstanding stock options are not included in the computation of diluted EPS because the contracts may be settled in common stock or in cash at the election of the option holder. Historically, all contracts have been settled in cash and it is anticipated that the exercise of future contracts will also be settled in cash. The number of shares used in the computation of basic and diluted earnings per share is 1,985,458 for 2001, 2,048,649 for 2000, and 1,966,173 for 1999.

DIVIDEND RESTRICTIONS -- Regulations of the Comptroller of the Currency limit the amount of dividends that may be paid by a national bank to its parent holding company without prior approval of the Comptroller of the Currency. Total stockholder's equity for the Bank at December 31, 2001, was $36,129,758 of which $29,046,325 was restricted from dividend distribution to Horizon. Additionally, the Federal Reserve Board limits the amount of dividends that may be paid by Horizon to its stockholders under its capital adequacy guidelines.

CONSOLIDATED STATEMENTS OF CASH FLOWS -- For purposes of reporting cash flows, cash and cash equivalents are defined to include cash and due from banks, money market investments, and federal funds sold with maturities of one day or less. Horizon reports net cash flows for customer loan transactions, deposit transactions, short-term investments, and short-term borrowings.

STOCK SPLIT -- On October 16, 2001, the Board of Directors of the Company declared a three for one stock split. All share and per share amounts have been adjusted to give effect for the stock split.

RECLASSIFICATIONS -- Certain reclassifications have been made to the 2000 and 1999 financial statements to be comparable to 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Table dollar amounts in thousands)

                       30 HORIZON BANCORP & SUBSIDIARIES

NOTE 2--  INVESTMENT SECURITIES

                                                                     2001
                                                    -----------------------------------------
                                                                 GROSS      GROSS
                                                    AMORTIZED  UNREALIZED  UNREALIZED   FAIR
DECEMBER 31                                            COST       GAINS      LOSSES    VALUE
---------------------------------------------------------------------------------------------
Available for sale
 U. S. Treasury and federal agencies                 $20,255    $  122     $  (59)    $20,318
 State and municipal                                  15,411       277       (378)     15,310
 FHLMC mortgage-backed securities                      4,979        98         (5)      5,072
 FNMA mortgage-backed securities                       8,833       212                  9,045
 GNMA collateralized mortgage obligations              8,000                  (15)      7,985
 FHLMC collateralized mortgage obligation              7,737       419                  8,156
 FNMA collateralized mortgage obligations              1,413        50        (11)      1,452
                                                       -----        --        ---       -----

    Total investment securities                      $66,628    $1,178     $ (468)    $67,338
                                                     =======    ======     ======     =======



                                                                     2000
                                                   -------------------------------------------
                                                                GROSS       GROSS
                                                   AMORTIZED  UNREALIZED  UNREALIZED   FAIR
DECEMBER 31                                            COST       GAINS      LOSSES    VALUE
----------------------------------------------------------------------------------------------
Available for sale
 U. S. Treasury and federal agencies                 $26,171    $   35      $(204)    $26,002
 State and municipal                                   5,564       134         (2)      5,696
 FHLMC mortgage-backed securities                      5,598        63        (16)      5,645
 FNMA mortgage-backed securities                      13,252        57        (20)     13,289
 GNMA collateralized mortgage obligations              8,026                 (238)      7,788
 FHLMC collateralized mortgage obligation              7,725       227                  7,952
 FNMA collateralized mortgage obligations              4,707        55                  4,762
 Marketable equity securities                            315                  (74)        241
                                                         ---                  ---         ---

    Total investment securities                      $71,358    $  571      $(554)    $71,375
                                                     =======    ======     ======     =======


The amortized cost and fair value of securities available for sale at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       AMORTIZED    FAIR
                                                         COST      VALUE
---------------------------------------------------------------------------
Within one year                                        $ 3,038      $ 3,076
One to five years                                        7,633        7,829
Five to ten years                                       11,673       11,818
After ten years                                         13,322       12,905
                                                       --------------------
                                                        35,666       35,628
Mortgage-backed securities                              13,812       14,117
Collateralized mortgage obligations                     17,150       17,593
                                                       --------------------

    Totals                                             $66,628      $67,338
                                                       ====================

Securities with a carrying value of $20,669,000 and $20,174,000 were pledged at December 31, 2001 and 2000, to secure certain public and trust deposits and securities sold under agreements to repurchase.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Table dollar amounts in thousands)

                       HORIZON BANCORP & SUBSIDIARIES 31

Proceeds from sales of securities available for sale during 2001 were $317,000. Gross gains of $2,000 were realized on these sales. There were no sales of securities available for sale during 2000. Proceeds from sales of securities available for sale during 1999 were $11,738,000. Gross gains of $217,000 and gross losses of $40,000 were realized on these sales.

During the second quarter of 1999 debt securities with an amortized cost of $10,050,000 were transferred from held to maturity to available for sale so the Bank could minimize the tax consequences of holding tax-exempt securities. The securities had an unrealized gain of approximately $350,000. There were no transfers between classifications during 2001 or 2000.

NOTE 3--  LOANS AND ALLOWANCE

DECEMBER 31                                               2001      2000
------------------------------------------------------------------------------
Commercial loans                                       $ 100,912     $  88,421
Mortgage warehouse loans                                 205,511       102,884
Real estate loans                                         80,571       125,431
Installment loans                                         79,807        76,842
                                                          ------        ------
                                                         466,801       393,578
Allowance for loan losses                                 (5,410)       (4,803)
                                                          ------        ------

    Total loans                                        $ 461,391     $ 388,775
                                                       =========     =========


DECEMBER 31                                           2001      2000      1999
-------------------------------------------------------------------------------
Allowance for loan losses
 Balances, January 1                                $4,803      $3,273   $2,787
 Provision for losses                                1,505       2,010    1,100
 Provision for losses, discontinued operations                              250
 Recoveries on loans                                   683         334      363
 Loans charged off                                  (1,581)       (814)  (1,227)
                                                    ------        ----   ------

 Balances, December 31                              $5,410      $4,803   $3,273
                                                    ======      ======   ======


Impaired loans for which the discounted cash flows or collateral value exceeded the carrying value of the loan totaled $1,028,000 and $609,000 at December 31, 2001 and 2000, respectively. No loans were considered impaired during 1999. The allowance for impaired loans, included in the Bank's allowance for loan losses, totaled $242,000 and $40,000 at December 31, 2001 and 2000, respectively. The average balance of impaired loans during 2001 was $1,168,000 and $609,000 during 2000. There was $44,000 of interest income recorded and received during 2001 and no interest income was recorded or received during 2000.

At December 31, 2001 and 2000, loans past due more than 90 days and still accruing interest totaled approximately $128,000 and $699,000.

Loans on which the recognition of interest has been discontinued or reduced totaled approximately $1,772,000, $2,487,000, and $1,173,000 at December 31,
2001, 2000, and 1999. Interest income not recognized on these loans totaled approximately $129,000, $241,000, and $62,000 in 2001, 2000, and 1999.

Loans to directors and executive officers of Horizon and the Bank, including associates of such persons, amounted to $6,418,000 and $5,434,000, as of December 31, 2001 and 2000. During 2001 new loans or advances were $4,678,000 and loan payments were $3,694,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Table dollar amounts in thousands)

                        HORIZON BANCORP & SUBSIDIARIES 32

NOTE 4--  PREMISES AND EQUIPMENT

DECEMBER 31                                             2001        2000
--------------------------------------------------------------------------
Land                                                 $  3,206      $ 3,206
Buildings and improvements                             16,536       16,680
Furniture and equipment                                 8,264        8,323
                                                        -----        -----
    Total cost                                         28,006       28,209
Accumulated depreciation                              (11,809)     (10,928)
                                                        -----        -----

    Net                                              $ 16,197      $17,281
                                                     ========      =======


NOTE 5--  LOAN SERVICING

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of loans serviced for others totaled approximately $106,140,000 and $53,169,000 at December 31, 2001 and 2000.

The Bank began capitalizing mortgage servicing rights during 2000 and the aggregate fair value of capitalized mortgage servicing rights at December 31, 2001, totaled approximately $1,005,000. Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.

                                                          2001      2000
--------------------------------------------------------------------------
Mortgage Servicing Rights
  Balances, January 1                                   $  316       $   0
  Servicing rights capitalized                             688         333
  Amortization of servicing rights                        (112)        (17)
                                                        ------       -----
    Balances, December 31                               $  892       $ 316
                                                        ======       =====
NOTE 6 --  DEPOSITS

DECEMBER 31                                                2001       2000
----------------------------------------------------------------------------
Noninterest bearing demand deposits                     $ 43,353    $ 30,044
Interest bearing demand deposits                         133,113      93,432
Money market (variable rate)                              16,826       2,124
Savings deposits                                          32,632      32,196
Certificates of deposit of $100,000 or more               45,334      68,914
Other certificates and time deposits                     148,341     159,638
                                                         -------     -------

    Total deposits                                      $419,599    $386,348
                                                        ========    ========


Certificates and other time deposits maturing in years ending December 31 are as follows:

2002                                                    $123,341
2003                                                      27,317
2004                                                      38,696
2005                                                       4,301
2006                                                          20
                                                        --------
                                                        $193,675
                                                        ========


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Table dollar amounts in thousands)

                        HORIZON BANCORP & SUBSIDIARIES 33

NOTE 7 --  SHORT-TERM BORROWINGS

DECEMBER 31                                                    2001        2000
--------------------------------------------------------------------------------
  Federal funds purchased                                    $  2,000   $ 14,700
  Securities sold under agreements to repurchase               18,344     16,698
  Notes payable, unsecured                                      2,000      2,750
                                                                -----      -----

      Total short-term borrowings                            $ 22,344   $ 34,148
                                                             ========   ========

Securities sold under agreements to repurchase consist of obligations of the Bank to other parties. The obligations are secured by U.S. agency and mortgage-backed securities and such collateral is held in safekeeping by third parties. The maximum amount of outstanding agreements at any month end during 2001 and 2000 totaled $18,358,000 and $16,698,000 and the daily average of such agreements totaled $16,495,000 and $2,590,000. The agreements at December 31, 2001, are due on demand.

Horizon has an unsecured $5,000,000 line of credit, of which $2,000,000 was outstanding at December 31, 2001. The loan is from an unrelated financial institution with interest payable quarterly at a rate indexed to LIBOR. The note matures within one year.

At December 31, 2001, the Bank has available approximately $29,000,000 in credit lines with various money center banks.

NOTE 8--  FHLB ADVANCES

DECEMBER 31                                                      2001      2000
-------------------------------------------------------------------------------
Federal Home Loan Bank advances, variable and fixed rates,
   due at various dates through May 15, 2020                   $105,293  $75,320
                                                               ========  =======
The Federal Home Loan Bank advances are secured by first-mortgage loans and investment securities totaling approximately $323,543,000. Advances are subject to restrictions or penalties in the event of prepayment.

Contractual maturities in years ending December 31

2002                                           $40,029
2003                                            20,032
2004                                            15,034
2005                                                37
2006                                                40
Thereafter                                      30,121
                                                ------

                                              $105,293
                                              ========

 NOTE 9--  EMPLOYEE STOCK BONUS PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN

Horizon maintains an employee stock bonus plan (Stock Bonus Plan) that covers substantially all employees. The Stock Bonus Plan is noncontributory and Horizon may make discretionary matching contributions and regular contributions. Employee voluntary contributions are vested at all times and Horizon's contributions vest over a six year period. Prior to the establishment of the Stock Bonus Plan, Horizon maintained an employee stock ownership plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Table dollar amounts in thousands)

                       34 HORIZON BANCORP & SUBSIDIARIES

On July 20, 1999, the Board of Directors of Horizon Bancorp authorized the termination of the Horizon Bancorp Employee Stock Ownership Plan (ESOP). On December 31, 1999, the debt owed by the ESOP was repaid with the proceeds from the sale of a portion of the unallocated shares to Horizon. The remaining shares for all active participants were allocated to participants. The expense related to the termination of the ESOP totaled $2,073,000 in 1999. The retirement plans of Horizon own approximately 19% of the outstanding shares. The remaining shares in the ESOP plan were transferred to the Stock Bonus Plan.

Prior to 2001 the Stock Bonus Plan's equity was classified outside of shareholders' equity. In 2001 Horizon's common shares became listed on a national market system. Since the shares in the Stock Bonus Plan are now readily marketable, Horizon reclassified the Stock Bonus Plan equity to shareholders' equity during 2001.

Total cash contributions and expense recorded during the years 2001 and 2000 for the Stock Bonus Plan were $150,000 and $200,000, respectively. There were no contributions to the Stock Bonus Plan during 1999.

Transactions affecting ESOP expense and cash contributions to the ESOP are as follows:

DECEMBER 31                                                   1999
-------------------------------------------------------------------
Dividends paid on unallocated ESOP shares                   $   200
Market value increase of shares released                      1,807
Other contributions                                             793

Total ESOP expense included in ESOP termination expense
  and salaries and benefits                                 $ 2,800

Total cash contributions made to ESOP during the year       $   793

Below are the transactions affecting the Stock Bonus
  Plan / ESOP equity accounts:


                                                                         ADDITIONAL UNALLOCATED
                                                             COMMON        PAID-IN      ESOP
                                                              STOCK         CAPITAL     SHARES     TOTAL
                                                             ---------------------------------------------
Balances, January 1, 1999                                      $ 293       $ 9,894     $(5,769)    $ 4,418
 Market value increase in ESOP shares released                               1,807                   1,807
 Loan repayments                                                                         5,769       5,769
 Sale of stock, at cost                                         (108)       (3,749)                 (3,857)
 Net ESOP share purchases and distributions                      (20)         (309)                   (329)
                                                                 ---          ----       ----         ----

Balances, December 31, 1999                                      165         7,643           0       7,808
 Net Stock Bonus Plan share purchases and distributions          (34)       (1,098)                 (1,132)
                                                                 ---          ----       ----         ----

Balances, December 31, 2000                                      131         6,545           0       6,676
 Transfer of Stock Bonus Plan shares to equity                  (131)       (6,545)                 (6,676)
                                                                 ---          ----       ----         ----

Balances, December 31, 2001                                    $   0       $     0     $     0     $     0
                                                               =====       =======     =======     =======





NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Table dollar amounts in thousands)

                        HORIZON BANCORP & SUBSIDIARIES 35

NOTE 10--  EMPLOYEE THRIFT PLAN

The Employee Thrift Plan (Plan) provides that all employees of Horizon with the requisite hours of service are eligible for the Plan. The Plan permits voluntary employee contributions and Horizon may make discretionary matching and profit sharing contributions. Each eligible employee is vested according to a schedule based upon years of service. Employee voluntary contributions are vested at all times and Horizon's contributions vest over a six-year period. The Bank's 2001, 2000, and 1999 expense related to the thrift plan totaled $203,000, $201,000, and $196,000.

 NOTE 11--  OTHER EXPENSES

YEAR ENDED DECEMBER 31                           2001       2000      1999
----------------------------------------------------------------------------
  Supplies and printing                        $  314      $  289     $  311
  Advertising                                     651         511        454
  Communication                                   703         628        622
  Professional fees                             1,037         826        746
  Training                                        108         107         87
  Outside services and consultants                678         776        632
  Reinsurance company                              48          69         95
  Loan expenses                                   631         350        275
  Goodwill amortization                            90          90         87
  Directors fees                                  224         191        207
  Insurance expense                               234         212        197
  Loss on disposal of fixed assets                153          36        219
  Other                                           532         895        633
                                                  ---         ---        ---

      Total other expenses                     $5,403      $4,980     $4,565
                                               ======      ======     ======

 NOTE 12--  INCOME TAX

YEAR ENDED DECEMBER 31                          2001      2000      1999
---------------------------------------------------------------------------
  Income tax expense
   Currently payable
    Federal                                    $2,791      $1,526       $552
    State                                         609         443        221
   Deferred                                      (808)       (157)       (98)
                                               ------      ------       ----
      Total income tax expense                 $2,592      $1,812       $675
                                               ======      ======       ====
  Reconciliation of federal statutory to
     actual tax expense
   Federal statutory income tax at 34%         $2,284      $1,902       $165
   Tax exempt interest                           (145)       (150)      (220)
   Nondeductible and other                        (51)        (32)       (28)
   Nondeductible ESOP expense                     612
   Effect of state income taxes                   402         292        146
   Decrease in valuation allowance               (200)
                                               ------      ------       ----

      Actual tax expense                       $2,592      $1,812       $675
                                               ======      ======       ====

  Tax expense applicable to securities gains for 2001 and 1999 was $792 and $70,110. There were no security sales in 2000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Table dollar amounts in thousands)

                       36 HORIZON BANCORP & SUBSIDIARIES

A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

DECEMBER 31                                                    2001      2000
-------------------------------------------------------------------------------
Assets

 Allowance for loan losses                                   $1,626     $ 1,033
 Accrued operating expenses                                      66          69
 Loan fees                                                       42          58
 Director and employee benefits                                 543         315
                                                                ---         ---
    Total assets                                              2,277       1,475
                                                              =====       =====

Liabilities

 Depreciation                                                  (659)       (744)
 Other                                                          (84)         (5)
 Unrealized gain on securities available for sale              (280)         (8)
    Total liabilities                                        (1,023)       (757)
                                                             ------        ----

    Net deferred tax asset                                 $  1,254     $   718
                                                           ========     =======


The valuation allowance at December 31, 1999, was $200,000. The valuation allowance decreased $200,000 during 2000 and there was no valuation allowance at December 31, 2001 or 2000. The decrease in the valuation allowance was a result of Horizon generating taxable income in 2000 that utilized the alternative minimum tax (ATM) credit carryforward.

NOTE 13--  OTHER COMPREHENSIVE INCOME (LOSS)


YEAR ENDED DECEMBER 31                                          2001        2000        1999
----------------------------------------------------------------------------------------------
Unrealized gains (losses) on securities:
 Unrealized holding gains (losses) arising during the year      $695       $1,984      $(2,343)
 Less: reclassification adjustment for gains
      realized in net income                                       2                       177
 Net unrealized gains (losses)                                   693        1,984       (2,520)
                                                                 ---        -----       ------
 Tax (expense) benefit                                          (272)        (774)         983
                                                                 ---        -----       ------

Other comprehensive income (loss)                               $421       $1,210      $(1,537)
                                                                ====       ======      =======


NOTE 14--  COMMITMENTS, OFF-BALANCE SHEET RISK, AND CONTINGENCIES

Because of the nature of its activities, Horizon is subject to pending and threatened legal actions that arise in the normal course of business. In management's opinion, after consultation with counsel, none of the litigation to which Horizon or any of its subsidiaries is a party will have a material effect on the consolidated financial position or results of operations of Horizon.

The Bank was required to have approximately $11,933,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing balance requirements at December 31, 2001. These balances are included in cash and cash equivalents and do not earn interest.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Table dollar amounts in thousands)

                        HORIZON BANCORP & SUBSIDIARIES 37

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

At December 31, 2001 and 2000, commitments to make loans amounted to approximately $50,543,000 and $59,789,000 and commitments under outstanding standby letters of credit amounted to approximately $1,445,000 and $1,186,000. Since many commitments to make loans and standby letters of credit expire without being used, the amount does not necessarily represent future cash advances. No losses are anticipated as a result of these transactions. Collateral obtained upon exercise of the commitment is determined using management's credit evaluation.

NOTE 15--  REGULATORY CAPITAL

Horizon and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies and are assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 2001 and 2000, Horizon and the Bank are categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 2001, that management believes have changed Horizon's or the Bank's classification.

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Table dollar amounts in thousands)

                       38 HORIZON BANCORP & SUBSIDIARIES

Horizon's and the Bank's actual and required capital amounts and ratios are as follows:

                                                                                                      MINIMUM REQUIRED
                                                                                                         TO BE WELL
                                                                             REQUIRED FOR           CAPITALIZED(1)UNDER
                                                                          CAPITAL(1) ADEQUACY              ACTION
                                                      ACTUAL                    PURPOSES                REQUIREMENTS
                                                 ---------------          -------------------    -----------------------
                                                 AMOUNT    RATIO           AMOUNT     RATIO       AMOUNT           RATIO
------------------------------------------------------------------------------------------------------------------------
As of December 31, 2001
Total capital (1) (to risk-weighted assets)
 Consolidated                                    $37,940     10.41%        $29,144      8.00%         N/A          N/A
 Bank                                             39,127     10.78          29,000      8.00        $36,311      10.00%
Tier I capital (1) (to risk-weighted assets)
 Consolidated                                     33,390      9.17          14,572      4.00          N/A          N/A
 Bank                                             34,577      9.52          14,525      4.00         21,787       6.00
Tier I capital (1) (to average assets)
 Consolidated                                     33,390      5.86          22,793      4.00           N/A          N/A
 Bank                                             34,577      6.07          22,771      4.00         28,464       5.00

As of December 31, 2000
Total capital (1) (to risk-weighted assets)
 Consolidated                                    $34,445     10.69%        $25,785      8.00%         N/A          N/A
 Bank                                             34,903     10.88          25,653      8.00        $32,067      10.00%
Tier I capital (1) (to risk-weighted assets)
 Consolidated                                     30,406      9.43          12,893      4.00           N/A          N/A
 Bank                                             30,885      9.63          12,827      4.00         19,200       6.00
Tier I capital (1) (to average assets)
 Consolidated                                     30,406      5.47          22,245      4.00           N/A          N/A
 Bank                                             30,885      5.91          20,910      4.00         26,137       5.00


(1) As defined by regulatory agencies

NOTE 16--  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

Horizon maintains the 1987 Nonqualified Stock Option and Stock Appreciation Right Plan (1987 Plan) under which options and stock appreciation rights (SARs) were granted to certain officers and employees. SARs entitle eligible employees to receive cash, stock or a combination of cash and stock totaling the excess, on the date of exercise, of the fair market value of the shares of common stock covered by the option over the option exercise price. The underlying stock options are deemed to have been exercised upon exercise of the SARs. No options were available for grant at December 31, 2001, 2000, and 1999, however, outstanding options may be exercised until their expiration.

Horizon recognizes compensation expense related to the 1987 Plan on a periodic basis based on the difference between the excess of the fair market value of the shares of common stock over the exercise price for SARs and those options exercised during the year. Horizon recorded compensation expense related to the 1987 plan of $342,000 in 2001 and a reduction in compensation expense of $206,000 and $103,000 in 2000 and 1999.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Table dollar amounts in thousands)

                        HORIZON BANCORP & SUBSIDIARIES 39

  A summary of transactions for the plan follows:

                                                      SHARES
                                              ---------------------     WEIGHTED-
                                              AVAILABLE     OPTIONS      AVERAGE
                                              FOR GRANT  OUTSTANDING  EXERCISE PRICE
                                              --------------------------------------
Balances, January 1, 1999 and 2000               0          51,300       $8.79
   Exercised                                                  (900)       9.73
                                               -------------------
Balances, December 31, 2000                      0          50,400        8.87
   Exercised                                               (36,000)      10.20
                                               -------------------
Balances, December 31, 2001                      0          14,400        5.51
                                               ===================


As of December 31, 2001, the 14,400 options outstanding have exercise prices ranging from $4.50 to $8.17 and a weighted-average remaining contractual life of
9.6 years. The options granted under the 1987 Plan are fully vested.

Under Horizon's 1997 Stock Option and Stock Appreciation Right Plan (1997 Plan), which is accounted for in accordance with Accounting Principles Board Opinion
(APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, Horizon may grant certain officers and employees stock option awards or stock appreciation rights which vest and become fully exercisable at the end of five years of continued employment. SARs entitle eligible employees to receive cash, stock or a combination of cash and stock totaling the excess, on the date of exercise, of the fair market value of the shares of common stock covered by the option over the option exercise price. The underlying stock options are deemed to have been exercised upon exercise of the SARs. During 2000 Horizon authorized the grant of options and SARs for 47,800 shares of common stock. Horizon recorded compensation expense of $671,000 related to the 1997 plan in 2001. There was no compensation expense related to the 1997 plan in 2000 or 1999.

A summary of transactions for the plan follows:


                                                                         SHARES
                                                                  ----------------------       WEIGHTED-
                                                                  AVAILABLE    OPTIONS          AVERAGE
                                                                  FOR GRANT   OUTSTANDING   EXERCISE PRICE
                                                                  ----------------------------------------
Balances, January 1, 1999                                           234,000      36,000        $20.00
   Granted                                                          (81,600)     81,600        $16.43
   Forfeitures
                                                                    -------      ------

Balances, December 31, 1999                                         152,400     117,600         17.33
   Granted                                                         (143,400)    143,400         11.70
   Forfeitures                                                       46,800     (46,800)        15.12
                                                                    -------      ------

Balances, December 31, 2000                                          55,800     214,200         13.92
   Granted                                                          (55,800)     55,800          9.64
   Forfeitures                                                        3,000      (3,000)        16.56
                                                                    -------      ------

Balances, December 31, 2001                                           3,000     267,000         12.96
                                                                      =====     =======



As of December 31, 2001, the 267,000 options outstanding have an exercise price ranging from $9.33 to $20.00 and a weighted average remaining contractual life of 18.0 years. The options granted under the 1997 plan vest at a rate of 20% per year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Table dollar amounts in thousands)

                       40 HORIZON BANCORP & SUBSIDIARIES

NOTE 17--  FAIR VALUES OF FINANCIAL INSTRUMENTS

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

The estimated fair values of financial instruments, as shown below, are not intended to reflect the estimated liquidation or market value of Horizon taken as a whole. The disclosed fair value estimates are limited to Horizon's significant financial instruments at December 31, 2001 and 2000. These include financial instruments recognized as assets and liabilities on the consolidated balance sheet as well as certain off-balance sheet financial instruments. The estimated fair values shown below do not include any valuation of assets and liabilities which are not financial instruments as defined by SFAS No. 107 Disclosures about Fair Value of Financial Instruments, such as the value of real property, the value of core deposit intangibles, the value of mortgage servicing rights, nor the value of anticipated future business.

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

NET LOANS -- The fair value of portfolio loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying amounts of loans held for sale approximate fair value.

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

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTER OF CREDIT -- The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Table dollar amounts in thousands)

                       HORIZON BANCORP & SUBSIDIARIES 41
commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. Due to the short-term nature of these agreements, carrying amounts approximate fair value.

The estimated fair values of Horizon's financial instruments are as follows:


                                                            2001                    2000
                                                   --------------------     ----------------------
                                                   CARRYING       FAIR      CARRYING       FAIR
DECEMBER 31                                         AMOUNT        VALUE       AMOUNT        VALUE
--------------------------------------------------------------------------------------------------
Assets
   Cash and cash equivalents                      $  18,628    $  18,628    $  35,051    $  35,051
   Interest-bearing deposits                            247          247          238          238
   Investment securities available for sale          67,338       67,338       71,375       71,375
   Loans including loans held for sale, net         468,207      470,936      392,951      401,903
   Interest receivable                                3,209        3,209        3,301        3,301
   Stock in FHLB and FRB                              6,738        6,738        6,239        6,239

  Liabilities
   Noninterest-bearing deposits                     43,353        43,353       30,044       30,044
   Interest-bearing deposits                       376,246       379,093      356,304      356,700
   Short-term borrowings                            22,344        22,344       34,148       34,148
   Federal Home Loan Bank advances                 105,293       106,962       75,320       76,123
   Interest payable                                    765           765        1,015        1,015


NOTE 18--  CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

Presented below is condensed financial information as to financial position, results of operations and cash flows of Horizon Bancorp:

Condensed Balance Sheets
DECEMBER 31                                              2001           2000
------------------------------------------------------------------------------
Assets
   Total cash and cash equivalents                     $   210         $   903
   Investment in Bank                                   36,130          32,094
   Investment in Insurance Company                         469             406
   Investment securities, net                                              241
   Dividends receivable from Bank                          300
   Other assets                                            639           1,488
                                                        ------          ------
      Total assets                                     $37,748         $35,132
                                                       =======         =======

  Liabilities

   Short-term borrowings                               $ 2,000         $ 2,750
   Other liabilities                                       805             758


  Equity receivable from contributions and
    dividends to Stock Bonus Plan                                        6,676

  Stockholders' equity                                  34,943          24,948
                                                        ------          ------

      Total liabilities and stockholders' equity       $37,748         $35,132
                                                       =======         =======


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Table dollar amounts in thousands)

                       42 HORIZON BANCORP & SUBSIDIARIES


Condensed Statements of Income
YEAR ENDED DECEMBER 31                                          2001       2000       1999
--------------------------------------------------------------------------------------------
Operating Income (Expense)
 Dividend income from Bank                                    $  600      $2,750      $1,150
 Investment income                                                28          39         115
 Other income                                                     26          44          16
 Interest expense                                               (165)       (224)
 Employee benefit expense                                       (163)       (200)     (2,819)
 Other expense                                                   (35)        (85)       (102)
                                                                 ---         ---        ----

Income (loss) before distributed income of subsidiaries          291       2,324      (1,640)

Undistributed income of subsidiaries                           3,725       1,290         820
                                                               -----       -----         ---

Income (loss) before tax                                       4,016       3,614        (820)

Income tax benefit                                               109         169         466
                                                                 ---         ---         ---

Net income (loss)                                             $4,125      $3,783      $ (354)
                                                              ======      ======      ======




Condensed Statements of Cash Flows
YEAR ENDED DECEMBER 31                                          2001        2000        1999
----------------------------------------------------------------------------------------------
Operating Activities
 Net income (loss)                                             $4,125      $3,783       $ (354)
 Adjustments to reconcile net income (loss)
  to net cash provided by operating activities
  Equity in undistributed net income of Bank                   (3,662)     (1,221)        (912)
  Equity in undistributed net income of Insurance Company         (63)        (55)         (71)
  Distributions in excess of (equity in undistributed)
    net income of The Loan Store                                  (14)        163
  Additional paid-in capital from release of ESOP shares        1,807
  Investment securities gains                                      (2)
  Change in
    Income taxes receivable                                       377         364          744
    Dividends receivable from Bank                               (300)        300          250
    Other assets                                                  445        (412)       5,538
    Other liabilities                                              47        (186)         127
                                                                   --        ----          ---
     Net cash provided by operating activities                    967       2,559        7,292
                                                                  ---       -----        -----

Investing Activities
    Investment in Bank                                                                  (2,500)
    Proceeds from sales of securities available for sale          317
                                                                  ---       -----        -----
     Net cash provided (used) by investing activities             317                   (2,500)
                                                                  ---       -----        -----

Financing Activities
 Dividends paid                                                (1,179)     (1,228)      (1,218)
 Change in short-term borrowings                                 (750)        250        2,500
 Reissuance of treasury stock                                                  60
 Purchase of treasury stock                                       (48)     (1,200)      (7,619)
                                                                  ---       -----        -----
     Net cash used by financing activities                     (1,977)     (2,118)      (6,337)
                                                               ------       -----        -----

Net Change in Cash and Cash Equivalents                          (693)        441       (1,545)

Cash and Cash Equivalents at Beginning of Year                    903         462        2,007
                                                                  ---       -----        -----

Cash and Cash Equivalents at End of Year                        $ 210      $  903       $  462
                                                                =====      ======       ======


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Table dollar amounts in thousands)

                       HORIZON BANCORP & SUBSIDIARIES 43

 NOTE 19--  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table sets forth certain quarterly results for the years ended December 31, 2001 and 2000:


                                                                                                AVERAGE       NET INCOME
                                                                                                 SHARES          PER
                                                 NET          PROVISION                       OUTSTANDING       SHARE
 QUARTER        INTEREST       INTEREST       INTEREST        FOR LOAN           NET          (BASIC AND     (BASIC AND
  ENDED          INCOME         EXPENSE        INCOME          LOSSES           INCOME           DILUTED)      DILUTED)
------------------------------------------------------------------------------------------------------------------------
03-31-01       $ 10,501        $  6,012        $  4,489         $   352         $   938         1,985,943       $ .47
06-30-01         10,443           5,545           4,898             353           1,053         1,985,784         .53
09-30-01          9,850           4,972           4,878             300           1,124         1,985,784         .57
12-31-01          9,983           4,441           5,542             500           1,010         1,984,334         .51
                  -----           -----           -----             ---           -----                           ---
               $ 40,777        $ 20,970        $ 19,807         $ 1,505         $ 4,125         1,985,458       $2.08
               ========        ========        ========         =======         =======                         =====

03-31-00       $  9,896        $  5,442        $  4,454         $   503         $   782         2,066,925       $ .38
06-30-00         10,287           5,453           4,834             502           1,057         2,068,266         .51
09-30-00         10,899           6,174           4,725             503           1,213         2,057,211         .59
12-31-00         10,871           6,230           4,641             502             731         2,002,596         .37
                  -----           -----           -----             ---           -----         ---------         ---
               $ 41,953        $ 23,299        $ 18,654         $ 2,010         $ 3,783         2,048,649       $1.85
               ========        ========        ========         =======         =======         =========       =====




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Table dollar amounts in thousands)

                       44 HORIZON BANCORP & SUBSIDIARIES

Independent Accountants' Report

To the Stockholders and
Board of Directors
Horizon Bancorp
Michigan City, Indiana

We have audited the consolidated balance sheets of Horizon Bancorp as of December 31, 2001 and 2000 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of Horizon's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Horizon Bancorp as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

BKD, LLP
Merrillville, Indiana
February 1, 2002

                         INDEPENDENT ACCOUNTANTS' REPORT

                        HORIZON BANCORP & SUBSIDIARIES 45

Management's Report on Financial Statements

Management is responsible for the preparation and presentation of the financial statements and related notes on the preceding pages. The statements have been prepared in conformity with accounting principles generally accepted in the United States of America appropriate in the circumstances and include amounts that are based on management's best estimates and judgments. Financial information elsewhere in the Annual Report is consistent with that in the consolidated financial statements.

In meeting its responsibility for the accuracy of the consolidated financial statements, management relies on Horizon's system of internal accounting controls. This system is designed to provide reasonable assurance that assets are safeguarded and transactions are properly recorded to permit the preparation of appropriate financial information. The system of internal controls is supplemented by a program of internal audits to independently evaluate the adequacy and application of financial and operating controls and compliance with Company policies and procedures.

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

The consolidated financial statements in the Annual Report have been audited by BKD, LLP, independent public accountants, for 2001, 2000, and 1999. Their audits were conducted in accordance with auditing standards generally accepted in the United States of America and included a consideration of internal accounting controls, tests of accounting records and other audit procedures to the extent necessary to allow them to express their opinion on the fairness of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America.

MANAGEMENT'S REPORT ON FINANCIAL STATEMENTS (Table dollar amounts in thousands)

                       46 HORIZON BANCORP & SUBSIDIARIES

Horizon's Common Stock and Related Stockholders' Matters

Horizon common stock is traded on the NASDAQ SmallCap market under the symbol "HBNC." The following table sets forth, for the periods indicated, the high and low prices per share. Also summarized below are the cash dividends declared by quarter for 2001 and 2000. All amounts in the table have been adjusted for the three-for-one stock split declared October 16, 2001.

                                                 2001
                                    ------------------------------------
                                    COMMON STOCK BID PRICES    DIVIDENDS
                                    -----------------------    DECLARED
                                       HIGH        LOW         PER SHARE
                                     -----------------------------------
First Quarter                        $12.67       $ 9.21         $ .15
Second Quarter                        14.17        12.33           .15
Third Quarter                         14.33        13.50           .15
Fourth Quarter                        23.50        14.17           .15


                                                 2000
                                    ------------------------------------
                                    COMMON STOCK BID PRICES    DIVIDENDS
                                    -----------------------    DECLARED
                                       HIGH        LOW         PER SHARE
                                    ------------------------------------
First Quarter                        $14.00       $10.33         $ .15
Second Quarter                        10.67         9.50           .15
Third Quarter                         10.67         9.58           .15
Fourth Quarter                        10.42         9.17           .15


There can be no assurance as to the amount of future dividends on Horizon common stock since future dividends are subject to the discretion of the Board of Directors, cash needs, general business conditions and dividends from the bank subsidiary.

The approximate number of holders of outstanding common stock, based upon the number of record holders as of December 31, 2001, is 628.

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

            HORIZON'S COMMON STOCK AND RELATED STOCKHOLDERS' MATTERS

                       HORIZON BANCORP & SUBSIDIARIES 47

BOARD OF DIRECTORS                       DIRECTORS EMERITUS

Susan D. Aaron                           John A. Garrettson
Retired Executive                        Retired
                                         Past Chairman of Horizon Bancorp

Dale W. Alspaugh
Chancellor Emeritus                      Larry E. Reed
Purdue University North Central          Retired
                                         Past Chairman of Horizon Bancorp

George R. Averitt(*)
Adjunct Faculty                          Burton B. Ruby
Purdue University North Central          Chairman of Jaymar Ruby, Inc.
Former publisher of the
Michigan City News Dispatch              Executive Officers

                                         Robert C. Dabagia
Robert C. Dabagia                        Chairman
Chairman
Horizon Bancorp                          Craig M. Dwight
                                         President & Chief Executive Officer

Craig M. Dwight
President & Chief Executive Officer      Thomas H. Edwards
Horizon Bancorp                          Executive Vice President

Charley E. Gillispie                     James H. Foglesong
Vice President Administration &          Chief Financial Officer
Valparaiso University
                                         Lawrence J. Mazur
Robert E. McBride, M.D.                  Corporate Secretary
Pathologist
Pathology Consultants, Inc.              Investor Information
                                         For more copies of this report,
Larry N. Middleton                       current stock quotes and other investor
President                                inquiries, call (219) 874-9272.
Century 21 Middleton Company,
                                         TRANSFER AGENT

Peter L. Pairitz                         Registrar and Transfer Company
Business Developer                       10 Commerce Drive
                                         Cranford, New Jersey 07016-3572
Bruce E. Rampage                         1-800-368-5948
President & Chief Executive Officer
St. Anthony Memorial Health

Gene L. Rice
Retired Farmer

Robert E. Swinehart
President & Chief Operating Officer
Emerson Power Transmission Corp.

Spero W. Valavanis
Owner / Architect
Design Organization, Inc.

(*)Director of Horizon Bank only

HORIZON BANCORP
 (Holding Company)

 Robert C. Dabagia
 Chairman

 Craig M. Dwight
 President & Chief Executive Officer

 Thomas H. Edwards
 Executive Vice President

 James H. Foglesong
 Chief Financial Officer

 Lawrence J. Mazur
 Secretary

    SUBSIDIARIES
    HORIZON BANK, N.A.
    (Holding Company Subsidiary)

       Craig M. Dwight
       President & Chief Executive Officer

       Thomas H. Edwards
       Executive Vice President

        HORIZON INSURANCE SERVICES, INC.
        (Bank Subsidiary)

             Robert W. Lindenmeyer
             President

        HORIZON TRUST & INVESTMENT MANAGEMENT, N.A.
        (Bank Subsidiary)

             Lawrence J. Mazur
             President

    HBC INSURANCE GROUP, INC.
    (Holding Company Subsidiary)

       Craig M. Dwight
       President & Chief Executive Officer



                                       49